As filed with the United States Securities and Exchange Commission on April 26, 2021.

Registration No. 333-255143

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
to

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Five Star Bancorp

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	75-3100966 (I.R.S. Employer Identification Number)

3100 Zinfandel Drive Suite 100 Rancho Cordova, CA 95670 (916) 626-5000

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

James Beckwith
President and Chief Executive Officer
Five Star Bancorp
3100 Zinfandel Drive

Suite 650
Rancho Cordova, CA 95670
(916) 626-5000
(Name, address, including zip code and telephone number, including area code, of agent for service)

With copies to:

Frank M. Conner III Christopher J. DeCresce Charlotte May Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001 (202) 662-6000	Steven B. Stokdyk Brent T. Epstein Latham & Watkins LLP 355 South Grand Avenue Suite 100 Los Angeles, California 90071 (213) 485-1234

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, no par value per share	6,054,750	$20.00	$121,095,000	$13,212
(1)	Includes 789,750 shares of common stock that the underwriters have the option to purchase from the registrant in this offering.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	The registrant previously paid $10,910 in connection with the initial filing of the Registration Statement and an additional $2,302 is being paid herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities or accept your offer to buy any of them until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 26, 2021

PRELIMINARY PROSPECTUS

5,265,000 Shares

Common Stock

This prospectus relates to the initial public offering of shares of common stock of Five Star Bancorp, a California corporation and the bank holding company for Five Star Bank, our principal subsidiary and a California state-chartered bank.

We are offering 5,265,000 shares of our common stock. Prior to this offering, there has been no public market for our common stock. We currently expect the initial public offering price per share of our common stock to be between $18.00 and $20.00. We have applied to list our common stock on the Nasdaq Global Select Market under the symbol “FSBC.”

In connection with the termination of our status as an S Corporation, we intend to use a portion of the net proceeds to us from this offering to fund a cash distribution to our existing shareholders, following the completion of this offering, in an amount equal to the balance of our federal accumulated adjustments account for federal income tax purposes. This amount is generally the cumulative amount of our taxable income that has been included in the taxable income of our shareholders but not yet distributed to them prior to the completion of this offering and is estimated to be $27.0 million. See the section entitled “Use of Proceeds.”

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as a result, are subject to reduced public company disclosure standards. See the section entitled “Implications of Being an Emerging Growth Company.”

Investing in our common stock involves risks. See the section entitled “Risk Factors,” beginning on page 24 to read about factors you should consider before investing in our common stock.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds before expenses, to us	$	$

(1)	See the section entitled “Underwriting” for additional information regarding underwriting compensation.

The underwriters have an option to purchase up to an additional 789,750 shares of our common stock at the initial public offering price less the underwriting discount within 30 days of the date of this prospectus.

None of the United States Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not deposits, savings accounts or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency and are subject to investment risks, including the possible loss of the entire amount you invest.

The underwriters expect to deliver the shares of our common stock to purchasers on or about               , 2021, subject to customary closing conditions.

Sole Bookrunner

Keefe, Bruyette & Woods
A Stifel Company

Co-Managers

Stephens Inc.	D.A. Davidson & Co.

The date of this prospectus is               , 2021.

ABOUT THIS PROSPECTUS

In this prospectus, “we,” “our,” “us,” “Five Star Bancorp” or “the Company” refers to Five Star Bancorp, a California corporation, and our consolidated subsidiaries, including Five Star Bank, a California state-chartered bank, unless the context indicates that we refer only to the parent company, Five Star Bancorp. In this prospectus, the “Bank” refers to Five Star Bank, our banking subsidiary.

Neither we nor the underwriters have authorized anyone to provide you with different or additional information other than what is contained in this prospectus and in the registration statement of which this prospectus forms a part. Neither we nor the underwriters take responsibility for, or can provide any assurance as to the reliability of, any different or additional information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and growth prospects may have changed since that date. Any references to our website herein are not intended to be active links and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the United States Securities and Exchange Commission, or the SEC.

You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

Our and the Bank’s logos and other trademarks referred to and included in this prospectus belong to us. Solely for convenience, we refer to our trademarks in this prospectus without the “®”, “SM” or the “TM” symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus, if any, are the property of their respective owners, although for presentation convenience we may not use the “®”, “SM” or the “TM” symbols to identify such trademarks.

S CORPORATION STATUS

Since our inception, we have elected to be taxed for U.S. federal income tax purposes as an S Corporation under the provisions of Sections 1361 through 1379 of the Internal Revenue Code of 1986, as amended, or the Code. As a result, our earnings have not been subject to, and we have not paid, U.S. federal income tax, and no provision or liability for U.S. federal income tax has been included in our consolidated financial statements. Instead, for U.S. federal income tax purposes our taxable income is “passed through” to our shareholders. Unless specifically noted otherwise, no amount of our consolidated net income or our earnings per share presented in this prospectus, including in our consolidated financial statements and the accompanying notes appearing in this prospectus, reflects any provision for or accrual of any expense for U.S. federal income tax liability for any period presented. In connection with this offering, our status as an S Corporation will terminate. Thereafter, our taxable earnings will be subject to U.S. federal income tax and we will bear the liability for those taxes.

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INDUSTRY AND MARKET DATA

This prospectus includes statistical and other industry and market data that we obtained from government reports and other third-party sources. Our internal data, estimates and forecasts are based on information obtained from government reports, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that this information (including the industry publications and third party research, surveys and studies) is accurate and reliable, we have not independently verified such information. In addition, estimates, forecasts and assumptions are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” and elsewhere in this prospectus. Finally, forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of other significant requirements that are otherwise generally applicable to other public companies. Among other factors, as an emerging growth company:

•	we may present only two years of audited financial statements and discuss only our results of operations for two years in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
•	we are exempt from the requirement to provide an opinion from our auditors on the design and operating effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;
•	we may choose not to comply with any new requirements adopted by the Public Company Accounting Oversight Board, or PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and our audited financial statements;
•	we are permitted to provide less extensive disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we are not required to include a compensation discussion and analysis and other disclosure regarding our executive compensation in this prospectus; and
•	we are not required to hold nonbinding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions for up to five years unless we earlier cease to qualify as an emerging growth company. We would cease to be an emerging growth company upon the earliest of: (i) the first fiscal year following the fifth anniversary of this offering; (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more; (iii) the date on which we have during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We have elected to adopt the reduced disclosure requirements described above regarding the number of periods for which we are providing audited financial statements and selected financial data, and our executive compensation arrangements for purposes of the registration statement of which this prospectus is a part. In addition, we expect to take advantage of the reduced reporting and other requirements under the JOBS Act with respect to the periodic reports we will file with the SEC and proxy statements that we use to solicit proxies from our shareholders. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you invest.

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The JOBS Act exempts emerging growth companies from compliance with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement declared effective under the Securities Act of 1933, as amended, or the Securities Act, or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of this extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make our consolidated financial statements not comparable with those of a public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period because of the potential differences in accounting standards used. We cannot predict if investors will find our common stock less attractive as a result of our election to rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

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PROSPECTUS SUMMARY

This summary highlights selected information contained in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and the accompanying notes included in this prospectus.

Company Overview

Headquartered in the greater Sacramento metropolitan area of California, we are a bank holding company that operates through our wholly owned subsidiary, Five Star Bank, or the Bank, a California state-chartered bank. We provide a broad range of banking products and services to small and medium-sized businesses, professionals, and individuals primarily in Northern California through seven branch offices and two loan production offices. Our mission is to strive to become the top business bank in all markets we serve through exceptional service, deep connectivity and customer empathy. We are dedicated to serving real estate, agricultural, faith based and small to medium-sized enterprises. We aim to consistently deliver value that meets or exceeds expectations of our shareholders, customers, employees, business partners and community. In summary, we refer to our mission as “purpose-driven and integrity-centered banking.” As of December 31, 2020, we had total assets of $2.0 billion, total loans of $1.5 billion and total deposits of $1.8 billion.

We were organized as an S Corporation in 1999 by a group of long-time, Sacramento-based entrepreneurs deeply invested in the community who envisioned a community business bank that would provide the kind of exceptional banking services they desired themselves. A leader of the founding group was Marvin “Buzz” Oates, a decorated World War II veteran and widely recognized commercial real estate developer. We believe that our board of directors’ vision for the Bank coupled with its diverse business acumen and community engagement have contributed materially to the development of our expansive referral network and recognition as a committed leader to the economic development of our market. We further believe that these attributes have built a foundation for continuing growth and profitability.

We have experienced significant growth as reflected by a compound annual growth rate, or CAGR, of 23.5% in total assets, 23.8% in total loans, 23.7% in total deposits and 31.2% in noninterest-bearing, or NIB, deposits from 2016 to 2020. We believe that our operating model has resulted in strong profitability, with C Corporation return on average assets, or ROAA C-Corp, of 1.42% and C Corporation return on average equity, or ROAE C-Corp, of 22.75% in 2020. Since 2016, our market share of the total deposits in the Sacramento area has more than doubled, according to the Federal Deposit Insurance Corporation, or FDIC, Deposit Market Share Reports. We believe that our market growth confirms the quality of the purpose-driven and integrity-centered banking that we strive to deliver to our customers.

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In connection with this offering, we intend to terminate our S Corporation status. We calculate ROAA C-Corp and ROAE C-Corp by using a combined statutory tax rate for federal and state income taxes of 42.00% prior to January 1, 2018 and 29.56% after January 1, 2018.

While we were initially founded to support owner-occupied and investor-owned commercial real estate, we have expanded our product offerings, services and expertise to additional industry sectors to meet client demand. Our primary focus remains commercial real estate lending including commercial secured lending. We are a strong commercial real estate mini-perm lender across several commercial real estate asset classes, and we have strong asset-backed lending capabilities. We emphasize the depth and scope of our market knowledge and focus on connectivity and a relationship-based banking approach to ensure client expectations are met or exceeded. We coordinate and target loan opportunities with a team of 18 business development officers who are supported by relationship managers who ensure each client receives “Five Star” service and we support the business development officers to scale their business in an efficient manner. Business development officers are incentivized to develop deep customer relationships and make all of our products, services and expertise available. Our business development officers are held to account with regular tracking of their business development efforts and achievement relative to their target requirements. This approach creates efficiency in the client acquisition and

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loan approval processes. We have maintained a stable net interest margin over the past five years by successfully competing in our market and effectively managing our earning assets and funding sources while limiting credit risk and interest rate sensitivity. Net interest margin is net interest income divided by total interest-earning assets.

Detailed breakdowns of our loan portfolio for our loans held for investment, or HFI, as of December 31, 2020 are below.

Note: “CML” means “Commercial,” “CRE” means “Commercial Real Estate,” “NOO” means “Non-Owner Occupied,” “OO” means “Owner Occupied” and “RE” means “Real Estate.”

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Additionally, our lending relationships are conditioned on the client maintaining a deposit relationship with us. Our deposit composition as of December 31, 2020 was as follows:

Our loan origination effort works together with disciplined credit administration and risk management with oversight from our management and board of directors. Our team has a proven track record of strong asset quality through various economic cycles. We also have a long history of working together in a synergistic and collaborative manner that we believe contributes to sound practices that benefit asset quality. We extend credit through a well-informed origination effort, coupled with regional underwriting support with oversight by a two-tiered loan committee system: a Management Loan Committee, which meets once a week, and a Director Loan Committee, which meets twice a month. This frequency of loan committee review promotes our certainty of execution and speed-to-serve. This structure helps us mitigate risk by making well-informed credit decisions, structuring loans in a manner that best suit our clients’ needs and minimizing loan loss exposure by mentoring junior members of our team to develop institutional knowledge of our clients. Although we have experienced relatively low levels of loan losses, we have maintained our discipline of having an appropriate allowance for loan losses. As of December 31, 2020, our allowance for loan losses, or ALLL, to total loans HFI, was 1.47% and our allowance for loan losses to nonperforming loans was 4,909.07%. Our ratio of nonperforming assets, or NPAs, to total assets was 0.02% and net charge-offs, or NCOs, as a percent of average loans was 0.12% for the year ended December 31, 2020. Through our loan committees, we maintain a multi-faceted loan monitoring process that regularly evaluates loan grading and monitoring systems.

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We have built a culture focused on prudent expense management. We believe efficiency and operating leverage are key drivers of operating performance and profitability. Our operating leverage and operating performance are driven by our focus on larger, more sophisticated customers and the ability of our professionals to manage high volumes of assets. This ability is aided by our extensive use of what we believe to be best-in-class customer management software. Despite our growth and increasing regulatory and compliance costs, we have successfully maintained low expense ratios. For the year ended December 31, 2020, we reported noninterest expense (or operating expense) of $28.3 million, operating revenue of $74.5 million and adjusted operating revenue of $73.1 million. This resulted in an efficiency ratio of 37.92% and noninterest expense to average assets ratio of 1.53% for the year ended December 31, 2020. Efficiency ratio is defined as the ratio of noninterest expense to net interest income plus noninterest income. We have achieved a positive operating leverage with a CAGR in operating revenue and adjusted operating revenue of 25.6% and 25.1%, respectively, from 2016 to 2020 and a CAGR in operating expense of 23.7% during the same period. Adjusted operating revenue excludes gains/losses on available for sale securities. Adjusted operating revenue is considered a non-GAAP financial measure. See the section entitled “Non-GAAP Financial Measures” for a reconciliation to the most directly comparable GAAP financial measure. The ratio of our assets to full-time equivalent employees was $13.9 million as of December 31, 2020.

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We have invested heavily in personnel and infrastructure over the last five years and believe we are positioned for continued growth without significant additional investment in the near term. Our strategic focus is to continue to grow organically by leveraging our existing core competencies and positioning our business for success in the evolving banking landscape. In leveraging our core competencies we intend to:

•	continue our organic lending growth in our market through our “purpose-driven and integrity-centered” approach to banking;
•	continue to focus and grow each of the diverse industry clusters throughout our market areas;
•	build upon the strength of our brand to deepen and broaden client relationships and grow our deposit base;
•	attract additional banking professionals with track records of driving revenue growth;
•	maintain our disciplined credit underwriting and robust risk management;
•	enhance our disciplined cost management culture;
•	leverage our technology platform, particularly our relationship with nCino, the provider of our bank operating system, to improve our efficiency; and
•	further engage in the economic development of our communities and market areas.

Competitive Strengths

We believe we have a number of competitive strengths, which include the following:

Experienced Board of Directors and Management Team. Our board of directors and executive officers are founders and key executives of established and profitable companies and own or otherwise control 42.72% of our outstanding common stock as of April 22, 2021. They each have unique business expertise in various industries and are strong local advocates who have contributed to our expansive referral network. Our executive management team is led by James Beckwith, our President and Chief Executive Officer, whose banking career spans nearly 30 years. Mr. Beckwith joined the Bank in 2003 and has enhanced the management team by recruiting financial services professionals who have demonstrated their ability to drive organic growth, improve operating efficiencies and establish a robust risk management framework. Our leadership team has an average of nine years of experience with us and over 19 years of experience in banking. They are supported by an engaged employee base comprised of 138 full-time employees and six part-time employees as of December 31, 2020. Results of the most recent third-party survey of our employee base reflected that we were in the 99th percentile for employee engagement compared to other participating organizations. Our senior management includes highly connected community stewards with most serving on nonprofit boards and/or as active members of economic development organizations.

Proven Organic Growth Capabilities. We have demonstrated an ability to grow our loans and deposits organically. Our team of professionals has been an important driver of our organic growth by developing banking relationships with current and potential clients. We believe the strength of our culture and brand has been the core of our success in attracting talented professionals and banking relationships. We have implemented compensation systems that incentivize our professionals to increase the size of their loan and deposit portfolios and generate fee income while maintaining credit quality.

Attractive Core Deposit Franchise. We have a valuable deposit franchise supported by a substantial level of core deposits and a high level of noninterest-bearing accounts. As of December 31, 2020, 39.0% of our total deposits were noninterest-bearing deposits and none of our deposits were brokered or internet-sourced deposits. We believe our deposit generation is powered by our strong personal service with emphasis on developing the total customer relationship, brand recognition and visibility in our communities.

Scalable and Efficient Operating Model. We have invested in infrastructure and employees to enhance and expand our capabilities and support the growth of our franchise. In particular, we have invested in new technologies to better serve our customer base, compete for new business and improve our operational efficiency. Our investments in personnel include increasing staffing of our credit administration, finance and information technology departments, and developing a full range of commercial and consumer banking

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services. We offer our retail customers internet and mobile banking with peer-to-peer payments. We offer our commercial customers internet banking, remote deposit capture and online treasury management tools. Our investments in technology and infrastructure include an nCino loan origination system, which is a scalable loan origination system and document repository facilitating a loan portfolio that offers fintech-sourced loan opportunities, and Q2 online and mobile banking, which is a scalable online banking and treasury management platform supporting all customer types, and includes Automated Clearing House, wires, positive pay, remote deposit capture, credit cards, bill pay, electronic statements and mobile capture. Our investments in technology and our existing corporate technology infrastructure have provided us with a scalable operating platform and organizational structure that we believe will allow us to continue to improve our operating leverage and allow for future growth without significant additional investments in the near term, as demonstrated through invocation of our pandemic plan during COVID-19. We believe that continued investments in these solutions empower employees, engage customers and broaden our digital service offerings. Our plans for information technology in the future include creating a new data analytics department to design more comprehensive reporting from ancillary solutions and systems to integrate with our core system and establish a control process over certain key reports; establishing a data warehouse to tie together data from key solutions and providers we utilize; and collaborating with fintech firms, vendors and core providers to improve productivity and leverage process automation to attain a competitive advantage.

Market Opportunities. We provide financial services to customers who are predominately small and medium-sized businesses, professionals and individuals residing in the Northern California region. Our principal geographic market is the Roseville/Sacramento/Rancho Cordova/Elk Grove area, which we collectively refer to as the Greater Sacramento Area, and which is the source of approximately 86.3% of our total deposits. The Greater Sacramento Area has a population of approximately 2.6 million, includes two major universities: University of California, Davis and California State University, Sacramento, and serves as the home of the California State Capitol. Commercial banking in the Greater Sacramento Area is dominated by money center institutions, of which the largest six control 74.1% of the Sacramento-Roseville-Folsom metropolitan statistical area, or the Sacramento MSA, market share of deposits as of June 30, 2020. We believe this provides business development opportunities for us to provide a level of service that money center institutions are constrained to replicate to small and medium-sized businesses, professionals and individuals.

Opportunistic Execution. Critical components of our purpose-driven and integrity-centered banking are the responsiveness and certainty of execution that we strive to provide to our customers’ needs. We focus on bringing solutions one customer at a time. We believe that the extraordinary demands of the COVID-19 pandemic and U.S. government encouragement to extend additional loans provided us a unique opportunity to demonstrate our agility in assisting existing and new customers. As of December 31, 2020, we have provided approximately $264.8 million in loans under the Paycheck Protection Program, or PPP, created by the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, passed in March 2020. We provided these loans to 1,124 customers, approximately 35% of which were new customers. Because of our relationship-based banking approach, the influx of new customers contributed to a corresponding increase in deposits in the year ended December 31, 2020. We expect these trends to continue as we extend additional loans under the PPP in 2021.

Our History

Five Star Bank was chartered as a California S Corporation on October 26, 1999 and began operations on December 20, 1999. In 2002, Five Star Bancorp was incorporated in California and subsequently became the bank holding company for Five Star Bank. We have funded our growth since inception with our earnings and capital raises, which have been substantially supported by our founding shareholders and directors. During the past 20 years, we have developed our franchise by growing our asset size to $2.0 billion, opening seven branch offices and two loan production offices and developing a reputation as an institution committed to our clients’ success and the economic development of our market. The chart below sets forth the milestones of our organic growth as well as the recognition we have garnered for our community commitment.

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Our Market

Through Five Star Bank, we provide financial services to customers who are predominately small to medium-sized businesses, professionals and individuals residing in the Northern California region. Our primary loan products are commercial real estate and commercial secured loans. Our primary deposit products are money market, noninterest-bearing and interest checking accounts. We believe our current market areas provide abundant opportunities to continue to grow our client base, increase loans and deposits and expand our overall market share.

The Greater Sacramento Area has a profitable and productive economy driven by the governmental, education, technology, health care, agricultural and manufacturing sectors. While many areas of California have experienced declining populations over the last five years, the region where we operate represents approximately 1.0% of the United States population and is expected to grow by 3.6% and median household income is expected to grow by 13% over the next 5 years, compared to 2.9% and 9.0%, respectively, for the United States as a whole during the same period. California’s unemployment rate was 9.0% in December 2020, compared to 3.9% in December 2019, due in large part to the COVID-19 pandemic. While the unemployment rate has persisted into 2021, as of December 2020 California has regained more than 44% of the 2,615,800 non-farm jobs that were lost due to the COVID-19 pandemic in March and April 2020. We anticipate that unemployment will begin to normalize as businesses reopen, the commercial real estate market recovers and the COVID-19 vaccine is distributed in the coming months.

The Greater Sacramento Area is a large, innovative economy with 2.6 million residents. The region’s growing millennial workforce makes it the third-ranked location in the country (and top-ranked in California) for net millennial migration and the 11th best city for STEM jobs in the nation. Growth of bachelor’s degree holders in the Greater Sacramento area is 60% faster than the rate in the United States as a whole during 2014 to 2019. Additionally, the emerging trend of the work-from-home business model, which has accelerated due to the impact of the COVID-19 pandemic, is driving significant migration within California creating both immediate and long-term economic benefits for the Greater Sacramento Area in particular. A recent study by Redfin, which sampled more than 1.5 million consumers who searched for homes across 87 metro areas nationwide, showed Sacramento as the most popular metro area destination for homebuyers looking to move to a different metro area, with the majority of those homebuyers seeking to relocate from elsewhere in California. A study undertaken by LinkedIn examined where several hundred thousand tech workers in the United States were moving and found that Sacramento is one of the top five destinations in the nation in 2020. These trends are having a positive economic impact in the region and we believe could lead to lasting economic benefit from the increased tech and startup activity.

	Population			Household Income
Metropolitan Statistical Area	2020 Total Population	’16 - ’21 Actual Growth	’21 - ’26 Projected Growth	Median Household Income	’16 - ’21 Actual Growth	’21 - ’26 Projected Growth
Sacramento-Roseville-Folsom, CA	2,369,724	4.7%	3.6%	$74,374	32.1%	13.0%
Redding, CA	179,521	(1.1%)	0.9%	$58,932	40.4%	12.7%
Chico, CA	231,807	(5.1%)	(0.2%)	$54,480	26.0%	12.2%
Yuba City, CA	176,777	4.1%	2.7%	$63,037	23.7%	8.3%
United States of America	330,342,293	2.6%	2.9%	$66,010	22.0%	9.0%

Source: S&P Global. Information as of October 2020.

	Employment		Businesses
State	Unemployment Rate (Oct. 2020)	Net New Jobs	1-19 Employees # of Small Firms	YoY Growth	1-499 Employees # of Small Firms	YoY Growth	Total # of Small Firms	YoY Growth
California	9.0%	214,569	676,913	1.5%	757,458	1.6%	4,131,508	2.7%
United States of America	6.6%	~1.6 million	5,339,918	0.6%	5,976,761	0.7%	31,678,432	3.0%

Source: S&P Global; State Small Business Profiles (U.S. Small Business Administration).

9

Termination of S Corporation Election

We have historically been treated as an S Corporation for U.S. federal income tax purposes, as a result of which, our existing shareholders have been taxed on our net income directly. We have historically made tax distributions to our shareholders that were generally intended to equal the amount of tax our shareholders were required to pay with respect to our net income. We intend to use a portion of the net proceeds to us from this offering to fund a cash distribution to our existing shareholders following the completion of this offering in the amount of $27.0 million. This distribution is intended to represent an estimate of the balance of our federal accumulated adjustments account for federal income tax purposes, which is generally the cumulative amount of our taxable income that has been included in the taxable income of our shareholders but not yet distributed to them, prior to the completion of this offering. This distribution is subject to adjustment as provided in an S Corporation Termination and Tax Sharing Agreement, or the Tax Sharing Agreement, we will enter into with most or all of our existing shareholders to be effective immediately prior to completion of this offering. Following our conversion to a C Corporation, our accumulated adjustments account will no longer be applicable and will be fully paid out to shareholders. We have received consents from the requisite number of our shareholders to terminate our S Corporation election shortly before the completion of this offering. Immediately prior to the completion of this offering, we expect to file such consents to the revocation of our S Corporation election with the Internal Revenue Service, or the IRS, and commence C Corporation status effective as of the date of termination  of our S Corporation election, which is expected to be           , 2021. Thereafter, we will be subject to U.S. federal income taxes and increased state income taxes. The Tax Sharing Agreement also provides for the cash distributions to be made to our existing shareholders described in this prospectus.

In the event of an adjustment to our reported taxable income for periods prior to termination of our S Corporation status, it is possible that our existing shareholders would be liable for additional income taxes for those prior periods. Pursuant to the Tax Sharing Agreement, upon our filing any tax return (amended or otherwise), in the event of any restatement of our taxable income or pursuant to a determination by, or a settlement with, a taxing authority, for any period during which we were an S Corporation, depending on the nature of the adjustment, we may be required to make a payment to our existing shareholders, who accept distribution of the estimated balance of our federal accumulated adjustments account under the Tax Sharing Agreement, in an amount equal to such shareholders’ incremental tax liability (including interest and penalties), which amount may be material. In addition, the Tax Sharing Agreement provides that we will indemnify such shareholders with respect to unpaid income tax liabilities (including interest and penalties) to the extent that such unpaid income tax liabilities are attributable to an adjustment to our taxable income for any period after our S Corporation status terminates. In both cases the amount of the payment will be based on the assumption that our existing shareholders are taxed at the highest federal and state income tax rates applicable to married individuals filing jointly and residing in California for the relevant periods. Our existing shareholders who accept distribution of the estimated balance of our federal accumulated adjustments account under the Tax Sharing Agreement will, severally and not jointly, indemnify us with respect to our unpaid income tax liabilities (including interest and penalties) to the extent that such unpaid income tax liabilities are attributable to a decrease in any such shareholder’s taxable income for any tax period and a corresponding increase in our taxable income for any period (but only to the extent of the amount by which the shareholder’s tax liability is reduced). For a discussion of risks related to the termination of our S Corporation election, see the section entitled “Risk Factors.”

Recent Developments

Our unaudited consolidated financial statements as of and for the three months ended March 31, 2021 are not yet available. The following preliminary unaudited consolidated financial information regarding our performance and financial condition as of and for the three months ended March 31, 2021 is based solely on management’s estimates reflecting preliminary financial information, and remains subject to additional procedures and our consideration of subsequent events, particularly as they relate to material estimates and assumptions used in preparing management’s estimates, which we expect to complete following this offering. These additional procedures could result in material changes to the preliminary financial information set forth below, including as a result of our consideration of subsequent events, particularly as it relates to material estimates and assumptions

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used in preparing management’s estimates for the three months ended March 31, 2021. Our unaudited consolidated financial statements as of and for the three months ended March 31, 2021 may differ materially from our estimates and interim balances indicated below. The following consolidated financial data as of and for the year ended December 31, 2020 is derived from our audited consolidated financial statements, which are included elsewhere in this prospectus.

The preliminary information set forth below is not a complete presentation of our financial results for the three months ended March 31, 2021. The following estimates constitute forward-looking statements and are subject to risks and uncertainties, including those described in the section entitled “Risk Factors.” See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” The following preliminary financial information should be read together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Financial Information” and our audited consolidated financial statements and the related notes to those financial statements that are included elsewhere in this prospectus. There are material limitations with making preliminary estimates of our financial results as of and for the three months ended March 31, 2021 and 2020 prior to the completion of our and our auditors’ financial review procedures for such periods. Our independent registered public accounting firm, Moss Adams LLP, has not audited, reviewed, complied or applied agreed-upon procedures with respect to the preliminary financial information, and as such, does not express an opinion, or any assurance, with respect to this preliminary financial information.

Selected Financial Highlights

•	Assets. Total assets were $2.2 billion as of March 31, 2021, representing a $197.0 million, or 10.1%, increase compared to $2.0 billion as of December 31, 2020 and a $590.8 million, or 37.9%, increase compared to $1.6 billion as of March 31, 2020.

•	Loans. Total loans were $1.5 billion as of March 31, 2021, representing a 2.6% increase from December 31, 2020 and a $278.8 million, or 22.0%, increase from March 31, 2020.

•	Deposits. Total deposits were $2.0 billion as of March 31, 2021, representing a $199.0 million, or 11.2%, increase from December 31, 2020 and a $611.0 million, or 44.5%, increase from March 31, 2020.

•	Shareholders’ Equity. Total shareholders’ equity was $131.4 million as of March 31, 2021, compared to $109.4 million as of March 31, 2020 and $133.8 million as of December 31, 2020. As a result, book value per share was $11.94 as of March 31, 2021 compared to $11.30 as of March 31, 2020 and $12.16 as of December 31, 2020.

•	Net Income. S-Corp net income was $10.3 million for the three months ended March 31, 2021, compared to $7.0 million for the three months ended March 31, 2020. C-Corp net income was $7.5 million for the three months ended March 31, 2021, compared to $5.1 million for the three months ended March 31, 2020. The increase in net income is due to higher net interest income as a result of additional interest and fee income earned on PPP loans, a decline in interest expense as a result of a decrease in our cost of funds to 0.24% for the three months ended March 31, 2021 from 0.83% for the three months ended March 31, 2020 and a decline in our provision for loan losses, which is partially offset by a decline in noninterest income and by higher noninterest expense.

•	Net interest margin. Net interest margin was 3.83% for the three months ended March 31, 2021, compared to 4.02% for the three months ended March 31, 2020.

•	Earnings per share. S-Corp earnings per share was $0.93 for the three months ended March 31, 2021, compared to $0.72 for the three months ended March 31, 2020. C-Corp earnings per share was $0.68 for the three months ended March 31, 2021, compared to $0.53 for the three months ended March 31, 2020.
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•	ROAA. ROAA S-Corp was 2.05% for the three months ended March 31, 2021, compared to 1.93% for the three months ended March 31, 2020. ROAA C-Corp was 1.49% for the three months ended March 31, 2021, compared to 1.41% for the three months ended March 31, 2020.

•	ROAE. ROAE S-Corp was 32.08% for the three months ended March 31, 2021, compared to 26.27% for the three months ended March 31, 2020. ROAE C-Corp was 23.56% for the three months ended March 31, 2021, compared to 19.36% for the three months ended March 31, 2020.

We calculate C-Corp net income, C-Corp earnings per share, ROAA C-Corp and ROAE C-Corp by using a combined statutory tax rate for federal and state income taxes of 29.56%. This calculation reflects only the expected change in our status from an S Corporation and does not give effect to any other transaction.

Since December 31, 2020, we have made aggregate distributions to our existing shareholders of $19.8 million pursuant to dividends declared on January 5, 2021, January 21, 2021 and April 6, 2021. If we gave effect to the payment of such cash dividends, while not giving effect to any other transaction, our pro forma shareholders’ equity would be $122.6 million as of March 31, 2021. In addition, our pro forma book value per share would be $11.14 as of the same date. These cash dividends paid in 2021 exceed net income for the three months ended March 31, 2021 by $9.5 million. Based on the assumed initial public offering price of $19.00, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and estimated offering expenses payable by us, 500,000 shares would have to be sold to pay the $9.5 million balance. If we gave effect to the sale of such 500,000 shares, as of March 31, 2021 our pro forma shareholders’ equity would be $132.1 million, our pro forma book value per share would be $11.48 as of March 31, 2021, and our pro forma S Corporation earnings per share would be $0.89 for the three months then ended.

COVID-19 Developments

On December 27, 2020, Congress passed the Consolidated Appropriations Act, 2021, which provided additional funding for the PPP of approximately $284 billion. In the three months ended March 31, 2021, we provided an additional $109.2 million in PPP loans to 448 customers, approximately 10% of which were new customers.

As of December 31, 2020, 35 loans totaling $41.4 million, or 2.7% of the loan portfolio, were in a COVID-19 deferral period and 304 loans totaling $108.0 million had been in a COVID-19 deferment at some point during 2020 but were not in such deferment as of December 31, 2020. Of the loans that received COVID-19 deferments, only 24 loans had their principal portion deferred to their respective maturities and that some borrowers received a PPP loan that included loan funds to make their interest-only payments.

As of March 31, 2021, three borrowers totaling slightly over $17.0 million in the aggregate were still on a COVID-19 deferment. One borrower is a theater and the other two are faith-based organizations. All loans that ended COVID-19 deferments in the first quarter of 2021 returned to their contractual payment structures prior to the COVID-19 pandemic with no risk rating downgrades to classified nor any Troubled Debt Restructures, and we anticipate that the remaining loans on COVID-19 deferment will return to their pre-COVID-19 contractual payment status after their COVID-19 deferments end.

Corporate Information

Our principal executive office is located at 3100 Zinfandel Drive, Suite 100, Rancho Cordova, CA 95670, and our telephone number is (916) 626-5000. We maintain a website at www.fivestarbank.com. This reference to our website is included for the convenience of investors only and our website and the information contained therein or limited thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

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THE OFFERING

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete description of our common stock, see the section entitled “Description of Capital Stock.”

Issuer	Five Star Bancorp
Common Stock Offered	5,265,000 shares (or 6,054,750 shares including the underwriters’ option to purchase additional shares)
Shares Outstanding After the Offering	16,265,273 shares (or 17,055,023 shares if the underwriters’ option to purchase additional shares is exercised in full)
Price Per Share	We currently expect the initial public offering price per share of our common stock to be between $18.00 and $20.00.
Use of Proceeds

Assuming an initial public offering price of $19.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), we estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $89.9 million, or approximately $103.9 million if the underwriters’ option to purchase additional shares is exercised in full.

We intend to use the net proceeds to us from this offering (i) to fund a cash distribution to our existing shareholders (detailed further below) following the completion of this offering in the amount of $27.0 million (purchasers of our common stock in this offering will not be entitled to receive any portion of this distribution), subject to adjustment as provided in the Tax Sharing Agreement; and (ii) to use the remainder of the net proceeds, which we expect to be approximately $62.9 million, to increase the capital of the Bank in order to support our organic growth strategies, including expanding our overall market share, to strengthen our regulatory capital and for working capital and other general corporate purposes.

Our management will have broad discretion in the application of the net proceeds from this offering to us, and investors will be relying on the judgment of our management regarding the application of the proceeds. See the section entitled “Use of Proceeds.”

Distribution to Our Existing Shareholders

Since December 31, 2020, we have made aggregate distributions to our existing shareholders of $19.8 million pursuant to dividends declared on January 5, 2021, January 21, 2021 and April 6, 2021.

We intend to use a portion of the net proceeds to us from this offering to fund a cash distribution to our existing shareholders following the completion of this offering in the amount of $27.0 million, which is intended to represent an estimate of, generally, the cumulative amount of our taxable income that has been included in the taxable income of our shareholders but not yet distributed to them, prior to the completion of this offering, and subject to adjustment as provided in the Tax Sharing Agreement. Purchasers of our common stock in this offering will not be entitled to receive any portion of this distribution.

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Dividend Policy	The declaration of all future dividends, if any, will be at the discretion of our board of directors and will depend on many factors, including the financial condition, earnings and liquidity requirements applicable to us and the Bank, regulatory constraints, and any other factors that our board of directors deems relevant in making such a determination. Our ability to pay dividends is subject to restrictions under applicable banking laws and regulations. In addition, dividends from the Bank are the principal source of funds for the payment of dividends on our stock. The Bank is subject to certain restrictions under banking laws and regulations that may limit its ability to pay dividends to us. Therefore, there can be no assurance that we will pay any dividends to holders of our stock, or as to the amount of any such dividends.
Exchange Listing	We have applied to list our common stock on the Nasdaq Global Select Market under the symbol “FSBC.”
Directed Share Program	At our request, the underwriters have reserved up to 5% of the shares of our common stock offered by this prospectus for sale, at the initial public offering price, to our directors, officers, principal shareholders, employees, business associates, and related persons who have expressed an interest in purchasing our common stock in this offering. We will offer these shares to the extent permitted under applicable regulations in the United States through a directed share program. See the section entitled “Underwriting—Directed Share Program.”
Risk Factors	Investing in our common stock involves risks. See the sections entitled “Risk Factors,” “Summary of Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of factors that you should carefully consider before making an investment decision.

Unless otherwise noted, references in this prospectus to the number of shares of our common stock outstanding after this offering are based on 11,000,273 shares of our common stock issued and outstanding as of December 31, 2020. Except as otherwise indicated, the information in this prospectus:

•	includes unvested portions of stock awards granted to certain of our executive officers;
•	excludes 1,700,000 shares of our common stock reserved for issuance under the Five Star Bancorp 2021 Equity Incentive Plan, or the Equity Plan;
•	assumes no exercise of the underwriters’ option to purchase additional shares of our common stock;
•	assumes an initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus; and
•	does not attribute to any director, officer, principal shareholder or related person any purchases of shares of our common stock in this offering, including through the directed share program described in the section entitled “Underwriting⸻Directed Share Program.”
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SELECTED HISTORICAL FINANCIAL DATA

The following tables set forth our selected consolidated financial data for the periods ended on and as of the dates indicated. We derived the selected consolidated statements of operations data for the years ended December 31, 2020 and 2019 and the selected consolidated balance sheet data as of December 31, 2020 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. The historical financial information as of and for the years ended December 31, 2018, 2017 and 2016, except for the selected ratios, is derived from our audited financial statements not included in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period.

The selected consolidated financial data below should be read together with, and are qualified by reference to, the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by our consolidated financial statements and related notes included elsewhere in this prospectus. The historical financial information presented below contains financial measures that are not presented in accordance with accounting principles generally accepted in the United States, or GAAP, and which have not been audited. See the section entitled “Non-GAAP Financial Measures.”

	As of and for the years ended,
(Dollars in thousands, except per share amounts)	2020	2019	2018	2017	2016
Income Statement Data
Total interest income	$74,390	$64,678	$50,970	$38,636	$30,234
Total interest expense	9,180	11,635	7,253	3,210	1,778
Net interest income	65,210	53,043	43,717	35,426	28,456
Provision for loan losses	9,000	5,500	4,000	1,500	1,500
Total noninterest income	9,302	5,393	3,819	2,649	1,476
Total noninterest expense	28,257	22,575	20,093	14,445	12,069
Income before income taxes	37,255	30,361	23,443	22,130	16,363
Provision for income taxes	1,327	1,061	815	779	590
Net income	$35,928	$29,300	$22,628	$21,351	$15,773

Pre-tax, pre-provision earnings(1)	$46,255	$35,861	$27,443	$23,630	$17,863

Balance Sheet Data
Cash and cash equivalents	$290,493	$177,366	$203,292	$100,741	$93,993
Securities held to maturity	$7,979	$8,962	$9,448	$9,909	$10,346
Securities available for sale	$114,949	$77,198	$70,228	$74,536	$71,397
Loans held for sale	$4,820	$6,527	$6,315	$3,898	$450
Loans held-for investment(2)	$1,503,159	$1,180,313	$960,231	$771,610	$641,385
Allowance for loan losses	$(22,189)	$(14,915)	$(11,639)	$(9,629)	$(8,344)
Total assets	$1,953,765	$1,479,859	$1,272,090	$972,830	$840,369
Deposits	$1,784,001	$1,311,750	$1,161,394	$864,502	$761,188
FHLB advances	$—	$25,000	$—	$3,748	$—
Subordinated notes	$28,320	$28,253	$24,446	$24,382	$—
Total liabilities	$1,819,990	$1,370,982	$1,191,774	$892,632	$763,749
Total shareholders’ equity	$133,775	$108,877	$80,316	$80,198	$76,620

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	As of and for the years ended,
(Dollars in thousands, except per share amounts)	2020	2019	2018	2017	2016
Selected Per Share Data
Earnings per common share - basic and diluted - S Corp	$3.57	$3.40	$3.08	$2.92	$2.60
Earnings per common share - basic and diluted - C Corp(3)	$2.60	$2.48	$2.24	$1.75	$1.56
Book value per share	$12.16	$11.25	$10.88	$10.93	$10.48
Tangible book value per share(1)	$12.16	$11.25	$10.88	$10.93	$10.48
Common shares outstanding at end of period	11,000,273	9,674,875	7,383,801	7,338,010	7,308,172
Dividends per common share	$2.63	$3.05	$3.05	$2.60	$2.40

Selected Financial Information
Net income - S Corp	$35,928	$29,300	$22,628	$21,351	$15,773
Net income - C Corp(3)	$26,228	$21,374	$16,504	$12,835	$9,491
Return on average:
Assets - S Corp	1.95%	2.15%	1.99%	2.34%	1.99%
Assets - C Corp(3)	1.42%	1.57%	1.45%	1.41%	1.20%
Shareholders’ equity - S Corp	31.16%	31.40%	29.28%	27.80%	24.57%
Shareholders’ equity - C Corp(3)	22.75%	22.91%	21.36%	16.71%	14.78%
Average shareholders’ equity to average assets	6.25%	6.84%	6.80%	8.42%	8.10%
Total shareholders’ equity to total assets	6.85%	7.36%	6.31%	8.24%	9.12%
Tangible shareholders’ equity to tangible assets(1)	6.85%	7.36%	6.31%	8.24%	9.12%
Dividend payout ratio	73.39%	89.69%	99.37%	89.21%	92.06%
Efficiency ratio	37.92%	38.63%	42.27%	37.94%	40.32%
Noninterest income to average assets	0.50%	0.40%	0.34%	0.29%	0.19%
Noninterest expense to average assets	1.53%	1.65%	1.77%	1.58%	1.52%
Net interest margin(4)	3.68%	3.98%	3.93%	3.99%	3.72%
Yield on interest-earning assets	4.20%	4.86%	4.58%	4.35%	3.95%
Yield on loans	4.96%	5.45%	5.28%	4.93%	4.86%
Cost of interest-bearing liabilities	0.78%	1.26%	0.97%	0.55%	0.35%
Net interest income to average assets	3.53%	3.89%	3.85%	3.88%	3.59%
Cost of total deposits	0.54%	0.94%	0.70%	0.39%	0.24%
Loan to deposit ratio	84.5%	90.5%	83.2%	89.7%	84.3%
Noninterest-bearing deposits to total deposits	39.0%	29.5%	28.9%	30.5%	30.9%

Selected Financial Information
Nonperforming loans to loans	0.03%	0.07%	0.22%	0.41%	0.23%
Nonperforming assets to total assets	0.02%	0.05%	0.16%	0.32%	0.18%
Net charge-offs (recoveries) to average loans	0.12%	0.21%	0.23%	0.03%	(0.01)%
Allowance for loan losses to loans held-for-investment(2)	1.47%	1.26%	1.21%	1.25%	1.30%

Capital Ratios(5)
Tier 1 capital to average assets	6.58%	7.51%	6.81%	8.26%	9.66%
Common Equity Tier 1 to RWA	8.98%	8.21%	7.48%	9.32%	10.81%
Tier 1 Capital to RWA	8.98%	8.21%	7.48%	9.32%	10.81%
Total capital to RWA	12.18%	11.52%	10.79%	13.23%	11.97%

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	As of and for the years ended,
(Dollars in thousands, except per share amounts)	2020	2019	2018	2017	2016
Loan Composition
Real estate:
Commercial	$1,002,497	$817,365	$697,958	$561,941	$461,688
Commercial land and development	$10,600	$16,328	$11,053	$8,583	$4,888
Commercial construction	$91,760	$98,989	$37,728	$36,617	$19,987
Residential construction	$11,914	$17,423	$3,590	$4,359	$3,856
Residential	$30,431	$33,572	$36,991	$28,373	$30,712
Farmland	$50,164	$72,090	$55,076	$39,431	$33,969
Commercial:
Secured	$138,676	$106,981	$99,842	$86,455	$71,880
Unsecured	$17,526	$9,549	$4,607	$3,718	$11,000
Paycheck Protection Program	$147,965	$—	$—	$—	$—
Consumer and other	$4,921	$8,945	$14,078	$2,630	$3,636

Deposit Composition
Noninterest-bearing transaction	$695,687	$386,802	$335,257	$263,973	$235,020
Interest-bearing transaction	$146,553	$118,644	$123,835	$106,745	$102,553
Money market and savings	$894,159	$709,794	$602,233	$398,609	$350,289
Time	$47,602	$96,510	$100,069	$95,175	$73,326

*RWA = risk weighted assets

(1)	Considered a non-GAAP financial measure. See the section entitled “Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure. Pre-tax, pre-provision net earnings is defined as net income plus income tax expense and provision for (recapture of) loan losses. The most directly comparable GAAP financial measure is net income. Net tangible book value per share is defined as book value per share less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated. Tangible shareholders’ equity to tangible assets is defined as total shareholders’ equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets as of each of the dates indicated.
(2)	Loans held-for-investment include unamortized deferred fees/costs.
(3)	The Company calculates its C Corporation net income, return on average assets, return on average shareholders’ equity and earnings per common share by using a combined statutory tax rate for federal and state income taxes of 42.00% prior to January 1, 2018 and 29.56% after January 1, 2018. This calculation reflects only the expected change in the Company’s status from an S Corporation and does not give effect to any other transaction.
(4)	Net interest margin is defined as net interest income divided by total interest-earning assets.
(5)	For a discussion of the capital level requirements applicable to us, see the section entitled “Supervision and Regulation—Supervision and Regulation of the Company—Capital Adequacy.”
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NON-GAAP FINANCIAL MEASURES

Some of the financial measures discussed herein, including in our selected historical consolidated financial data, are non-GAAP financial measures. In accordance with SEC rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our statements of income, balance sheets or statements of cash flows.

Adjusted operating revenue, pre-tax, pre-provision net earnings, net tangible book value per share and tangible shareholders’ equity to tangible assets are non-GAAP financial measures. We define “adjusted operating revenue” as operating revenue (net interest income plus noninterest income) minus net gains/losses on sales of securities. The most directly comparable GAAP financial measure is operating revenue. We define “pre-tax, pre-provision net earnings” as net income plus income tax expense and provision for (recapture of) loan losses. The most directly comparable GAAP financial measure is net income. We define “net tangible book value per share” as book value per share less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value and net tangible book value per share is the same as total shareholders’ equity and book value per share as of each of the dates indicated, respectively. We define “tangible shareholders’ equity to tangible assets” as total shareholders’ equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets as of each of the dates indicated.

We believe that these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP. However, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those we use for the non-GAAP financial measures we disclose, but may calculate them differently. You should understand how we and other companies each calculate their non-GAAP financial measures when making comparisons.

The following reconciliation table provides a more detailed analysis of these non-GAAP financial measures along with their most directly comparable financial measures calculated in accordance with GAAP.

	As of and for the years ended,
(Dollars in thousands)	2020	2019	2018	2017	2016
Pre-Tax, Pre-Provision Net Earnings
Net income	$35,928	$29,300	$22,628	$21,351	$15,773
Plus: Provision for income taxes	1,327	1,061	815	779	590
Plus: Provision for loan losses	9,000	5,500	4,000	1,500	1,500
Pre-tax, pre-provision net earnings	$46,255	$35,861	$27,443	$23,630	$17,863

Adjusted Operating Revenue
Net interest income	$65,210	$53,043	$43,717	$35,426	$28,456
Noninterest income	9,302	5,393	3,819	2,649	1,476
Net gains (losses) on sales of securities	(1,438)	66	241	37	(60)
Adjusted operating revenue	$73,074	$58,502	$47,777	$38,112	$29,872
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UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following tables set forth unaudited pro forma condensed financial information for the year ended December 31, 2020, which has been derived from the historical consolidated financial information contained in our consolidated financial statements and related notes included elsewhere in this prospectus and gives effect to the following transactions, or the Transactions:

•	the offering and sale of 5,265,000 shares of our common stock at the assumed initial public offering price per share of $19.00, which is the midpoint of the price range set forth on the cover page of this prospectus, resulting in net proceeds to us, after deducting underwriting discounts and estimated offering expenses payable by us of approximately $89.9 million;
•	cash distributions of $19.8 million in the aggregate to our existing shareholders pursuant to dividends declared on January 5, 2021, January 21, 2021 and April 6, 2021;
•	a cash distribution of $27.0 million to our existing shareholders following the completion of this offering using a portion of the net proceeds of this offering; and
•	termination of our election to be taxed as an S Corporation.

The unaudited pro forma condensed income statement for the year ended December 31, 2020 gives effect to the Transactions as if they occurred on January 1, 2020. The unaudited pro forma condensed balance sheet as of December 31, 2020 gives effect to the Transactions as if they occurred on December 31, 2020.

The historical financial statements have been adjusted in the unaudited pro forma condensed financial information to give effect to transaction accounting adjustments to account for the Transactions.

The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the actual financial position and results of operations had the Transactions been effective at the dates indicated, or of future performance. The unaudited pro forma financial information was prepared using assumptions and information existing at the time of this prospectus, which is subject to change.

The unaudited pro forma condensed financial information should be read together with the historical consolidated financial information contained in our consolidated financial statements and related notes included in this prospectus.

If we gave effect to our planned cash distributions of $46.8 million described above to our existing shareholders while not giving effect to any other transaction, our pro forma shareholders’ equity would be $87.0 million as of December 31, 2020. In addition, our pro forma book value per share would be $7.91 as of the same date. Actual cash dividends for the 12 months ended December 31, 2020 together with the $46.8 million distributions described above to our existing shareholders exceed net income for the 12 months ended December 31, 2020 by $37.2 million. Based on the assumed initial public offering price of $19.00, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and estimated offering expenses payable by us, 2.0 million shares would have to be sold to pay the $37.2 million balance. If we gave effect to the sale of such 2.0 million shares, as of December 31, 2020 our pro forma shareholders’ equity would be $124.2 million, our pro forma book value per share would be $9.58 as of December 31, 2020, and if we gave effect to the sale of such shares as of January 1, 2020, our pro forma earnings per share would be $2.99 for the 12 months ended December 31, 2020.

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Five Star Bancorp and Subsidiaries

Unaudited Pro Forma Condensed Balance Sheet

As of December 31, 2020

	Historical			Pro Forma
(Dollars in thousands)	As of December 31, 2020	Transaction Accounting Adjustment		As of December 31, 2020
ASSETS
Cash and due from financial institutions	$46,028	$89,912	(1)	$89,132
		(46,808	)(2)
Interest-bearing deposits in bank	244,465			244,465
Cash and cash equivalents	290,493	43,104		333,597
Time deposits in banks	23,705			23,705
Securities - available for sale, at fair value	114,949			114,949
Securities - held to maturity, at cost	7,979			7,979
Loans held for sale	4,820			4,820
Loans, net	1,480,970			1,480,970
Federal Home Loan Bank stock	6,232			6,232
Premises and equipment, net	1,663			1,663
Bank owned life insurance	8,662			8,662
Interest receivable and other assets	14,292	4,713	(3)	19,005
Total assets	$1,953,765	$47,817		$2,001,582

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$695,687			$695,687
Interest-bearing	1,088,314			1,088,314
Total deposits	1,784,001	—		1,784,001
Subordinated notes, net	28,320			28,320
Interest payable and other liabilities	7,669			7,669
Total liabilities	1,819,990	—		1,819,990

Common stock, no par value; 50,000,000 shares authorized; 11,000,273 shares issued and outstanding – historical; and 16,265,273 shares issued and outstanding – pro forma	110,082	89,912	(1)	180,247
		(19,747	)(4)
Retained earnings	22,348	(46,808	)(2)	—
		4,713	(3)
		19,747	(4)
Accumulated other comprehensive income, net	1,345			1,345
Total shareholders’ equity	133,775	47,817		181,592
Total liabilities and shareholders’ equity	$1,953,765	$47,817		$2,001,582
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Notes to the unaudited pro forma condensed balance sheet as of December 31, 2020

(1)	Reflects the sale of 5,265,000 shares of our common stock at an estimated price of $19.00 per share, which is the midpoint of the price range on the cover of this prospectus, after underwriting discounts and commissions and estimated offering expenses.
(2)	Reflects payments of (i) cash distributions of $19.8 million in the aggregate to our existing shareholders pursuant to dividends declared on January 5, 2021, January 21, 2021 and April 6, 2021; and (ii) a $27.0 million cash distribution to our existing shareholders using a portion of the net proceeds from this offering.
(3)	Reflects the increase in our net deferred tax assets and a corresponding increase in equity of $4.7 million at December 31, 2020 giving effect for the termination of our status as a S Corporation.
(4)	Reflects reclassification of retained deficit, given effect of the planned cash distribution of the accumulated adjustments account of $27.0 million following the completion of this offering to our existing shareholders, in excess of distributions, to common stock.
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Five Star Bancorp and Subsidiaries

Unaudited Pro Forma Condensed Statement of Income

For the Year Ended December 31, 2020

	For the year ended December 31, 2020
(Dollars in thousands)	Historical	Transaction Accounting Adjustment		Pro Forma
INCOME STATEMENT
Interest and dividend income
Loans, including fees	$71,405			$71,405
Taxable securities	1,287			1,287
Nontaxable securities	500			500
Interest-bearing deposits in other banks	1,198			1,198
	74,390	—		74,390
Interest expense
Deposits	7,407			7,407
Subordinated notes	1,773			1,773
	9,180	—		9,180
Net interest income	65,210	—		65,210
Provision for loan losses	9,000	—		9,000
Net interest income after provision for loan losses	56,210	—		56,210
Noninterest income	9,302			9,302
Noninterest expense	28,257			28,257
Income before provision for income taxes	37,255	—		37,255
Provision for income taxes	1,327	(4,036	)(1)	6,977
		9,686	(2)
Net income	$35,928	$5,650		$30,278

Basic and diluted earnings per share	$3.57			$1.98
Weighted average common shares outstanding - basic and diluted	10,063,183	5,265,000	(3)	15,328,183

Notes to the unaudited pro forma statement of income as of December 31, 2020

(1)	Reflects the increase in our net deferred tax asset and a corresponding decrease in tax expense of $4.0 million at January 1, 2020 giving effect for the termination of our status as a S Corporation.
(2)	Reflects tax provision giving effect for the termination of our status as a S Corporation. We calculate our pro forma tax provision by adding back our S Corporation franchise tax to net income and using a combined effective tax rate for Federal and California income taxes of 29.56%.
(3)	Reflects the offering and sale of 5,265,000 shares of our common stock at an estimated price of $19.00 per share, which is the midpoint of the price range on the cover of this prospectus, after underwriting discounts and commissions and estimated offering expenses. For purposes of the pro forma calculation of earnings per share, the shares are considered issued and outstanding as of January 1, 2020.
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SUMMARY OF RISK FACTORS

This offering involves various risks, and the following is a summary of some of these risks. You should carefully read and consider the matters discussed in the section entitled “Risk Factors” for a more thorough description of these and other risks.

•	We are subject to risks associated with the COVID-19 pandemic, which could have an adverse effect on our business, financial condition and results of operations.
•	Our business and operations are concentrated in Northern California and we are sensitive to adverse changes in the local economy.
•	We operate in a highly competitive market and face increasing competition from traditional and new financial services providers.
•	We are subject to the various risks associated with our banking business and operations, including, among others, credit, market, liquidity, interest rate and compliance risks, which may have an adverse effect on our business, financial condition and results of operations if we are unable to manage such risks.
•	We may be unable to effectively manage our growth, which could have an adverse effect on our business, financial condition and results of operations.
•	We operate in a highly regulated industry, and the current regulatory framework and any future legislative and regulatory changes, may have an adverse effect on our business, financial condition and results of operations.
•	We are subject to regulatory requirements, including stringent capital requirements, consumer protection laws, and anti-money laundering laws, and failure to comply with these requirements could have an adverse effect on our business, financial condition and results of operations.
•	We are subject to laws regarding privacy, information security and protection of personal information and any violation of these laws or incidents involving personal, confidential or proprietary information of individuals, including, among others, system failures or cybersecurity breaches of our network security, could damage our reputation and otherwise adversely affect our business, financial condition and results of operation.
•	We are terminating our status as an S Corporation for federal income tax purposes in connection with this offering and may be subject to claims from taxing authorities related to our prior S Corporation status.
•	Our charter documents contain certain provisions, including anti-takeover and exclusive forum provisions, that limit the ability of our shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.
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RISK FACTORS

An investment in our common stock involves a significant degree of risk. The material risks and uncertainties that management believes affect us are described below. Before you decide to invest in our common stock, you should carefully read and consider the risk factors described below as well as the other information included in this prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus. Any of these risks, if they are realized, could have an adverse effect on our business, financial condition and results of operations, and consequently, the value of our common stock. In any such case, you could lose all or a portion of your original investment. Further, additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also adversely affect us. This prospectus also contains forward-looking statements that involve risks and uncertainties. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

Our business and operations are concentrated in California, specifically Northern California, and we are more sensitive than our more geographically diversified competitors to adverse changes in the local economy.

Unlike many of our larger competitors that maintain significant operations located outside our market, substantially all of our customers are individuals and businesses located and doing business in the state of California. As of December 31, 2020, approximately 83.9% of our real estate loans measured by dollar amount were secured by collateral located in California, substantially all of which is in Northern California. Therefore, our success will depend upon the general economic conditions and real estate activity in these areas, which we cannot predict with certainty. As a result, our operations and profitability may be more adversely affected by a local economic downturn than those of large, more geographically diverse competitors. A downturn in the local economy could make it more difficult for our borrowers to repay their loans, may lead to loan losses that are not offset by operations in other markets, and may also reduce the ability of depositors to make or maintain deposits with us. In addition, businesses operating in Northern California, and Sacramento in particular, depend on California state government employees for business, and reduced spending activity by such employees in the event of furloughing or termination of such employees could have an adverse impact on the success or failure of these businesses, some of which are current or could become future customers of the Bank. For these reasons, any regional or local economic downturn could have an adverse effect on our business, financial condition and results of operations.

The small to medium-sized businesses to which we lend may have fewer resources to weather adverse business developments, which may impair a borrower’s ability to repay a loan.

We target our business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities, frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete, and may experience substantial volatility in operating results, any of which may impair their ability as a borrower to repay a loan. These factors may be especially true given the effects of the COVID-19 pandemic. In addition, the success of small and medium-sized businesses often depends on the management skills, talents and efforts of one or two people or a small group of people, and the death, disability or resignation of one or more of these people could have an adverse impact on the business and its ability to repay its loan. If general economic conditions negatively impact the markets in which we operate or any of our borrowers otherwise are affected by adverse business developments, our small to medium-sized borrowers may be disproportionately affected and their ability to repay outstanding loans may be negatively affected, resulting in an adverse effect on our business, financial condition and results of operations.

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Our business is significantly dependent on the real estate markets in which we operate, as a significant percentage of our loan portfolio is secured by real estate.

As of December 31, 2020, approximately 79.2% of our loan portfolio was comprised of loans with real estate as a primary or secondary component of collateral, with substantially all of these real estate loans concentrated in Northern California. Real property values in our market may be different from, and in some instances worse than, real property values in other markets or in the United States as a whole and may be affected by a variety of factors outside of our control and the control of our borrowers, including national and local economic conditions, generally. Declines in real estate values, including prices for homes and commercial properties, could result in a deterioration of the credit quality of our borrowers, an increase in the number of loan delinquencies, defaults and charge-offs, and reduced demand for our products and services, generally. Our commercial real estate loans may have a greater risk of loss than residential mortgage loans, in part because these loans are generally larger or more complex to underwrite. In particular, real estate construction and acquisition and development loans have risks not present in other types of loans, including risks associated with construction cost overruns, project completion risk, general contractor credit risk and risks associated with the ultimate sale or use of the completed construction. In addition, declines in real property values in California could reduce the value of any collateral we realize following a default on these loans and could adversely affect our ability to continue to grow our loan portfolio consistent with our underwriting standards. We may have to foreclose on real estate assets if borrowers default on their loans, in which case we are required to record the related asset to the then fair market value of the collateral, which may ultimately result in a loss. An increase in the level of nonperforming assets increases our risk profile and may affect the capital levels regulators believe are appropriate in light of the ensuing risk profile. Our failure to effectively mitigate these risks could have an adverse effect on our business, financial condition and results of operations.

We are subject to interest rate risk, which could adversely affect our profitability.

Our profitability, like that of most financial institutions of our type, depends to a large extent on our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and investment securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowings. Changes in interest rates can increase or decrease our net interest income, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes.

Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Board of Governors of the Federal Reserve System, or the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the interest we pay on deposits and borrowings, but such changes could affect our ability to originate loans and obtain deposits, the fair value of our financial assets and liabilities, and the average duration of our assets and liabilities. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings. Any substantial, unexpected or prolonged change in market interest rates could have an adverse effect on our business, financial condition and results of operations. As of December 31, 2020, 75.3% of our earning assets and 95.7% of our interest-bearing liabilities were variable rate, where our variable rate liabilities reprice at a slower rate than our variable rate assets. Our interest sensitivity profile was asset sensitive as of December 31, 2020.

In addition, an increase in interest rates could also have a negative impact on our results of operations by reducing the demand for loans, decreasing the ability of borrowers to repay their current loan obligations, and increase early withdrawals on term deposits. These circumstances could not only result in increased loan defaults, foreclosures and charge-offs, but also reduce collateral values and necessitate further increases to the allowance for loan losses, which could have an adverse effect on our business, financial condition and results of operations. The Federal Reserve has indicated that it will maintain the target range for the federal funds rate at low levels

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for some time to come, but changes to the target range are unpredictable. A decrease in the general level of interest rates, including the Federal Reserve’s sharp reduction in interest rates in response to the economic and financial effects of the COVID-19 pandemic, may affect us through, among other things, increased prepayments on our loan portfolio, and our cost of funds may not fall as quickly as yields on earning assets. Our asset-liability management strategy may not be effective in mitigating exposure to the risks related to changes in market interest rates.

We operate in a highly competitive market and face increasing competition from a variety of traditional and new financial services providers.

We have many competitors. Our principal competitors are commercial and community banks, credit unions, savings and loan associations, mortgage banking firms and online mortgage lenders and consumer finance companies, including large national financial institutions that operate in our market. Many of these competitors are larger than us, have significantly more resources, greater brand recognition and more extensive and established branch networks or geographic footprints than we do, and may be able to attract customers more effectively than we can. Because of their scale, many of these competitors can be more aggressive than we can on loan and deposit pricing, and may better afford and make broader use of media advertising, support services and electronic technology than we do. Also, many of our non-bank competitors have fewer regulatory constraints and may have lower cost structures. We compete with these other financial institutions both in attracting deposits and making loans. We expect competition to continue to increase as a result of legislative, regulatory and technological changes, the continuing trend of consolidation in the financial services industry and the emergence of alternative banking sources. Our profitability in large part depends upon our continued ability to compete successfully with traditional and new financial services providers, some of which maintain a physical presence in our market and others of which maintain only a virtual presence. Increased competition could require us to increase the rates we pay on deposits or lower the rates that we offer on loans, which could reduce our profitability.

Additionally, like many of our competitors, we rely on customer deposits as our primary source of funding for our lending activities, and we continue to seek and compete for customer deposits to maintain this funding base. Our future growth will largely depend on our ability to retain and grow our deposit base. As of December 31, 2020, we had $1.8 billion in deposits and a loan to deposit ratio of 84.5%. As of the same date, using deposit account related information such as tax identification numbers, account vesting and account size, we estimated that $1.1 billion of our deposits exceeded the insurance limits established by the FDIC. Additionally, we have $287.3 million of governmental deposits secured by collateral. Although we have historically maintained a high deposit customer retention rate, these deposits are subject to potentially dramatic fluctuations in availability or price due to certain factors outside of our control, such as increasing competitive pressures for deposits, changes in interest rates and returns on other investment classes, customer perceptions of our financial health and general reputation, or a loss of confidence by customers in us or the banking sector generally, which could result in significant outflows of deposits within short periods of time or significant changes in pricing necessary to maintain current customer deposits or attract additional deposits. Additionally, any such loss of funds could result in lower loan originations, which could have an adverse effect on our business, financial condition and results of operations. Our failure to compete effectively in our market could restrain our growth or cause us to lose market share, which could have an adverse effect on our business, financial condition and results of operations.

Failure to keep up with the rapid technological changes in the financial services industry could have an adverse effect on our competitive position and profitability.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements than we have. We may not be able to implement new technology-driven products and services effectively or be successful in marketing these products

26

and services to our customers. Failure to keep pace successfully with technological change affecting the financial services industry could harm our ability to compete effectively and could have an adverse effect on our business, financial condition and results of operations. As these technologies improve in the future, we may be required to make significant capital expenditures in order to remain competitive, which may increase our overall expenses and have an adverse effect on our business, financial condition and results of operations.

We are dependent on the use of data and modeling in both our management’s decision-making generally and in meeting regulatory expectations in particular.

The use of statistical and quantitative models and other quantitatively-based analyses is endemic to bank decision making and regulatory compliance processes, and the employment of such analyses is becoming increasingly widespread in our operations. Liquidity stress testing, interest rate sensitivity analysis, allowance for loan loss measurement, portfolio stress testing and the identification of possible violations of anti-money laundering regulations are examples of areas in which we are dependent on models and the data that underlie them. We anticipate that model-derived insights will be used more widely in our decision making in the future. While these quantitative techniques and approaches improve our decision making, they also create the possibility that faulty data or flawed quantitative approaches could yield adverse outcomes or regulatory scrutiny. Secondarily, because of the complexity inherent in these approaches, misunderstanding or misuse of their outputs could similarly result in suboptimal decision making, which could have an adverse effect on our business, financial condition and results of operations.

We may not be able to measure and limit our credit risk adequately, which could adversely affect our profitability.

Our business depends on our ability to successfully measure and manage credit risk. As a lender, we are exposed to the risk that the principal of, or interest on, a loan will not be paid timely or at all or that the value of any collateral supporting a loan will be insufficient to cover our outstanding exposure. In addition, we are exposed to risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual loans and borrowers. The creditworthiness of a borrower is affected by many factors, including local market conditions and general economic conditions. Many of our loans are made to small to medium-sized businesses that are less able to withstand competitive, economic and financial pressures than larger borrowers. If the overall economic climate in the United States, generally, or in our market specifically, experiences material disruption, particularly due to the continuing effects of the COVID-19 pandemic, our borrowers may experience difficulties in repaying their loans, the collateral we hold may decrease in value or become illiquid, and the level of nonperforming loans, charge-offs and delinquencies could rise and require significant additional provisions for loan losses. Additional factors related to the credit quality of multifamily residential, real estate construction and other commercial real estate loans include the quality of management of the business and tenant vacancy rates.

Our risk management practices, such as monitoring the concentration of our loans within specific markets and our credit approval, review and administrative practices, may not adequately reduce credit risk, and our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting customers and the quality of the loan portfolio. A failure to effectively measure and limit the credit risk associated with our loan portfolio may result in loan defaults, foreclosures and additional charge-offs, and may necessitate that we significantly increase our allowance for loan losses, each of which could adversely affect our net income. As a result, our inability to successfully manage credit risk could have an adverse effect on our business, financial condition and results of operations.

We are exposed to higher credit risk by our commercial real estate and commercial land development loans.

Commercial real estate, commercial land and construction, commercial construction and farmland based lending usually involve higher credit risks than other types of mortgage loans. As of December 31, 2020, the following loan types accounted for the stated percentages of our loan portfolio: commercial real estate (both

27

owner-occupied and non-owner occupied)—66.3%; and commercial land and construction—6.8%. These types of loans also involve larger loan balances to a single borrower or groups of related borrowers. These higher credit risks are further heightened when the loans are concentrated in a small number of larger borrowers leading to relationship exposure.

Non-owner occupied commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends on successful development of their properties, in addition to the factors affecting residential real estate borrowers. These loans also involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or sell the underlying property in a timely manner.

Banking regulators closely supervise banks’ commercial real estate lending activities, and may require banks with higher levels of commercial real estate loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures.

Commercial land development loans and owner-occupied commercial real estate loans are typically based on the borrowers’ ability to repay the loans from the cash flow of their businesses. These loans may involve greater risk because the availability of funds to repay each loan depends substantially on the success of the business itself. In addition, the assets securing the loans have the following characteristics: (i) they depreciate over time, (ii) they are difficult to appraise and liquidate, and (iii) they fluctuate in value based on the success of the business.

Commercial real estate loans, commercial and industrial loans and construction loans are more susceptible to a risk of loss during a downturn in the business cycle. In particular, the COVID-19 pandemic could have adverse effects on our loans for office and hospitality space, which are dependent for repayment on the successful operation and management of the associated commercial real estate. Our underwriting, review and monitoring cannot eliminate all of the risks related to these loans.

We also make both secured and unsecured loans to our commercial clients. Secured commercial loans are generally collateralized by real estate, accounts receivable, inventory, equipment or other assets owned by the borrower or may include a personal guaranty of the business owner. Unsecured loans generally involve a higher degree of risk of loss than do secure loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Because of this lack of collateral, we are limited in our ability to collect on defaulted unsecured loans. Furthermore, the collateral that secures our secured commercial and industrial loans typically includes inventory, accounts receivable and equipment, which if the business is unsuccessful, usually has a value that is insufficient to satisfy the loan without a loss.

Real estate construction loans are based upon estimates of costs and values associated with the complete project. These estimates may be inaccurate, and we may be exposed to significant losses on loans for these projects.

As of December 31, 2020, real estate construction loans comprised 6.9% of our total loan portfolio and such lending involves additional risks because funds are advanced based on the security of the project, which is of uncertain value prior to its completion, and costs may exceed realizable values in declining real estate markets. Because of the uncertainties inherent in estimating construction costs and the realizable market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of the completed project proves to be overstated or market values or rental rates decline, we may have inadequate security for the repayment of the loan upon completion of construction of the project. If we are forced to foreclose on a project

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prior to or at completion due to a default, we may not be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, we may be required to fund additional amounts to complete the project and may have to hold the property for an unspecified period of time while we attempt to dispose of it.

The non-guaranteed portion of SBA loans that we retain on our balance sheet as well as the guaranteed portion of SBA loans that we sell could expose us to various credit and default risks.

As of December 31, 2020, our total commercial U.S. Small Business Administration, or SBA, portfolio HFI, excluding PPP loans, was $51.2 million, representing 3.4% of total loans HFI. In 2020, we sold 373 SBA loans with government guaranteed portions totaling $71.3 million. The non-guaranteed portion of SBA loans have a higher degree of risk of loss as compared to the guaranteed portion of such loans, and these non-guaranteed loans make up a substantial majority of our remaining SBA loans.

When we sell the guaranteed portion of SBA loans in the ordinary course of business, we are required to make certain representations and warranties to the purchaser about the SBA loan and the manner in which they were originated. Under these agreements, we may be required to repurchase the guaranteed portion of the SBA loan if we have breached any of these representations or warranties, in which case we may record a loss. In addition, if repurchase and indemnity demands increase on loans that we sell from our portfolios, our liquidity, results of operations and financial condition could be adversely affected. Further, we generally retain the non-guaranteed portions of the SBA loans that we originate and sell, and to the extent the borrowers of such loans experience financial difficulties, our financial condition and results of operations could be adversely impacted.

Curtailment of government-guaranteed loan programs could affect a segment of our business.

A significant segment of our business consists of originating and periodically selling U.S. government guaranteed loans, in particular those guaranteed by the SBA. Presently, pursuant to the Consolidated Appropriations Act, 2021, the SBA guarantees 90% of the principal amount of each qualifying SBA loan originated under the SBA’s 7(a) loan program (excluding PPP loans) through October 1, 2021. After this date, the SBA will guarantee 75% to 85% of the principal amount of qualifying loans originated under the 7(a) loan program (excluding PPP loans). The U.S. government may not maintain the SBA 7(a) loan program, and even if it does, such guaranteed portion may not remain at its current or anticipated level. In addition, from time to time, the government agencies that guarantee these loans reach their internal limits and cease to guarantee future loans. In addition, these agencies may change their rules for qualifying loans or Congress may adopt legislation that would have the effect of discontinuing or changing the loan guarantee programs. Non-governmental programs could replace government programs for some borrowers, but the terms might not be equally acceptable. Therefore, if these changes occur, the volume of loans to small business and industrial borrowers of the types that now qualify for government guaranteed loans could decline. Also, the profitability of the sale of the guaranteed portion of these loans could decline as a result of market displacements due to increases in interest rates, and premiums realized on the sale of the guaranteed portions could decline from current levels. As the funding and sale of the guaranteed portion of SBA 7(a) loans is a major portion of our business and a significant portion of our noninterest income, any significant changes to the SBA 7(a) loan program, such as its funding or eligibility requirements, may have an unfavorable impact on our prospects, future performance and results of operations. The aggregate principal balance of SBA 7(a) guaranteed portions sold during the year ended December 31, 2020 was $71.3 million compared to $70.6 million in 2019.

As a participating lender in the SBA’s PPP, we are subject to added risks, including credit, fraud, and litigation risks.

In April 2020, we began processing loan applications under the PPP as an eligible lender with the benefit of a government guarantee of loans to small business clients, many of whom may face difficulties even after being granted such a loan. PPP loans have contributed to our loan growth since December 31, 2019. However, PPP loan growth depends on governmental action to renew and fund the program.

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As a participant in the PPP, we face increased risks, particularly in terms of credit, fraud and litigation risks. The PPP opened to borrower applications shortly after the enactment of its authorizing legislation, and, as a result, there is some ambiguity in the laws, rules and guidance regarding the program’s operation. Subsequent rounds of legislation and associated agency guidance have not provided needed clarity and in certain instances have potentially created additional inconsistencies and ambiguities. Accordingly, we are exposed to risks relating to compliance with PPP requirements, including the risk of becoming the subject of governmental investigations, enforcement actions, private litigation and negative publicity.

We have additional credit risk with respect to PPP loans if a determination is made by the SBA that there is a deficiency in the manner in which the loan was originated, funded or serviced, such as an issue with the eligibility of a borrower to receive a PPP loan, which may or may not be related to the ambiguity in the laws, rules and guidance regarding the operation of the PPP. In the event of a loss resulting from a default on a PPP loan and a determination by the SBA that there was a deficiency in the manner in which the PPP loan was originated, funded, or serviced by us, the SBA may deny its liability under the guaranty, reduce the amount of the guarantee or, if it has already paid under the guarantee, seek recovery of any loss related to the deficiency from the Bank.

Also, PPP loans are fixed, low interest rate loans that are guaranteed by the SBA and subject to numerous other regulatory requirements, and a borrower may apply to have all or a portion of the loan forgiven. If PPP borrowers fail to qualify for loan forgiveness, we face a heightened risk of holding these loans at unfavorable interest rates for an extended period of time.

Furthermore, since the launch of the PPP, several larger banks have been subject to litigation regarding the process and procedures that such banks used in processing applications for the PPP, and we may be exposed to the risk of litigation, from both customers and non-customers that approached us regarding PPP loans, relating to these or other matters. Also, many financial institutions throughout the country have been named in putative class actions regarding the alleged nonpayment of fees that may be due to certain agents who facilitated PPP loan applications. The costs and effects of litigation related to PPP participation could have an adverse effect on our business, financial condition and results of operations.

Farmland real estate loans and volatility in commodity prices may adversely affect our financial condition and results of operations.

As of December 31, 2020, farmland loans were $50.1 million, or 3.3% of our total loan portfolio. Farmland lending involves a greater degree of risk and typically involves higher principal amounts than many other types of loans. Repayment is dependent upon the successful operation of the business, which is greatly dependent on many things outside the control of either us or the borrowers. These factors include adverse weather conditions that prevent the planting of crops or limit crop yields (such as hail, drought, fires and floods), loss of livestock due to disease or other factors, declines in market prices for agricultural products (both domestically and internationally) and the impact of government regulations (including changes in price supports, subsidies and environmental regulations). Volatility in commodity prices could adversely impact the ability of borrowers in these industries to perform under the terms of their borrowing arrangements with us, and as a result, a severe and prolonged decline in commodity prices may have an adverse effect on our business, financial condition and results of operations. It is also difficult to project future commodity prices as they are dependent upon many different factors beyond our control. In addition, many farms are dependent on a limited number of key individuals whose injury or death may significantly affect the successful operation of the farm. Consequently, farmland real estate loans may involve a greater degree of risk than other types of loans.

Liquidity risk could impair our ability to fund operations and meet our obligations as they become due.

Liquidity is essential to our business and we monitor our liquidity and manage our liquidity risk at the holding company and bank level. We require sufficient liquidity to fund asset growth, meet customer loan requests, customer deposit maturities and withdrawals, payments on our debt obligations as they come due and other cash commitments under both normal operating conditions and other unpredictable circumstances, including

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events causing industry or general financial market stress. Liquidity risk can increase due to a number of factors, which include, but are not limited to, an over-reliance on a particular source of funding, changes in the liquidity needs of our depositors, adverse regulatory actions against us, or a downturn in the markets in which our loans are concentrated.

Market conditions or other events could also negatively affect the level or cost of funding, affecting our ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner, and without adverse consequences. Our inability to raise funds through deposits, borrowings, the sale of loans, and other sources could have an adverse effect on our business, financial condition and results of operations, and could result in the closure of the Bank.

Other primary sources of funds consist of cash flows from operations, maturities and sales of investment securities and proceeds from issuance and sale of our equity and debt securities. Additional liquidity is provided by the ability to borrow from the Federal Home Loan Bank of San Francisco, or FHLB, and the Federal Reserve Bank of San Francisco to fund our operations. We may also borrow funds from third-party lenders, such as other financial institutions, and have access to other funding avenues, including the PPP Liquidity Facility through which the Federal Reserve extends credit to eligible financial institutions that originate PPP loans by taking PPP loans as collateral. We have not used the PPP Liquidity Facility to date. Our access to funding sources in amounts adequate to finance our activities or on acceptable terms could be impaired by factors that affect our organization specifically or the financial services industry or economy in general. Our access to funding sources could also be affected by a decrease in the level of our business activity as a result of a downturn in our primary market or by one or more adverse regulatory actions against us.

Any substantial, unexpected, and/or prolonged change in the level or cost of liquidity could impair our ability to fund operations and meet our obligations as they become due and could have an adverse effect on our business, financial condition and results of operations. Although we have historically been able to replace maturing deposits and advances if desired, we may not be able to replace such funds in the future if our financial condition, the financial condition of the FHLB or market conditions change. FHLB borrowings and other current sources of liquidity may not be available or, if available, sufficient to provide adequate funding for operations and to support our continued growth. The unavailability of a sufficient funding could have an adverse effect on our business, financial condition and results of operations.

We may be adversely affected by the soundness of other financial institutions.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies may be interrelated as a result of trading, clearing, counterparty, and other relationships. We have exposure to different industries and counterparties, and through transactions with counterparties in the financial services industry, including broker-dealers, commercial banks, investment banks, and other financial intermediaries. As a result, defaults by, declines in the financial condition of, or even rumors or questions about, one or more financial services companies, or the financial services industry generally, could lead to market-wide liquidity problems and losses or defaults by us or other institutions. These losses could have an adverse effect on our business, financial condition and results of operations.

Our risk management framework may not be effective in mitigating risks and/or losses to us.

Our risk management framework is comprised of various processes, systems and strategies, and is designed to manage the types of risk to which we are subject, including, among others, credit, market, liquidity, interest rate and compliance. Our framework also includes financial or other modeling methodologies that involve management assumptions and judgment. Our risk management framework may not be effective under all circumstances. Our risk management framework may not adequately mitigate any risk or loss to us. If our risk management framework is not effective, we could suffer unexpected losses and our business, financial condition and results of operations could be adversely affected. We may also be subject to potentially adverse regulatory consequences.

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We engage in lending secured by real estate and may be forced to foreclose on the collateral and own the underlying real estate, subjecting us to the costs and potential risks associated with the ownership of real property, or consumer protection initiatives or changes in state or federal law may substantially raise the cost of foreclosure or prevent us from foreclosing at all.

Since we originate loans secured by real estate, we may have to foreclose on the collateral property to protect our investment and may thereafter own and operate such property, in which case we would be exposed to the risks inherent in the ownership of real estate. The amount that we, as a mortgagee, may realize after a foreclosure depends on factors outside of our control, including, but not limited to, general or local economic conditions, environmental cleanup liabilities, assessments, interest rates, real estate tax rates, operating expenses of the mortgaged properties, our ability to obtain and maintain adequate occupancy of the properties, zoning laws, governmental and regulatory rules, and natural disasters. Our inability to manage the amount of costs or size of the risks associated with the ownership of real estate, or write-downs in the value of other real estate owned, or OREO, could have an adverse effect on our business, financial condition and results of operations.

Additionally, consumer protection initiatives or changes in state or federal law may substantially increase the time and expenses associated with the foreclosure process or prevent us from foreclosing at all. A number of states in recent years have either considered or adopted foreclosure reform laws that make it substantially more difficult and expensive for lenders to foreclose on properties in default. Additionally, federal and state regulators have prosecuted or pursued enforcement action against a number of mortgage servicing companies for alleged consumer law violations. If new federal or state laws or regulations are ultimately enacted that significantly raise the cost of foreclosure or raise outright barriers to foreclosure, they could have an adverse effect on our business, financial condition and results of operations.

Regulatory requirements affecting our loans secured by commercial real estate could limit our ability to leverage our capital and adversely affect our growth and profitability.

The federal banking agencies have issued guidance regarding concentrations in commercial real estate lending for institutions that are deemed to have particularly high concentrations of commercial real estate loans within their lending portfolios. Under this guidance, an institution that has (i) total reported loans for construction, land development, and other land which represent 100% or more of the institution’s total risk-based capital; or (ii) total commercial real estate loans representing 300% or more of the institution’s total risk-based capital, where the outstanding balance of the institution’s commercial real estate loan portfolio has increased 50% or more during the prior 36 months, is identified as having potential commercial real estate concentration risk. An institution that is deemed to have concentrations in commercial real estate lending is expected to employ heightened levels of risk management with respect to its commercial real estate portfolios, and may be required to maintain higher levels of capital. We have a concentration in commercial real estate loans and we have experienced significant growth in our commercial real estate portfolio in recent years. From December 31, 2019 through December 31, 2020, our commercial real estate loan balances have increased by $172.2 million. As of December 31, 2020, commercial real estate loans represent 624.7% of our total risk-based capital. We cannot guarantee that any risk management practices we implement will be effective to prevent losses relating to our commercial real estate portfolio. Management has extensive experience in commercial real estate lending, and has implemented and continues to maintain heightened portfolio monitoring and reporting, and strong underwriting criteria with respect to our commercial real estate portfolio. Nevertheless, we could be required to maintain higher levels of capital as a result of our commercial real estate concentration, which could limit our growth, require us to obtain additional capital, and have an adverse effect on our business, financial condition and results of operations.

We could be subject to environmental risks and associated costs on our foreclosed real estate assets.

Our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing loans. There is a risk that hazardous or toxic substances could be found on these properties and that we could be liable for remediation costs, as well as personal injury and property damage. Environmental

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laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to sell the affected property. The remediation costs and any other financial liabilities associated with an environmental hazard could have an adverse effect on our business, financial condition and results of operations.

Our recovery on commercial real estate loans could be further reduced by a lack of a liquid secondary market for such mortgage loans and mortgage backed securities.

Our current business strategy includes an emphasis on commercial real estate lending. Although we sold $104.0 million of loans in 2020, two of which were commercial real estate loans, we may decide to sell more loans in the future. A secondary market for most types of commercial real estate loans is not readily liquid, so we have less opportunity to mitigate credit risk by selling part or all of our interest in these loans. As a result of these characteristics, if we foreclose on a commercial real estate loan, our holding period for the collateral typically is longer than for residential mortgage loans because there are fewer potential purchasers of the collateral. Accordingly, charge-offs on commercial real estate loans may be larger as a percentage of the total principal outstanding than those incurred with our residential or consumer loan portfolios.

The appraisals and other valuation techniques we use in evaluating and monitoring loans secured by real property and other real estate owned may not accurately reflect the net value of the asset.

In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and, as real estate values may change significantly in value in relatively short periods of time (especially in periods of heightened economic uncertainty), this estimate may not accurately reflect the net value of the collateral after the loan is made. As a result, we may not be able to realize the full amount of any remaining indebtedness when we foreclose on and sell the relevant property. In addition, we rely on appraisals and other valuation techniques to establish the value of OREO, that we acquire through foreclosure proceedings and to determine loan impairments. If any of these valuations are inaccurate, our consolidated financial statements may not reflect the correct value of our OREO, if any, and our allowance for loan losses may not reflect accurate loan impairments. Inaccurate valuation of OREO or inaccurate provisioning for loan losses could have an adverse effect on our business, financial condition and results of operations.

Federal, state and local consumer lending laws may restrict our or our partners’ ability to originate certain loans or increase our risk of liability with respect to such loans.

Federal, state and local laws have been adopted that are intended to prevent certain lending practices considered “predatory.” These laws prohibit practices such as steering borrowers away from more affordable products, selling unnecessary insurance to borrowers, repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. It is our policy not to make predatory loans and to determine borrowers’ ability to repay. Nonetheless, the law and related rules create the potential for increased liability with respect to our lending and loan investment activities. Compliance with these laws increases our cost of doing business.

Additionally, consumer protection initiatives or changes in state or federal law, including the CARES Act and its automatic loan forbearance provisions, may substantially increase the time and expenses associated with the foreclosure process or prevent us from foreclosing at all. A number of states in recent years have either considered or adopted foreclosure reform laws that make it substantially more difficult and expensive for lenders to foreclose on properties in default, and we cannot be certain that the state in which we operate will not adopt similar legislation in the future. Additionally, federal regulators have prosecuted or pursued enforcement actions against a number of mortgage servicing companies for alleged consumer law violations. If new state or federal laws or regulations are ultimately enacted that significantly raise the cost of foreclosure or raise outright barriers to foreclosure, such laws or regulations could have an adverse effect on our business, financial condition and results of operations.

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Our largest loan relationships make up a material percentage of our total loan portfolio and credit risks relating to these would have a disproportionate impact.

As of December 31, 2020, our 30 largest borrowing relationships ranged from approximately $10.2 million to $35.5 million (including unfunded commitments) and totaled approximately $539.1 million in total commitments (representing, in the aggregate, 31.1% of our total outstanding commitments as of December 31, 2020). Each of the loans associated with these relationships has been underwritten in accordance with our underwriting policies and limits. Along with other risks inherent in these loans, such as the deterioration of the underlying businesses or property securing these loans, this concentration of borrowers presents a risk that, if one or more of these relationships were to become delinquent or suffer default, we could be exposed to material losses. The allowance for loan losses may not be adequate to cover losses associated with any of these relationships, and any loss or increase in the allowance would negatively affect our earnings and capital. Even if these loans are adequately collateralized, an increase in classified assets could harm our reputation with our regulators and inhibit our ability to execute our business plan.

Our largest deposit relationships currently make up a material percentage of our deposits and the withdrawal of deposits by our largest depositors could force us to fund our business through more expensive and less stable sources.

At December 31, 2020, our 18 largest deposit relationships, each accounting for more than $10 million, accounted for $641.2 million, or 35.9% of our total deposits. This includes $318.4 million of our total deposits held by municipalities, of which we conduct a monthly review. Withdrawals of deposits by any one of our largest depositors or by one of our related customer groups could force us to rely more heavily on borrowings and other sources of funding for our business and withdrawal demands, adversely affecting our net interest margin and results of operations. If a significant amount of these deposits were withdrawn within a short period of time, it could have a negative impact on our short term liquidity and have an adverse impact on our earnings. We may also be forced, as a result of withdrawals of deposits, to rely more heavily on other, potentially more expensive and less stable funding sources. Additionally, such circumstances could require us to raise deposit rates in an attempt to attract new deposits, which would adversely affect our results of operations. Under applicable regulations, if the Bank were no longer “well capitalized,” the Bank would not be able to accept brokered deposits without the approval of the FDIC.

Our allowance for loan losses may be inadequate to absorb losses inherent in the loan portfolio.

Experience in the banking industry indicates that a portion of our loans will become delinquent, and that some may only be partially repaid or may never be repaid at all. We may experience losses for reasons beyond our control, such as the impact of general economic conditions on customers and their businesses. Accordingly, we maintain an allowance for loan losses that represents management’s judgment of probable losses and risks inherent in our loan portfolio. In determining the size of our allowance for loan losses, we rely on an analysis of our loan portfolio considering historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, economic conditions and other pertinent information. The determination of the appropriate level of the allowance for loan losses is inherently highly subjective and requires us to make significant estimates of and assumptions regarding current credit risk and future trends, all of which may change materially. Although we endeavor to maintain our allowance for loan losses at a level adequate to absorb any inherent losses in the loan portfolio, these estimates of loan losses are necessarily subjective and their accuracy depends on the outcome of future events. As of December 31, 2020, the allowance for loan losses was $22.2 million.

Deterioration of economic conditions affecting borrowers, new information regarding existing loans, inaccurate management assumptions, identification of additional problem loans, temporary modifications, loan forgiveness, automatic forbearance and other factors, both within and outside of our control, may result in our experiencing higher levels of nonperforming assets and charge-offs, and incurring loan losses in excess of our current allowance for loan losses, requiring us to make material additions to our allowance for loan losses, which could have an adverse effect on our business, financial condition and results of operations.

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Additionally, federal and state banking regulators, as an integral part of their supervisory function, periodically review the allowance for loan losses. These regulatory agencies may require us to increase our provision for loan losses or to recognize further loan charge-offs based upon their judgments, which may be different from ours. If we need to make significant and unanticipated increases in the loss allowance in the future, or to take additional charge-offs for which we have not established adequate reserves, our business, financial condition and results of operations could be adversely affected at that time.

Finally, the Financial Accounting Standards Board, or FASB, has issued a new accounting standard that will replace the current approach under GAAP, for establishing allowances for loan and lease losses, which generally considers only past events and current conditions, with a forward-looking methodology that reflects the expected credit losses over the lives of financial assets, starting when such assets are first originated or acquired. As an emerging growth company relying on the extended transition period for new accounting standards, this standard, referred to as Current Expected Credit Loss, or CECL, will be effective for us in 2023. The CECL standard will require us to record, at the time of origination, credit losses expected throughout the life of the asset portfolio on loans and held to maturity securities, as opposed to the current practice of recording losses when it is probable that a loss event has occurred. We are currently evaluating the impact the CECL standard will have on our accounting and regulatory capital position. The adoption of the CECL standard will materially affect how we determine allowance for loan losses and could require us to significantly increase the allowance. Moreover, the CECL standard may create more volatility in the level of allowance for loan losses. If we are required to materially increase the level of our allowance for loan losses for any reason, such increase could have an adverse effect on our business, financial condition and results of operations.

We could recognize losses on investment securities held in our securities portfolio, particularly if interest rates increase or economic and market conditions deteriorate.

As of December 31, 2020, the book value of our investment securities portfolio was approximately $122.9 million. As of the same date, 25.9% of our investments were U.S. government or U.S. government agency securities. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency actions in respect of the securities, defaults by the issuer or with respect to the underlying securities, and changes in market interest rates and instability in the capital markets. Any of these factors, among others, could cause other-than-temporary impairments, or OTTI, and realized and/or unrealized losses in future periods and declines in other comprehensive income, which could have an adverse effect on our business, financial condition and results of operations. The process for determining whether impairment of a security is OTTI usually requires complex, subjective judgments about the future financial performance and liquidity of the issuer, any collateral underlying the security and our intent and ability to hold the security for a sufficient period of time to allow for any anticipated recovery in fair value, in order to assess the probability of receiving all contractual principal and interest payments on the security. Our failure to correctly and timely assess any impairments or losses with respect to our securities could have an adverse effect on our business, financial condition and results of operations.

We depend on the accuracy and completeness of information provided by customers and counterparties.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished by or on behalf of customers and counterparties, including financial information. We may also rely on representations of customers and counterparties as to the accuracy and completeness of that information. In deciding whether to extend credit, we may rely upon customers’ representations that their financial statements conform to GAAP and present fairly the financial condition, results of operations and cash flows of the customer. We also may rely on customer representations and certifications, or other audit or accountants’ reports, with respect to the business and financial condition of our customers. Our business, financial condition and results of operations could be adversely affected if we rely on misleading, false, inaccurate or fraudulent information.

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Risks Related to Our Industry and Regulation

Our industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a materially adverse effect on our operations.

The banking industry is highly regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, customers, the public, the banking system as a whole or the FDIC Deposit Insurance Fund, or DIF, not for the protection of our shareholders and creditors. We are subject to regulation and supervision by the Federal Reserve, and our Bank is subject to regulation and supervision by the FDIC and the California Department of Financial Protection and Innovation, or the DFPI. Compliance with these laws and regulations can be difficult and costly, and changes to laws and regulations can impose additional compliance costs. The Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, which imposed significant regulatory and compliance changes on financial institutions, is an example of this type of federal law. The laws and regulations applicable to us govern a variety of matters, including permissible types, amounts and terms of loans and investments we may make, the maximum interest rate that may be charged, the amount of reserves we must hold against deposits we take, the types of deposits we may accept and the rates we may pay on such deposits, maintenance of adequate capital and liquidity, changes in control of us and our Bank, transactions between us and our Bank, handling of nonpublic information, restrictions on dividends and establishment of new offices. We must obtain approval from our regulators before engaging in certain activities, and there is risk that such approvals may not be granted, either in a timely manner or at all. These requirements may constrain our operations, and the adoption of new laws and changes to or repeal of existing laws may have an adverse effect on our business, financial condition and results of operations. Also, the burden imposed by those federal and state regulations may place banks in general, including our Bank in particular, at a competitive disadvantage compared to their non-bank competitors. Compliance with current and potential regulation, as well as supervisory scrutiny by our regulators, may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital, and limit our ability to pursue business opportunities in an efficient manner by requiring us to expend significant time, effort and resources to ensure compliance and respond to any regulatory inquiries or investigations. Our failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies, civil money penalties or damage to our reputation, all of which could have an adverse effect on our business, financial condition and results of operations.

Applicable laws, regulations, interpretations, enforcement policies and accounting principles have been subject to significant changes in recent years, and may be subject to significant future changes. Additionally, federal and state regulatory agencies may change the manner in which existing regulations are applied. We cannot predict the substance or effect of pending or future legislation or regulation or changes to the application of laws and regulations to us. Future changes may have an adverse effect on our business, financial condition and results of operations.

In addition, given the current economic and financial environment, regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, risk management or other operational practices for financial service companies in a manner that impacts our ability to implement our strategy and could affect us in substantial and unpredictable ways, and could have an adverse effect on our business, financial condition and results of operations. Furthermore, the regulatory agencies have broad discretion in their interpretation of laws and regulations and their assessment of the quality of our loan portfolio, securities portfolio and other assets. Based on our regulators’ assessment of the quality of our assets, operations, lending practices, investment practices, capital structure or other aspects of our business, we may be required to take additional charges or undertake, or refrain from taking, actions that could have an adverse effect on our business, financial condition and results of operations.

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Monetary policies and regulations of the Federal Reserve could have an adverse effect on our business, financial condition and results of operations.

Our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

Federal and state regulators periodically examine our business and may require us to remediate adverse examination findings or may take enforcement action against us.

The Federal Reserve, the FDIC and the DFPI periodically examine our business, including our compliance with laws and regulations. If, as a result of an examination, the Federal Reserve, the FDIC, or the DFPI were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we were in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions may include requiring us to remediate any such adverse examination findings.

In addition, these agencies have the power to take enforcement action against us to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation of law or regulation or unsafe or unsound practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to direct the sale of subsidiaries or other assets, to limit dividends and distributions, to restrict our growth, to assess civil money penalties against us or our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is imminent risk of loss to depositors, to terminate our deposit insurance and place our Bank into receivership or conservatorship. Any regulatory enforcement action against us could have an adverse effect on our business, financial condition and results of operations.

We are subject to stringent capital requirements, which could have an adverse effect on our operations.

Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios, and defines “capital” for calculating these ratios. The capital rules require bank holding companies and banks to maintain a common equity Tier 1 capital to risk-weighted assets ratio of at least 7.0% (a minimum of 4.5% plus a capital conservation buffer of 2.5%), a Tier 1 capital to risk-weighted assets ratio of at least 8.5% (a minimum of 6.0% plus a capital conservation buffer of 2.5%), a total capital to risk-weighted assets ratio of at least 10.5% (a minimum of 8% plus a capital conservation buffer of 2.5%), and a leverage ratio of Tier 1 capital to total consolidated assets of at least 4.0%. An institution’s failure to exceed the capital conservation buffer with common equity Tier 1 capital would result in limitations on an institution’s ability to make capital distributions and discretionary bonus payments. In addition, for an insured depository institution to be “well-capitalized” under the banking agencies’ prompt corrective action framework, it must have a common equity Tier 1 capital ratio of at least 6.5%, Tier 1 capital ratio of at least 8.0%, a total capital ratio of at least 10.0%, and a leverage ratio of at least 5.0%, and must not be subject to any written agreement, order or capital directive, or prompt corrective action directive issued by its primary federal or state banking regulator to meet and maintain a specific capital level for any capital measure.

We operate under the Federal Reserve’s Small Bank Holding Company Policy Statement, which exempts from the Federal Reserve’s risk-based-capital and leverage rules bank holding companies with assets of less than $3.0 billion that are not engaged in significant nonbanking activities, do not conduct significant off-balance sheet

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activities and that do not have a material amount of debt or equity securities registered with the SEC. Historically, the Federal Reserve has not usually deemed a bank holding company ineligible for application of this policy statement solely because its common stock is registered under the Exchange Act. However, there can be no assurance that the Federal Reserve will continue this practice, and as a result the IPO may result in the loss of our status as a small bank holding company for these purposes.

Any new or revised standards adopted in the future may require us to maintain materially more capital, with common equity as a more predominant component, or manage the configuration of our assets and liabilities to comply with formulaic capital requirements. We may not be able to raise additional capital at all, or on terms acceptable to us. Failure to maintain capital to meet current or future regulatory requirements could have an adverse effect on our business, financial condition and results of operations.

We are subject to numerous “fair and responsible banking” laws and other laws and regulations designed to protect consumers, and failure to comply with these laws could lead to a wide variety of sanctions.

The Equal Credit Opportunity Act, or ECOA, the Fair Housing Act and other fair lending laws and regulations, including state laws and regulations, prohibit discriminatory lending practices by financial institutions. The Federal Trade Commission Act prohibits unfair or deceptive acts or practices, and the Dodd-Frank Act prohibits unfair, deceptive, or abusive acts or practices by financial institutions. The U.S. Department of Justice federal and state banking agencies, and other federal and state agencies, including the Consumer Financial Protection Bureau, or CFPB, are responsible for enforcing these fair and responsible banking laws and regulations. Smaller banks, including the Bank, are subject to rules promulgated by the CFPB but continue to be examined and supervised by federal banking agencies for compliance with federal consumer protection laws and regulations. Accordingly, CFPB rulemaking has the potential to have a significant impact on the operations of the Bank.

A challenge to an institution’s compliance with fair and responsible banking laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private litigation, including through class action litigation. Such actions could have an adverse effect on our business, financial condition and results of operations.

We are subject to laws regarding the privacy, information security and protection of personal information and any violation of these laws or another incident involving personal, confidential, or proprietary information of individuals could damage our reputation and otherwise adversely affect our business.

Our business requires the collection and retention of large volumes of customer data, including personally identifiable information, or PII, in various information systems that we maintain and in those maintained by third party service providers. We also maintain important internal company data such as PII about our employees and information relating to our operations. We are subject to complex and evolving laws and regulations governing the privacy and protection of PII of individuals (including customers, employees, and other third parties). For example, our business is subject to the Gramm-Leach-Bliley Act, or the GLB Act, which, among other things: (i) imposes certain limitations on our ability to share nonpublic PII about our customers with nonaffiliated third parties; (ii) requires that we provide certain disclosures to customers about our information collection, sharing and security practices and afford customers the right to “opt out” of any information sharing by us with nonaffiliated third parties (with certain exceptions); and (iii) requires that we develop, implement and maintain a written comprehensive information security program containing appropriate safeguards based on our size and complexity, the nature and scope of our activities, and the sensitivity of customer information we process, as well as plans for responding to data security breaches. Various federal and state banking regulators and states have also enacted data breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in the event of a security breach. The California Consumer Privacy Act grants California residents the rights to know about personal information collected about them, to delete certain of this personal information, to opt-out of the sale of personal information, and to non-discrimination for exercising these rights.

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Ensuring that our collection, use, transfer and storage of PII complies with all applicable laws and regulations can increase our costs. Furthermore, we may not be able to ensure that customers and other third parties have appropriate controls in place to protect the confidentiality of the information that they exchange with us, particularly where such information is transmitted by electronic means. If personal, confidential or proprietary information of customers or others were to be mishandled or misused (in situations where, for example, such information was erroneously provided to parties who are not permitted to have the information, or where such information was intercepted or otherwise compromised by third parties), we could be exposed to litigation or regulatory sanctions under privacy and data protection laws and regulations. Concerns regarding the effectiveness of our measures to safeguard PII, or even the perception that such measures are inadequate, could cause us to lose customers or potential customers and thereby reduce our revenues. Accordingly, any failure or perceived failure to comply with applicable privacy or data protection laws and regulations may subject us to inquiries, examinations and investigations that could result in requirements to modify or cease certain operations or practices or in significant liabilities, fines or penalties, and could damage our reputation and otherwise adversely affect our business, financial condition and results of operations.

We are a bank holding company and are dependent upon the Bank for cash flow, and the Bank’s ability to make cash distributions is restricted.

We are a bank holding company with no material activities other than activities incidental to holding the common stock of the Bank. Our principal source of funds to pay distributions on our common stock and service any of our obligations, other than further issuances of securities, is dividends received from the Bank. Furthermore, the Bank is not obligated to pay dividends to us, and any dividends paid to us would depend on the earnings or financial condition of the Bank, various business considerations and applicable law and regulation. As is generally the case for banking institutions, the profitability of the Bank is subject to the fluctuating cost and availability of money, changes in interest rates and economic conditions in general. In addition, various federal and state statutes and regulations limit the amount of dividends that the Bank may pay to the Company without regulatory approval.

The Federal Reserve may require us to commit capital resources to support the Bank.

The Federal Reserve requires a bank holding company to act as a source of financial and managerial strength to its subsidiary banks and to commit resources to support its subsidiary banks. Under the “source of strength” doctrine that was codified by the Dodd-Frank Act, the Federal Reserve may require a bank holding company to make capital injections into a subsidiary bank at times when the bank holding company may not be inclined to do so and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. Accordingly, we could be required to provide financial assistance to the Bank if it experiences financial distress.

A capital injection may be required at a time when our resources are limited, and we may be required to borrow the funds or raise capital to make the required capital injection. Any loan by a bank holding company to its subsidiary bank is subordinate in right of payment to deposits and certain other indebtedness of such subsidiary bank. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of any note obligations. Thus, any borrowing by a bank holding company for the purpose of making a capital injection to a subsidiary bank may become more difficult and expensive relative to other corporate borrowings.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act of 1970, or the BSA, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the Patriot Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and to file reports such as suspicious activity reports and currency transaction reports. We are required

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to comply with these and other anti-money laundering requirements. Our federal and state banking regulators, the Financial Crimes Enforcement Network, or FinCEN, and other government agencies are authorized to impose significant civil money penalties for violations of anti-money laundering requirements. We are also subject to increased scrutiny of compliance with the regulations issued and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or OFAC, which is responsible for helping to ensure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. If our program is deemed deficient, we could be subject to liability, including fines, civil money penalties and other regulatory actions, which may include restrictions on our business operations and our ability to pay dividends, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have significant reputational consequences for us. Any of these circumstances could have an adverse effect on our business, financial condition and results of operations.

Our Bank’s FDIC deposit insurance premiums and assessments may increase.

Our Bank’s deposits are insured by the FDIC up to legal limits and, accordingly, our Bank is subject to insurance assessments based on our Bank’s average consolidated total assets less its average tangible equity. Our Bank’s regular assessments are determined by its CAMELS composite rating (a supervisory rating system developed to classify a bank’s overall condition by taking into account capital adequacy, assets, management capability, earnings, liquidity and sensitivity to market and interest rate risk), taking into account other factors and adjustments. In order to maintain a strong funding position and the reserve ratios of the DIF required by statute and FDIC estimates of projected requirements, the FDIC has the power to increase deposit insurance assessment rates and impose special assessments on all FDIC-insured financial institutions. Any future increases or special assessments could reduce our profitability and could have an adverse effect on our business, financial condition and results of operations.

The potential for the replacement or discontinuation of LIBOR as a benchmark interest and a transition to an alternative reference interest rate could present operational problems and result in market disruption.

Although we expect that the capital and debt markets will cease to use LIBOR as a benchmark in the near future and the administrator of LIBOR has announced its intention to extend the publication of most tenors of LIBOR for U.S. dollars through June 30, 2023, we cannot predict whether or when LIBOR will actually cease to be available, whether the Secured Overnight Funding Rate, or SOFR, will become the market benchmark in its place or what impact such a transition may have on our business, financial condition and results of operations.

The Federal Reserve, based on the recommendations of the New York Federal Reserve’s Alternative Reference Rate Committee, has begun publishing SOFR, which is intended to replace LIBOR, and has encouraged banks to transition away from LIBOR as soon as practicable. Although SOFR appears to be the preferred replacement rate for LIBOR, it is unclear if other benchmarks may emerge or if other rates will be adopted outside of the United States. The replacement of LIBOR also may result in economic mismatches between different categories of instruments that now consistently rely on the LIBOR benchmark. Markets are slowly developing in response to these new rates, and questions around liquidity in these rates and how to appropriately adjust these rates to eliminate any economic value transfer at the time of transition remain a significant concern.

Certain of our financial products are tied to LIBOR. Inconsistent approaches to a transition from LIBOR to an alternative rate among different market participants and for different financial products may cause market disruption and operational problems, which could adversely affect us, including by exposing us to increased basis risk and resulting costs in connection, and by creating the possibility of disagreements with counterparties.

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Risks Related to an Investment in Our Common Stock and the Offering

No public market exists for our common stock, and one may not develop.

Prior to this offering there has been no public market for our common stock. An active trading market for shares of our common stock may never develop or may not be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock. The initial public offering price for our common stock will be determined by negotiations between us and the representatives of the underwriters. This price may not be indicative of the price at which our common stock will trade after the offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your common stock at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business through acquisitions using our common stock as consideration, should we elect to do so.

Investors in this offering will experience immediate and substantial dilution.

The initial public offering price of our stock is substantially higher than the net tangible book value per share of our common stock immediately following the offering. Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. Based on an assumed initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus, and our net tangible book value as of December 31, 2020, if you purchase our common stock in this offering, you will suffer immediate dilution of approximately $7.84 per share in net tangible book value. As a result of this dilution, investors purchasing stock in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation.

Future sales of our common stock could depress the market price of our common stock.

Following the completion of this offering, we will have 16,265,273 issued and outstanding shares of our common stock (17,055,023 shares if the underwriters elect to their option to purchase additional shares of common stock in full), which will be freely transferable without restriction or further registration under the Securities Act. We, our executive officers, directors and certain of our holders of our currently outstanding shares of common stock holding, in the aggregate, 6,627,601 shares of our common stock as of April 22, 2021 (representing approximately 60.2% of our outstanding common stock as of such date), have agreed not to sell any shares of our common stock for a period of 180 days from the date of this prospectus, subject to certain exceptions. See the section entitled “Underwriting.” Following the expiration of this lock-up period, all of these shares will be eligible for resale under Rule 144 of the Securities Act, subject to any remaining holding period requirements and, if applicable, volume limitations. See the section entitled “Shares Eligible for Future Sale.” Actual or anticipated issuances or sales of substantial amounts of our common stock following this offering could cause the market price of our common stock to decline significantly and make it more difficult for us to sell equity or equity-related securities in the future at a time and on favorable terms, or at all. We may issue all of these shares without any action or approval by our shareholders, and these shares, once issued (including upon exercise of outstanding options), will be available for sale into the public market, subject to the restrictions described in this registration statement, if applicable, for affiliate holders. The market price for our common stock may decline significantly when the restrictions on resale by our existing shareholders lapse. A decline in the price of our common stock might impede our ability to raise capital through the issuance of additional common stock or other equity securities.

Our stock price may be volatile, and you could lose part or all of your investment as a result.

Stock price volatility may negatively impact the price at which our common stock may be sold, and may also negatively impact the timing of any sale. Our stock price may fluctuate widely in response to a variety of factors including the risk factors described herein and, among other things:

•	actual or anticipated variations in quarterly or annual operating results, financial conditions or credit quality;
•	changes in business or economic conditions;
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•	changes in accounting standards, policies, guidance, interpretations or principles;
•	changes in recommendations or research reports about us or the financial services industry in general published by securities analysts;
•	the failure of securities analysts to cover, or to continue to cover, us after this offering;
•	changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;
•	news reports relating to trends, concerns and other issues in the financial services industry;
•	reports related to the impact of natural or manmade disasters in our market;
•	perceptions in the marketplace regarding us and or our competitors;
•	sudden increases in the demand for our common stock, including as a result of any “short squeezes;”
•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;
•	additional investments from third parties;
•	additions or departures of key personnel;
•	future sales or issuance of additional shares of common stock;
•	fluctuations in the stock price and operating results of our competitors;
•	changes or proposed changes in laws or regulations, or differing interpretations thereof affecting our business, or enforcement of these laws or regulations;
•	new technology used, or services offered, by competitors;
•	additional investments from third parties; or
•	geopolitical conditions such as acts or threats of terrorism, pandemics or military conflicts.

In particular, the realization of any of the risks described in this section could have an adverse effect on the market price of our common stock and cause the value of your investment to decline. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock over the short, medium or long term, regardless of our actual performance.

We are an “emerging growth company,” as defined in the JOBS Act, and a “smaller reporting company,” as defined in Rule 12b-2 in the Exchange Act, and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies  and smaller reporting companies, which could make our common stock less attractive to investors and adversely affect the market price of our common stock.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company we may take advantage of certain exemptions from various requirements generally applicable to public companies. These exemptions allow us, among other things, to present only two years of audited financial statements and discuss our results of operations for only two years in related Management’s Discussions and Analyses; not to provide an auditor attestation of our internal control over financial reporting; to take advantage of an extended transition period to comply with the new or revised accounting standards applicable to public companies; to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosure regarding our executive compensation; and not to seek a non-binding advisory vote on executive compensation or golden parachute arrangements.

We may take advantage of these exemptions until we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest of: (i) the first fiscal year following the fifth anniversary of this offering; (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more; (iii) the date on which we have during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” as defined in Rule 12b-2 in the Exchange Act, which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to provide an auditor attestation

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of our internal control over financial reporting and reduced disclosure regarding our executive compensation arrangements in our periodic reports and proxy statements.

We cannot predict whether investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may a less active trading market for our common stock, and our stock price may be more volatile or decline.

Our significant shareholders will have the ability to control significant corporate activities after the completion of this offering and our significant shareholders’ interests may not coincide with yours.

As of March 31, 2021, our directors, executive officers and principal shareholders beneficially owned an aggregate of 5,881,682 shares of our common stock, or approximately 53.4% of our issued and outstanding shares of common stock. Following the completion of this offering, that same group will beneficially own in the aggregate approximately 36.1% of our outstanding common stock (or 34.5% if the underwriters exercise in full their option to purchase additional shares). Consequently, our directors, executive officers and principal shareholders will be able to significantly affect our affairs and policies, including the outcome of the election of directors and the potential outcome of other matters submitted to a vote of our shareholders, such as mergers, the sale of substantially all of our assets and other extraordinary corporate matters. This influence may also have the effect of delaying or preventing changes of control or changes in management, or limiting the ability of our other shareholders to approve transactions that they may deem to be in the best interests of our Company. The interests of these insiders could conflict with the interests of our other shareholders, including you.

Our management will have broad discretion in allocating the net proceeds of the offering. Our failure to effectively utilize such net proceeds may have an adverse effect on our financial performance and the value of our common stock.

We intend to use the net proceeds of this offering after the distributions to our existing shareholders to increase the capital of the Bank in order to support our organic growth strategies, including expanding our overall market share, to strengthen our regulatory capital and for working capital and other general corporate purposes. However, we are not required to apply any portion of the net proceeds of this offering for any particular purpose and our management could use them for purposes other than those contemplated at the time of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We may be unable to attract or sustain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If we fail to meet the expectations of analysts for our operating results, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

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We may not pay dividends on our common stock in the future, and our ability to pay dividends is subject to certain restrictions.

Holders of our common stock are entitled to receive only such dividends as our board of directors may declare out of funds legally available for such payments. Our board of directors may, in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. In addition, we are a bank holding company, and our ability to declare and pay dividends is dependent on federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends. It is the policy of the Federal Reserve that bank holding companies should generally pay dividends on common stock only out of earnings, and only if prospective earnings retention is consistent with the organization’s expected future needs, asset quality and financial condition, and that bank holding companies should inform and consult with the Federal Reserve in advance of declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid. We expect to consult the Federal Reserve in advance of our distribution of $27.0 million to existing shareholders from the net proceeds of this offering.

The holders of our debt obligations and preferred stock will have priority over our common stock with respect to payment in the event of liquidation, dissolution or winding up and with respect to the payment of interest and dividends.

In any liquidation, dissolution or winding up of the Company, our common stock would rank below all claims of debt holders against us as well as any preferred stock that has been issued. As of December 31, 2020, we had outstanding an aggregate of $28.3 million of subordinated notes, net of debt issuance costs, and we did not have any authorized preferred stock. We could incur such debt obligations or issue preferred stock in the future to raise additional capital. In such event, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of the Company until after all of our obligations to the debt holders are satisfied and holders of subordinated debt and senior equity securities, including preferred shares, if any, have received any payment or distribution due to them. In addition, we will be required to pay interest on the subordinated notes and dividends on the trust preferred securities and preferred stock before we will be able to pay any dividends on our common stock.

California law and the provisions of our amended and restated articles of incorporation and amended and restated bylaws may have an anti-takeover effect, and there are substantial regulatory limitations on changes of control of bank holding companies.

California corporate law and provisions of our amended and restated articles of incorporation to be in effect upon the completion of this offering, or our amended articles of incorporation, and our amended and restated bylaws to be in effect upon the completion of this offering, or our amended bylaws, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial by our shareholders. Furthermore, with certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring 10% or more (5% or more if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our Company without prior notice or application to and the approval of the Federal Reserve. Accordingly, prospective investors must comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. Collectively, provisions of our amended articles of incorporation and amended bylaws and other statutory and regulatory provisions may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our shareholders receiving a premium over the market price for their common stock. Moreover, the combination of these provisions effectively inhibits certain business combinations, which, in turn, could adversely affect the market price of our common stock.

Our amended bylaws have an exclusive forum provision, which could limit a shareholder’s ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our amended bylaws have an exclusive forum provision providing that, unless we consent in writing to the selection of an alternative forum, the United States District Court for the Northern District of California (or, in

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the event that the United States District Court for the Northern District of California does not have jurisdiction, any federal or state court of California) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any duty owed by any director, or officer or other employee to us or to our shareholders, (iii) any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the General Corporation Law of California, or CGCL, or the amended articles of incorporation or the amended bylaws or (iv) any action asserting a claim against us or any of our directors or officers or other employees that is governed by the internal affairs doctrine. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have notice of and to have consented to this provision of our amended bylaws. The exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have an adverse effect on our business, financial condition, results of operations and growth prospects.

Prior to this offering, we were treated as an S Corporation, and claims of taxing authorities related to our prior status as an S Corporation could adversely affect us.

Immediately prior to the consummation of this offering, our status as an S Corporation will terminate and we will be treated as a C Corporation under the provisions of Sections 301 through 385 of the Code, which treat the corporation as an entity that is subject to U.S. federal income tax. If the unaudited, open tax years in which we were an S Corporation are audited by the IRS, and we are determined not to have qualified for, or to have violated any requirement for maintaining, our S Corporation status, we will be obligated to pay back taxes, interest and penalties. The amounts that we would be obligated to pay could include taxes on all our taxable income while we were an S Corporation. Any such claims could result in additional costs to us and could have an adverse effect on our business, financial condition and results of operations.

We intend to enter into a Tax Sharing Agreement with most or all of our existing shareholders and could become obligated to make payments to our existing shareholders for any additional federal, state or local income taxes assessed against them for tax periods prior to the completion of this offering.

We historically have been treated as an S Corporation for U.S. federal income tax purposes. Because we have been an S Corporation our existing shareholders have been taxed on our net income. Therefore, our existing shareholders have received distributions, referred to as tax distributions, from us that were generally intended to equal the amount of tax the existing shareholders were required to pay with respect to our income. In connection with this offering, our S Corporation status will terminate and we will thereafter be subject to federal and increased California income taxes. In the event of an adjustment to our reported taxable income for periods prior to termination of our S Corporation status, it is possible that our existing shareholders would be liable for additional income taxes for those prior periods. Pursuant to the Tax Sharing Agreement, upon our filing any tax return (amended or otherwise), in the event of any restatement of our taxable income or pursuant to a determination by, or a settlement with, a taxing authority, for any period during which we were an S Corporation, depending on the nature of the adjustment, we may be required to make a payment to our existing shareholders, who accept distribution of the estimated balance of our federal accumulated adjustments account under the Tax Sharing Agreement, in an amount equal to such shareholders’ incremental tax liability (including interest and penalties), which amount may be material. In addition, the Tax Sharing Agreement provides that we will indemnify such shareholders with respect to unpaid income tax liabilities (including interest and penalties) to the extent that such unpaid income tax liabilities are attributable to an adjustment to our taxable income for any period after our S Corporation status terminates. In both cases the amount of the payment will be based on the assumption that our existing shareholders are taxed at the highest federal and state income tax rates applicable to married individuals filing jointly and residing in California for the relevant periods. Our existing shareholders who accept distribution of the estimated balance of our federal accumulated adjustments account under the Tax Sharing Agreement will, severally and not jointly, indemnify us with respect to our unpaid income tax liabilities (including interest and penalties) to the extent that such unpaid income tax liabilities are attributable to a decrease

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in any such shareholder’s taxable income for any tax period and a corresponding increase in our taxable income for any period (but only to the extent of the amount by which the shareholder’s tax liability is reduced).

An investment in our common stock is not an insured deposit.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described herein, and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you could lose some or all of your investment.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will incur significant legal, accounting, insurance and other expenses. We will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and applicable securities rules and regulations. These laws and regulations increase the scope, complexity and cost of corporate governance, reporting and disclosure practices over those of non-public or non-reporting companies. Despite our conducting business in a highly regulated environment, these laws and regulations have different requirements for compliance than we have experienced prior to becoming a public company. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and operating results and maintain effective disclosure controls and procedures and internal control over financial reporting. As a Nasdaq listed company, we will be required to prepare and file proxy materials which meet the requirements of the Exchange Act and the SEC’s proxy rules. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company” as defined in the JOBS Act. In order to maintain, appropriately document and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet the standards required by the Sarbanes-Oxley Act, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Additionally, any failure by us to file our periodic reports with the SEC in a timely manner could harm our reputation and cause our investors and potential investors to lose confidence in us, and restrict trading in, and reduce the market price of, our common stock, and potentially our ability to access the capital markets.

If we fail to design, implement and maintain effective internal control over financial reporting or remediate any future material weakness in our internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Effective internal control over financial reporting is necessary for us to provide reliable reports and prevent fraud. We may not be able to identify all significant deficiencies and/or material weaknesses in our internal control over financial reporting in the future, and our failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have an adverse effect on our business, financial condition and results of operations.

In the normal course of our operations, we may identify deficiencies that would have to be remediated to satisfy the SEC rules for certification of our internal control over financial reporting. A material weakness is defined by the standards issued by the PCAOB, as a deficiency, or combination of deficiencies, in internal control over financial reporting that results in a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As a consequence, we would have to disclose in periodic reports we file with the SEC any material weakness in our internal control over financial reporting. The existence of a material weakness would preclude management from concluding that our internal control over financial reporting is effective and, when we cease to be an emerging growth company under the JOBS Act, preclude our independent registered public accounting firm from rendering their report addressing

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an assessment of the effectiveness of our internal control over financial reporting. In addition, disclosures of deficiencies of this type in our SEC reports could cause investors to lose confidence in our financial reporting, and may negatively affect the market price of our common stock, and could result in the delisting of our securities from the securities exchanges on which they trade. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal control over financial reporting, such deficiencies may adversely affect us.

General Risk Factors

The COVID-19 pandemic and the impact of actions to mitigate the spread of the virus could adversely affect our business, financial condition and results of operation.

Federal, state and local governments have enacted various restrictions in an attempt to limit the spread of COVID-19. Such measures have disrupted economic activity and contributed to job losses and reductions in consumer and business spending. In response to the economic and financial effects of COVID-19, the Federal Reserve has sharply reduced interest rates (which we expect will likely remain low for a considerable period) and instituted quantitative easing measures as well as domestic and global capital market support programs. In addition, the current and prior presidential administrations, Congress, various federal agencies and state governments have taken measures to address the economic and social consequences of the pandemic, including the passage of the CARES Act, which was enacted on March 27, 2020, and the Consolidated Appropriations Act, 2021, which was enacted on December 27, 2020. The CARES Act provides wide-ranging economic relief for individuals and businesses impacted by COVID-19, and the Consolidated Appropriations Act, 2021, extended some of these relief provisions in certain respects as well as provided other forms of relief.

The CARES Act established and provided $349 billion in funding for the PPP, a loan program administered by the SBA. Under the PPP, small businesses, sole proprietorships, independent contractors and self-employed individuals may apply for forgivable loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria. Congress appropriated an additional $310 billion to the PPP on April 24, 2020, and amended the PPP on June 5, 2020 to make the terms of the PPP loans and loan forgiveness more flexible. The Consolidated Appropriations Act, 2021, provided additional funding for the PPP of approximately $284 billion and allows eligible borrowers, including certain borrowers who already received a PPP loan, to apply for PPP loans through March 31, 2021. In April 2020, we began processing loan applications under the PPP.

In addition, the CARES Act and related guidance from the federal banking agencies provide financial institutions the option to temporarily suspend requirements under GAAP related to classification of certain loan modifications as troubled debt restructurings, or TDRs, to account for the current and anticipated effects of COVID-19. The CARES Act, as amended by the Consolidated Appropriations Act, 2021, specified that COVID-19 related loan modifications executed between March 1, 2020 and the earlier of (i) 60 days after the date of termination of the national emergency declared by the President and (ii) January 1, 2022, on loans that were current as of December 31, 2019 are not TDRs. Additionally, under guidance from the federal banking agencies, other short-term modifications made on a good faith basis in response to COVID-19 to borrowers that were current prior to any relief are not TDRs under ASC Subtopic 310-40, “Troubled Debt Restructuring by Creditors.” These modifications include short-term (e.g., up to six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant. We are making a high level of loan modifications under our deferred payment program. Further, our loan portfolio includes loans that are in forbearance but which are not classified as TDRs because they were current at the time forbearance began. When the forbearance periods end, we may be required to classify a substantial portion of these COVID-19 deferments as TDRs.

The CARES Act and the Consolidated Appropriations Act, 2021, also include a range of other provisions designed to support the U.S. economy and mitigate the impact of COVID-19 on financial institutions and their customers, including through the authorization of various programs and measures that the U.S. Department of the Treasury, the Federal Reserve and other federal agencies may or are required to implement. Among other provisions, sections 4022 and 4023 of the CARES Act provide mortgage loan forbearance relief to certain

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borrowers experiencing financial hardship during the COVID-19 emergency. Further, in response to the COVID-19 outbreak, the Federal Reserve implemented a number of facilities to provide emergency liquidity to various segments of the U.S. economy and financial markets. Many of these facilities expired on December 31, 2020, or were extended for brief periods into 2021. The expiration of these facilities could have adverse effect on U.S. economy and ultimately on our business. Moreover, if federal stimulus measures and emergency lending programs and liquidity facilities are not effective in mitigating the effect of the COVID-19 pandemic, credit issues for our loan customers may be severe and adversely affect our business, results of operations, and financial condition more substantially over a longer period of time.

In response to the COVID-19 pandemic, all of the federal banking regulatory agencies have encouraged lenders to extend additional loans, and the federal government is considering additional stimulus and support legislation focused on providing aid to various sectors, including small businesses. The full impact on our lending and other business activities as a result of new government and regulatory policies, programs and guidelines, as well as regulators’ reaction to such activities, remains uncertain.

The continuation of the economic effects of the COVID-19 pandemic has had a destabilizing effect on financial markets, key market indices and overall economic activity. The uncertainty regarding the duration of the pandemic and the resulting economic disruption has caused increased market volatility and has led to an economic recession and a significant decrease in consumer confidence and business generally. The continuation of these conditions (including whether due to a resurgence or additional waves of COVID-19 infections, particularly as the geographic areas in which we operate determine whether and when to re-open, and how quickly and to what extent normal economic and operating conditions can resume, especially as a vaccine becomes widely available), as well as the impacts of the CARES Act and other federal and state measures, specifically with respect to loan forbearances, has adversely affected our business, financial condition and results of operations, and has and can be expected to further adversely impact our business, financial condition and results of operations and the operations of our borrowers, customers and business partners. In particular, these events have had, and/or can be expected to continue to have, the following effects, among other things:

•	impair the ability of borrowers to repay outstanding loans or other obligations, resulting in increases in delinquencies and modifications to loans;
•	impair the value of collateral securing loans (particularly with respect to real estate);
•	impair the value of our assets, including our securities portfolio, goodwill and intangible assets;
•	require an increase in our allowance for credit losses;
•	adversely affect the stability of our deposit base or otherwise impair our liquidity;
•	reduce our revenues from fee-based services;
•	negatively impact our self-insurance healthcare costs;
•	result in increased compliance risk as we become subject to new regulatory and other requirements, including new and changing guidance, associated with the PPP and other new programs in which we participate;
•	impair the ability of loan guarantors to honor commitments;
•	negatively impact our regulatory capital ratios;
•	negatively impact the productivity and availability of key personnel necessary to conduct our business, and of third-party service providers who perform critical services for us, or otherwise cause operational failures due to changes in our normal business practices necessitated by the pandemic and related governmental actions; and
•	increase cyber and payment fraud risk and other operational risks, given increased online and remote activity.

Prolonged measures by health or other governmental authorities encouraging or requiring significant restrictions on travel, assembly or other core business practices could further harm our business and those of our customers, in particular our small to medium-sized business customers. Although we have business continuity plans and other safeguards in place, there is no assurance that they will be effective.

Our results of operations have been adversely affected by the factors described above. For example, for the year ended December 31, 2020, these factors caused a substantial increase in our provision for loan losses and the increased amount of our problem loans. While the ultimate impact of these factors over the longer term is

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uncertain and we do not yet know the full extent of the impacts on our business, our operations or the global economy as a whole, nor the pace of economic recovery when the COVID-19 pandemic subsides, the decline in economic conditions generally and a prolonged negative impact on small to medium-sized businesses, in particular, due to COVID-19 is likely to result in an adverse effect on our business, financial condition and results of operations in future periods, and may heighten many of our known risks.

We are dependent on our management team and key employees.

Our success depends, in large part, on the retention of our management team and key employees. Our management team and other key employees, including those who conduct our loan origination and other business development activities, have significant industry experience. We cannot ensure that we will be able to retain the services of any members of our management team or other key employees. Though we have employment agreements in place with certain members of our management team they may still elect to leave at any time. The loss of any of our management team or our key employees could adversely affect our ability to execute our business strategy, and we may not be able to find adequate replacements on a timely basis, or at all.

Our future success also depends on our continuing ability to attract, develop, motivate and retain key employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. Because the market for qualified individuals is highly competitive, we may not be able to attract and retain qualified officers or candidates. Failure to attract and retain a qualified management team and qualified key employees could have an adverse effect on our business, financial condition and results of operations.

Our success is largely dependent upon our ability to successfully execute our business strategy.

There can be no assurance that we will be able to continue to grow and to remain profitable in future periods, or, if profitable, that our overall earnings will remain consistent with our prior results of operations, or increase in the future. A downturn in economic conditions in our market, particularly in the real estate market, heightened competition from other financial services providers, an inability to retain or grow our core deposit base, regulatory and legislative considerations, and failure to attract and retain high-performing talent, among other factors, could limit our ability to grow assets, or increase profitability, as rapidly as we have in the past. Sustainable growth requires that we manage our risks by following prudent loan underwriting standards, balancing loan and deposit growth without materially increasing interest rate risk or compressing our net interest margin, maintaining more than adequate capital at all times, managing a growing number of customer relationships, scaling technology platforms, hiring and retaining qualified employees and successfully implementing our strategic initiatives. We must also successfully implement improvements to, or integrate, our management information and control systems, procedures and processes in an efficient and timely manner and identify deficiencies in existing systems and controls. In particular, our controls and procedures must be able to accommodate an increase in loan volume in various markets and the infrastructure that comes with expanding operations, including new branches. Our growth strategy may require us to incur additional expenditures to expand our administrative and operational infrastructure. If we are unable to effectively manage and grow our banking franchise, we may experience compliance and operational problems, have to slow the pace of growth, or have to incur additional expenditures beyond current projections to support such growth. We may not have, or may not be able to develop, the knowledge or relationships necessary to be successful in new markets. Our failure to sustain our historical rate of growth, adequately manage the factors that have contributed to our growth or successfully enter new markets could have an adverse effect on our earnings and profitability and, therefore on our business, financial condition and results of operations.

We may pursue strategic acquisitions in the future, and we may not be able to overcome risks associated with such transactions.

Although we plan to continue to grow our business organically, we may explore opportunities to invest in, or to acquire, other financial institutions and businesses that we believe would complement our existing business. Our investment or acquisition activities could be material to our business and involve a number of risks including the following:

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•	investing time and incurring expense associated with identifying and evaluating potential investments or acquisitions and negotiating potential transactions, resulting in our attention being diverted from the operation of our existing business;
•	the lack of history among our management team in working together on acquisitions and related integration activities;
•	the time, expense and difficulty of integrating the operations and personnel of the combined businesses;
•	unexpected asset quality problems with acquired companies;
•	inaccurate estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution or assets;
•	risks of impairment to goodwill or other-than-temporary impairment of investment securities;
•	potential exposure to unknown or contingent liabilities of banks and businesses we acquire;
•	an inability to realize expected synergies or returns on investment;
•	potential disruption of our ongoing banking business; and
•	loss of key employees or key customers following our investment or acquisition.

We may not be successful in overcoming these risks or other problems encountered in connection with potential investments or acquisitions. Our inability to overcome these risks could have an adverse effect on our ability to implement our business strategy and enhance shareholder value, which, in turn, could have an adverse effect on our business, financial condition and results of operations. Additionally, if we record goodwill in connection with any acquisition, our business, financial condition and results of operations may be adversely affected if that goodwill is determined to be impaired, which would require us to take an impairment charge.

New lines of business, products, product enhancements or services may subject us to additional risk.

From time to time, we may implement new lines of business or offer new products and product enhancements as well as new services within our existing lines of business. There are substantial risks and uncertainties associated with these efforts. In developing, implementing or marketing new lines of business, products, product enhancements or services, we may invest significant time and resources. We may underestimate the appropriate level of resources or expertise necessary to make new lines of business or products successful or to realize their expected benefits. We may not achieve the milestones set in initial timetables for the development and introduction of new lines of business, products, product enhancements or services, and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the ultimate implementation of a new line of business or offerings of new products, product enhancements or services. Any new line of business, product, product enhancement or service could have a significant impact on the effectiveness of our system of internal controls. We may also decide to discontinue businesses or products, due to lack of customer acceptance or unprofitability. Failure to successfully manage these risks in the development and implementation of new lines of business or offerings of new products, product enhancements or services could have an adverse effect on our business, financial condition and results of operations.

Our reputation is critical to our business, and damage to it could have an adverse effect on us.

A key differentiating factor for our business is the strong reputation we are building in our market. Maintaining a positive reputation is critical to attracting and retaining customers and employees. Adverse perceptions of us could make it more difficult for us to execute on our strategy. Harm to our reputation can arise from many sources, including actual or perceived employee misconduct, errors or misconduct by our third party vendors or other counterparties, litigation or regulatory actions, our failure to meet our high customer service and quality standards and compliance failures.

In particular, it is not always possible to prevent employee error or misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Because the nature of the financial services business involves a high volume of transactions, certain errors may be repeated or compounded before they are discovered and successfully rectified. Our necessary dependence upon processing systems to record and process

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transactions and our large transaction volume may further increase the risk that employee errors, tampering or manipulation of those systems will result in losses that are difficult to detect. Employee error or misconduct could also subject us to financial claims. If our internal control systems fail to prevent or detect an occurrence, or if any resulting loss is not insured, exceeds applicable insurance limits or if insurance coverage is denied or not available, it could have an adverse effect on our business, financial condition and results of operations.

Additionally, as a financial institution, we are inherently exposed to operational risk in the form of theft and other fraudulent activity by employees, customers and other third parties targeting us and our customers or data. Such activity may take many forms, including check fraud, electronic fraud, wire fraud, phishing, social engineering and other dishonest acts. Although we devote substantial resources to maintaining effective policies and internal controls to identify and prevent such incidents, given the increasing sophistication of possible perpetrators, we may experience financial losses or reputational harm as a result of fraud.

Negative publicity about us, whether or not accurate, may also damage our reputation, which could have an adverse effect on our business, financial condition and results of operations.

Our operations could be interrupted if our third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

We outsource some of our operational activities and accordingly depend on relationships with third-party providers for services such as core systems support, informational website hosting, internet services, online account opening and other processing services. Our business depends on the successful and uninterrupted functioning of our information technology and telecommunications systems, many of which also depend on third party providers. The failure of these systems, a cybersecurity breach involving any of our third-party service providers or the termination or change in terms of a third-party software license or service agreement on which any of these systems is based could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. Replacing vendors or addressing other issues with our third-party service providers could entail significant delay, expense and disruption of service.

As a result, if these third-party service providers experience difficulties, are subject to cybersecurity breaches, or terminate their services, and we are unable to replace them with other service providers, particularly on a timely basis, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be adversely affected. Even if we are able to replace third-party service providers, it may be at a higher cost to us, which could adversely affect our business, financial condition and results of operations.

Furthermore, third-party service providers, and banking organizations’ relationships with those providers, are subject to demanding regulatory requirements and attention by bank regulators. Our regulators may hold us responsible for any deficiencies in our oversight or control of our third-party service providers and in the performance of the parties with which we have these relationships. As a result, if our regulators assess that we have not exercised adequate oversight and control over our third-party service providers or that such providers have not performed adequately, we could be subject to administrative penalties, fines, or other forms of regulatory enforcement action as well as requirements for consumer remediation, any of which could have an adverse effect on our business, financial condition and results of operations.

System failure or cybersecurity breaches of our network security could subject us to increased operating costs as well as litigation, damage to our reputation and other potential losses.

Failures in, or breaches of, our computer systems and network infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks, could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses. Our operations are dependent upon our ability to protect our computer equipment against damage

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from fire, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure that causes an interruption in our operations could have an adverse effect on our business, financial condition and results of operations. In addition, our operations are dependent upon our ability to protect our computer systems and network infrastructure, including our internet banking activities, against damage from physical break-ins, cybersecurity breaches and other disruptive problems caused by the internet or other users. Cybersecurity breaches and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and damage to our reputation, and may discourage current and potential customers from using our internet banking services. Our security measures, including firewalls and penetration testing, may not prevent or detect future potential losses from system failures or cybersecurity breaches.

In the normal course of business, we collect, process, and retain sensitive and confidential information regarding our customers. Although we devote significant resources and management focus to ensuring the integrity of our systems through information security and business continuity programs, our facilities and systems, and those of our third-party service providers, are vulnerable to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. We and our third-party service providers have experienced these types of events in the past and expect to continue to experience them in the future. These events could interrupt our business or operations, result in significant legal and financial exposure, supervisory liability, regulatory enforcement action, damage to our reputation, loss of customers and business or a loss of confidence in the security of our systems, products and services. Although the impact to date from these events has not had an adverse effect on us, we cannot be sure this will be the case in the future. Any of these occurrences could have an adverse effect on our business, financial condition and results of operations.

Information security risks for financial institutions like us have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile devices) to conduct financial and other business transactions and the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others. In addition to cyber-attacks or other security breaches involving the theft of sensitive and confidential information, hackers recently have engaged in attacks against large financial institutions that are designed to disrupt key business services, such as consumer-facing web sites. We are not able to anticipate or implement effective preventive measures against all security breaches of these types, especially because the techniques used change frequently and because attacks can originate from a wide variety of sources. Our early detection and response mechanisms may be thwarted by sophisticated attacks and malware designed to avoid detection.

Our ability to conduct our business could be disrupted by natural or man-made disasters.

All of our offices, and a significant portion of the real estate securing loans we make, and our borrowers’ business operations in general, are located in California. California has had and will continue to have major earthquakes in areas where a significant portion of the collateral and assets of our borrowers are concentrated. California is also prone to fires, mudslides, floods and other natural disasters, such as the recent fires that impacted several counties in California, including Orange and Napa. Additionally, acts of terrorism, war, civil unrest, violence, or other man-made disasters could also cause disruptions to our business or to the economy as a whole. The occurrence of natural or man-made disasters could destroy, or cause a decline in the value of, mortgaged properties or other assets that serve as our collateral and increase the risk of delinquencies, defaults, foreclosures and losses on our loans, damage our banking facilities and offices, negatively impact regional economic conditions, result in a decline in loan demand and loan originations, result in drawdowns of deposits by customers impacted by disasters and negatively impact the implementation of our growth strategy. Natural or man-made disasters could also disrupt our business operations more generally. We have implemented a business continuity program that allows us to move critical functions to a backup data center in the event of a catastrophe. Although this program has been tested, we cannot guarantee its effectiveness in any disaster scenarios. Regardless of the effectiveness of our disaster recovery and business continuity plan, the occurrence of any natural or man-made disaster could have an adverse effect on our business, financial condition and results of operations.

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Litigation and regulatory actions, including possible enforcement actions, could subject us to significant fines, penalties, judgments or other requirements resulting in increased expenses or restrictions on our business activities.

In the normal course of business, from time to time, we have in the past and may in the future be named as a defendant in various legal actions, arising in connection with our current and/or prior business activities. Legal actions could include claims for substantial compensatory or punitive damages or claims for indeterminate amounts of damages. Further, in the future our regulators may impose consent orders, civil money penalties, matters requiring attention, or similar types of supervisory criticism. We may also, from time to time, be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our current and/or prior business activities. Any such legal or regulatory actions may subject us to substantial compensatory or punitive damages, significant fines, penalties, obligations to change our business practices or other requirements resulting in increased expenses, diminished income and damage to our reputation. Our involvement in any such matters, whether tangential or otherwise and even if the matters are ultimately determined in our favor, could also cause significant harm to our reputation and divert management attention from the operation of our business. Further, any settlement, consent order or adverse judgment in connection with any formal or informal proceeding or investigation by government agencies may result in litigation, investigations or proceedings as other litigants and government agencies begin independent reviews of the same activities. As a result, the outcome of legal and regulatory actions could have an adverse effect on our business, results of operations and results of operations.

We are subject to an extensive body of accounting rules and best practices. Periodic changes to such rules may change the treatment and recognition of critical financial line items.

The nature of our business makes us sensitive to the large body of accounting rules in the United States. From time to time, the governing bodies that oversee changes to accounting rules and reporting requirements may release new guidance for the preparation of our consolidated financial statements. These changes can materially impact how we record and report our financial condition and results of operations. In some instances, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements. Changes which have been approved for future implementation, or which are currently proposed or expected to be proposed or adopted include requirements that we: (i) calculate the allowance for loan losses on the basis of the current expected loan losses over the lifetime of our loans, which is expected to be applicable to us beginning in 2023, and may result in increases in our allowance for loan losses and future provisions for loan losses; and (ii) record the value of and liabilities relating to operating leases on our balance sheet, which is expected to be applicable beginning in 2022. These changes could adversely affect our capital, regulatory capital ratios, ability to make larger loans, earnings and performance metrics. Any such changes could have an adverse effect on our business, financial condition and results of operations.

The accuracy of our consolidated financial statements and related disclosures could be affected if the judgments, assumptions or estimates used in our critical accounting policies are inaccurate.

The preparation of financial statements and related disclosures in conformity with GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies, which are included in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that we consider “critical” because they require judgments, assumptions and estimates that materially affect our consolidated financial statements and related disclosures. As a result, if future events or regulatory views concerning such analysis differ significantly from the judgments, assumptions and estimates in our critical accounting policies, those events or assumptions could have a material impact on our consolidated financial statements and related disclosures, in each case resulting in our possible need to revise or, if in error, restate prior period financial statements, cause damage to our reputation and the price of our common stock and adversely affect our business, financial condition and results of operations.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and future oral and written statements by us and our management may contain, forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties, which change over time, and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to:

•	uncertain market conditions and economic trends nationally, regionally and particularly in Northern California and California, including as a result of the COVID-19 pandemic;
•	risks related to the concentration of our business in California, and specifically within Northern California, including risks associated with any downturn in the real estate sector;
•	the occurrence of significant natural disasters, including fires and earthquakes;
•	risks related to the impact of the COVID-19 pandemic on our business and operations;
•	changes in market interest rates that affect the pricing of our loans and deposits and our net interest income;
•	risks related to our strategic focus on lending to small to medium-sized businesses;
•	the sufficiency of the assumptions and estimates we make in establishing reserves for potential loan losses and the value of loan collateral and securities;
•	our ability to attract and retain executive officers and key employees and their customer and community relationships;
•	the risks associated with our loan portfolios, and specifically with our commercial real estate loans;
•	our level of nonperforming assets and the costs associated with resolving problem loans, if any, and complying with government-imposed foreclosure moratoriums;
•	our ability to maintain adequate liquidity (including in compliance with the U.S. rules finalizing the Basel Committee on Banking Supervision’s December 2010 capital framework, or Basel III) and to raise necessary capital to fund our growth strategy and operations or to meet increased minimum regulatory capital levels;
•	the effects of increased competition from a wide variety of local, regional, national and other providers of financial and investment services;
•	risks associated with unauthorized access, cyber-crime and other threats to data security;
•	our ability to comply with various governmental and regulatory requirements applicable to financial institutions, including supervisory actions by federal and state banking agencies;
•	the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, and economic stimulus programs;
•	governmental monetary and fiscal policies, including the policies of the Federal Reserve;
•	our ability to implement, maintain, and improve effective internal controls;
•	our use of the net proceeds from this offering; and
•	other factors that are discussed in the sections entitled “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in this prospectus, including those discussed in the section entitled “Risk Factors.” New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence or how they will affect us. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We disclaim any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

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USE OF PROCEEDS

Assuming an initial public offering price of $19.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), we estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $89.9 million, or approximately $103.9 million if the underwriters exercise their option to purchase additional shares from us in full.

Each $1.00 increase (decrease) in the assumed initial public offering price per share of $19.00, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, by $4.9 million, or approximately $5.6 million if the underwriters exercise their option to purchase additional shares from us in full, assuming the number of shares we sell, as set forth on the cover of this prospectus, remains the same.

We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $17.7 million, assuming no change in the assumed initial public offering price and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds to us from this offering (i) to fund a cash distribution to our existing shareholders following the completion of this offering in the amount of $27.0 million (purchasers of our common stock in this offering will not be entitled to receive any portion of this distribution), subject to adjustment as provided in the Tax Sharing Agreement; and (ii) to use the remainder of the net proceeds, which we expect to be approximately $62.9 million, to  increase the capital of the Bank in order to support our organic growth strategies, including expanding our overall market share, to strengthen our regulatory capital and for working capital and other general corporate purposes.

We reserve the right to use the net proceeds we receive in this offering in any manner we consider to be appropriate. Although we do not contemplate changes in the proposed use of proceeds, to the extent we find that adjustment is required for other uses by reason of existing business conditions, the use of proceeds may be adjusted. The actual use of the proceeds of this offering could differ from those outlined above as a result of several factors including those set forth in the section entitled “Risk Factors” and elsewhere in this prospectus. Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the proceeds.

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CAPITALIZATION

The following table sets forth our capitalization and regulatory capital ratios on a consolidated basis as of December 31, 2020:

•	on an actual basis; and
•	on a pro forma basis after giving effect to:
•	the offering and sale of 5,265,000 shares of our common stock at the assumed initial public offering price per share of $19.00, which is the midpoint of the price range set forth on the cover page of this prospectus, resulting in net proceeds to us, after deducting underwriting discounts and estimated offering expenses payable by us of approximately $89.9 million;
•	cash distributions of $19.8 million in the aggregate to our existing shareholders pursuant to dividends declared on January 5, 2021, January 21, 2021 and April 6, 2021;
•	a cash distribution of $27.0 million to our existing shareholders following the completion of this offering using a portion of the net proceeds of this offering; and
•	termination of our election to be taxed as an S Corporation.

Each $1.00 increase (decrease) in the assumed initial public offering price per share of $19.00, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our total shareholders’ equity and total capitalization, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, by $4.9 million, or approximately $5.6 million if the underwriters exercise their option to purchase additional shares from us in full, assuming the number of shares we sell, as set forth on the cover of this prospectus, remains the same.

We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) our total shareholders’ equity and total capitalization by $17.7 million, assuming no change in the assumed initial public offering price, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

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The following should be read together with the sections entitled “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Financial Data” and our consolidated financial statements and accompanying notes that are included elsewhere in this prospectus.

	As of December 31, 2020
(Dollars in thousands)	Actual	Pro Forma
Borrowings:
Subordinated notes (due 2027)	$28,320	$28,320

Shareholders’ equity:
Common stock, no par value; 50,000,000 shares authorized; 11,000,273 shares issued and outstanding - actual and 16,265,273 shares issued and outstanding - pro forma	110,082	180,247
Retained earnings	22,348	—
Accumulated other comprehensive income	1,345	1,345
Total shareholders’ equity	133,775	$181,592

Total capitalization	$162,095	$209,912
Capital ratios:
Tier 1 capital to average assets	6.58%	8.98%
Common Equity Tier 1 to RWA	8.98%	12.23%
Tier 1 capital to RWA	8.98%	12.23%
Total capital to RWA	12.18%	15.43%
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DILUTION

If you invest in our common stock, your interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of common stock upon completion of this offering. Net tangible book value per common share represents the amount of our tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

As of December 31, 2020, we had a net tangible book value of $133.8 million, or $12.16 per share. After giving effect to the issuance and sale of shares of our common stock in this offering (assuming the underwriters do not exercise their purchase option), based upon an assumed initial offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, the cash distributions to our existing shareholders in connection with our conversion to a C Corporation as described in this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2020 would have been approximately $181.6 million, or $11.16 per share. This represents an immediate decrease in net tangible book value of $1.00 per share to our existing shareholders and an immediate dilution of $7.84 per share to new investors purchasing common stock in this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) our pro forma net tangible book value after this offering by approximately $4.9 million, or approximately $0.30 per share, and the dilution per share to new investors would increase (decrease) by approximately $0.70, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) our pro forma net tangible book value after this offering by approximately $17.7 million, or approximately $0.38 per share, and the dilution per share to new investors would increase (decrease) by approximately $(0.38), assuming the initial public offering price of $19.00 per share of common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same, the cash distributions to our existing shareholders in connection with our conversion to a C Corporation as described in this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering to be determined at pricing.

The following table illustrates this dilution on a per share basis:

Per Share
Initial public offering price per share of common stock	$19.00
Net tangible book value per share as of December 31, 2020	$12.16
Decrease in net tangible book value per share	$1.00
Pro forma net tangible book value per share after this offering	$11.16
Dilution per share to new investors	$7.84

If the underwriters exercise in full their option to purchase additional shares of common stock in this offering, our pro forma net tangible book value per share would be $11.47 per share of common stock and the dilution to new investors in this offering would be $7.53 per share of common stock, assuming the initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same, the cash distributions to our existing shareholders in connection with our conversion to a C Corporation as described in this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

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MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Market for Common Stock

Prior to this offering, our common stock has not been traded on an established public trading market, and quotations for our common stock were not reported on any market. As a result, there has been no regular market for our common stock. As of April 22, 2021, there were 93 holders of record of our common stock.

We applied to list our common stock for trading on Nasdaq Global Select Market. However, we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. See the section entitled “Underwriting” for more information regarding our arrangements with the underwriters and the factors considered in setting the initial public offering price.

Dividend Policy

Holders of our common stock are entitled to receive dividends only when, as and if declared by our board of directors out of funds legally available for dividends.

S Corporation Dividends and Distributions. Historically, we have been treated as an S Corporation for U.S. federal income tax purposes, and as such, we have paid distributions to our existing shareholders to assist them in paying the U.S. federal income taxes on our taxable income that is “passed through” to them, as well as additional amounts for returns on capital. Since December 31, 2020, as described in the table below, we have made aggregate distributions to our existing shareholders of $19.8 million. Prior to the completion of this offering, our board of directors intends to declare a cash distribution to our existing shareholders in an amount equal to an estimate of the balance of our federal accumulated adjustments account for federal income tax purposes. This amount is generally the cumulative amount of our taxable income that has been included in the taxable income of our shareholders but not yet distributed to them prior to the completion of this offering and is estimated to be $27.0 million. The distribution will be contingent upon, and payable to, our existing shareholders following the completion of this offering and will be funded by a portion of the net proceeds to us from this offering. This distribution will also be subject to adjustment as provided in the Tax Sharing Agreement. Purchasers of our common stock in this offering will not be entitled to receive any portion of this distribution.

The following table shows the cash dividends that have been paid on our common stock in the periods indicated below. The per share amounts are presented to the nearest cent.

Quarterly Period	Amount per Share	Total Cash Dividend (in thousands)

First quarter 2019	$0.70	$5,169
Second quarter 2019	$0.80	$6,913
Third quarter 2019	$0.80	$6,940
Fourth quarter 2019	$0.75	$7,256

First quarter 2020	$0.70	$6,772
Second quarter 2020	$0.50	$4,842
Third quarter 2020	$0.75	$7,275
Fourth quarter 2020	$0.68	$7,480

First quarter 2021	$1.00	$11,002
Second quarter 2021	$0.80	$8,806

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Future Dividend Policy. Following this offering, our dividend policy and practice are expected to change. Following the offering, we will be taxed as a C Corporation and, therefore, we will no longer pay distributions to provide our shareholders with funds to pay U.S. federal income tax on their pro rata portion of our taxable income.

Any future determination relating to our dividend policy will be made by our board of directors and will depend on a number of factors, including general and economic conditions, industry standards, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, our ability to service debt obligations senior to our common stock, banking regulations, contractual, legal, tax and regulatory restrictions, and limitations on the payment of dividends by us to our shareholders or by the Bank to us, and such other factors as our board of directors may deem relevant. We cannot assure you that we will be able to pay dividends to holders of our common stock in the future. Because we are a bank holding company and do not engage directly in business activities of a material nature, our ability to pay any dividends on our common stock depends, in large part, upon our receipt of dividends from the Bank, which is also subject to numerous limitations on the payment of dividends under federal and state banking laws, regulations and policies.

Dividend Limitations. California law places limits on the amount of dividends the Bank may pay to the Company without prior approval. Prior regulatory approval is required to pay dividends which exceed the lesser of the Bank’s retained earnings or the Bank’s retained net income for the prior three fiscal years less the amount of any dividends made by the Bank or any majority-owned subsidiary of the Bank to shareholders during such period. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve has the same authority over bank holding companies. We would not be able to pay a dividend in excess of our retained earnings, or where our liabilities would exceed our assets.

The Federal Reserve has established requirements with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that we may pay in the future. Where a bank holding company intends to declare or pay a dividend that could raise safety and soundness concerns, it generally will be required to inform and consult with the Federal Reserve in advance. It is the policy of the Federal Reserve that a bank holding company should generally pay dividends on common stock only out of earnings, and only if prospective earnings retention is consistent with the company’s capital needs and overall current and prospective financial condition, and that bank holding companies should inform and consult with the Federal Reserve in advance of declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid. We expect to consult the Federal Reserve in advance of our distribution of $27.0 million to existing shareholders from the net proceeds of this offering. As a depository institution, the deposits of which are insured by the FDIC, the Bank may not pay dividends or make capital distributions if the Bank would thereafter be undercapitalized. In addition, the Bank may not pay dividends on its capital stock if it remains in default on any assessment due to the FDIC. The Bank currently is not in default under any of its obligations to the FDIC. See the section entitled “Supervision and Regulation” for more information regarding the regulatory limitations on our ability to declare and pay dividends.

Our ability to pay dividends may also be limited on account of our outstanding indebtedness. We currently have outstanding two series of subordinated notes. We must make the required payments on our subordinated notes before any cash dividends can be paid on our common stock.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and related notes thereto and other financial information included elsewhere in this prospectus.

To the extent that this discussion describes prior performance, the descriptions relate only to the periods listed, which may not be indicative of our future financial outcomes. In addition to containing historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” We assume no obligation to update any of these forward-looking statements, except to the extent required by law.

The following discussion presents management’s perspective on our results of operations and financial condition on a consolidated basis. However, because we conduct all of our material business operations through our bank subsidiary, Five Star Bank, the discussion and analysis relates to activities primarily conducted by the Bank.

Company Overview

Headquartered in the greater Sacramento metropolitan area of California, we are a bank holding company that operates through our wholly owned subsidiary, Five Star Bank, a California state-chartered bank. We provide a broad range of banking products and services to small and medium-sized businesses, professionals, and individuals primarily in Northern California through seven branch offices and two loan production offices. Our mission is to strive to become the top business bank in all markets we serve through exceptional service, deep connectivity and customer empathy. We are dedicated to serving real estate, agricultural, faith based and small to medium-sized enterprises. We aim to consistently deliver value that meets or exceeds expectations of our shareholders, customers, employees, business partners and community. In summary, we refer to our mission as “purpose-driven and integrity centered banking.” As of December 31, 2020, we had total assets of $2.0 billion, total loans of $1.5 billion and total deposits of $1.8 billion.

Factors Affecting Comparability of Financial Results

S Corporation Status

Since our inception, we have elected to be taxed for U.S. federal income tax purposes as an S Corporation. As a result, our earnings have not been subject to, and we have not paid, U.S. federal income tax, and we have not been required to make any provision or recognize any liability for U.S. federal income tax in our consolidated financial statements. While we are not subject to and have not paid U.S. federal income tax, we are subject to, and have paid, California S Corporation income tax at a current rate of 3.5%. Immediately prior to the completion of this offering and as authorized by the Tax Sharing Agreement, we expect to file consents from the requisite amount of our shareholders to terminate our S Corporation election with the IRS, which will result in the commencement of our taxation as a C Corporation for U.S. federal and California income tax purposes. Upon the termination of our status as an S Corporation, we will commence paying U.S. federal income tax and a higher California income tax on our taxable earnings for each year (including the short year beginning on the date our status as an S Corporation terminates), and our consolidated financial statements will reflect a provision for U.S. federal income tax. As a result of this change, the net income and earnings per share data presented in our historical financial statements and the other financial information set forth in this prospectus, which (unless otherwise specified) do not include any provision for U.S. federal income tax or the higher California income tax rate, will not be comparable with our future net income and earnings per share in periods after we commence to be taxed as a C Corporation. As a C Corporation, our net income will be calculated by including a provision for U.S. federal income tax and a higher California income tax rate at a combined statutory rate of 29.56%.

The termination of our status as an S Corporation may also affect our financial condition and cash flows. Historically, we have made quarterly cash distributions to our shareholders in amounts estimated by us to be

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sufficient for them to pay estimated individual U.S. federal and California income tax liabilities resulting from our taxable income that was “passed through” to them. However, these distributions have not been consistent, as sometimes the distributions have been less than or in excess of the shareholder’s estimated U.S. federal and California income tax liabilities resulting from their ownership of our stock. In addition, these estimates have been based on individual income tax rates, which may differ from the rates imposed on the income of C Corporations. Once our status as an S Corporation terminates, no income will be “passed through” to any shareholders, but, as noted above, we will commence paying U.S. federal income tax and a higher California income tax. The amounts that we have historically distributed to our shareholders may not be indicative of the amount of U.S. federal and California income tax that we will be required to pay after we commence to be taxed as a C Corporation. Depending on our effective tax rate and our future dividend rate, our future cash flows and financial condition could be positively or adversely affected compared to our historical cash flows and financial condition.

Furthermore, deferred tax assets and liabilities will be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of our existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of the change in tax rates resulting from becoming a C Corporation will be recognized in net income in the quarter such change takes place. The difference between the financial statement carrying amounts of assets and liabilities and their respective tax bases would have been recorded as a net deferred tax asset of $5.3 million, or an increase of $4.7 million, and a corresponding $4.7 million increase to shareholders’ equity if it had been recorded on our balance sheet as of December 31, 2020.

Public Company Costs

Following the completion of this offering, we expect to incur additional costs associated with operating as a public company. We expect that these costs will include additional personnel, legal, consulting, regulatory, insurance, accounting, investor relations and other expenses that we did not incur as a private company.

The Sarbanes-Oxley Act, as well as rules adopted by the SEC, the FDIC, the DFPI and national securities exchanges, requires public companies to implement specified corporate governance practices that are currently inapplicable to us as a private company. These additional rules and regulations will increase our legal, regulatory and financial compliance costs and will make some activities more time-consuming and costly.

Key Factors Affecting Our Business

COVID-19

The COVID-19 pandemic and the impact of actions to mitigate the spread of the virus affected our business, financial condition and results of operations in the year ended December 31, 2020. During the year, we maintained our focus on relationship-based banking and made the health and safety of our customers and employees our first priority. To help protect our customers and their finances during the pandemic, we were able to re-open all of our branches, taking into account guidelines from public health officials, while encouraging our customers to conduct business with us via phone, online banking and mobile apps.

Our financial results for the year ended December 31, 2020 were also impacted by the COVID-19 pandemic. On March 27, 2020, the CARES Act was enacted, providing wide ranging economic relief for individuals and businesses impacted by COVID-19, including the PPP, a loan program administered by the SBA. The Consolidated Appropriations Act, 2021, enacted on December 27, 2020, extended some of these relief provisions in certain respects. Under the PPP if a loan is fully forgiven, the SBA will repay the lending bank in full. If a loan is partially forgiven or not forgiven at all, a lender must look to the borrower for repayment of unforgiven principal and interest. If the borrower defaults, in part or in full, the loan is guaranteed by the SBA.

Our responsiveness and certainty of execution resulted in our ability to quickly provide PPP loans to 1,124 customers nationwide, approximately 35% of which were new customers. Because of our relationship-based

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banking approach, the influx of new customers contributed to a corresponding increase in deposits in the year ended December 31, 2020. We expect these trends to continue as we extend additional loans under the PPP in 2021. Our balance of PPP loans at December 31, 2020 was $148.0 million, or 9.8% of total loans.

Additionally, the uncertainty and economic downturn caused by the COVID-19 pandemic affected our overall existing loan portfolio. In 2020, our methodology for evaluating allowance for loan losses was affected by the COVID-19 pandemic resulting in higher reserve levels primarily related to our commercial secured portfolio. We also recognized COVID-19 deferments and related modifications on our loan portfolio more generally. The CARES Act, as amended by the Consolidated Appropriations Act, 2021, specified that COVID-19 related loan modifications executed between March 1, 2020 and the earlier of (i) 60 days after the date of termination of the national emergency declared by the President and (ii) January 1, 2022, on loans that were current as of December 31, 2019 are not TDRs. Additionally, under guidance from the federal banking agencies, other short-term modifications made on a good faith basis in response to COVID-19 to borrowers that were current prior to any relief are not TDRs under ASC Subtopic 310-40, “Troubled Debt Restructuring by Creditors.” These modifications include short-term (e.g., up to six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant. We elected to apply these temporary accounting provisions to payment relief loans beginning in March 2020. As of December 31, 2020, 35 loans totaling $41.4 million, or 2.7% of the loan portfolio, were in a COVID-19 deferral period and 304 loans totaling $108.0 million had been in a COVID-19 deferment at some point during 2020 but were not in such deferment as of December 31, 2020. Of the loans that received COVID-19 deferments, only 24 loans had their principal portion deferred to their respective maturities and that some borrowers received a PPP loan that included loan funds to make their interest-only payments. We accrue and recognize interest income on loans under payment relief based on the original contractual interest rates. When payments resume at the end of the relief period, the payments will generally be applied to accrued interest due until accrued interest is fully paid.

Interest Rates

Net interest income is the most significant contributor to our net income and is the difference between the interest and fees earned on interest-earning assets and the interest expense incurred in connection with interest-bearing liabilities. Net interest income is primarily a function of the average balances and yields of these interest-earning assets and interest-bearing liabilities. These factors are influenced by internal considerations such as product mix and risk appetite as well as external influences such as economic conditions, competition for loans and deposits and market interest rates.

The cost of our deposits and short-term borrowings is primarily based on short-term interest rates, which are largely driven by the Federal Reserve’s actions and market competition. The yields generated by our loans and securities are typically affected by short-term and long-term interest rates, which are driven by market competition and market rates often impacted by the Federal Reserve’s actions. The level of net interest income is influenced by movements in such interest rates and the pace at which such movements occur.

We anticipate that interest rates will remain low over the next few years. Based on our asset sensitivity, a steepened yield curve could have an adverse impact on our net interest income. Conversely, a continued flat yield curve would be expected to benefit our net interest income.

Operating Efficiency

In 2018 we began investing heavily in our infrastructure and personnel, primarily our management and core processing systems. As we have begun to leverage these investments, our efficiency has improved compared to that year. We believe that we are well-positioned for future growth without needing significant additional investment in the near team.

Credit Quality

We have well established loan policies and underwriting practices that have resulted in very low levels of charge-offs and nonperforming assets. We strive to originate quality loans that will maintain the credit quality of

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our loan portfolio. However, credit trends in the markets in which we operate are largely impacted by economic conditions beyond our control and can adversely impact our financial condition.

Competition

The industry and businesses in which we operate are highly competitive. We may see increased competition in different areas including interest rates, underwriting standards and product offerings and structure. While we seek to maintain an appropriate return on our investments, we anticipate that we will experience continued pressure on our net interest margins as we operate in this competitive environment.

Economic Conditions

Our business and financial performance are affected by economic conditions generally in the United States and more directly in the market of Northern California where we primarily operate. The significant economic factors that are most relevant to our business and our financial performance include, but are not limited to, real estate values, interest rates and unemployment rates.

Regulatory Trends

We operate in a highly regulated environment and nearly all of our operations are subject to extensive regulation and supervision. Regulators appointed by the Biden Administration, Congress, the State of California and the DFPI may revise the laws and regulations applicable to us, may impose new laws and regulations, increase the level of scrutiny of our business in the supervisory process, and pursue additional enforcement actions against financial institutions. Future legislative and regulatory changes such as these may increase our costs and have an adverse effect on our business, financial condition and results of operations. The legislative and regulatory trends that will affect us in the future are impossible to predict with any certainty.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and with general practices within the financial services industry. Application of these principles requires management to make complex and subjective estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under current circumstances. These assumptions form the basis for our judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. We evaluate our estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.

Our most significant accounting policies are described in Note 1 to our Financial Statements for the years ended December 31, 2020 and 2019, which are contained elsewhere in this prospectus. We have identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of our consolidated financial statements to those judgments and assumptions, are critical to an understanding of our consolidated financial condition and results of operations. We believe that the judgments, estimates and assumptions used in the preparation of our financial statements are reasonable and appropriate.

Pursuant to the JOBS Act, as an emerging growth company, we can elect to opt out of the extended transition period for adopting any new or revised accounting standards. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we may adopt the standard on the application date for private companies.

We have elected to take advantage of the scaled disclosures and other relief under the JOBS Act, and we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us under the JOBS Act, so long as we qualify as an emerging growth company.

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Loans and Allowance for Loan Losses

The allowance for loan losses represents the estimated probable incurred loan losses in our loan portfolio. The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries of previously charged off amounts, if any, are credited to the allowance for loan losses.

The allowance for loan losses is evaluated on a regular basis by management and is based on management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full and timely collection of interest or principal or when a loan becomes contractually past due by 90 days or more with respect to interest or principal. When a loan is placed on nonaccrual status, all interest previously accrued, but not collected, is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

We consider an originated loan to be impaired when it is probable that the collection of all amounts due, according to the contractual terms is unlikely. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the facts and circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Interest income is recognized on impaired loans in the same manner as nonaccrual loans.

We consider a loan to be a TDR when we have granted a concession and the borrower is experiencing financial difficulty. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under our internal underwriting policy. A TDR loan generally is kept on nonaccrual status until, among other criteria, the borrower has paid for six consecutive months with no payment defaults, at which time the TDR may be placed back on accrual status.

The CARES Act, as amended by the Consolidated Appropriations Act, 2021, specified that COVID-19 related loan modifications executed between March 1, 2020 and the earlier of (i) 60 days after the date of termination of the national emergency declared by the President and (ii) January 1, 2022, on loans that were current as of December 31, 2019 are not TDRs. Additionally, under guidance from the federal banking agencies, other short-term modifications made on a good faith basis in response to COVID-19 to borrowers that were current prior to any relief are not TDRs under ASC Subtopic 310-40, “Troubled Debt Restructuring by Creditors.” These modifications include short-term (e.g., up to six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant.

Fair Value Measurement

We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. We base the fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

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We have established and documented a process for determining fair value. We maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. Whenever there is no readily available market data, management uses its best estimate and assumptions in determining fair value, but these estimates involve inherent uncertainties and the application of management’s judgment.

As a result, if other assumptions had been used, our recorded earnings or disclosures could have been materially different from those reflected in these financial consolidated statements.

Securities Impairment

At each consolidated financial statement date, management assesses each investment to determine if impaired investments are temporarily impaired or if the impairment is other than temporary. Various factors are considered in the assessment, including the nature of the investment, the cause of the impairment, the severity and duration of the impairment, credit ratings and other credit related factors such as third party guarantees and volatility of the security’s fair value. This assessment also includes a determination as to whether we intend to sell the security, or if it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis less any current-period credit losses. If we intend to sell a security or if it is more likely than not that we will be required to sell the security before recovery, an other-than-temporary impairment write-down is recognized in earnings equal to the entire difference between the security’s amortized cost basis and its fair value.

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to executives and directors, based on the fair value of these awards at the date of grant. The fair value of restricted stock awards is determined by considering projections of discounted cash flows available to shareholders (paid in the form of dividends) as well as comparable values for publicly traded banks of similar size and complexity. A Black-Scholes model is utilized to estimate the grant date fair value of stock options, while the estimated fair value of our common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Primary Factors Used to Evaluate Our Business

Results of Operations

In addition to net income, the primary factors we use to evaluate and manage our results of operations include net interest income, noninterest income and noninterest expense.

Net Interest Income

Net interest income is the most significant contributor to our net income. Net interest income represents interest income from interest earning assets, such as loans and investments, less interest expense on interest-bearing liabilities, such as deposits, FHLB advances, subordinated notes and other borrowings, which are used to fund those assets. In evaluating our net interest income, we measure and monitor yields on our interest-earning assets and interest-bearing liabilities as well as trends in our net interest margin. Net interest margin is a ratio calculated as net interest income divided by total interest-earning assets for the same period. We manage our earning assets and funding sources in order to maximize this margin while limiting credit risk and interest rate sensitivity to our established risk appetite levels. Changes in market interest rates and competition in our market typically have the largest impact on periodic changes in our net interest margin.

Noninterest Income

Noninterest income is a secondary contributor to our net income. Noninterest income consists primarily of net gains on the sale of loans, FHLB dividends, and other fee income including loan-related fees and fees related to customer deposits.

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Noninterest Expense

Noninterest expense includes salaries and employee benefits, occupancy and equipment costs, Federal deposit insurance expense, data processing and software fees, professional services fees, advertising and promotional expense, loan-related costs and other general and administrative expenses. In evaluating our level of noninterest expense we closely monitor our efficiency ratio. The efficiency ratio is calculated by dividing noninterest expense to net interest income plus noninterest income. We constantly seek to identify ways to streamline our business and operate more efficiently, which has enabled us to reduce our noninterest expense in both absolute terms and as a percentage of our revenue while continuing to achieve growth in total loans and assets.

Over the past several years, we have invested significant resources in personnel and infrastructure. Noninterest expense is declining and we expect our efficiency ratio will improve due, in part, to our past investment in infrastructure. We believe that we are currently well positioned to continue our growth trajectory without meaningful additions to our cost structure.

Financial Condition

The primary factors we use to evaluate and manage our financial condition include asset quality, capital and liquidity.

Asset Quality

We manage the quality of our loans based upon trends at the overall loan portfolio level as well as within specific product type. We measure and monitor key factors that include the level and trend of classified, delinquent, nonaccrual and nonperforming assets, collateral coverage and credit scores and debt service coverage, where applicable. The metrics directly impact our evaluation of the adequacy of our allowance for loan losses. The quality of our investment portfolio is measured by composition of investment type and is almost entirely comprised of guaranteed U.S. government agency securities and obligations of states and political subdivisions.

Capital

We manage our capital by tracking our level and quality of capital with consideration given to our overall financial condition, our asset quality, our level of allowance for loan losses, our geographic and industry concentrations, and other risk factors in our balance sheet, including interest rate sensitivity. Bank holding companies and banks are subject to various regulatory capital requirements administered by federal bank and state regulatory agencies. We operate under the Small Bank Holding Company Policy Statement, and accordingly are exempt from the Federal Reserve’s generally applicable risk-based-capital ratio and leverage ratio requirements. The Bank is subject to minimum risk-based and leverage capital requirements under federal regulations implementing the Basel III framework, and to regulatory thresholds that must be met for an insured depository institution to be classified as “well-capitalized” under the prompt corrective action framework. Our capital ratios and the capital ratios of the Bank at December 31, 2020 exceeded all applicable minimum capital requirements and the regulatory standards for the Bank to be “well-capitalized.” See the section entitled “Business—Supervision and Regulation” for more information regarding the regulatory capital adequacy requirements applicable to us.

Liquidity

We manage liquidity based upon factors that include the level of diversification of our funding sources, the composition of our deposit types, the availability of unused funding sources, off-balance sheet obligations, the amount of cash and liquid securities we hold and the availability of assets to be readily converted into cash without undue loss. The FDIC evaluates the liquidity of the Bank on a stand-alone basis pursuant to applicable guidance and policies. See the section entitled “Liquidity Management and Capital Adequacy—Liquidity Management” for additional detail on the liquidity requirements applicable to the Bank.

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Operating Highlights

The year ended December 31, 2020 reflects trends of growth in income, assets and deposits that we planned to achieve through our investments over the past several years. These operations resulted in the following highlights:

•	Strong balance sheet growth:
•	We grew our assets by $473.9 million during the year ended December 31, 2020, an increase of 32.0% from December 31, 2019.
•	Loans increased $321.1 million during the year ended December 31, 2020, an increase of 27.1% from December 31, 2019.
•	Total deposits grew by $472.3 million during the year ended December 31, 2020, an increase of 36.0% from December 31, 2019.
•	Strong income growth:
•	We grew our net income by $6.6 million, an increase of 22.6%, during the year ended December 31, 2020, while improving our efficiency ratio from 38.63% to 37.92% during the same period.
•	Strong credit quality:
•	Nonperforming assets were 0.02% of total assets as of December 31, 2020 and net charge-offs were 0.12% of total average loans during the year ended December 31, 2020.

Results of operations—Years ended December 31, 2020 and December 31, 2019

Overview

For the year ended December 31, 2020, our net income was $35.9 million as compared to $29.3 million for the year ended December 31, 2019. The increase of $6.6 million, or 22.6%, was attributed primarily to a $12.2 million increase in net interest income and a $3.9 million increase in noninterest income, offset by a $3.5 million increase in the provision for loan losses and a $5.7 million increase in noninterest expenses.

Net Interest Income

Net interest income increased by $12.2 million, or 22.9%, to $65.2 million for the year ended December 31, 2020 from $53.0 million for the year ended December 31, 2019. Our net interest margin of 3.68% for the year ended December 31, 2020 declined from our net interest margin of 3.98% for the year ended December 31, 2019, primarily due to the decline in the yield on earnings assets which declined from 4.86% to 4.20%, offset by the decline in the cost of interest-bearing liabilities from 1.26% to 0.78%.

Average balance sheet, interest and yield/rate analysis. The following table presents average balance sheet information, interest income, interest expense and the corresponding average yield earned and rates paid for the years ended December 31, 2020 and 2019. The average balances are daily averages and include both performing and nonperforming loans.

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Average Balance Sheet, and Net Interest Analysis.

	For the Years Ended December 31,
	2020			2019
(Dollars in thousands)	Average Balance	Interest Inc/Exp	Average Yield/Rate	Average Balance	Interest Inc/Exp	Average Yield/Rate
Interest-Earning Assets
Loans(1)	$1,439,380	$71,405	4.96%	$1,070,972	$58,349	5.45%
Securities, AFS(2)	86,487	1,359	1.57%	77,788	1,630	2.10%
Securities, HTM(2)	8,671	428	4.94%	9,271	458	4.94%
Interest-bearing deposits in other banks	237,815	1,198	0.50%	173,256	4,241	2.45%
Total interest-earning assets	1,772,353	74,390	4.20%	1,331,287	64,678	4.86%

Noninterest-earning assets(3)	72,628			32,882

Total assets	$1,844,981			$1,364,169

Interest-Bearing Liabilities
Deposits:
Transaction accounts	$141,293	374	0.26%	$130,472	476	0.36%
Money market and savings	906,599	5,844	0.64%	666,259	7,316	1.10%
Time	102,890	1,189	1.16%	99,650	2,220	2.23%
Total interest-bearing deposits	1,150,782	7,407	0.64%	896,381	10,012	1.12%

Sub debt	28,364	1,773	6.25%	25,032	1,601	6.40%
Borrowings	—	—	0.00%	1,066	22	2.06%

Total interest-bearing liabilities	1,179,146	9,180	0.78%	922,479	11,635	1.26%

Noninterest-bearing liabilities
Noninterest-bearing deposits	546,048			342,959
Other noninterest-bearing liabilities	4,496			5,418
Total noninterest-bearing liabilities	550,544			348,377

Equity	115,291			93,313

	$1,844,981			$1,364,169

Net interest spread(4)			3.42%			3.60%

Net interest income/margin(5)		$65,210	3.68%		$53,043	3.98%
(1)	Loan balance includes both loans held for investment and loans held for sale. Nonaccrual loans are included in total loan balances. No adjustment has been made for these loans in the yield calculations. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(2)	Securities available-for-sale, or AFS, and held-to-maturity, or HTM, include obligations of states and political subdivisions of $27.6 million and $17.1 million as of December 31, 2020 and 2019, respectively. Yields are not calculated on a tax-equivalent basis.
(3)	Noninterest-earning assets includes the allowance for loan losses.
(4)	Net interest spread is the average yield on total interest-earning assets minus the average rate on total interest-bearing liabilities.
(5)	Net interest margin is net interest income divided by total interest-earning assets.
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Interest rates and operating interest differential. Increases and decreases in interest income and interest expense result from change in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned from our interest-earning assets and interest incurred on our interest-bearing liabilities. The effect of changes in volume is determined by multiplying the change in volume by the current period’s average rate. The effect of rate changes is calculated by multiplying the change in average rate by the previous period’s volume. The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

Analysis of Changes in Interest Income and Expenses

	For the Years Ended December 31,			For the Years Ended December 31,
	2020 vs 2019			2019 vs 2018
	Variance Due To			Variance Due To
(Dollars in thousands)	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest-Earning Assets
Loans	$18,672	$(5,616)	$13,056	$11,464	$1,500	$12,964
Securities, available for sale	170	(441)	(271)	146	(21)	125
Securities, held to maturity	(30)	—	(30)	(23)	—	(23)
Cash and cash equivalents	1,184	(4,227)	(3,043)	18	624	642
Total Interest-earning assets	19,996	(10,284)	9,712	11,605	2,103	13,708

Interest-Bearing Liabilities
Deposits
Transaction accounts	36	(138)	(102)	56	—	56
Money market and savings accounts	2,157	(3,629)	(1,472)	1,269	2,090	3,359
Time deposits	70	(1,101)	(1,031)	222	680	902
Total interest-bearing deposits	2,263	(4,868)	(2,605)	1,547	2,770	4,317

Subordinated notes	210	(38)	172	38	5	43
Borrowings	(11)	(11)	(22)	22	—	22
Total interest-bearing liabilities	2,462	(4,917)	(2,455)	1,607	2,775	4,382

Net interest income/margin	$17,534	$(5,367)	$12,167	$9,998	$(672)	$9,326

Total interest income increased by $9.7 million, or 15.0%, for the year ended December 31, 2020 as compared to the same period of 2019. For the year ended December 31, 2020, interest income from loans increased by $13.1 million as the average daily balance of loans increased by $368.4 million, or 34.4%, compared to the same period of 2019. This interest income increase from greater average loan balances was partially offset by a 49 basis points decrease in loan yield for the year ended December 31, 2020 as compared to the same period of 2019. Excluding PPP loans, the average loan balances increased by $207.3 million and the yield declined by 40 basis points for the year ended December 31, 2020 compared to the same period of 2019.

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Total interest expense decreased $2.4 million to $9.2 million for the year ended December 31, 2020 from $11.6 million for the year ended December 31, 2019. Interest expense on customer deposits decreased $2.6 million to $7.4 million for the year ended December 31, 2020 from $10.0 million for the same period of 2019. This decrease is due to the cost of interest-bearing deposits declining to 0.64% for the year ended December 31, 2020, from 1.12% for the same period ended 2019, reflecting the decline in overall interest rates during the period.

Provision for Loan Losses

The provision for loan losses is based on management’s assessment of the adequacy of our allowance for loan losses. Factors impacting the provision include inherent risk characteristics in our loan portfolio, the level of nonperforming loans and net charge-offs, both current and historic, local economic and credit conditions, the direction of the change in collateral values, and the funding probability on unfunded lending commitments. The provision for loan losses is charged against earnings in order to maintain our allowance for loan losses, which reflects management’s best estimate of probable losses inherent in our loan portfolio at the balance sheet date.

We recorded a provision for loan losses totaling $9.0 million for the year ended December 31, 2020 as compared to a provision for loan losses of $5.5 million for the year ended December 31, 2019, a $3.5 million increase due to the increase in reserves on the commercial secured portfolio due to higher uncertainty related to the COVID-19 pandemic and related economic effects.

Noninterest Income

Noninterest income increased by $3.9 million to $9.3 million for the year ended December 31, 2020 from $5.4 million for the year ended December 31, 2019.

The following table presents the major components of our noninterest income for the years ended December 31, 2020 and 2019:

	For the Years Ended December 31,
(Dollars in thousands)	2020	2019	$ Increase (Decrease)	% Increase (Decrease)
Service charges on deposit accounts	$367	$453	$(86)	(19.0)%
Net gains (losses) on sales of securities AFS	1,438	(66)	1,504	2,278.8%
Gain on sale of loans	4,145	3,818	327	8.6%
Loan-related fees	2,309	287	2,022	704.5%
FHLB stock dividends	321	327	(6)	(1.8)%
Earnings on bank-owned life insurance	220	227	(7)	(3.1)%
Other	502	347	155	44.7%
	$9,302	$5,393	$3,909	72.5%

Net gains (losses) on sales of securities. Gains on the sale of securities increased by $1.5 million to $1.4 million for the year ended December 31, 2020 from a loss of $66,000 for the same period ended December 31, 2019. The increase was primarily due to sales, largely of municipal securities, to take advantage of the interest rate environment. During the years ended December 31, 2020 and 2019, we had $46.4 million and $15.0 million in proceeds from the sale of securities, respectively.

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Gain on sale of loans. Gain on sale of loans increased by $327,000 to $4.1 million for the year ended December 31, 2020 from $3.8 million for the same period of 2019. The aggregate principal balance of SBA 7(a) guaranteed portions sold during the year ended December 31, 2020 was $71.3 million compared to $70.6 million in 2019. The weighted average premium received was 11.82% during the year ended December 31, 2020 compared to 10.94% in 2019.

Loan-related fees. Loan-related fees increased by $2.0 million to $2.3 million for the year ended December 31, 2020 from $287,000 for the year ended December 31, 2019. Of this increase, $1.6 million relates to swap referral fees. Such fees are recognized when borrowers seeking fixed rate loans are referred to a counterparty who places the swap for the borrower. Another $521,000 of the increase relates to fees received from the City of Sacramento for administering their Small Business and Creative Economy and Emergency Loan Programs.

Noninterest Expense

Noninterest expense increased by $5.7 million to $28.3 million for the year ended December 31, 2020 from $22.6 million for the year ended December 31, 2019.

The following table presents the major components of our noninterest expense for the years ended December 31, 2020 and 2019:

	For the Years Ended December 31,
(Dollars in thousands)	2020	2019	$ Increase (Decrease)	% Increase (Decrease)
Salaries and employee benefits	$16,084	$12,723	$3,361	26.4%
Occupancy and equipment	1,715	1,575	140	8.9%
Data processing and software	1,982	1,323	659	49.8%
Federal deposit insurance	1,137	370	767	207.3%
Professional services	1,960	1,414	546	38.6%
Advertising and promotional	1,102	1,306	(204)	(15.6)%
Loan-related expenses	732	439	293	66.7%
Other operating expenses	3,545	3,425	120	3.5%
	$28,257	$22,575	$5,682	25.2%

Salaries and employee benefits. Salaries and employee benefits increased by $3.4 million to $16.1 million for the year ended December 31, 2020 from $12.7 million for the same period ended 2019. The increase was primarily due to the increase in full-time equivalent employees from 107 to 141, a 31.8% increase, and increased commissions related to our loan and deposit growth as of December 31, 2019 compared to December 31, 2020.

Data processing and software. Data processing and software fees increased by $659,000 to $2.0 million for the year ended December 31, 2020 from $1.3 million for the same period ended 2019. The increase was primarily due to: (i) higher transaction volumes related to the increased number of loan and deposit accounts and (ii) higher software costs for a new online banking product that was implemented in late 2019 and various software products for loan documentation and workflow.

Federal deposit insurance. Federal deposit insurance expense increased by $767,000 to $1.1 million for the year ended December 31, 2020 from $370,000 for the same period ended 2019. The increase was primarily due to our higher assessment base.

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Professional services. Professional services fees increased by $546,000 to $2.0 million for the year ended December 31, 2020 from $1.4 million for the same period ended 2019. The increase was primarily due to higher audit, consulting and legal costs.

Loan-related. Loan-related costs increased by $293,000 to $732,000 for the year ended December 31, 2020 from $439,000 for the same period ended 2019. The increase was primarily due to higher collections legal fees, credit report costs and amortization of SBA servicing asset.

State Income Tax

State income tax expense was $1.3 million and $1.1 million for the years ended December 31, 2020 and 2019 with an effective tax rate of 3.5%. During the periods discussed, we have elected to be taxed as an S Corporation. Under these provisions, we did not pay corporate U.S. federal income tax on our taxable income. Instead, our taxable income was “passed through” to our shareholders. See the sections entitled “—S Corporation Status” above for a discussion of our status as an S Corporation and “—Pro Forma Income Tax Expense and Net Income” below for a discussion on what our income tax expense and net income would have been had we been taxed as a C Corporation.

Pro Forma Income Tax Expense and Net Income

Because of our status as an S Corporation, we had no U.S. federal income tax expense for the years ended December 31, 2020 and 2019. Had we been taxed as a C Corporation and paid U.S. federal income tax for the years ended December 31, 2020 and December 31, 2019, our combined statutory income tax rate would have been 29.56% in each period. These pro forma statutory rates reflect a U.S. federal income tax rate of 21.0% and a California income tax rate of 8.56%, after adjustment for the federal tax benefit, on corporate income and the fact that a portion of our net income in each of these periods was derived from nontaxable income and other nondeductible expenses. Our net income for the years ended December 31, 2020 and 2019 was $35.9 million and $29.3 million, respectively. Had we been subject to U.S. federal income tax during these periods, on a pro forma basis, our provision for combined federal and state income tax would have been $11.0 million and $9.0 million, respectively, for the years ended December 31, 2020 and December 31, 2019. As a result of the foregoing factors, our pro forma net income (after U.S. federal and California state income tax) for the years ended December 31, 2020 and December 31, 2019 would have been $26.2 million and $21.4 million, respectively.

Discussion and Analysis of Financial Condition

The following table summarizes selected components of our balance sheet as of December 31, 2020 and 2019.

	As of December 31,
(Dollars in thousands)	2020	2019
Total assets	$1,953,765	$1,479,859
Total loans	$1,507,979	$1,186,840
Total investments	$122,928	$86,160
Total deposits	$1,784,001	$1,311,750
Total subordinated notes	$28,320	$28,253
Total equity	$133,775	$108,877
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Total Assets

Total assets as of December 31, 2020 were $2.0 billion compared to $1.5 billion at December 31, 2019, an increase of $473.9 million or 32.0%. The increase was primarily driven by an increase in gross loans held for investment and for sale of $321.1 million. Our loan growth was funded primarily through deposits, which increased by $472.3 million, or 36.0%, to $1.8 billion as of December 31, 2020 from $1.3 billion as of December 31, 2019.

Loan Portfolio

Our loan portfolio is our largest class of earning assets and typically provides higher yields than other types of earning assets. Associated with the higher yields is an inherent amount of credit risk which we attempt to mitigate with strong underwriting. As of December 31, 2020 and 2019, our total loans held for investment and for sale amounted to $1.5 billion and $1.2 billion, respectively. The following table presents the balance and associated percentage of each major product type within our portfolio as of the dates indicated.

	As of December 31,
	2020		2019
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans
Loans held for investment:
Real Estate -
Commercial	$1,002,497	66.3%	$817,365	68.8%
Commercial land and development	10,600	0.7%	16,328	1.4%
Commercial construction	91,760	6.1%	98,989	8.3%
Residential construction	11,914	0.8%	17,423	1.5%
Residential	30,431	2.0%	33,572	2.8%
Farmland	50,164	3.3%	72,090	6.1%
Commercial -
Secured	138,676	9.2%	106,981	9.0%
Unsecured	17,526	1.2%	9,549	0.8%
Paycheck Protection Program	147,965	9.8%	—	0.0%
Consumer and other	4,921	0.3%	8,945	0.8%
Total loans held for investment	1,506,454	99.7%	1,181,242	99.5%

Loans held for sale:
Commercial	4,820	0.3%	6,527	0.5%

Total loans before deferred fees	1,511,274	100.0%	1,187,769	100.0%

Net deferred loan fees	(3,295)		(929)

Total loans	$1,507,979		$1,186,840

Commercial real estate, or CRE, loans consist of term loans secured by a mortgage lien on the real property, such as office and industrial buildings, manufactured home communities, self-storage, hospitality, faith-based properties, retail shopping centers and apartment buildings, as well as commercial real estate construction loans that are offered to builders and developers.

Commercial land and construction loans consist of loans made to fund commercial construction and land acquisition and development. The real estate purchased with these loans is generally located in or near our market.

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Commercial loans consist of financing for commercial purposes in various lines of businesses, including manufacturing, service industry and professional service areas. Commercial loans can be secured or unsecured but are generally secured with the assets of the company and/or the personal guarantee of the business owners.

Residential real estate and construction real estate loans consist of loans secured by single-family and multifamily residential properties, which are both owner-occupied and investor-owned.

The following tables present the CRE loan balance, associated percentage of CRE concentrations by collateral type, estimated collateral values and related loan to value, or LTV, ranges as of the dates indicated. Revolving lines of credit with zero balance and 0.0% LTV are excluded from this table. Collateral values are determined at origination using third party real estate appraisals or evaluations. Updated appraisals are obtained for loans that are downgraded to watch or substandard. Loans over $1.0 million are reviewed annually, at which time an internal assessment of collateral values is completed.

(Dollars in thousands)	Loan Balance	% of Commercial Real Estate	Collateral Value	Minimum LTV	Maximum LTV
December 31, 2020
Manufactured home community	$244,156	24.4%	$421,048	12.1%	73.6%
Office	115,913	11.6%	237,837	4.0%	75.0%
Retail	104,878	10.5%	208,632	4.5%	76.1%
Faith based	92,885	9.3%	242,148	3.2%	73.2%
Mini storage	69,973	6.9%	120,010	21.2%	70.0%
Industrial	69,153	6.9%	174,140	1.9%	75.5%
Multifamily	66,113	6.6%	171,411	0.3%	75.0%
Mixed use	62,531	6.2%	119,333	2.9%	75.0%
All other types*	176,895	17.6%	413,381	6.9%	84.9%
Total	$1,002,497	100.0%	$2,107,940	0.3%	84.9%

(Dollars in thousands)	Loan Balance	% of Commercial Real Estate	Collateral Value	Minimum LTV	Maximum LTV
December 31, 2019
Manufactured home community	$145,216	17.8%	$261,303	17.2%	74.9%
Office	121,582	14.9%	258,618	2.7%	75.0%
Retail	78,003	9.5%	144,737	4.7%	73.4%
Faith based	88,672	10.8%	206,483	5.7%	74.5%
Mini storage	64,050	7.9%	135,884	0.6%	70.0%
Industrial	64,776	7.9%	163,834	0.3%	75.0%
Multifamily	49,979	6.1%	124,446	6.9%	73.8%
Mixed use	65,478	8.0%	116,039	3.8%	71.6%
All other types*	139,609	17.1%	334,802	5.1%	98.7%
Total	$817,365	100.0%	$1,746,146	0.3%	98.7%

* Types of collateral in the “all other types” category are those that individually make up less than 5.0% CRE concentration and include hospitality, auto dealerships, car washes, assisted living communities, country clubs, gas stations/convenience stores, medical offices, special purpose property, mortuaries, restaurants and schools.

Over the past few years, we have experienced significant growth in our loan portfolio, although the relative composition of the portfolio has not changed significantly (when PPP loans are excluded). Our primary focus remains commercial real estate lending, which constitutes over 73.1% of our portfolio at December 31, 2020 (81.0% excluding PPP loans). Commercial secured lending (consisting primarily of SBA 7(a) loans under

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$350,000) represents 9.2% of our portfolio at December 31, 2020 (10.2% excluding PPP loans). We sell the guaranteed portion of all SBA 7(a) loans in the secondary market and will continue to do so as long as market conditions continue to be favorable.

We recognize that our CRE concentration is significant within our balance sheet. CRE loan balances as a percentage of risk-based capital were 624% and 619% as of December 31, 2020 and December 31, 2019, respectively. We have established internal concentration limits in the loan portfolio for CRE loans by sector (i.e., manufactured home communities, self-storage, hospitality, etc.). All loan sectors are within our established limits as of December 31, 2020. Additionally, our loans are geographically concentrated with borrowers and collateral properties in California. At December 31, 2020, 83.9% of our real estate loans were collateralized by properties in California.

The following table presents the balance, associated percentage of real estate loan concentrations and total count of real estate loans collateralized by properties outside of California as of the dates indicated.

(Dollars in thousands)	Loan Balance	% of Loans Collateralized by non-CA Property	% of All Real Estate Loans	# of Loans
December 31, 2020
Manufactured home community, term	$118,230	61.4%	9.9%	69
Owner-occupied nonfarm nonresidential, term	27,707	14.4%	2.3%	10
Nonowner-occupied nonfarm nonresidential, term	24,508	12.7%	2.0%	8
All other real estate loans*	22,188	11.5%	1.9%	13
Total	$192,633	100.0%	16.1%	100

(Dollars in thousands)	Loan Balance	% of Loans Collateralized by non-CA Property	% of All Real Estate Loans	# of Loans
December 31, 2019
Manufactured home community, term	$58,280	46.9%	5.5%	36
Owner-occupied nonfarm nonresidential, term	26,667	21.5%	2.5%	8
Nonowner-occupied nonfarm nonresidential, term	19,269	15.5%	1.8%	7
All other real estate loans*	19,916	16.1%	1.9%	14
Total	$124,132	100.0%	11.7%	65

*Types of loans in the “all other real estate loans” category are those that individually make up less than 5.0% real estate loan concentration and include nonresidential construction term, 1-4 family residential first lien term, other multifamily residential term and lines of credit, 1-4 family residential construction term and lines of credit, farmland construction and land development term and manufactured home community lines of credit.

At December 31, 2020, 16.1% of our real estate loans were collateralized by properties outside California, of which approximately 61.4% of the loans are manufactured home community term loans. The collateral located outside of California is primarily located in Oregon, Arizona, and Florida. The percentage of real estate loans with collateral in these states is 20.1%, 13.7%, and 10.8%, respectively. Non-real estate loans with collateral outside of California include commercial and industrial, agricultural production, and consumer loans totaling approximately $304.5 million (or approximately 98.5% of non-real estate loans) as of December 31, 2020.

We believe that our past success is attributable to focusing on products and markets where we have significant expertise. Given our concentrations, we have established strong risk management practices including risk-based lending standards, self-established product and geographical limits, annual evaluations of income property loans and semi-annual top down and bottom up stress testing. We expect to continue growing our loan portfolio. We do not expect our product or geographic concentrations to materially change.

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The following table sets forth the contractual maturities of our loan portfolio as of December 31, 2020:

(Dollars in thousands)	Due in 1 year or less	Due after 1 year through 5 years	Due after 5 years through 15 years	Due after 15 years	Total
Loans:
Real estate -
Commercial	$46,579	$100,882	$821,130	$33,906	$1,002,497
Commercial land and development	7,248	2,672	680	—	10,600
Commercial construction	12,358	15,883	63,519	—	91,760
Residential construction	5,754	6,160	—	—	11,914
Residential	1,462	4,905	22,205	1,859	30,431
Farmland	410	13,060	36,694	—	50,164
Commercial -
Secured	44,230	36,055	63,211	—	143,496
Unsecured	1,580	1,692	14,254	—	17,526
Paycheck Protection Program	—	147,965	—	—	147,965
Consumer and other	51	3,835	1,035	—	4,921
Total loans	$119,672	$333,109	$1,022,728	$35,765	$1,511,274

The following table sets forth the sensitivity to interest rate changes to our loan portfolio as of December 31, 2020:

(Dollars in thousands)	Fixed Interest Rates	Floating or Adjustable Rates	Total
Loans:
Real estate -
Commercial	$134,029	$868,468	$1,002,497
Commercial land	743	9,857	10,600
Commercial construction	15,527	76,233	91,760
Residential construction	—	11,914	11,914
Residential	2,737	27,694	30,431
Farmland	4,464	45,700	50,164
Commercial -
Secured	28,241	115,255	143,496
Unsecured	14,882	2,644	17,526
Paycheck Protection Program	147,965	—	147,965
Consumer and other	4,921	—	4,921
Total loans	$353,509	$1,157,765	$1,511,274

Asset Quality

Our primary objective is to maintain a high level of asset quality in our loan portfolio. We believe our underwriting practices and policies, established by experienced professionals, appropriately govern the risk profile for our loan portfolio. These policies are continually evaluated and updated as necessary. All loans are assessed and assigned a risk classification at origination based on underlying characteristics of the transaction such as collateral cash flow, collateral coverage and borrower strength. We believe that we have a comprehensive methodology to proactively monitor our credit quality after the origination process. Particular emphasis is placed on our commercial portfolio where risk assessments are reevaluated as a result of reviewing commercial property operating statements and borrower financials. On an ongoing basis, we also monitor payment performance, delinquencies and tax and property insurance

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compliance. We design our practices to facilitate the early detection and remediation of problems within our loan portfolio. Assigned risk classifications are an integral part of management assessing the adequacy of our allowance for loan losses. We periodically employ the use of an outside independent consulting firm to evaluate our underwriting and risk assessment process. Like other financial institutions, we are subject to the risk that our loan portfolio will be exposed to increasing pressures from deteriorating borrower credit due to general economic conditions.

Nonperforming assets. Our nonperforming assets consist of nonperforming loans and foreclosed real estate, if any. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full and timely collection of interest or principal or when a loan becomes contractually past due by 90 days or more with respect to interest or principal. When a loan is placed on nonaccrual status, all interest previously accrued, but not collected, is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

Troubled debt restructurings. We consider a loan to be a TDR when we have granted a concession and the borrower is experiencing financial difficulty. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under our internal underwriting policy. A TDR loan generally is kept on nonaccrual status until, among other criteria, the borrower has paid for six consecutive months with no payment defaults, at which time the TDR may be placed back on accrual status.

COVID-19 deferments. The CARES Act, as amended by the Consolidated Appropriations Act, 2021, specified that COVID-19 related loan modifications executed between March 1, 2020 and the earlier of (i) 60 days after the date of termination of the national emergency declared by the President and (ii) January 1, 2022, on loans that were current as of December 31, 2019 are not TDRs. Additionally, under guidance from the federal banking agencies, other short-term modifications made on a good faith basis in response to COVID-19 to borrowers that were current prior to any relief are not TDRs under ASC Subtopic 310-40, “Troubled Debt Restructuring by Creditors.” These modifications include short-term (e.g., up to six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant. We elected to apply these temporary accounting provisions to payment relief loans beginning in March 2020. As of December 31, 2020, 35 loans totaling $41.4 million, or 2.7% of the loan portfolio, were in a COVID-19 deferral period and 304 loans totaling $108.0 million had been in a COVID-19 deferment at some point during 2020 but were not in such deferment as of December 31, 2020. Of the loans that received COVID-19 deferments, only 24 loans had their principal portion deferred to their respective maturities and that some borrowers received a PPP loan that included loan funds to make their interest-only payments. We accrue and recognize interest income on loans under payment relief based on the original contractual interest rates. When payments resume at the end of the relief period, the payments will generally be applied to accrued interest due until accrued interest is fully paid.

SBA 7(a) payments made under the CARES Act. Section 1112 of the CARES Act required the SBA to make payments on new and existing 7(a) loans for six months. The Consolidated Appropriations Act, 2021, amended this section of the CARES Act to extend the payment on 7(a) loans in existence on March 27, 2020, beginning on February 1, 2021 for an additional three or eight months, depending on the borrower’s industry code, and to require the SBA to make six months of payments on new 7(a) loans approved between February 1, 2021, and September 30, 2021. These payments are not deferments but rather full payments of principal and interest that the borrower will not be responsible for in the future. During the year ended December 31, 2020, the SBA made payments under this program on 1,060 of our SBA 7(a) loans. Total payments were $4.3 million, consisting of $2.4 million of principal and $1.9 million of interest. As of December 31, 2020, the principal outstanding on loans that received one or more of these payments under the CARES Act was $51.2 million, representing substantially all of our SBA 7(a) loans as of December 31, 2020.

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The following table provides details of our nonperforming and restructured assets as of the dates presented and certain other related information:

	As of December 31,
(Dollars in thousands)	2020	2019
Nonaccrual loans
Real estate -
Commercial	$137	$—
Commercial land	—	—
Commercial construction	—	—
Residential construction	—	—
Residential	183	—
Farmland	—	—
Commercial -
Secured	132	772
Unsecured	—	—
Paycheck Protection Program	—	—
Consumer and other	—	—
	452	772

Loans past due 90 days or more and still accruing
Real estate -
Commercial	—	—
Commercial land	—	—
Commercial construction	—	—
Residential construction	—	—
Residential	—	—
Farmland	—	—
Commercial -
Secured	—	—
Unsecured	—	—
Paycheck Protection Program	—	—
Consumer and other	—	—
	—	—
Total nonperforming loans	452	772

Real estate owned
Total nonperforming assets	$452	$772
COVID-19 deferments	$41,439	$—

Troubled debt restructurings (performing – not included above)	$—	$—

Allowance for loan losses to period end nonperforming loans	4,909.07%	1,931.99%
Nonperforming loans to period end loans	0.03%	0.07%
Nonperforming assets to total assets	0.02%	0.05%
Nonperforming loans plus performing TDRs to total loans	0.03%	0.07%
COVID-19 deferments to period end loans	2.75%	0.00%
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The ratio of nonperforming loans to period end loans declined from 0.07% as of December 31, 2019 to 0.03% as of December 31, 2020. The decline related to our commercial secured portfolio resulting from improvements in our SBA 7(a) underwriting criteria and processes combined with CARES Act assistance provided to SBA 7(a) and other borrowers.

The ratio of the allowance for loan losses to nonperforming loans increased from 1,931.99% as of December 31, 2019 to 4,909.07% as of December 31, 2020. The increase was primarily due to higher reserves related to our commercial secured portfolio which increased $5.1 million, a 117% increase, from December 31, 2019 to December 31, 2020 while commercial secured nonaccrual loans declined $640,000, or 82.9%, from $772,000 as of December 31, 2019 to $132,000 as of December 31, 2020. Reserves on the commercial secured portfolio were increased due to increased uncertainty related to the COVID-19 pandemic and related economic effects.

Potential problem loans. We utilize a risk grading system for our loans to aid us in evaluating the overall credit quality of our real estate loan portfolio and assessing the adequacy of our allowance for loan losses. All loans are categorized into a risk category at the time of origination. Commercial real estate loans over $1.0 million are reevaluated at least annually for proper classification in conjunction with our review of property and borrower financial information, while all loans are re-evaluated for proper risk grading as new information such as payment patterns, collateral condition and other relevant information comes to our attention. We use the following risk ratings.

Loans Rated Pass or Better: These are loans to borrowers with satisfactory or better financial support, repayment capacity, and credit strength. Borrowers in this category demonstrate fundamentally sound financial positions, repayment capacity, credit history, and management expertise. Loans in this category must have an identifiable and stable source of repayment and meet the Bank’s policy regarding debt service coverage ratios. These borrowers are capable of sustaining normal economic, market, or operational setbacks without significant financial impacts. Financial ratios and trends are acceptable. Negative external industry factors are generally not present. The loan may be secured, unsecured, or supported by non-real estate collateral for which the value is more difficult to determine and/or marketability is more uncertain.

Loans Rated Watch: These are loans which have deficient loan quality and potentially significant issues, but losses do not appear to be imminent, and temporary in nature. The significant issues are typically: (i) a history of losses or events that threaten the borrower’s viability, (ii) a property with significant depreciation and/or marketability concerns, or (iii) poor or deteriorating credit, occasional late payments, limited reserves but loan is generally kept current. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Company’s credit position at some future date.

Loans Rated Substandard: These are loans which are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged (if any). Loans so classified exhibit a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Loans are characterized by the distinct possibility that the Bank may sustain some loss if the deficiencies are not corrected. The substandard loan category includes loans that management has determined not to be impaired, as well as loans that are impaired.

Loans Rated Doubtful: These are loans in which the collection or liquidation of the entire debt is highly questionable or improbable. Typically, the possibility of loss is extremely high. The losses on these loans are deferred until all pending factors have been addressed.

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The banking industry defines loans graded Substandard or Doubtful as “classified” loans. The following table shows our levels of classified loans as of the periods indicated:

(Dollars in thousands)	Watch	Substandard	Doubtful	Total
December 31, 2020
Real estate loans:
Commercial	$16,836	$35,543	$—	$52,379
Commercial land and development	—	—	—	—
Commercial construction	5,900	—	—	5,900
Residential construction	—	—	—	—
Residential	—	183	—	183
Farmland	—	—	—	—
Commercial:
Secured	1,552	132	—	1,684
Unsecured	—	—	—	—
Consumer and other	—	—	—	—
	$24,288	$35,858	$—	$60,146

(Dollars in thousands)	Watch	Substandard	Doubtful		Total
December 31, 2019
Real estate loans:
Commercial	$9,033	$859	$		$9,892
Commercial land and development	—	—		—	—
Commercial construction	—	—		—	—
Residential construction	—	—		—	—
Residential	—	—		—	—
Farmland	—	—		—	—
Commercial:
Secured	1,892	772		—	2,664
Unsecured	—	—		—	—
Consumer and other	—	50		—	50
	$10,925	$1,681		$—	$12,606

Allowance for loan losses: The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries of previously charged off amounts, if any, are credited to the allowance for loan losses.

The allowance for loan losses is evaluated on a regular basis by management and is based on management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

In 2020, our methodology for evaluating allowance for loan losses was affected by the COVID-19 pandemic resulting in higher reserve levels primarily related to our commercial secured portfolio. Reserves on the commercial secured portfolio were increased due to higher uncertainty related to the COVID-19 pandemic and related economic effects.

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While the entire allowance for loan losses is available to absorb losses from any and all loans, the following table represents management’s allocation of our allowance for loan losses by loan category, and the percentage of allowance for loan losses in each category, for periods indicated.

	As of December 31,
	2020		2019
(Dollars in thousands)	Dollars	% of Total	Dollars	% of Total
Collectively allocated for impairment:
Real Estate –
Commercial	$9,358	42.2%	$6,331	42.4%
Commercial land and development	77	0.3%	109	0.7%
Commercial construction	821	3.7%	661	4.4%
Residential construction	87	0.4%	116	0.8%
Residential	220	1.0%	224	1.5%
Farmland	615	2.8%	1,382	9.3%
Commercial –
Secured	9,476	42.7%	4,357	29.2%
Unsecured	179	0.8%	88	0.6%
Paycheck Protection Program	—	0.0%	—	0.0%
Consumer and other	632	2.8%	551	3.7%
Unallocated	724	3.3%	427	2.9%
	22,189	100.0%	14,246	95.5%

Individually allocated for impairment:
Commercial secured	—	0.0%	619	4.2%
Consumer and other	—	0.0%	50	0.3%
	—	0.0%	669	4.5%

Total allowance for loan losses	$22,189	100.0%	$14,915	100.0%

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The following table provides information on the activity within the allowance for loan losses as of and for the periods indicated:

	For the year ended December 31,
	2020		2019
(Dollars in thousands)	Activity	% of Average Loans	Activity	% of Average Loans
Loans held for investment	$1,506,454		$1,181,242
Allowance for loan losses	$14,915		$11,639

Net (charge-offs) recoveries:
Real estate loans –
Commercial	—	0.00%	—	0.00%
Commercial land and development	—	0.00%	—	0.00%
Commercial construction	—	0.00%	—	0.00%
Residential construction	—	0.00%	—	0.00%
Residential	90	0.29%	—	0.00%
Farmland	—	0.00%	—	0.00%
Commercial:
Secured	(1,428)	(1.08%)	(1,527)	(1.41%)
Unsecured	—	0.00%	—	0.00%
PPP	—	0.00%	—	0.00%
Consumer and other	(388)	(5.74%)	(697)	(6.05%)
Net charge-offs	(1,726)	(0.12%)	(2,224)	(0.21%)

Provision for loan losses	9,000		5,500
Allowance for loan losses	$22,189		$14,915

Allowance for loan losses to period end loans held for investment	1.47%		1.26%

The allowance for loan losses to period end loans held for investment increased from 1.26% as of December 31, 2019 to 1.47% as of December 31, 2020. The increase was primarily due to higher reserves related to our commercial secured portfolio which increased $5.1 million, a 117% increase, from December 31, 2019 to December 31, 2020 while the commercial secured loan portfolio increased by $31.7 million, or 29.6%, over the same period. Reserves on the commercial secured portfolio were increased due to higher uncertainty related to the COVID-19 pandemic and related economic effects.

Net charge-offs declined as a percent of average loans from 0.21% for the year ended December 31, 2019 to 0.12% for the year ended December 31, 2020. The primary driver of the decline was the net charge-off rate related to the commercial secured portfolio which declined from 1.41% in 2019 to 1.08% in 2019. The charge-off rate for the commercial secured loan portfolio declined due to improvements in our SBA 7(a) underwriting criteria and processes combined with CARES Act assistance provided to SBA 7(a) and other borrowers.

Investment Portfolio

Our total securities held-for-investment and available for sale amounted to $122.9 million at December 31, 2020 and $86.2 million at December 31, 2019. Our investment portfolio is generally comprised of guaranteed U.S. government agency securities and obligations of states and political subdivisions, which are high-quality liquid investments under Basel III. We manage our investment portfolio according to written investment policies approved by our board of directors. Our investment strategy aims to maximize earnings while maintaining

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liquidity in securities with minimal credit risk and interest rate risk that is reflective in the yields obtained on those securities. Most of our securities are classified as available for sale, although we have one long-term, fixed rate municipal security classified as held to maturity.

The following table presents the carrying value of our investment portfolio as of the dates indicated:

	As of December 31,
	2020		2019
(Dollars in thousands)	Carrying Value	% of Total	Carrying Value	% of Total
Available-for-sale:
(At fair value)
Mortgage-backed securities	$23,932	19.5%	$29,644	34.4%
U.S. Government agencies	31,828	25.9%	29,641	34.4%
Obligations of states and political subdivisions	58,420	47.5%	16,977	19.7%
Collateralized mortgage obligations	769	0.6%	936	1.1%
Total available for sale	114,949	93.5%	77,198	89.6%

Held-to-maturity:
(At amortized cost)
Obligations of states and political subdivisions	7,979	6.5%	8,962	10.4%

	$122,928	100.0%	$86,160	100.0%

The following table presents the book value of our securities by their stated maturities, as well as the weighted average yields for each maturity range at December 31, 2020:

	Due in one year or less		Dues after one year through five years		Due after five years through ten years		Due after ten years		Total
(Dollars in thousands)	Book Value	Weighted Avg Yield	Book Value	Weighted Avg Yield	Book Value	Weighted Avg Yield	Book Value	Weighted Avg Yield	Book Value	Weighted Avg Yield
Available-for-sale:
Mortgage-backed securities							$23,932	1.12%	$23,932	1.12%
U.S. Government agencies					$7,708	1.22%	24,120	0.97%	31,828	1.03%
Obligations of states and political subdivisions			$1,206	2.52%	8,599	1.57%	48,615	1.65%	58,420	1.66%
Collateralized mortgage obligations							769	1.70%	769	1.70%
Total available for sale	—		1,206	2.52%	16,307	1.40%	97,436	1.35%	114,949	1.37%

Held-to-maturity:
Obligations of states and political subdivisions							7,979	6.00%	7,979	6.00%
	—		$1,206	2.52%	$16,307	1.40%	$105,415	1.70%	$122,928	1.67%

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Weighted average yield for securities available for sale is the projected yield to maturity given current cash flow projections for mortgage backed securities and collateralized mortgage obligations and is a yield to worst for callable securities. Weighted average yield for securities held to maturity is the stated coupon of the bond.

The following table presents the fair value of our securities as of the dates indicated:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2020
Available-for-sale:
Mortgage-backed securities	$23,601	$338	$(7)	$23,932
U.S. Government agencies	32,069	111	(352)	31,828
Obligations of states and political subdivisions	57,137	1,291	(8)	58,420
Collateralized mortgage obligations	748	21	—	769
Total	$113,555	$1,761	$(367)	$114,949

Held-to-maturity:
Obligations of states and political subdivisions	$7,979	$776	$—	$8,755

December 31, 2019
Available-for-sale:
Mortgage-backed securities	$29,485	$225	$(66)	$29,644
U.S. Government agencies	30,046	10	(415)	29,641
Obligations of states and political subdivisions	16,740	240	(3)	16,977
Collateralized mortgage obligations	954	—	(18)	936
Total	$77,225	$475	$(502)	$77,198

Held-to-maturity:
Obligations of states and political subdivisions	$8,962	$256	$—	$9,218

The unrealized losses on securities are attributed to interest rate changes rather than the marketability of the securities or the issuer’s ability to honor redemption of the obligations, as the securities with losses are all obligations of or guaranteed by agencies sponsored by the U.S. government. We have adequate liquidity with the ability and intent to hold these securities to maturity resulting in full recovery of the indicated impairment. Accordingly, none of the unrealized losses on these securities have been determined to be other than temporary.

Liabilities

Total liabilities as of December 31, 2020 were $1.8 billion compared to $1.4 billion at December 31, 2019, an increase of $449.0 million, or 32.8%. The increase was chiefly driven by an increase in total deposits of $472.3 million, partially offset by a $25.0 million decrease in FHLB advances. The increase in deposits was $308.9 million in noninterest-bearing deposits and $163.4 million in interest-bearing deposits. The growth in deposits period over period was instrumental in supporting our continued growth in loans. The growth in noninterest-bearing deposits was also instrumental in supporting the decline in our cost of total deposits.

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Deposits

Representing 98.0% of our total liabilities as of December 31, 2020, deposits are our primary source of funding for our business operations. We believe we will continue to maintain and grow our deposit customer base. This belief is based on our strong customer relationships, evidenced in part by our historical deposit growth, as well as our reputation as a safe, sound, secure, well-capitalized institution and our commitment to excellent customer service. We are focused on growing our deposits by deepening our relationships with our existing loan and deposit customers and looking to expand our traditional product footprint with new emphasis placed on specialty, venture banking and technology, business and online affiliations, and transactional deposits.

Total deposits increased by $472.3 million, or 36.0%, to $1.8 billion at December 31, 2020 from $1.3 billion as of December 31, 2019. Deposit increases were attributed to organic retail deposit growth from our existing seven branches as well as deposits from new PPP loan customers, particularly noninterest-bearing deposits. Our loan to deposit ratio was 84.5% at December 31, 2020 compared to 90.5% at December 31, 2019. We intend to continue to operate our business with a loan to deposit ratio similar to these levels.

The following table summarizes our deposit composition by average deposits and average rates paid for the periods indicated:

	For the years ended December 31,
	2020			2019
(Dollars in thousands)	Average Amount	Weighted Average Rate Paid	Percent of Total Deposits	Average Amount	Weighted Average Rate Paid	Percent of Total Deposits
Transaction accounts	$141,293	0.26%	12.3%	$130,472	0.36%	14.6%
Money market and savings	906,599	0.64%	78.8%	666,259	1.10%	74.3%
Time	102,890	1.16%	8.9%	99,650	2.23%	11.1%
Total deposits	$1,150,782	0.64%	100.0%	$896,381	1.12%	100.0%

Uninsured non-time deposits were $1.1 billion and $976.7 million as of December 31, 2020 and 2019, respectively.

As of December 31, 2020, our 18 largest deposit relationships, each accounting for more than $10 million, accounted for $641.2 million, or 35.9%, of our total deposits. As of December 31, 2019, our 13 largest deposit relationships, each accounting for more than $10 million, accounted for $527.9 million, or 40.2%. Overall, our large deposit relationships have been relatively consistent over time and have helped to continue to grow our deposit base. Our large deposit relationships are comprised of the following entity types as of the periods indicated:

	As of December 31,
(Dollars in thousands)	2020	2019
Municipalities	$318,357	$197,744
Non-Profit	165,046	191,786
Businesses	157,757	138,384
Total	$641,160	$527,914

Our largest single deposit relationship relates to a non-profit association that supports hospitals and health systems. The balances for this customer were $133.3 million, or 7.5%, of total deposits at December 31, 2020 and $170.4 million, or 13.0%, of total deposits at December 31, 2019.

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The following tables set forth the maturity of time deposits as of December 31, 2020:

(Dollars in thousands)	$250,000 or Greater	Less than $250,000	Total	Uninsured Portion
Remaining maturity:
Three months or less	$649	$14,427	$15,076	$149
Over three through six months	6,194	21,784	27,978	4,944
Over six through twelve months	301	2,649	2,950	51
Over twelve months	423	1,175	1,598	173
Total	$7,567	$40,035	$47,602	$5,317

FHLB Advances and Other Borrowings

From time to time, we utilize short-term collateralized FHLB borrowings to maintain adequate liquidity. There were no borrowings outstanding as of December 31, 2020 and $25.0 million outstanding as of December 31, 2019.

In 2017, we issued subordinated notes of $25.0 million and in 2019 we issued another $3.75 million. This debt was issued to investors in private placement transactions. See the section entitled “Certain Relationships and Related Party Transactions—Subordinated Notes” for additional information regarding the subordinated notes. The proceeds of the notes qualify as Tier 1 capital under the final Dodd Frank regulations for community banks with total assets less than $15 billion. The following table is a summary of our outstanding subordinated notes as of December 31, 2020:

(Dollars in thousands)	Issuance Date	Amount of Notes	Prepayment Right	Maturity Date
Subordinated notes	September 2017	$25,000	September 15, 2022	September 15, 2027

Fixed at 6.0% through September 15, 2022 then three-month LIBOR plus 404.4 basis points (4.28% as of December 31, 2020) through maturity

Subordinated notes	November 2019	$3,750	September 15, 2022	September 15, 2027

Fixed at 5.5% through September 15, 2022 then three-month LIBOR plus 354.4 basis points (3.78% as of December 31, 2020) through maturity

Shareholders’ Equity

Shareholders’ equity totaled $133.8 million at December 31, 2020, and $108.9 million at December 31, 2019. The growth in shareholders’ equity was attributable to net earnings retention offset by dividends declared and changes in accumulated other comprehensive income. If we gave effect to our conversion from a subchapter S Corporation, we would have recorded a deferred tax asset of $5.3 million, or an increase of $4.7 million, along with a corresponding $4.7 million increase to shareholders’ equity as of December 31, 2020.

Off-Balance Sheet Arrangements

In the normal course of business, we enter into various transactions that are not included in our consolidated balance sheets in accordance with GAAP. These transactions include commitments to extend credit in the ordinary course of business including commitments to fund new loans and undisbursed construction funds. While these commitments represent contractual cash requirements, a portion of these commitments to extend credit may

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expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The following is a summary of our off-balance commitments outstanding as of the dates presented.

	As of December 31,
(Dollars in thousands)	2020	2019
Commitments to fund loans held for investment	$219,861	$250,589

With the exception of the items detailed above, we have no other off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, that is material to investors.

Contractual Obligations

The following tables present, as of December 31, 2020, our significant contractual obligations to third parties on debt and lease agreements and service obligations. For more information about our contractual obligations, see Note 4, “Premises and Equipment, Net”, Note 7, “Interest Bearing Deposits” and Note 8, “Long Term Debt and Other Borrowings,” in the notes to our consolidated financial statements included elsewhere in this prospectus.

(Dollars in thousands)	Total	Less than 1 year	1 to 2 years	2 to 5 years	More than 5 years
Time deposits(1)	$47,602	$46,003	$1,107	$492	$—
Subordinated notes(1)	28,320	—	—	—	28,320
Operating leases, net	5,424	1,000	968	3,456	—
Significant contracts(2)	2,134	883	883	368	—
	$83,480	$47,886	$2,958	$4,316	$28,320
(1)	Amounts exclude interest.
(2)	We have one more significant, long-term contract for core processing services. Actual obligation is unknown and dependent on certain factors including volume and activities. For purposes of this disclosure, future obligations are estimated using 2020 average monthly expense extrapolated over the remaining life of the contract.

We believe that will we be able to meet our contractual obligations as they come due. Adequate cash levels are expected through profitability, repayments from loans and securities, deposit gathering activity, access to borrowing sources and periodic loan sales.

Liquidity Management and Capital Adequacy

Liquidity Management

Liquidity refers to our capacity to meet our cash obligations at a reasonable cost. Our cash obligations require us to have cash flow that is adequate to fund loan growth and maintain on-balance sheet liquidity while meeting present and future obligations of deposit withdrawals, borrowing maturities and other contractual cash obligations. In managing our cash flows, management regularly confronts situations that can give rise to increased liquidity risk. These include funding mismatches, market constraints in accessing sources of funds and the ability to convert assets into cash. Changes in economic conditions or exposure to credit, market, operational, legal and reputational risks also could affect the bank’s liquidity risk profile and are considered in the assessment of liquidity management.

The Company is a corporation separate and apart from our Bank and, therefore, must provide for its own liquidity, including liquidity required to meet its debt service requirements on its senior notes and junior subordinated debentures. The Company’s main source of cash flow is dividends declared and paid to it by the Bank. There

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are statutory and regulatory limitations that affect the ability of our Bank to pay dividends to the Company. We believe that these limitations will not impact our ability to meet our ongoing short-term cash obligations. For contingency purposes, the Company maintains a minimum level of cash to fund one year’s projected operating cash flow needs plus two years’ of subordinated note debt service. We continually monitor our liquidity position to ensure that our assets and liabilities are managed in a manner to meet all reasonably foreseeable short-term, long-term and strategic liquidity demands. Management has established a comprehensive management process for identifying, measuring, monitoring and controlling liquidity risk. Because of its critical importance to the viability of the Bank, liquidity risk management is fully integrated into our risk management processes. Critical elements of our liquidity risk management include: effective corporate governance consisting of oversight by the board of directors and active involvement by management; appropriate strategies, policies, procedures and limits used to manage and mitigate liquidity risk; comprehensive liquidity risk measurement and monitoring systems including stress tests that are commensurate with the complexity of our business activities; active management of intraday liquidity and collateral; an appropriately diverse mix of existing and potential future funding sources; adequate levels of highly liquid marketable securities free of legal, regulatory, or operational impediments, that can be used to meet liquidity needs in stressful situations; comprehensive contingency funding plans that sufficiently address potential adverse liquidity events and emergency cash flow requirements; and internal controls and internal audit processes sufficient to determine the adequacy of the Bank’s liquidity risk management process.

Our liquidity position is supported by management of our liquid assets and liabilities and access to alternative sources of funds. Our liquidity requirements are met primarily through our deposits, FHLB advances and the principal and interest payments we receive on loans and investment securities. Cash on hand, cash at third party banks, investments available for sale and maturing or prepaying balances in our investment and loan portfolios are our most liquid assets. Other sources of liquidity that are routinely available to us include funds from retail and wholesale deposits, advances from the FHLB and proceeds from the sale of loans. Less commonly used sources of funding include borrowings from the FRB discount window, draws on established federal funds lines from unaffiliated commercial banks and the issuance of debt or equity securities. We believe we have ample liquidity resources to fund future growth and meet other cash needs as necessary.

Capital Adequacy

We and the Bank are subject to various regulatory capital requirements administered by the federal and state banking regulators. See the section entitled “Business––Supervision and Regulation” for additional information regarding the regulatory capital requirements applicable to us.

Our capital management consists of providing equity to support our current operations and future growth. Failure to meet minimum regulatory capital requirements may result in mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements. The Company operates under the Small Bank Holding Company Policy Statement and therefore is not currently subject to generally applicable capital adequacy requirements. See the section entitled “Supervision and Regulation of the Company―Capital Adequacy” for additional information.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and off-balance sheet items as calculated under regulatory accounting policies. As of December 31, 2020 and 2019, we and the Bank were in compliance with all applicable regulatory capital requirements, including the capital conservation buffer applicable to the Bank, and the Bank qualified as “well-capitalized” for purposes of the FDIC’s prompt corrective action regulations.

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The following table presents our regulatory capital ratios as of the dates presented, as well as the regulatory capital ratios that are required by FDIC regulations for the Bank to maintain “well-capitalized” status:

	Actual		Required For Capital Adequacy Purposes**		Required To be Well Capitalized Under PCA
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Five Star Bancorp
As of December 31, 2020
Total capital to RWA *	$176,861	12.18%	$116,138	8.0%	N/A	N/A
Tier 1 capital to RWA*	$130,347	8.98%	$87,103	6.0%	N/A	N/A
Common Equity Tier 1 to RWA*	$130,347	8.98%	$65,327	4.5%	N/A	N/A
Tier 1 capital to average assets	$130,347	6.58%	$79,204	4.0%	N/A	N/A

As of December 31, 2019
Total capital to RWA *	$150,658	11.52%	$104,647	8.0%	N/A	N/A
Tier 1 capital to RWA*	$107,388	8.21%	$78,485	6.0%	N/A	N/A
Common Equity Tier 1 to RWA*	$107,388	8.21%	$58,864	4.5%	N/A	N/A
Tier 1 capital to average assets	$107,388	7.51%	$57,176	4.0%	N/A	N/A

Five Star Bank
As of December 31, 2020
Total capital to RWA *	$174,002	11.99%	$116,114	8.0%	$145,143	10.0%
Tier 1 capital to RWA*	$155,808	10.73%	$87,086	6.0%	$116,114	8.0%
Common Equity Tier 1 to RWA*	$155,808	10.73%	$65,314	4.5%	$94,343	6.5%
Tier 1 capital to average assets	$155,808	7.87%	$79,199	4.0%	$98,998	5.0%

As of December 31, 2019
Total capital to RWA *	$147,257	11.26%	$104,640	8.0%	$130,800	10.0%
Tier 1 capital to RWA*	$132,240	10.11%	$78,480	6.0%	$104,640	8.0%
Common Equity Tier 1 to RWA*	$132,240	10.11%	$58,860	4.5%	$85,020	6.5%
Tier 1 capital to average assets	$132,240	9.25%	$57,172	4.0%	$71,465	5.0%

*RWA = risk weighted assets
** The Company operates under the Small Bank Holding Company Policy Statement and therefore is not currently subject to generally applicable capital adequacy requirements. See the section entitled “Supervision and Regulation of the Company―Capital Adequacy” for additional information.

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars, without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Unlike most industrial companies, nearly all of our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods or services.

Adoption of Recent Accounting Pronouncements

Recently issued accounting pronouncements are discussed in Note 1 to our consolidated financial statements for the year ended December 31, 2020 included elsewhere in this prospectus.

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BUSINESS

Our Company

Headquartered in the greater Sacramento metropolitan area of California, we are a bank holding company that operates through our wholly owned subsidiary, Five Star Bank, a California state-chartered bank. We provide a broad range of banking products and services to small and medium-sized businesses, professionals, and individuals primarily in Northern California through seven branch offices and two loan production offices. Our mission is to strive to become the top business bank in all markets we serve through exceptional service, deep connectivity and customer empathy. We are dedicated to serving real estate, agricultural, faith based and small to medium-sized enterprises. We aim to consistently deliver value that meets or exceeds expectations of our shareholders, customers, employees, business partners and community. In summary, we refer to our mission as “purpose-driven and integrity-centered banking.” As of December 31, 2020, we had total assets of $2.0 billion, total loans of $1.5 billion and total deposits of $1.8 billion.

We were organized as an S Corporation in 1999 by a group of long-time, Sacramento-based entrepreneurs deeply invested in the community who envisioned a community business bank that would provide the kind of exceptional banking services they desired themselves. A leader of the founding group was Marvin “Buzz” Oates, a decorated World War II veteran and widely recognized commercial real estate developer. We believe that our board of directors’ vision for the Bank coupled with its diverse business acumen and community engagement have contributed materially to the development of our expansive referral network and recognition as a committed leader to the economic development of our market. We further believe that these attributes have built a foundation for continuing growth and profitability.

We have experienced significant growth as reflected by a CAGR of 23.5% in total assets, 23.8% in total loans, 23.7% in total deposits and 31.2% in noninterest-bearing deposits from 2016 to 2020. We believe that our operating model has resulted in strong profitability, with ROAA C-Corp of 1.42% and ROAE C-Corp of 22.75% in 2020. Since 2016, our market share of the total deposits in the Sacramento area has more than doubled, according to the FDIC Deposit Market Share Reports. We believe that our market growth confirms the quality of the purpose-driven and integrity-centered banking that we strive to deliver to our customers.

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In connection with this offering, we intend to terminate our S Corporation status. We calculate ROAA C-Corp and ROAE C-Corp by using a combined statutory tax rate for federal and state income taxes of 42.00% prior to January 1, 2018 and 29.56% after January 1, 2018.

While we were initially founded to support owner-occupied and investor-owned commercial real estate, we have expanded our product offerings, services and expertise to additional industry sectors to meet client demand. Our primary focus remains commercial real estate lending including commercial secured lending. We are a strong commercial real estate mini-perm lender across several commercial real estate asset classes, and we have strong asset-backed lending capabilities. We emphasize the depth and scope of our market knowledge and focus on connectivity and a relationship-based banking approach to ensure client expectations are met or exceeded. We coordinate and target loan opportunities with a team of 18 business development officers who are supported by relationship managers who ensure each client receives “Five Star” service and we support the business development officers to scale their business in an efficient manner. Business development officers are incentivized to develop deep customer relationships and make all of our products, services and expertise available. Our business development officers are held to account with regular tracking of their business development efforts and achievement relative to their target requirements. This approach creates efficiency in the client acquisition and loan approval processes.

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We have maintained a stable net interest margin over the past five years by successfully competing in our market and effectively managing our earning assets and funding sources while limiting credit risk and interest rate sensitivity. Net interest margin is net interest income divided by total interest-earning assets.

Detailed breakdowns of our loan portfolio for our loans HFI as of December 31, 2020 are below.

Note: “CML” means “Commercial,” “CRE” means “Commercial Real Estate,” “NOO” means “Non-Owner Occupied,” “OO” means “Owner Occupied” and “RE” means “Real Estate.”

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Additionally, our lending relationships are conditioned on the client maintaining a deposit relationship with us. Our deposit composition as of December 31, 2020 was as follows:

Our loan origination effort works together with disciplined credit administration and risk management with oversight from our management and board of directors. Our team has a proven track record of strong asset quality through various economic cycles. We also have a long history of working together in a synergistic and collaborative manner that we believe contributes to sound practices that benefit asset quality. We extend credit through a well-informed origination effort, coupled with regional underwriting support with oversight by a two-tiered loan committee system: a Management Loan Committee, which meets once a week, and a Director Loan Committee, which meets twice a month. This frequency of loan committee review promotes our certainty of execution and speed-to-serve. This structure helps us mitigate risk by making well-informed credit decisions, structuring loans in a manner that best suit our clients’ needs and minimizing loan loss exposure by mentoring junior members of our team to develop institutional knowledge of our clients. Although we have experienced relatively low levels of loan losses, we have maintained our discipline of having an appropriate allowance for loan losses. As of December 31, 2020, our ALLL to total loans HFI was 1.47% and our allowance for loan losses to nonperforming loans was 4,909.07%. Our ratio of NPAs to total assets was 0.02% and NCOs as a percent of average loans was 0.12% for the year ended December 31, 2020. Through our loan committees, we maintain a multi-faceted loan monitoring process that regularly evaluates loan grading and monitoring systems.

We have built a culture focused on prudent expense management. We believe efficiency and operating leverage are key drivers of operating performance and profitability. Our operating leverage and operating performance are driven by our focus on larger, more sophisticated customers and the ability of our professionals to manage high volumes of assets. This ability is aided by our extensive use of what we believe to be best-in-class customer management software. Despite our growth and increasing regulatory and compliance costs, we have successfully maintained low expense ratios. For the year ended December 31, 2020, we reported noninterest expense (or operating expense) of $28.3 million, operating revenue of $74.5 million and adjusted operating revenue of $73.1 million. This resulted in an efficiency ratio of 37.92% and noninterest expense to average assets ratio of 1.53% for the year ended December 31, 2020. Efficiency ratio is defined as the ratio of noninterest expense to net interest

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income plus noninterest income. We have achieved a positive operating leverage with a CAGR in operating revenue and adjusted operating revenue of 25.6% and 25.1%, respectively, from 2016 to 2020 and a CAGR in operating expense of 23.7% during the same period. Adjusted operating revenue excludes gains/losses on available for sale securities. Adjusted operating revenue is considered a non-GAAP financial measure. See the section entitled “Non-GAAP Financial Measures” for a reconciliation to the most directly comparable GAAP financial measure. The ratio of our assets to full-time equivalent employees was $13.9 million as of December 31, 2020.

We have invested heavily in personnel and infrastructure over the last five years and believe we are positioned for continued growth without significant additional investment in the near term. Our strategic focus is to continue to grow organically by leveraging our existing core competencies and positioning our business for success in the evolving banking landscape. In leveraging our core competencies we intend to:

•	continue our organic lending growth in our market through our “purpose-driven and integrity-centered” approach to banking;
•	continue to focus and grow each of the diverse industry clusters throughout our market areas;
•	build upon the strength of our brand to deepen and broaden client relationships and grow our deposit base;
•	attract additional banking professionals with track records of driving revenue growth;
•	maintain our disciplined credit underwriting and robust risk management;
•	enhance our disciplined cost management culture;
•	leverage our technology platform, particularly our relationship with nCino, the provider of our bank operating system, to improve our efficiency; and
•	further engage in the economic development of our communities and market areas.

Competitive Strengths

We believe we have a number of competitive strengths, which include the following:

Experienced Board of Directors and Management Team. Our board of directors and executive officers are founders and key executives of established and profitable companies and own or otherwise control 42.72% of our outstanding common stock as of April 22, 2021. They each have unique business expertise in various

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industries and are strong local advocates who have contributed to our expansive referral network. Our executive management team is led by James Beckwith, our President and Chief Executive Officer, whose banking career spans nearly 30 years. Mr. Beckwith joined the Bank in 2003 and has enhanced the management team by recruiting financial services professionals who have demonstrated their ability to drive organic growth, improve operating efficiencies and establish a robust risk management framework. Our leadership team has an average of nine years of experience with us and over 19 years of experience in banking. They are supported by an engaged employee base comprised of 138 full-time employees and six part-time employees as of December 31, 2020. Results of the most recent third-party survey of our employee base reflected that we were in the 99th percentile for employee engagement compared to other participating organizations. Our senior management includes highly connected community stewards with most serving on nonprofit boards and/or as active members of economic development organizations.

Proven Organic Growth Capabilities. We have demonstrated an ability to grow our loans and deposits organically. Our team of professionals has been an important driver of our organic growth by developing banking relationships with current and potential clients. We believe the strength of our culture and brand has been the core of our success in attracting talented professionals and banking relationships. We have implemented compensation systems that incentivize our professionals to increase the size of their loan and deposit portfolios and generate fee income while maintaining credit quality.

Attractive Core Deposit Franchise. We have a valuable deposit franchise supported by a substantial level of core deposits and a high level of noninterest-bearing accounts. As of December 31, 2020, 39.0% of our total deposits were noninterest-bearing deposits and none of our deposits were brokered or internet-sourced deposits. We believe our deposit generation is powered by our strong personal service with emphasis on developing the total customer relationship, brand recognition and visibility in our communities.

Scalable and Efficient Operating Model. We have invested in infrastructure and employees to enhance and expand our capabilities and support the growth of our franchise. In particular, we have invested in new technologies to better serve our customer base, compete for new business and improve our operational efficiency. Our investments in personnel include increasing staffing of our credit administration, finance and information technology departments, and developing a full range of commercial and consumer banking services. We offer our retail customers internet and mobile banking with peer-to-peer payments. We offer our commercial customers internet banking, remote deposit capture and online treasury management tools. Our investments in technology and infrastructure include an nCino loan origination system, which is a scalable loan origination system and document repository facilitating a loan portfolio that offers fintech-sourced loan opportunities, and Q2 online and mobile banking, which is a scalable online banking and treasury management platform supporting all customer types, and includes Automated Clearing House, wires, positive pay, remote deposit capture, credit cards, bill pay, electronic statements and mobile capture. Our investments in technology and our existing corporate technology infrastructure have provided us with a scalable operating platform and organizational structure that we believe will allow us to continue to improve our operating leverage and allow for future growth without significant additional investments in the near term, as demonstrated through invocation of our pandemic plan during COVID-19. We believe that continued investments in these solutions empower employees, engage customers and broaden our digital service offerings. Our plans for information technology in the future include creating a new data analytics department to design more comprehensive reporting from ancillary solutions and systems to integrate with our core system and establish a control process over certain key reports; establishing a data warehouse to tie together data from key solutions and providers we utilize; and collaborating with fintech firms, vendors and core providers to improve productivity and leverage process automation to attain a competitive advantage.

Market Opportunities. We provide financial services to customers who are predominately small and medium-sized businesses, professionals and individuals residing in the Northern California region. Our principal geographic market is the Greater Sacramento Area, which is the source of approximately 86.3% of our total deposits. The Greater Sacramento Area has a population of approximately 2.6 million, includes two major universities: University of California, Davis and California State University, Sacramento, and serves as the home of the California State Capitol. Commercial banking in the Greater Sacramento Area is dominated by money

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center institutions, of which the largest six control 74.1% of the Sacramento MSA market share of deposits as of June 30, 2020. We believe this provides business development opportunities for us to provide a level of service that money center institutions are constrained to replicate to small and medium-sized businesses, professionals and individuals.

Opportunistic Execution. Critical components of our purpose-driven and integrity-centered banking are the responsiveness and certainty of execution that we strive to provide to our customers’ needs. We focus on bringing solutions one customer at a time. We believe that the extraordinary demands of the COVID-19 pandemic and U.S. government encouragement to extend additional loans provided us a unique opportunity to demonstrate our agility in assisting existing and new customers. As of December 31, 2020, we have provided approximately $264.8 million in loans under the PPP created by the CARES Act passed in March 2020. We provided these loans to 1,124 customers, approximately 35% of which were new customers. Because of our relationship-based banking approach, the influx of new customers contributed to a corresponding increase in deposits in the year ended December 31, 2020. We expect these trends to continue as we extend additional loans under the PPP in 2021.

Our History

Five Star Bank was chartered as a California S Corporation on October 26, 1999 and began operations on December 20, 1999. In 2002, Five Star Bancorp was incorporated in California and subsequently became the bank holding company for Five Star Bank. We have funded our growth since inception with our earnings and capital raises, which have been substantially supported by our founding shareholders and directors. During the past 20 years, we have developed our franchise by growing our asset size to $2.0 billion, opening seven branch offices and two loan production offices and developing a reputation as an institution committed to our clients’ success and the economic development of our market. The chart below sets forth the milestones of our organic growth as well as the recognition we have garnered for our community commitment.

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Our Market

Through Five Star Bank, we provide financial services to customers who are predominately small to medium-sized businesses, professionals and individuals residing in the Northern California region. Our primary loan products are commercial real estate and commercial secured loans. Our primary deposit products are money market, noninterest-bearing and interest checking accounts. We believe our current market areas provide abundant opportunities to continue to grow our client base, increase loans and deposits and expand our overall market share.

The Greater Sacramento Area has a profitable and productive economy driven by the governmental, education, technology, health care, agricultural and manufacturing sectors. While many areas of California have experienced declining populations over the last five years, the region where we operate represents approximately 1.0% of the United States population and is expected to grow by 3.6% and median household income is expected to grow by 13% over the next 5 years, compared to 2.9% and 9.0%, respectively, for the United States as a whole during the same period. California’s unemployment rate was 9.0% in December 2020, compared to 3.9% in December 2019, due in large part to the COVID-19 pandemic. While the unemployment rate has persisted into 2021, as of December 2020 California has regained more than 44% of the 2,615,800 non-farm jobs that were lost due to the COVID-19 pandemic in March and April 2020. We anticipate that unemployment will begin to normalize as businesses reopen, the commercial real estate market recovers and the COVID-19 vaccine is distributed in the coming months.

The Greater Sacramento Area is a large, innovative economy with 2.6 million residents. The region’s growing millennial workforce makes it the third-ranked location in the country (and top-ranked in California) for net millennial migration and the 11th best city for STEM jobs in the nation. Growth of bachelor’s degree holders in the Greater Sacramento area is 60% faster than the rate in the United States as a whole during 2014 to 2019. Additionally, the emerging trend of the work-from-home business model, which has accelerated due to the impact of the COVID-19 pandemic, is driving significant migration within California creating both immediate and long-term economic benefits for the Greater Sacramento Area in particular. A recent study by Redfin, which sampled more than 1.5 million consumers who searched for homes across 87 metro areas nationwide, showed Sacramento as the most popular metro area destination for homebuyers looking to move to a different metro area, with the majority of those homebuyers seeking to relocate from elsewhere in California. A study undertaken by LinkedIn examined where several hundred thousand tech workers in the United States were moving and found that Sacramento is one of the top five destinations in the nation in 2020. These trends are having a positive economic impact in the region and we believe could lead to lasting economic benefit from the increased tech and startup activity.

	Population			Household Income
Metropolitan Statistical Area	2020 Total Population	’16 - ’21 Actual Growth	’21 - ’26 Projected Growth	Median Household Income	’16 - ’21 Actual Growth	’21 - ’26 Projected Growth
Sacramento-Roseville-Folsom, CA	2,369,724	4.7%	3.6%	$74,374	32.1%	13.0%
Redding, CA	179,521	(1.1%)	0.9%	$58,932	40.4%	12.7%
Chico, CA	231,807	(5.1%)	(0.2%)	$54,480	26.0%	12.2%
Yuba City, CA	176,777	4.1%	2.7%	$63,037	23.7%	8.3%
United States of America	330,342,293	2.6%	2.9%	$66,010	22.0%	9.0%

Source: S&P Global. Information as of October 2020.

	Employment		Businesses
State	Unemployment Rate (Oct. 2020)	Net New Jobs	1-19 Employees # of Small Firms	YoY Growth	1-499 Employees # of Small Firms	YoY Growth	Total # of Small Firms	YoY Growth
California	9.0%	214,569	676,913	1.5%	757,458	1.6%	4,131,508	2.7%
United States of America	6.6%	~1.6 million	5,339,918	0.6%	5,976,761	0.7%	31,678,432	3.0%

Source: S&P Global; State Small Business Profiles (U.S. Small Business Administration).

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Our Products and Services

Lending Activities

We focus primarily on commercial lending, with an emphasis on commercial real estate. We offer a variety of loans to small and medium-sized businesses, professionals and individuals, including commercial real estate, commercial land and construction, commercial and farmland loans. To a lesser extent, we also offer residential real estate and construction real estate loans and consumer loans. Our loan portfolio as of the dates indicated was comprised as follows:

	December 31, 2020
(Dollars in thousands)	Amount	% of Loans
Loans held for investment:
Real Estate -
Commercial	$1,002,497	66.3%
Commercial land	10,600	0.7%
Commercial construction	91,760	6.1%
Residential construction	11,914	0.8%
Residential	30,431	2.0%
Farmland	50,164	3.3%
Commercial -
Secured	138,676	9.2%
Unsecured	17,526	1.2%
Paycheck Protection Program	147,965	9.8%
Consumer and other	4,921	0.3%
Total loans held for investment	1,506,454	99.7%

Loans held for sale:
Commercial	4,820	0.3%

Total loans	$1,511,274	100.0%

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Our total yield on loans was 4.96% for the year ended December 30, 2020, with cost of funds of 0.54%. Our loan balance used to calculate yield on loans includes both loans held for investment and loans held for sale and is not adjusted for nonaccrual loans.

Although a substantial portion of our loan portfolio consists of commercial real estate loans within our market, our portfolio is diverse and includes a significant amount of SBA loans to customers nationwide. A breakdown of our loans by purpose for our loans HFI as of December 31, 2020 is as follows:

A breakdown of our real estate loans by geography as of December 31, 2020 is as follows:

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Commercial real estate loans. As of December 31, 2020, we had $1.0 billion in total commercial real estate loans, representing 66.3% of total loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. These loans are generally collateralized by first liens on real estate and amortized over a period of years. We monitor and evaluate commercial real estate loans based on collateral, geography, and risk grade criteria. Our commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing our commercial real estate portfolio are diverse in terms of type and industry, as shown in the chart above. This diversity helps reduce our exposure to adverse economic events that affect any single market or industry.

Commercial loans. As of December 31, 2020, we had $304.2 million in commercial loans, representing 20.2% of total loans. Commercial loans are underwritten after evaluating the borrower’s ability to operate profitably and prudently expand its business. Underwriting standards are designed to promote relationship banking rather than transactional banking. Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

SBA loans. As of December 31, 2020, our total commercial SBA portfolio HFI, excluding PPP loans, was $51.2 million, representing 3.4% of total loans HFI. In 2020, we sold 373 SBA loans with government guaranteed portions totaling $71.3 million. We participate in the SBA 7(a) program in order to meet the needs of our small business community as well as customers nationwide. As an approved participant in the SBA Preferred Lender’s Program, we enable our clients to obtain SBA loans without being subject to the potentially lengthy SBA approval process necessary for lenders that are not SBA Preferred Lenders. Presently, pursuant to the Consolidated Appropriations Act, 2021, the SBA guarantees 90% of the principal amount of each qualifying SBA loan originated under the SBA’s 7(a) loan program (excluding PPP loans) through October 1, 2021. After this date, the SBA will guarantee 75% to 85% of the principal amount of qualifying loans originated under the 7(a) loan program (excluding PPP loans). The guarantee is conditional and covers a portion of the risk of payment default by the borrower, but not the risk of improper closing and servicing by the lender. As such, prudent underwriting and closing processes are essential to effective utilization of the 7(a) program. We typically sell in the secondary market the SBA-guaranteed portion of the SBA loans we originate.

PPP loans. Pursuant to the CARES Act passed in March 2020, we funded over 1,100 loans to eligible small businesses and non-profit organizations nationwide who participated in the PPP administered by the SBA. Our balance of PPP loans at December 31, 2020 was $148.0 million, or 9.8% of total loans. PPP loans have terms of two to five years and earn interest at 1%. In addition, we received a fee of 1%-5% from the SBA depending on the loan amount. PPP loans are fully guaranteed by the SBA and are expected to be forgiven by the SBA if borrowers meet the requirements of the program. We previously ended our origination of new PPP loans on June 30, 2020. The PPP Flexibility Act, signed into law on June 5, 2020, modified, among other things, rules governing the PPP payment deferral period. In October 2020, due to updated guidance from the SBA that PPP loan payments were to be deferred until SBA had remitted forgiveness funds to the lender if the borrower applied during the ten months after the end of their covered period, we modified the first payment due dates for PPP loans that originated prior to June 5, 2020 and extended the payment deferral period from six to 16 months. The Consolidated Appropriations Act, 2021, provided additional funding for the PPP and allows eligible borrowers, including certain borrowers that already received a PPP loan, to apply for PPP loans through March 31, 2021. In January 2021, we restarted our PPP loan origination efforts.

Commercial land and construction. As of December 31, 2020, we had $102.4 million in commercial land and construction loans, representing 6.8% of total loans. We make loans to established builders to construct residential

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properties, loans to developers of commercial real estate investment properties and residential developments and, to a lesser extent, loans to individual clients for construction of single family homes in our market. On rare occasions, we also make loans for the acquisition of undeveloped land subject to heightened underwriting requirements. Construction loans are typically disbursed as construction progresses and carry either fixed or variable interest rates generally based on the borrowers’ ability to repay the loans from the cash flow of their businesses. The terms of our commercial land and construction loans vary depending on factors such as the type and size of the development and the financial strength of the borrower/guarantor. Loans are typically structured with an interest-only construction period and mature at the completion of construction.

Farmland. As of December 31, 2020, we had $50.1 million in total farmland loans, representing 3.3% of total loans. We are a strong agricultural lender, with both input and long-term loans. Farmland loans are generally made to producers and processors of crops and livestock. Repayment is primarily from the sale of an agricultural product or service. Farmland loans are secured by real property and are susceptible to changes in market demand for specific commodities. This may be exacerbated by, among other things, industry changes, changes in the individual financial capacity of the business owner, general economic conditions and changes in business cycles, as well as adverse weather conditions.

Residential real estate and construction. As of December 31, 2020, we had $42.3 million in total residential real estate and construction loans, representing 2.8% of total loans. Residential real estate loans are underwritten based upon income, credit history, and collateral. To monitor and manage residential loan risk, policies and procedures are developed and modified, as needed. We believe that this activity, coupled with relatively small loan amounts that are spread across many individual borrowers, minimizes risk. Underwriting standards for home loans are heavily influenced by statutory requirements, which include, but are not limited to, a maximum loan-to-value percentage, collection remedies, the number of such loans a borrower can have at one time, and documentation requirements.

Consumer and other. As of December 31, 2020, we had $4.9 million in total consumer and other loans, representing 0.3% of total loans. We make a variety of loans in relatively small amounts to individuals for personal purposes, including automobiles, aircrafts, boats, recreational equipment, vacation and travel, home repairs, medical expense, household goods, payment of taxes, and education. Consumer loans are underwritten based on the individual borrower’s income, current debt level, past credit history and the value of any available collateral. The terms of consumer loans vary considerably based upon the loan type, nature of collateral and size of the loan, and the performance of consumer loans are affected by the local and regional economy as well as the rates of personal bankruptcies, job loss, divorce and other individual-specific characteristics. We do not expect these consumer and other loans to make up a significant portion of our lending activity.

Lending Philosophy

In keeping with our mission of purpose-driven and integrity-centered banking, we seek credit arrangements that serve our local community and provide attractive risk-adjusted returns to us. We pursue our objections, mindful of liquidity, flexibility and risk considerations, by exercising controls on noninterest expenses and close management of our assets and liabilities. We periodically set guidelines aimed to maintain stability of our loan-to-deposit ratio, minimize past-due and nonaccrual loans, and achieve an optimal loan mix and concentration. We seek well margined and collateralized loan opportunities to borrowers with extensive professional asset operating experience.

Lending Policy and Procedures

We have established common documentation, policies and standards for lending based on the type of loan. A thorough credit analysis will precede commercial and real estate loan decisions, and we follow well-established and proven procedures when approving consumer loans.

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We have established a Management Loan Committee comprised of our chief executive officer, our chief credit officer, certain other members of management and select senior loan officers, which is primarily responsible for day-to-day implementation and oversight of our loan approval procedures, and a Director Loan Committee. Our board of directors approves, from time to time, a delegated lending authority to members of the committee. The amount of authority delegated to each member of the committee varies based on years of direct lending experience, responsibility and performance, and the authority limits also vary by collateral type.

Concentrations of Credit Risk

Although we have a diversified loan portfolio, a substantial portion is secured by commercial and residential real estate located in Northern California. As of December 31, 2020, approximately 83.9% of our real estate loans measured by dollar amount were secured by collateral located in California, substantially all of which is in Northern California. Additionally, we have a high concentration of real estate related loans, which represented approximately 79% of our loan portfolio at December 31, 2020. Although management believes such concentrations have no more than the normal risk of collectability, a substantial decline in the economy in general, or a decline in real estate values in our primary market in particular, could have an adverse impact on the collectability of these loans. Personal and business incomes represent the primary source of repayment for the majority of these loans.

Deposit Products

Representing 98.0% of our total liabilities as of December 31, 2020, deposits are our primary source of funding for our business operations. As of December 31, 2020, we held $1.78 billion of total deposits, including $696 million in noninterest-bearing deposits. We have grown deposits at a compounded annual growth rate of 23.7% since December 31, 2016.

We offer a complete array of deposit products for small and medium-sized businesses, professionals and individuals, including a variety of checking and savings accounts, time deposits and money market accounts. We also provide a wide range of deposit services, including debit cards, remote deposit capture, online banking, mobile banking, and direct deposit services.

We obtain most of our deposits from individuals, small and medium-sized businesses and municipalities in our market. We solicit deposits through our relationship-driven team of dedicated and accessible bankers and through community-focused marketing. We emphasize obtaining deposit relationships at loan origination. We provide a high level of customer service to our depositors. We have invested in personnel, business and compliance processes and technology that enable us to acquire, and efficiently and effectively serve, a wide array of business deposit accounts, while continuing to provide the level of customer service for which we are known. We currently offer a comprehensive range of business deposit products and services to assist with the banking needs of our business customers, including a variety of remote deposit and cash management products along with commercial transaction accounts.

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The following graph provides information regarding the composition of our deposit base as of December 31, 2020:

As of December 31, 2020, our 18 largest deposit relationships, each accounting for more than $10 million, accounted for $641.2 million, or 35.9% of our total deposits. This includes $318.4 million of our total deposits held by municipalities, of which we conduct a monthly review. Our management maintains our liquidity position and lines of credit with correspondent banks to mitigate the risk of large withdrawals by this group of large depositors.

Competition

The banking business is highly competitive and we face strong competition from many other financial institutions. Our principal competitors are commercial and community banks, credit unions, savings and loan associations, mortgage banking firms and online mortgage lenders and consumer finance companies, including large national financial institutions that operate in our market. Our profitability depends in large part based upon our continued ability to successfully compete with these institutions for lending opportunities, deposit funds, financial products, bankers and potential acquisition targets.

We conduct business through nine banking centers in our key market of Northern California. Many other commercial and community banks, savings institutions, credit unions and other financial institutions maintain a physical presence in our primary market area and some maintain only a virtual presence. Many of these competitors are larger than us, have significantly more resources, greater brand recognition and more extensive and established branch networks or geographic footprints than we do, and may be able to attract customers more effectively than we can. Because of their scale, many of these competitors can be more aggressive than we can on loan and deposit pricing, and may better afford and make broader use of media advertising, support services and electronic technology than we do. Also, many of our non-bank competitors have fewer regulatory constraints and may have lower cost structures. To offset these competitive disadvantages, we concentrate marketing efforts in the local markets we service with local advertisements,  and personal contacts, and we depend on our reputation as having greater personal service, consistency, flexibility and the ability to make credit and other business decisions quickly, as well as our deep knowledge of competitor strengths and weaknesses.

Based on the FDIC Summary of Deposits as of June 30, 2020, Five Star ranks eighth in the Sacramento MSA by deposit market share with deposits of $1.8 billion and four branches. Total market deposits in the Sacramento MSA is $64.5 billion of which $47.8 billion, or approximately 74.1%, is held by six money center banks across 223 branches. We are the 55th largest insured depository institution in California by deposits as of June 30, 2020.

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Risk Management

We believe that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Risk management refers to the activities by which we identify, measure, monitor, evaluate and manage the risks we face in the course of our banking activities. These include liquidity, interest rate, credit, operational, compliance, regulatory, strategic, financial and reputational risk exposures. Our board of directors, both directly and through its committees, is responsible for overseeing our risk management processes, including quarterly enterprise risk management assessments and annual cyber, BSA/anti-money laundering and third-party risk assessments, with each of the committees of our board of directors assuming a different and important role in overseeing the management of the risks we face.

The Audit Committee of our board of directors is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting). The Compensation Committee of our board of directors has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and our compensation structure generally. In particular, our Compensation Committee, in conjunction with our President and Chief Executive Officer and other members of our management, as appropriate, reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by our employees. The Governance and Nominating Committee of our board of directors oversees risks associated with the independence of our board of directors and potential conflicts of interest.

Our senior management is responsible for implementing our risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis, and reporting to our board of directors regarding our risk management processes. Our senior management is also responsible for creating and recommending to our board of directors for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

The role of our board of directors in our risk oversight is consistent with our leadership structure, with our President and Chief Executive Officer and the other members of senior management having responsibility for assessing and managing our risk exposure, and our board of directors and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.

Properties

Our corporate headquarters is located at 3100 Zinfandel Drive, Suite 100, Rancho Cordova, CA 95670. In addition to our corporate headquarters, which includes our Rancho Cordova branch, we operated six other branch offices in Roseville, Natomas, Redding, Elk Grove, Chico and Yuba City and two commercial loan production offices in Santa Rosa and Sacramento as of December 31, 2020. We lease our corporate headquarters and all of our other branch offices. The lease on our corporate headquarters expires in 2026 and the leases on our branch offices and commercial loan production offices expire in 2021 through 2030. We believe that these facilities and additional or alternative space available to us are adequate to meet our needs for the foreseeable future.

Human Capital

To facilitate talent attraction and retention, we strive to create an inclusive, safe and healthy workplace with opportunities for our employees to grow and develop in their careers, supported by strong compensation, benefits and health and welfare programs.

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Employee Profile

As of December 31, 2020, we had 138 full-time employees and six part-time employees. None of our employees are covered by a collective bargaining agreement. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Compensation and Benefits

We provide a competitive compensation and benefits program to help meet the needs of our employees. In addition to salaries, these programs include annual bonus opportunities, a 401(k) plan with an employer matching contribution, healthcare and insurance benefits, flexible spending accounts, paid time off and family leave and an employee assistance program.

Learning and Development

We invest in the growth and development of our employees by providing a multi-dimensional approach to learning that empowers, intellectually grows, and professionally develops our colleagues under the leadership of a Development Management. In particular, we facilitate the educational and professional development of our employees through support to attend conferences and obtain degrees, licenses and certifications while employed by us.

Commitment to Environmental, Social and Governance

We are executing, and plan to scale-up, an Environmental, Social and Governance strategy that focuses on environmental impacts of our business, social factors and the governance of our board of directors to drive positive change.

Environmental. We are currently working with a local utility district to manage a micro-loan program funding residential energy efficiency equipment. Other initiatives include encouraging customers to utilize technology to reduce their carbon footprint by reducing in-branch customer visits.

Social. We work to create positive social impacts in the communities in which our business operates, including by addressing food deserts, supporting affordable housing projects and encouraging nonprofit donations. During the COVID-19 pandemic, we remain committed to employee and customer safety through robust alternative working arrangements and extensive safety measures.

Governance. The Governance and Nominating Committee of our board of directors is committed to diversity on our board of directors and compliance with applicable rules, regulations and guidance regarding composition of our leadership. We are committed to transparency, ethical business practices and accounting transparency.

Dedication to Diversity, Equity and Inclusion

Diversity, Equity and Inclusion, or DE&I, is center-stage in our workplace. We have a fully-engaged Senior Vice President, Chief Operations Officer and Chief DE&I Officer who leads our DE&I efforts, and our Human Resources Department is demonstrating a commitment to DE&I through hiring practices and employee training. We are committed to ensuring all employees feel a sense of belonging in the workplace and that processes and programs are impartial and fair and provide equal opportunity for every individual. We also have a history of serving customers in the nonprofit community who assist our region’s most vulnerable, underserved and underrepresented populations.

Legal Proceedings

From time to time, we are a party to various litigation matters incidental to the conduct of our business. We do not believe that any currently pending legal proceedings will have a material adverse effect on our business, financial condition or results of operations.

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SUPERVISION AND REGULATION

General

Federal and state banking laws impose a comprehensive system of supervision, regulation and enforcement on the operations of insured banks and their holding companies. As a result, our growth, earnings performance, and operations may be affected by the requirements of federal and state statutes and by the regulations and policies of various bank regulatory agencies, including the DFPI, the Federal Reserve, the FDIC and the CFPB. These statutes, regulations and policies are continually under the review of the United States Congress and state legislatures as well as federal and state regulatory agencies, and the nature and extent of future legislative, regulatory or other developments affecting financial institutions are impossible to predict with any certainty. Supervision and regulation of banks, their holding companies and affiliates is intended primarily for the protection of depositors and customers, the DIF of the FDIC, and the U.S. banking and financial system rather than holders of our capital stock.

The following is a summary of material elements of the regulatory and supervisory framework applicable to us and the Bank. It does not describe all of the statutes, regulations and regulatory policies that apply, nor does it provide complete summaries of the statutes, regulations and policies referenced therein.

Supervision and Regulation of the Company

We are a registered bank holding company under the Bank Holding Company Act of 1956, as amended, or the BHC Act. As a result, we are primarily subject to the supervision, examination and reporting requirements of the BHC Act, Federal Deposit Insurance Act, or FDI Act, the regulations of the Federal Reserve, and certain of the requirements imposed by the Dodd-Frank Act.

Federal law subjects bank holding companies, such as the Company, to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations. Violations of laws and regulations, or other unsafe and unsound practices, may result in regulatory agencies imposing fines or penalties, cease and desist orders, or taking other enforcement actions. Under certain circumstances, these agencies may enforce these remedies directly against officers, directors, employees and other parties participating in the affairs of a bank or bank holding company.

Federal Oversight Over Mergers and Acquisitions, Investments and Activities

The BHC Act requires a bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control 5.0% or more of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

Before approving any such transaction, the Federal Reserve is required by the BHC Act to consider a number of factors, including the transaction’s competitive impact, the financial and managerial resources and future prospects of the bank holding companies and banks concerned, the convenience and needs of the community to be served, and the effectiveness of the parties in combatting money laundering activities. Provisions of the FDI Act known as the Bank Merger Act impose similar approval standards for an insured depository institution to merge with another insured depository institution.

The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or Riegle-Neal Act, permits us to acquire a bank located in any other state, regardless of state law to the contrary, subject to certain deposit-percentage, aging requirements, and other restrictions. The Riegle-Neal Act also generally permits national and state-chartered banks to branch interstate through acquisitions of banks in other states. Bank holding companies must be “well-capitalized” and “well-managed” to obtain federal bank regulatory approval of an interstate acquisition without regard to state law prohibiting the transaction.

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The BHC Act also generally requires Federal Reserve approval for a bank holding company’s acquisition of a company that is not an insured depository institution. Bank holding companies generally may engage, directly or indirectly, only in managing or controlling banks, such other activities as are determined by the Federal Reserve to be closely related to banking, and certain other permissible nonbanking activities. Bank holding companies generally must notify the Federal Reserve before acquiring a company that is not an insured depository institution or engaging in a permissible nonbanking activity, and the Federal Reserve considers a number of factors in reviewing such a notice. The Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of it or any of its bank subsidiaries.

The GLB Act allows a bank holding company that satisfies certain criteria to elect to become a financial holding company, which would allow such company to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities. We have not elected financial holding company status.

The FDIC has the authority to approve applications by state non-member banks to establish de novo branches, including, under the Riegle-Neal Act, in states other than the bank’s home state if the law of the state in which the branch is located, or is to be located, would permit establishment of the branch if the bank were a state bank chartered by such state.

Certain acquisitions of our voting stock may be subject to regulatory approval or notice under federal law. Investors are responsible for ensuring that they do not, directly or indirectly, acquire shares of our stock in excess of the amount that can be acquired without regulatory approval under the Change in Bank Control Act and the BHC Act, which prohibit any person or company from acquiring control of the Company without, in most cases, the prior written approval of the Federal Reserve.

Source of Strength

The FDI Act and Federal Reserve regulations require a bank holding company to serve as a source of financial and managerial strength to its bank subsidiaries. As a result, a bank holding company may be expected to commit resources to support its bank subsidiary, including at times when the holding company may not be inclined or in a financial position to provide it.

Capital Adequacy

Bank holding companies and banks are subject to various regulatory capital requirements administered by federal bank and state regulatory agencies. Capital adequacy regulations and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. United States capital regulations were substantially revised in 2013 as a result of changes in the Dodd-Frank Act and Basel III. The Federal Reserve and the FDIC, the primary federal regulators of the Company and Bank, respectively, have substantially similar generally applicable risk-based capital ratio and leverage ratio requirements.

Under the Federal Reserve’s Small Bank Holding Company Policy Statement, bank holding companies with assets of less than $3.0 billion that are not engaged in significant nonbanking activities, do not conduct significant off-balance sheet activities and that do not have a material amount of debt or equity securities registered with the SEC are exempt from the Federal Reserve’s generally applicable risk-based-capital ratio and leverage ratio requirements. Historically, the Federal Reserve has not usually deemed a bank holding company ineligible for application of this policy statement solely because its common stock is registered under the Exchange Act. However, there can be no assurance that the Federal Reserve will continue this practice, and accordingly this offering may result in the loss of the Company’s status as a small bank holding company for these purposes.

If the Company no longer were subject to the Small Bank Holding Company Policy Statement, the following generally applicable capital requirements that apply to the Bank also would apply to the Company. The Bank

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is required to meet a common equity Tier 1 capital to risk-weighted assets ratio of at least 7.0% (a minimum of 4.5% plus a capital conservation buffer of 2.5%), a Tier 1 capital to risk-weighted assets ratio of at least 8.5% (a minimum of 6.0% plus a capital conservation buffer of 2.5%), a total capital to risk-weighted assets ratio of at least 10.5% (a minimum of 8% plus a capital conservation buffer of 2.5%), and a leverage ratio of Tier 1 capital to total consolidated assets of at least 4.0%. In addition, insured depository institutions such as the Bank, unlike bank holding companies, are subject to further capital requirements to be deemed “well capitalized” under the prompt corrective action provisions of the FDI Act and implementing regulations of the federal banking agencies, as described in the section entitled “—Supervision and Regulation of the Bank—Prompt Corrective Action” below.

For purposes of calculating the denominator of the risk-based capital ratios, a banking institution’s assets and some of its specified off-balance sheet commitments and obligations are assigned to various risk categories. For purposes of calculating the numerator of the capital ratios, capital, at both the holding company and bank level, is classified in one of three tiers depending on the “quality” and loss-absorbing features of the capital instrument. Common equity Tier 1 capital is predominantly comprised of common stock instruments (including related surplus) and retained earnings, net of treasury stock, and after making necessary capital deductions and adjustments. Tier 1 capital is comprised of common equity Tier 1 capital and additional Tier 1 capital, which includes non-cumulative perpetual preferred stock and similar instruments meeting specified eligibility criteria (including related surplus). Total capital is comprised of Tier 1 capital and Tier 2 capital, which includes certain subordinated debt with a minimum original maturity of five years (including related surplus) and a limited amount of allowance for loan losses. Newly issued trust preferred securities and cumulative perpetual preferred stock may not be included in Tier 1 capital, but generally may be included in Tier 2 capital, provided they do not include features that are disallowed by the capital rules, such as the acceleration of principal other than in the event of a bankruptcy, insolvency, or receivership of the issuer.

Failure to meet minimum capital requirements could subject a banking organization to a variety of enforcement remedies. A banking organization’s failure to exceed the capital conservation buffer with common equity Tier 1 capital would result in limitations on the banking organization’s ability to make capital distributions and discretionary bonus payments.

At December 31, 2020, common equity Tier 1 capital, Tier 1 capital and total capital of the Company on a consolidated basis equaled 8.98%, 8.98% and 12.18% of its total risk-weighted assets, respectively, and its Tier 1 leverage ratio on a consolidated basis was 6.58%. At December 31, 2020, the Bank exceeded its minimum capital requirements with common equity Tier 1 capital, Tier 1 capital and total capital equal to 10.73%, 10.73% and 11.99% of its total risk-weighted assets, respectively, and a Tier 1 leverage ratio of 7.87%, and was “well-capitalized” for prompt corrective action purposes based on the ratios and guidelines described below.

Payment of Dividends and Stock Repurchases

The Company is limited in its ability to pay dividends or repurchase its stock by the Federal Reserve, including if doing so would be an unsafe or unsound banking practice. Where a bank holding company intends to declare or pay a dividend that could raise safety and soundness concerns, it generally will be required to inform and consult with the Federal Reserve in advance. It is the policy of the Federal Reserve that a bank holding company should generally pay dividends on common stock only out of earnings, and only if prospective earnings retention is consistent with the company’s capital needs and overall current and prospective financial condition, and that bank holding companies should inform and consult with the Federal Reserve in advance of declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid. We expect to consult the Federal Reserve in advance of our distribution of $27.0 million to existing shareholders from the net proceeds of this offering.

If the Company continues to operate under the Small Bank Holding Company Policy Statement, the Federal Reserve will generally expect the Company not to pay dividends unless its debt to equity ratio is 1:1 or lower, the Company meets certain other criteria under the Federal Reserve’s Regulation Y, and the dividends are reasonable in amount, do not adversely affect the ability of the Company to service its debt in an orderly manner, and do not adversely affect the ability of the Bank to be well capitalized. Although the Company currently meets these

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requirements, the Company cannot be sure that it will continue to meet those requirements or that even if it does, it will be able to pay dividends.

If a bank holding company does not operate under the Small Bank Holding Company Policy Statement, according to guidance from the Federal Reserve, the bank holding company’s dividend policies will be assessed against, among other things, its ability to achieve applicable capital ratio requirements. If a bank holding company does not achieve applicable capital ratio requirements, it may not be able to pay dividends. The Company cannot be sure that it would meet those requirements or that even if it does, it will be able to pay dividends.

A bank holding company is required to give the Federal Reserve prior written notice before purchasing or redeeming its equity securities if the gross consideration for the purchase or redemption, when aggregated with the net consideration paid by the company for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order, or any condition imposed by or written agreement with the Federal Reserve. This prior notice requirement does not apply to any bank holding company that meets certain “well-capitalized” and “well-managed” standards and is not the subject of any unresolved supervisory issues.

In addition, a bank holding company is required to consult with the Federal Reserve before redeeming any equity or other capital instrument included in Tier 1 or Tier 2 capital prior to stated maturity, if such redemption could have a material effect on the level or composition of the organization’s capital base. For bank holding companies subject to the Small Bank Holding Company Policy Statement, such consultation is only required for the redemption of instruments included in equity as defined under GAAP, such as common and perpetual preferred stock, and not for other certain instruments included as regulatory capital.

Examinations

Bank holding companies and banks are subject to regular examination by their respective regulatory agencies, which results in examination reports and ratings that, while not publicly available, can impact the conduct and growth of their businesses. These examinations may consider not only compliance with applicable laws and regulations, but also capital levels, asset quality and risk, management ability and performance, earnings, liquidity, sensitivity to market risk and various other factors. The regulatory agencies generally have broad authority to impose restrictions and limitations on the operations of a regulated entity where an agency determines, among other things, that such operations are unsafe or unsound, fail to comply with applicable law or are otherwise inconsistent with laws and regulations or with the supervisory policies of these agencies.

Anti-Money Laundering Initiatives and Sanctions Compliance

The Company and Bank are subject to extensive regulations aimed at combatting money laundering and terrorist financing. The Patriot Act substantially broadened the scope of United States anti-money laundering laws and regulations by imposing significant compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States. U.S. Department of the Treasury regulations implementing the Patriot Act impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identity of their customers. Failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and financial consequences for the institution.

OFAC is responsible for helping to ensure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC publishes lists of persons, organizations, and countries suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. OFAC administers and enforces applicable economic and trade sanctions programs. These sanctions are usually targeted against foreign countries, terrorists, international narcotics traffickers and those believed to be involved in the proliferation of weapons of mass destruction. These

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regulations generally require either the blocking of accounts or other property of specified entities or individuals, but they may also require the rejection of certain transactions involving specified entities or individuals. The Company maintains policies, procedures and other internal controls designed to comply with anti-money laundering requirements and sanctions programs.

Supervision and Regulation of the Bank

The Bank is a commercial bank chartered under the laws of the state of California and is primarily subject to the supervision, examination and reporting requirements of the FDIC and the DFPI. Almost every area of the operations and financial condition of the Bank is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law including loans, reserves, investments, issuance of securities, establishment of branches, capital adequacy, liquidity, earnings, dividends, management practices and the provision of services. The FDIC and the DFPI regularly examine the Bank’s operations and have the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. Both regulatory agencies have the power to take enforcement action to prevent the development or continuance of unsafe or unsound banking practices or other violations of law. The Bank is subject to supervision, examination, enforcement and reporting requirements under the FDI Act, the California Financial Code, regulations of the FDIC and DFPI, and certain of the requirements imposed by the Dodd-Frank Act. The Company and the Bank are also subject to a wide range of consumer protection laws and regulations.

California Law

California law governs the chartering and regulation of California commercial banks like ours, including organizational and capital requirements, fiduciary powers, investment authority, banking offices and electronic terminals, declaration of dividends, changes of control and mergers, out of state activities, interstate branching and banking, debt offerings, borrowing limits, and limits on loans to one borrower. The DFPI is charged with our bank’s supervision and regulation. The DFPI may take possession of a bank if certain conditions exist, such as insufficient shareholders’ equity, unsafe or unauthorized operations, or violations of law.

Under California law, we may engage in the general business of banking, including but not limited to, accepting deposits, making secured and unsecured loans, purchasing and holding real property for our own use, and issuing, advising and confirming letters of credit. The amount a bank generally may borrow may not exceed the amount of its shareholders’ equity without the consent of the DFPI.

Restrictions on Lending, Insider Transactions and Affiliate Transactions

California law limits California banks in the amounts they may lend to one borrower and the amount they may lend to insiders. Under California law, with limited exceptions, unsecured loans to one person may not exceed 15% of the sum of a bank’s shareholders’ equity, allowance for loan losses, capital notes and debentures and both secured and unsecured loans to one person (excluding certain secured lending and letters of credit) at any given time generally may not exceed 25% of the sum of a bank’s shareholders’ equity, allowance for loan losses, capital notes and debentures.

Section 22 of the Federal Reserve Act, as implemented by the Federal Reserve’s Regulation O, governs and restricts extensions of credit by a member bank to an executive officer, director, or principal shareholder of the bank and its affiliates. By making these provisions applicable to state non-member banks, the FDI Act and FDIC regulations impose these restrictions on the Bank’s purchases or sales of assets from insiders of the Bank and the Company. Additionally, California law imposes insider lending limits that are similar to the restrictions of the Federal Reserve’s Regulation O.

Sections 23A and 23B of the Federal Reserve Act, which the FDI Act makes applicable to a state non-member bank like ours in the same manner and to the same extent as if it were a member bank, establish parameters for an insured bank to conduct “covered transactions” with its affiliates, generally (i) limiting the extent to which the

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bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the bank’s capital stock and surplus, and limiting the aggregate of all such transactions with all affiliates to an amount equal to 20% of the bank’s capital stock and surplus, and (ii) requiring that all such transactions be on terms substantially the same, or at least as favorable, to the bank or subsidiary as those that would be provided to a non-affiliate. In addition, an insured bank’s loans to affiliates generally must be fully collateralized. The term “covered transaction” includes the making of loans to the affiliate, purchase of assets from the affiliate, issuance of a guarantee on behalf of the affiliate and several other types of transactions.

Concentrations in Lending

In 2006, the federal bank regulatory agencies released guidance advising financial institutions of the risks posed by CRE lending concentrations and reinforcing that financial institutions should implement sound risk management processes to identify, monitor and control risks associated with CRE concentrations. Higher allowances for loan losses and capital levels may also be required. The CRE guidance provides that further supervisory analysis of an institution’s CRE loan concentrations is warranted when its concentrations exceed either: (i) total reported loans for construction, land development, and other land of 100% or more of a bank’s total risk based capital; or (ii) total reported loans secured by multifamily and nonfarm nonresidential properties and loans for construction, land development, and other land of 300% or more of a bank’s total risk based capital, where the outstanding balance of the institution’s CRE portfolio has also increased by 50% or more during the prior 36 months. We have exposures to loans secured by CRE due to the nature of our market and the loan needs of both retail and commercial customers. We believe our long-term experience in CRE lending, underwriting policies, internal controls, and other policies currently in place, as well as our loan and credit monitoring and administration procedures, are generally appropriate to managing our concentrations as required under the CRE guidance.

Prompt Corrective Action

The FDI Act identifies five capital categories for insured depository institutions: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the banking agencies’ prompt corrective action framework, an insured depository institution is subject to differential regulation corresponding to the capital category within which the institution falls. For an insured depository institution to be “well-capitalized” under this framework, it must have a common equity Tier 1 capital ratio of at least 6.5%, Tier 1 capital ratio of at least 8.0%, a total capital ratio of at least 10.0%, and a leverage ratio of at least 5.0%, and must not be subject to any written agreement, order or capital directive, or prompt corrective action directive issued by its primary federal or state banking regulator to meet and maintain a specific capital level for any capital measure. These limitations apply to the Bank, and not to the Company on a standalone basis.

The FDI Act requires the federal banking agencies to take prompt corrective action whenever an insured depository institution does not meet minimum capital requirements. Failure to meet the capital guidelines could also subject an insured depository institution to capital raising requirements. In addition, an insured depository institution is generally prohibited from making capital distributions, including paying dividends, or paying management fees to a holding company, if the institution would thereafter be undercapitalized. Finally, failure to meet statutorily mandated capital guidelines or more restrictive ratios separately established for an insured depository institution could subject the institution to a variety of enforcement remedies available to federal regulatory authorities, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting or renewing brokered deposits, limitations on the rates of interest that the institution may pay on its deposits, and other restrictions on its business.

The FDI Act also requires the federal banking agencies to prescribe certain noncapital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation, and permits regulatory action against an insured depository institution that does not meet such standards.

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Payment of Dividends

The principal source of the Company’s cash revenue is dividends from the Bank. There are various legal and regulatory provisions that limit the amount of dividends the Bank can pay to the Company without regulatory approval. Under the California Financial Code, the Bank may not make any distribution to shareholders that exceeds the lesser of its retained earnings or its net income for the last three fiscal years, less the amount of any distributions made by the Bank to its shareholders of the Bank during such period. However, with prior approval of the DFPI, the Bank may make a distribution to shareholders that exceeds such amounts, subject to limits set forth in the California Financial Code. Moreover, an institution’s failure to exceed the capital conservation buffer set forth in the capital rules with common equity Tier 1 capital would result in limitations on an institution’s ability to make capital distributions and discretionary bonus payments. In addition, an insured depository institution is generally prohibited from making capital distributions, including paying dividends, or paying management fees to a holding company, if the institution would thereafter be undercapitalized. Finally, the FDI Act prohibits an insured depository institution from paying dividends on its capital stock if it is in default of its payment of deposit insurance assessments to the FDIC.

Reserve Requirements

Federal Reserve rules require depository institutions, such as the Bank, to maintain reserves against their transaction accounts. In response to the COVID-19 pandemic, the Federal Reserve reduced reserve requirement ratios to 0% effective March 26, 2020. Increases to the reserve requirement would decrease the amount of the Bank’s assets that it may make available for lending and investment activities.

Consumer Protection Laws

While consumer lending is not currently a significant focus of our business, we are subject to numerous laws and regulations intended to protect consumers, in addition to those discussed above, when lending or offering deposit products to consumers. These laws include, among others: the Truth in Lending Act, Truth in Savings Act, Electronic Funds Transfer Act, Expedited Funds Availability Act, Equal Credit Opportunity Act, Fair and Accurate Credit Transactions Act, Fair Housing Act, Fair Credit Reporting Act, Fair Debt Collection Act, the GLB Act, Home Mortgage Disclosure Act, Right to Financial Privacy Act, Real Estate Settlement Procedures Act, laws regarding unfair and deceptive acts and practices and usury laws. Additionally, the Dodd-Frank Act created the CFPB, which has authority to issue regulations prohibiting unfair, deceptive or abusive acts or practices.

Many states and local jurisdictions have consumer protection laws analogous, and in addition to, those listed above. These include, for instance, the California Unfair Competition Law, which broadly prohibits any unlawful, unfair, or fraudulent business act or practice, or false, deceptive, or misleading advertising. Violations of applicable consumer protection laws can result in significant potential liability, including actual damages, restitution, and injunctive relief, from litigation brought by customers, state attorneys general, and other plaintiffs, as well as enforcement actions by banking regulators.

Financial Privacy Laws

The GLB Act and California Consumer Privacy Act impose requirements related to the privacy of customer financial information. Among other things, these laws require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. The California Consumer Privacy Act grants California residents the rights to know about personal information collected about them, to delete certain of this personal information, to opt out of the sale of personal information, and to non-discrimination for exercising these rights. The privacy provisions of these laws may affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors.

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Branching

Under California law, the Bank may open branch offices throughout California with the prior approval of the DFPI. In addition, with prior regulatory approval, the Bank may acquire branches of existing banks located in California. Under federal law, the Bank may establish branch offices with the prior approval of the FDIC. Federal law allows a bank to branch into a new state through the establishment of a new branch if, among other factors, the bank is “well-managed” and “well-capitalized” and, under the laws of the state in which the branch is to be located, a state bank chartered by that state would be permitted to establish the branch.

FDIC Deposit Insurance Assessments

The deposits of the Bank are insured by the DIF as administered by the FDIC, and, accordingly, are subject to deposit insurance assessments to maintain the DIF at minimum levels required by statute. The Dodd-Frank Act increased the minimum reserve ratio requirement for the DIF to 1.35% of total estimated insured deposits or the comparable percentage of the deposit assessment base.

The FDIC uses a risk-based assessment system that imposes insurance premiums as determined by multiplying an insured bank’s assessment base by its assessment rate. A bank’s deposit insurance assessment base is generally equal to its total assets minus its average tangible equity during the assessment period. For a depository institution that has been insured for more than five years and that has total consolidated assets of less than $10 billion, such as the Bank, the FDIC determines the assessment rate within a range of base assessment rates based on the bank’s CAMELS composite rating, taking into account other factors and adjustments. The CAMELS rating system is a supervisory rating system developed to classify a bank’s overall condition by taking into account capital adequacy, assets, management capability, earnings, liquidity and sensitivity to market and interest rate risk.

Insurance of deposits may be terminated by the FDIC upon a finding that a bank has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the bank’s federal regulatory agency. In addition, the FDI Act provides that, in the event of the liquidation or other resolution of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution, including those of its parent bank holding company.

Community Reinvestment Act

The CRA requires that, in connection with examinations of insured depository institutions within their respective jurisdictions, the federal banking agencies must evaluate the record of each financial institution in meeting the credit needs of its local community, including low- and moderate-income neighborhoods. A bank’s CRA performance also is considered in evaluating applications seeking approval for mergers, acquisitions, and new offices or facilities, and a CRA rating of less than “Satisfactory” may adversely affect the ability of a bank or its parent company to engage in such transactions. The FDIC’s evaluation of the Bank’s record of performance under the CRA is publicly available. The FDIC’s CRA regulations provide that a bank may elect to have its CRA performance evaluated under a strategic plan. This option enables a bank to structure its CRA goals and objectives to address the needs of its community consistent with its business strategy, operational focus, capacity and constraints. The Bank is operating under a CRA Strategic Plan approved by the FDIC for the years 2019-2021 and has received a rating of “Satisfactory” at its most recent CRA evaluation, dated as of January 1, 2019.

FHLB Membership

The Bank is a member of the FHLB of San Francisco, which is one of 12 regional FHLBs that administer the home financing credit function of banking institutions. Each FHLB is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB system, and makes advances to members in accordance with policies and procedures established by the Board of Directors of the FHLB and subject to the oversight of

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the Federal Housing Finance Agency. All advances from an FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

Coronavirus Aid, Relief, and Economic Security Act

On March 27, 2020, CARES Act was enacted, providing wide-ranging economic relief for individuals and businesses impacted by COVID-19. Among other things, the statute created the PPP and funded it with $349 billion. On April 16, 2020, the SBA announced that it had exhausted the $349 billion appropriated to it in the CARES Act. On April 24, 2020, the PPP and Health Care Enhancement Act was signed into law, which supplemented certain programs established by the CARES Act and provided $310 billion in additional funding for the PPP. The PPP expired on August 8, 2020. The Consolidated Appropriations Act, 2021, which was signed into law on December 27, 2020, provides additional funding for the PPP of approximately $284 billion. Eligible borrowers, including certain borrowers who already received a PPP loan, may apply for PPP loans through March 31, 2021.

The CARES Act, as amended by the Consolidated Appropriations Act, 2021, specified that COVID-19 related loan modifications executed between March 1, 2020 and the earlier of (i) 60 days after the date of termination of the national emergency declared by the President and (ii) January 1, 2022, on loans that were current as of December 31, 2019 are not TDRs. Additionally, under guidance from the federal banking agencies, other short-term modifications made on a good faith basis in response to COVID-19 to borrowers that were current prior to any relief are not TDRs under ASC Subtopic 310-40, “Troubled Debt Restructuring by Creditors.” These modifications include short-term (e.g., up to six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant.

The PPP is a stimulus response to the potential economic impacts of COVID-19, and its purpose is to provide forgivable loans to smaller businesses, non-profit organizations, and other eligible borrowers that use the proceeds of the loans for payroll and certain other qualifying expenses. The SBA manages the PPP and guarantees PPP loans. If a loan is fully forgiven, the SBA will repay the lending bank in full. If a loan is partially forgiven or not forgiven at all, a bank must look to the borrower for repayment of unforgiven principal and interest. If the borrower defaults, the loan is guaranteed by the SBA.

As of December 31, 2020, we had provided approximately $264.8 million in PPP loans for more than 1,124 new and existing customers and we were processing loan forgiveness applications. In January 2021, we began processing additional PPP loans under the Consolidated Appropriations Act, 2021.

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MANAGEMENT

The following table sets forth certain information regarding our executive officers as of the date of this prospectus.

Name	Age	Position
James Beckwith	63	President and Chief Executive Officer
Heather Luck	40	Senior Vice President and Chief Financial Officer
John W. Dalton	67	Senior Vice President and Chief Credit Officer
Kristine M. Hyde	55	Senior Vice President and Chief Human Resources Officer
Michael E. Lee	59	Senior Vice President and Chief Regulatory Officer
Lydia Ramirez	40	Senior Vice President and Chief Operations Officer and Chief DE&I Officer
Michael A. Rizzo	55	Senior Vice President and Chief Banking Officer
Brett Wait	40	Senior Vice President and Chief Information Officer
Shelley R. Wetton	49	Senior Vice President and Chief Marketing Officer

The following is a brief description of the background and experience of each of our executive officers.

James Beckwith. With nearly 30 years of experience, Mr. Beckwith serves as our President and Chief Executive Officer and is a member of our board of directors. Mr. Beckwith joined Five Star Bank in 2003. Mr. Beckwith is deeply connected to the Sacramento community and has chaired several community-based organizations which include the Sacramento Metro Chamber of Commerce, Valley Vision and KVIE (the local PBS affiliate). Mr. Beckwith is currently the Chair-Elect of the Western Bankers Association, a Private Sector Director with the Greater Sacramento Economic Council, a board member of the Crocker Art Museum and a member of the Sacramento State University College of Business Advisory Council. Mr. Beckwith previously served as Chief Financial Officer and Chief Operating Officer at National Bank of the Redwoods in Santa Rosa, California. He graduated from San Francisco State University with a Bachelor of Science in Business Administration with a concentration in Accounting. He is also a graduate of Pacific Coast Banking School at the University of Washington where he was class president. Recently, Mr. Beckwith was recognized by the Sacramento Metro Chamber of Commerce as the Businessman of the Year in 2020, and he was named among the Most Admired CEO’s of 2020 by the Sacramento Business Journal. We believe Mr. Beckwith’s experience in management, accounting and as director as well as his understanding of the California industries and market qualify him to serve on our board of directors.

Heather Luck. Ms. Luck serves as our Senior Vice President and Chief Financial Officer, positions she has held since February 2021. Ms. Luck first joined us in October 2018 as our Vice President/Director of Finance. Prior to this, Ms. Luck was a Manager in Assurance Services for Ernst & Young, LLP from 2010 through 2017, where she led multiple audit engagements simultaneously, including coordination with tax, valuation and other specialist groups required to achieve audit objectives in accordance with standards enumerated by the PCAOB and American Institute of Certified Public Accountants. Her audit experience at Ernst & Young included several industries, such as manufacturing, real estate, technology, media and entertainment, and telecommunications, and her client portfolio included multinational SEC registrants, private issuers and sub-orders. Ms. Luck then served as Senior Assistant Controller-Global Business Units and Mergers & Acquisitions at Oracle from March 2018 until September 2018, where she was responsible for overseeing the integration of general ledgers of newly acquired entities onto the Oracle Cloud Platform, which included ensuring compliance with accounting policies and intercompany eliminations. Ms. Luck received a Bachelor of Science degree in Marketing from the University of Utah and a Master of Science degree in Accounting and Finance from the University of Maryland Global Campus. Ms. Luck is a licensed Certified Public Accountant in the state of California and is currently a student of Pacific Coast Banking School at the University of Washington.

John W. Dalton. Mr. Dalton joined us as Senior Vice President and Chief Credit Officer in 2011. Mr. Dalton has more than 41 years of experience in the lending and banking industry. Prior to joining us, Mr. Dalton started his lending career with the Farm Credit System in 1980 as a Credit Analyst, then transitioned into roles as a Loan

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Officer, Branch Manager and Senior Vice President/Senior Lender. In 1991, Mr. Dalton moved to Stockmans Bank as their Senior Vice President, Chief Credit Officer, and through a merger in 2008, later served as Senior Vice President, Region Credit Administrator at PremierWest Bank. Mr. Dalton currently serves on the Sacramento Metro-PAC board of directors, and he is a member of the District 3 Grower Liaison Committee for Blue Diamond and a member of the Sacramento Sutter Club’s Member Service Committee. Mr. Dalton graduated in 1977 from California Polytechnic State University, San Luis Obispo with a Bachelor of Science degree in Animal Science.

Kristine M. Hyde. Ms. Hyde has served as our Senior Vice President and Chief Human Resources Officer since August 2020. Ms. Hyde has over 25 years of human resources experience, including serving as an independent human resources consultant to us from March 2017 to August 2020. In October 2015, Ms. Hyde began her own consulting firm, Kristine Hyde HR Consulting, in which she provided expertise to a wide range of customers through her consulting practice which focused on aligning business processes, practices and talent for those in the media, manufacturing, agriculture and automotive industries. Ms. Hyde remains the owner of Kristine Hyde HR Consulting, and she is an owner of two Drybar franchise locations in Sacramento and Roseville. Ms. Hyde is a certified Senior Professional of Human Resources, or SPHR, Senior Certified Professional with the Society of Human Resources Management, a California Certified SPHR-CA from the Human Resources Certification Institute, and she holds a Certificate of Human Resources Management from Sacramento State. Ms. Hyde graduated with a Bachelor of Science degree in Economics and Communications from University of Southern California, and she is a graduate of the Sacramento Metro Chamber Foundation’s Leadership Sacramento program. She is a former board President of St. Michael’s Episcopal Day School.

Michael E. Lee. Mr. Lee has served as our Senior Vice President and Chief Regulatory Officer since 2010. Mr. Lee joined us in 2005 as Chief Financial Officer, after serving over 14 years with the FDIC. He later transitioned to the position of Chief Credit Officer in 2007, and he served in that position until being appointed as Chief Regulatory Officer in 2010. Mr. Lee graduated from Midwestern State University in Texas with a Bachelor’s degree in Business Administration with a concentration in Economics, and he graduated with honors from the Pacific Coast Banking School at the University of Washington. Mr. Lee serves on the boards of directors of the Sacramento Asian-Pacific Chamber of Commerce and the Sacramento Regional Conservation Corp.

Lydia Ramirez. Ms. Ramirez serves as our Senior Vice President and Chief Operations Officer and Chief DE&I Officer, positions she has held since February 2021. Ms. Ramirez previously served as our Senior Vice President and Director of Operations from 2018 to 2021 and our Senior Vice President and Director of Branch Administration from 2017 to 2018. Ms. Ramirez has over 16 years of experience in senior level banking and is skilled in strategic operational process and sales management. Before joining us, Ms. Ramirez served as Vice President and Multi-Branch Manager at MUFG Union Bank from 2010 to 2017, where she implemented and steered sales activities, developed a team to act as trusted client advisors, and provided leadership on operational integrity and compliance awareness. Ms. Ramirez graduated from the University of California, Davis with a Bachelor of Science in Psychology and Bachelor of Arts in Spanish. Ms. Ramirez recently graduated from California State University, Sacramento with a Master of Business Administration. Ms. Ramirez is also a graduate of CBA Executive Banking School. Ms. Ramirez serves on the board of directors (as Chairperson) and executive and compensation committees of Sacramento Hispanic Chamber of Commerce and the board of directors of North Natomas Little League.

Michael A. Rizzo. Mr. Rizzo joined us in 2005 as Senior Vice President and Business Development Officer, helping establish our business banking practice, as well as developing commercial real estate loans. He opened our de novo Rancho Cordova office in June 2006. As of January 2017, he serves as our Senior Vice President and Chief Banking Officer supporting and managing the team of Business Development Officers. As of January 2021, Mr. Rizzo also oversees the SBA division of the bank. Mr. Rizzo earned a Bachelor of Science in Business Administration with a concentration in Finance from California State University, Sacramento, and is a graduate of the Pacific Coast Banking School at the University of Washington. Mr. Rizzo is also the current board Chair of the American River Parkway Foundation.

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Brett Wait. Mr. Wait first joined us in 2011 and currently serves as Senior Vice President and Chief Information Officer, a position he has held since 2018. Mr. Wait has over 15 years of community bank experience and information technology fluency, and he has served in various roles with us, including Operations Officer from 2011 to 2013, Vice President, Technology & Operations Manager from 2013 to 2015, and Senior Vice President and Chief Operating Officer from 2015 to 2017. He also served as Chief Information Officer of River City Bank from 2017 to 2018, where he was responsible for overseeing information technology, information security and data analytics, before rejoining us in his current position in 2018. Mr. Wait graduated from the University of Wisconsin–Whitewater with a Bachelor of Business Administration in Finance. He also holds a Master of Business Administration from California State University, Sacramento.

Shelley R. Wetton. Ms. Wetton has served as our Senior Vice President and Chief Marketing Officer since 2018, after first joining us in 2015 as our Vice President, Community Relations and Communications. Ms. Wetton has 20 years of corporate branding, media relations and strategic marketing expertise, and she previously served as Vice President, Corporate Communications at The Buzz Oates Group of Companies for 16 years. She has worked closely with our board of directors in a consulting role since our inception in 1999. Ms. Wetton earned Bachelor’s and Master’s degrees in English from California State University, Sacramento and is a graduate of the Sacramento Metro Chamber Foundation’s Leadership Sacramento program. Ms. Wetton serves on the board of directors of 3Strands Global Foundation. She recently served on the board of trustees of the Leukemia & Lymphoma Society from 2017 to 2020.

Board of Directors

Our board of directors currently consists of 10 members. The following table sets forth certain information regarding our directors as of December 31, 2020. The term of service as a director indicated for each director includes service as a director of the Bank prior to the Company becoming the bank holding company for the Bank. Each member of the Company’s board of directors also serves as a member of the Bank’s board of directors.

Name	Age	Since	Audit Committee	Compensation Committee	Governance & Nominating Committee
David J. Lucchetti, Chairperson	76	2003	Member		Member
David F. Nickum, Vice Chairperson	56	2010
Larry Allbaugh	57	1999			Chair
James Beckwith, President & CEO	63	2003
Michael Campbell	72	1999
Shannon Deary-Bell	54	2020			Member
Philip M. Joffe	66	1999	Member
Robert T. Perry-Smith	73	2020	Chair	Member
Kevin Ramos	56	2019		Member
Judson Riggs	66	2019		Chair

The following is a brief discussion of the background and experience of our non-executive directors. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years. No director has any family relationship, as defined in Item 401(d) of Regulation S-K, with any other director or any of our executive officers.

David J. Lucchetti. Mr. Lucchetti serves as Chairperson of the board of directors, a position he has held since May of 2019. Mr. Lucchetti has served as the President of Pacific Coast Building Products, Inc. since 1979 and Chief Executive Officer since 1988, after originally joining the company in 1970. Mr. Lucchetti also serves on the board of directors of Pacific Coast Building Products, Inc. and Greater Sacramento Economic Council, on which he serves on the executive committee of the Council. He has been a member of the CSU Sacramento Business Advisory Board and a member of the boards of trustees of the Sacramento Regional Foundation and Sacramento

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Neighborhood Housing Service. He previously served as a gubernatorial appointee to the Contractors State License Board. We believe Mr. Lucchetti’s experience in operations and management as well as his understanding of the California manufacturing and its business leaders qualify him to serve on our board of directors.

David F. Nickum. Mr. Nickum serves as Vice Chairperson of the board of directors, a position he has held since May of 2019. Since 2010, Mr. Nickum has served as Owner, President and Chief Executive Officer of Waveco, Inc. d.b.a. Valley Farm Transport, Inc., one of the largest agricultural trucking companies in California, after being employed in various capacities since 1988. Mr. Nickum is a past chairperson of Make-A-Wish Foundation of Northeastern and Central California and Northern Nevada, a former board member of St. Michael’s Episcopal Day School, as well as a past board member of Tesco Controls, Inc. Mr. Nickum is also a member of Cal Poly College of Agriculture, Food and Environmental Sciences’ Dean’s Advisory Council. We believe Mr. Nickum’s vast experience in operations, finance and management as well as his strong understanding of the California agricultural industry and its business leaders qualify him to serve on our board of directors.

Larry Allbaugh. Mr. Allbaugh has served as an executive of Buzz Oates since 1990, serving as Chief Executive Officer for the past ten years. Mr. Allbaugh serves on the board of directors of Teichert Inc. and Greater Sacramento Economic Council, in which he serves as a member of the executive committee of the Council. He also serves on the board of trustees of Vanguard University of Southern California, of which he is also a member of the audit committee. We believe Mr. Allbaugh’s management experience qualifies him to serve on our board of directors.

Michael Campbell. Mr. Campbell served as a Partner at Ernst & Young in the Seattle, Washington office, and he worked at this international accounting firm from 1971 until 1994. From 1994 to 2004, Mr. Campbell served as Chief Financial Officer at Surewest Communications (SURW), a publicly traded telecommunications company, directing all accounting, finance, audit, regulatory, external affairs, investor relations, human resources and administrative service functions for the corporation and each of its subsidiaries. He then served as Chief Executive Officer of the California Trucking Association from 2005 until his retirement in 2013. Mr. Campbell was one of the founders of Five Star Bank, and we believe his accounting and public company management experience qualifies him to serve on our board of directors.

Shannon Deary-Bell. Ms. Deary Bell serves as President and Chief Executive Officer of Nor-Cal Beverage, a position she has held since 2010. She has held several positions in her more than thirty-year service at Nor-Cal Beverage, including positions in the food service and vending divisions, Assistant Manager of the Sacramento Vending Department, Branch Manager of the Stockton facility, and Executive Vice President of Operations. Ms. Deary-Bell has been an active member of the Women Business Leaders of Sacramento since 2015, and she is a member of the Sacramento Host Committee, as well as a member of Vistage (Leadership Chief Executive Organization) since 2013. Ms. Deary-Bell serves on the board of directors for Nor-Cal Beverage, and served on the Jesuit High School board of directors for six years. We believe Ms. Deary-Bell’s operations and management experience qualifies her to serve on our board of directors.

Philip Joffe. Mr. Joffe formerly served as Director, Executive Vice President and Chief Operating Officer of CalFarm Insurance Company from 1986 to 1999, until its sale to Nationwide Insurance Company. Mr. Joffe also served as a Director and President of CalFarm Life and Health Insurance Company from 1993 to 1995, until its strategic sale to SunAmerica, Inc. Mr. Joffe served as a Certified Public Accountant with Coopers & Lybrand from 1979 to 1985 in their National Office in New York City and as a senior manager in Los Angeles. Since 1999, he has been retired and self-employed working on his investments and has served as a director of Five Star Bank since its inception. Mr. Joffe participates as a co-founder and director of the Carrera-Joffe Foundation. He is also a founding member, and serves on the board of directors, of the Survivor Mitzvah Project in Los Angeles. We believe Mr. Joffe’s experience in accounting and management qualifies him to serve on our board of directors.

Robert T. Perry-Smith. Mr. Perry-Smith was previously a partner at the international accounting firm, Main Hurdman, which was acquired by KPMG. Proceeding this partnership, in 1984, Mr. Perry-Smith founded, and served as Chief Executive Officer of, Perry-Smith LLP, an accounting and consulting firm that provided professional

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services to the banking industry in California. Perry-Smith LLP was sold to national firm, Crowe Horwath, in 2011, and he served as a partner of Crowe Horwath for two years. Presently retired, Mr. Perry-Smith concluded his 40-year career as a Certified Public Accountant at the national and regional levels, and he provided a number of professional services to the banking industry, specializing in audits, regulatory compliance, capital structures and merger and acquisition services. Mr. Perry-Smith is presently the Chief Executive Officer of Partners in Strategy LLC, formerly named G2G Ventures LLC, a position he has held since 2016. Mr. Perry-Smith has been a frequent speaker at banking industry conferences and trade association meetings, including Western Bankers Association and California Bankers Association. He is a member of the American Institute of Certified Public Accountants and the California Society of CPA’s. Mr. Perry-Smith has served on the board of directors of Presidio Bank, Sierra Vista Bank (as Chairman) and the Perry-Smith Foundation. We believe Mr. Perry-Smith’s experience in accounting and management qualify him to serve on our board of directors.

Kevin Ramos. Mr. Ramos is the Chief Investment Officer of Buzz Oates, a position he has held since 1995 and Investment Committee Chairman of Pac West Industrial Equities, LP, a position he has held since 2017. He has 30 years of experience in the commercial real estate industry with specific experience in finance, entitlement, development, leasing, property management, investment and asset management. He also currently serves on the board of directors of Saint John’s Program for Change, the Sacramento chapter of NAIOP—Commercial Real Estate Development Association Sacramento Chapter. We believe Mr. Ramos’s commercial real estate and investment management experience qualifies him to serve on our board of directors.

Judson Riggs. Mr. Riggs is the Chief Executive Officer and Chairman of Teichert Inc., positions he has held since 2003 and 2010 respectively. Mr. Riggs serves on the board of directors of Teichert Inc., PRIDE Industries, on which he serves as Vice Chair as well as Chair of the finance committee, the Greater Sacramento Economic Council, the Host Committee, the Dean’s Advisory Council of the Graduate School of Management at University of California, Davis and the Juvenile Justice Chaplaincy. We believe Mr. Riggs’s management experience qualifies him to serve on our board of directors.

Election and Classification of Directors

In accordance with the terms of our amended bylaws, each of our directors will be elected for a one-year term until the following annual meeting of shareholders or until their successors are elected and qualified.

Director Selection Process

Our amended bylaws will provide that nominations of persons for election to the board of directors may be made by or at the direction of our board of directors or by any shareholder entitled to vote for the election of directors at the annual meeting who complies with certain advance notice procedures. The Governance and Nominating Committee is responsible for identifying and recommending candidates to the board as vacancies occur. Director candidates are evaluated using certain established criteria, including familiarity with the financial services industry, their professional experience and their leadership qualities. The Governance and Nominating Committee will also take into account the candidate’s level of financial literacy, determination of the person’s independence as a director, and non-business related activities and experience. The Governance and Nominating Committee is responsible for monitoring the mix of skills and experience of the directors in order to assess whether the board has the necessary tools to perform its oversight function effectively. Although we do not have a separate diversity policy, the Governance and Nominating Committee considers the diversity of our directors and nominees in terms of knowledge, experience, skills, expertise and other demographics that may contribute to our board of directors. The Governance and Nominating Committee will also evaluate candidates recommended by shareholders, provided that such candidates are nominated in accordance with the applicable provisions of our amended bylaws.

Director Independence

We have applied to list our common stock on the Nasdaq Global Select Market and, upon successful listing, we will be required to comply with the rules of the Nasdaq Stock Market, or Nasdaq, with respect to the independence of directors who serve on our board of directors and its committees. Under the rules of Nasdaq, independent

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directors must comprise a majority of our board of directors within a specified period of time following this offering. The rules of Nasdaq, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors.

Our board of directors has evaluated the independence of its members based upon the rules of Nasdaq and the SEC. Applying these standards, our board of directors has affirmatively determined that, with the exception of James Beckwith and David Nickum, each of our current directors is an independent director, as defined under the applicable rules.

Board Committees

Our board of directors has established three standing committees in connection with the discharge of its responsibilities – the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. These committees perform the same functions for the Bank. Our board of directors also maintains the authority to appoint additional committees to perform certain management and administrative functions. Our board of directors has adopted written charters for each of these committees, copies of which will be available on our website following this offering. As necessary from time to time, special committees may be established by our board of directors to address certain issues.

Audit Committee. Our Audit Committee consists of Robert T. Perry-Smith (Committee Chair), Philip Joffe and David J. Lucchetti. Our Audit Committee is responsible for overseeing, among other things: the integrity of our consolidated financial statements and internal controls; our compliance with legal and regulatory requirements; the periodic assessment of accounting practices and policies and risk and risk management; the selection, qualifications, independence and performance of our independent registered public accounting firm, or the independent auditor; pre-approval of all permitted non-audit services to be performed by the independent auditor and establishing policies and procedures for the engagement of the independent auditor to provide permitted non-audit services; and the performance of the internal audit function. The Audit Committee has the authority to retain independent counsel and advisors to assist in carrying out its responsibilities.

Our board of directors has determined that Robert T. Perry-Smith, Philip Joffe and David J. Lucchetti each satisfies the requirements for independence as an audit committee member and the requirement for financial literacy under the rules and regulations of Nasdaq and the SEC. Each of Messrs. Perry-Smith, Joffe and Lucchetti qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of Nasdaq.

Compensation Committee. Our Compensation Committee consists of Judson Riggs (Committee Chair), Robert T. Perry-Smith and Kevin Ramos, each of whom is a nonemployee member of our board of directors. The committee is responsible for, among other things: reviewing and approving compensation arrangements, including equity and any non-equity incentive compensation for our Chief Executive Officer and other executive officers and members of senior management designated by the committee; reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer; reviewing and recommending revisions to director compensation practices; and administering employee benefit plans. The Compensation Committee has the authority to retain independent counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities.

Our board of directors has determined that each of Messrs. Riggs, Perry-Smith and Ramos satisfies the requirements for independence under the rules of Nasdaq and the SEC.

Governance and Nominating Committee. Our Governance and Nominating Committee consists of Larry Allbaugh (Committee Chair), Shannon Deary-Bell and David J. Lucchetti. The committee is responsible for, among other things: identifying and recommending individuals to our board of directors qualified to become directors; recommending candidates for election to our board of directors to fill vacancies; reviewing the number, type, functions, structure and independence of committees and recommending board director members on

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committees; developing, updating as necessary and recommending to the board corporate governance principles and policies applicable to the Company, including social responsibility, environmental and sustainability matters; tracking board skill sets; monitoring board meetings and board member involvement; managing board member continuing education; establishing, coordinating and reviewing annual evaluations of our board and committees; and reviewing succession planning for the board, CEO and senior management. The Governance and Nominating Committee has the authority to retain independent counsel and other advisors to assist in carrying out its responsibilities.

Our board of directors has determined that each of Larry Allbaugh, Shannon Deary-Bell and David J. Lucchetti satisfies the requirements for independence under the rules of Nasdaq and the SEC.

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EXECUTIVE COMPENSATION

As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our named executive officers, or NEOs. This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. For 2020, our NEOs were:

•	James Beckwith, President and Chief Executive Officer;
•	Krista Snelling, former Executive Vice President, Chief Operating Officer and Chief Financial Officer; and
•	John W. Dalton, Senior Vice President and Chief Credit Officer.

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our NEOs for the fiscal year ended December 31, 2020.

Name and Principal Position	Salary	Stock Awards(2)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation(5)	Total Compensation
James Beckwith President & CEO	$488,656	$121,491	(3)	$223,646	$298,135	(4)	$36,327	$1,168,255
Krista Snelling(1) Former EVP & COO/CFO	288,050	50,400		135,392	—		33,586	507,428
John W. Dalton SVP & CCO	246,900	10,836		74,689	—		22,515	354,940

(1)	Ms. Snelling resigned from the office of Chief Financial Officer effective as of February 9, 2021 and from the office of Executive Vice President and Chief Operating Officer effective as of February 28, 2021.
(2)	The amounts reported here do not reflect the actual economic value realized by each named executive officer. In accordance with SEC rules, stock awards represent the grant date fair value of the awards, calculated in accordance with Accounting Standards Update 2018-07, “Compensation—Stock Compensation (Topic 718).” For additional information, see Note 1 in our consolidated financial statements included elsewhere in this prospectus. The assumptions used in calculating the grant date fair value of the stock awards reported in this table are set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.” The vesting schedules applicable to stock awards granted to our named executive officers in 2020 are described in the section entitled “—Outstanding Equity Awards as of December 31, 2020” below.
(3)	$36,000 of the stock awards for Mr. Beckwith consisted of an award of 2,000 shares of our common stock for his service as a director granted on July 1, 2020, vesting immediately.
(4)	Represents the increase in value during 2020 of Mr. Beckwith’s vested accrued benefit under his salary continuation agreement.
(5)	All other compensation consisted of the following items:
Name	Auto Expense	Life Insurance Premium	401(k) Matching Contributions	Cell Phone Reimbursement	Club Dues	Split Dollar Bank Owned Life Insurance
James Beckwith	$3,257	$4,164	$11,400	$1,016	$16,490	—
Krista Snelling	—	—	11,400	2,093	19,860	$233
John W. Dalton	6,000	—	11,400	743	4,372	—

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Narrative Discussion of Summary Compensation Table

We have compensated our named executive officers through a combination of base salary, cash bonuses, restricted stock awards and other benefits including perquisites.

Base Salaries. The annual base salaries for Mr. Beckwith, Ms. Snelling and Mr. Dalton were $488,656, $288,050 and $246,900, respectively.

Bonuses. We do not have a written bonus plan applicable to our named executive officers. Rather, our named executive officers are eligible to receive an annual bonus equal to a specified percentage of his or her base salary, up to a specified maximum, with the portion of such bonus equal to either a specified percentage of base salary payable in stock awards, or a set number of shares, generally vesting over two years (as further described below in the section entitled “—Stock Awards”) and the remainder payable in cash. Individual and corporate performance goals and objectives, as well as individual target bonus amounts, for each named executive officer are established in advance by our Compensation Committee.

Stock Awards. A portion of each named executive officer’s annual bonus is payable in awards of shares of our common stock. Generally, one-third of any stock award vests immediately upon grant, with the remainder vesting annually in equal installments over two years, provided the executive officer remains employed with us as of the applicable vesting date. We pay dividends on unvested shares of common stock granted to our named executive officers.  In March 2021, we entered into letter agreements with our named executive officers holding unvested stock awards to memorialize the existing vesting and forfeiture conditions, transfer restrictions and dividend payment rights associated with such stock awards.

401(k) Plan. Our 401(k) Profit Sharing Plan and Trust, or our 401(k) Plan, is designed to provide retirement benefits to all eligible full-time and part-time employees. Our 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Our named executive officers, all of whom were eligible to participate in the 401(k) Plan in 2020, may elect to participate in the 401(k) Plan on the same basis as all other employees. We have elected a safe harbor 401(k) Plan and as such make matching contributions of up to 100% of employee salary contribution deferrals up to 3% of pay, plus 50% of employee salary contribution deferrals from 3% to 5% of pay for each payroll period, subject to certain limitations. An employee must contribute to receive the matching contribution.

Health and Welfare Benefits. Our named executive officers are eligible to participate in the same benefit plans designed for all of our eligible full-time and part-time employees, including medical, dental, vision, disability and basic group life insurance coverage. In addition, Mr. Beckwith is entitled to have his life insurance premium paid by us.

Perquisites. We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Mr. Beckwith utilizes an automobile purchased by us, and Mr. Dalton receives payments for use of his personal automobile for business purposes. Please refer to the footnotes in the Summary Compensation Table above for other perquisites provided to our named executive officers.

Employment Agreements

The following provides a more detailed description of the employment agreements with each of our named executive officers.

James Beckwith

The Bank has entered into an employment agreement with James Beckwith, our President and Chief Executive Officer, dated as of January 3, 2019, and a salary continuation agreement, most recently amended as of July 1, 2014. The employment agreement has an initial three-year term expiring on the third anniversary of its effective

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date, with automatic one-year renewal periods thereafter, unless we or Mr. Beckwith provide at least 60 days’ notice of non-renewal. The salary continuation agreement may be terminated only by mutual written agreement.

Mr. Beckwith’s employment agreement provides for payment of a base salary and bonus as determined periodically by the Compensation Committee. Mr. Beckwith’s current annual bonus target is 50% of base compensation, up to a specified maximum of 75% of base compensation. The portion of Mr. Beckwith’s bonus earned that is equal to 18% of his base salary is payable in stock, two-thirds of which is subject to vesting, with the rest payable in cash. Mr. Beckwith is also eligible to participate in any stock option plan, retirement plan and annual and longer-term incentive programs adopted by the Bank and offered to other senior Bank executives, as well as group employee benefit plans, including, without limitation, medical, dental and life insurance, that we make available to similarly situated employees from time to time. Mr. Beckwith also participates in a bank-owned life insurance policy.

In the event Mr. Beckwith’s employment terminates due to death or disability, by the Bank for cause, or by Mr. Beckwith without good reason (as those terms are defined in his employment agreement) we must pay Mr. Beckwith or his beneficiary a payment equal to the value of his applicable disability and other insurance benefits in accordance with our then-effective plans and programs. Under the terms of his salary continuation agreement, Mr. Beckwith is entitled to a retirement benefit determined based on his age and years of service. Upon his attainment of the age of 65 or earlier termination after having completed a specified number of years of service with the Bank, his annual benefit would be equal to $175,000 per year, paid for the ten years following his retirement, in lieu of any other benefit under his salary continuation agreement and payable in accordance with a distribution schedule detailed in that agreement. We account for the provisions of Mr. Beckwith’s salary continuation agreement as a deferred compensation agreement.

In the event of termination of Mr. Beckwith’s employment by the Bank without cause or by him for good reason (including in the event of a change in control), as defined in his employment agreement, we must pay Mr. Beckwith a severance payment equal to 24 months of his then current base salary plus bonus.

Additionally, in the event of a change in control, followed within 24 months by separation from service for good reason, as those terms are defined in his salary continuation agreement, we must pay Mr. Beckwith $175,000 per year over the ten years following his attainment of age 65, payable in accordance with a distribution schedule detailed in that agreement.

Krista Snelling

The Bank entered into an employment agreement with Krista Snelling, our former Executive Vice President, Chief Operating Officer and Chief Financial Officer, dated as of January 2, 2019; an executive supplemental compensation agreement, dated as of October 1, 2020; and a split dollar agreement, dated as of October 1, 2020. The employment agreement had an initial three-year term expiring on the third anniversary of its effective date, with automatic one-year renewal periods thereafter, unless we or Ms. Snelling provided at least 60 days’ notice of non-renewal. The executive supplemental compensation agreement may be terminated only by mutual written agreement. The split dollar agreement is a life insurance policy that may be terminated upon Ms. Snelling’s separation from service or mutual written agreement. Ms. Snelling resigned from the office of Chief Financial Officer effective as of February 9, 2021 and from the office of Executive Vice President and Chief Operating Officer effective as of February 28, 2021.

Ms. Snelling’s employment agreement provided for payment of a base salary and bonus as determined periodically by our Compensation Committee. Ms. Snelling’s bonus target in 2020 was 50% of her base compensation, up to a specified maximum of 75% of base compensation. The portion of Ms. Snelling’s bonus earned in 2020 that was equal to 18% of her base salary was paid in stock, two-thirds of which was subject to vesting, with the rest paid in cash. Ms. Snelling was also eligible to participate in any stock option plan, retirement plan and annual and longer-term incentive programs adopted by the Bank and offered to other senior Bank executives, as well as group employee benefit plans, including, without limitation, medical, dental and life insurance, that we made available to similarly situated employees during the year.

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John W. Dalton

Mr. Dalton is eligible for payment of a base salary and bonus as determined periodically by our Compensation Committee. Mr. Dalton’s current annual bonus target is 25% of base compensation, up to a specified maximum of 37.5% of base compensation. Mr. Dalton is entitled to receive a specified number of shares of stock, two-thirds of which are subject to vesting, as a portion of his bonus, with the rest payable in cash. Mr. Dalton is also eligible to participate in any stock option plan, retirement plan and annual and longer-term incentive programs adopted by the Bank and offered to other senior Bank executives, as well as group employee benefit plans, including, without limitation, medical, dental and life insurance, that we make available to similarly situated employees from time to time. We do not have any written employment arrangements with Mr. Dalton.

Outstanding Equity Awards as of December 31, 2020

The following table provides information regarding outstanding stock awards held by our named executive officers as of December 31, 2020.

Name	Grant date	Number of shares of common stock that have not vested(1)		Market value of shares of common stock that have not vested(2)
James Beckwith	01/16/2020	2,714		$51,566
	01/17/2019	1,310		24,890
Krista Snelling	01/16/2020	1,600	(3)	30,400
	01/17/2019	738		14,022
	01/02/2018	3,530	(4)	67,070
John W. Dalton	01/16/2020	344		6,536
	01/17/2019	172		3,268
(1)	Except where otherwise indicated, 1/3 of the total shares granted vested immediately upon grant, with the remainder vesting annually over two years in equal installments, provided the named executive officer remains employed with us as of the applicable vesting date.
(2)	The market value for our common stock is based on an assumed initial public offering price of our common stock of $19.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.
(3)	Ms. Snelling resigned from the office of Chief Financial Officer effective as of February 9, 2021 and from the office of Executive Vice President and Chief Operating Officer effective as of February 28, 2021. 800 shares that had not vested as of February 28, 2021 were forfeited by Ms. Snelling.
(4)	Shares vesting annually over three years in equal installments, provided Ms. Snelling remained employed with us as of the applicable vesting date.

2021 Equity Incentive Plan

In April 2021, our board of directors and our shareholders approved the Equity Plan. The Equity Plan will be effective upon the completion of this offering.

The Equity Plan provides for the grant of stock options; stock appreciation rights, or SARs; performance awards; restricted stock; restricted stock units, or RSUs; and other stock-based awards that the Compensation Committee determines are consistent with the purpose of the Equity Plan and the interests of the Company. Awards may be granted to our executives and other key employees, directors, and other service providers, and are designed to align the interests of the Equity Plan’s participants with the interests of our shareholders.

The total number of shares of our common stock reserved and available for grant and issuance pursuant to the Equity Plan will not exceed 1.7 million shares. Each of these shares may be issued as an incentive stock option. The Equity Plan does not contain an “evergreen” provision pursuant to which shares authorized for issuance may be automatically replenished.

Administration. The Equity Plan will be administered by our Compensation Committee, which is comprised of independent directors, subject to its right to delegate certain authority.  Among other powers, the Compensation Committee has the authority to grant awards; determine eligible participants; determine the types of awards to

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be granted to each participant and designate the number of shares and all terms and conditions of the awards; establish, adopt or revise any rules and policies as it may deem advisable to administer the Equity Plan; and make all other decisions and determinations that may be required under the Equity Plan.

Delegations.  The Compensation Committee has delegated general administrative responsibilities with respect to the Equity Plan to the Chief Financial Officer.

Eligibility and Award Types.  Officers, employees, consultants, independent contractors, directors, and other service providers may be eligible to receive awards under the Equity Plan, to the extent determined by the Compensation Committee. The Equity Plan allows the Compensation Committee to grant the following types of equity and equity-based awards, in each case subject to such vesting conditions and other terms specified by the Compensation Committee:

•	options to purchase shares of our common stock;
•	SARs, which equal the increase in the fair market value of a share of our common stock between the date of the grant and the date that the SAR is exercised;
•	restricted stock that is issued upon grant, subject forfeiture conditions until fully vested;
•	RSUs, which are payable in shares of our common stock or in cash equal to the fair market value of the shares as of the settlement date;
•	performance awards, which are payable in cash or shares of our common stock upon the attainment of performance goals set by the Compensation Committee; and
•	other stock-based awards in the discretion of the Compensation Committee, including grants of shares of our common stock that are not subject to a vesting period or forfeiture.

The stock options granted under the Equity Plan may be either non-statutory stock options or incentive stock options. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

Performance Awards.  The Compensation Committee has authority to grant performance awards to participants on terms and conditions determined by the Committee, subject to the terms of the Equity Plan.  Participants who are granted performance awards will be entitled to receive payment if the performance goals established by the Compensation Committee are achieved and other applicable terms and conditions of the award are satisfied.

Awards granted under the Equity Plan may be subject to any claw-back or recoupment policy we may adopt, including any claw-back and recoupment provisions set forth in award agreements.

Limitations on Transfer. Generally, no award under the Equity Plan may be assigned or transferred other than by will or the laws of descent and distribution.

Acceleration upon Certain Events.  The Equity Plan does not require accelerated vesting of awards upon any event. In the case of a change in control, unvested awards that are not assumed by a successor will become vested unless the Compensation Committee determines otherwise. However, the Compensation Committee may determine that a particular award will be eligible for vesting acceleration upon certain events, such as death, disability, change in control or retirement.

Adjustments.  Upon the occurrence of a change in our capitalization, such as a stock split; a merger, consolidation, separation or other distribution of our stock or property; an extraordinary cash dividend; a reorganization; or our partial or complete liquidation, the Compensation Committee is authorized to make substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the Equity Plan, as well as the number and kind of shares subject to outstanding awards under the Equity Plan (and, with respect to stock options and SARs, the exercise price), and/or such other equitable substitution or adjustments as the Compensation Committee may determine to be appropriate.

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Termination and Amendment.  Our board of directors may amend, alter, or discontinue the Equity Plan at any time, provided that any material amendment must be approved by the Company’s shareholders if required by applicable law or stock exchange rules. However, no amendment, alteration, or discontinuation may be made that would materially impair the rights of a recipient of an award without the recipient’s consent, unless the amendment is made to comply with applicable law, stock exchange rules, or accounting rules, or is permitted under the terms of the applicable award agreement or the terms of the Equity Plan in effect immediately prior to the grant date of the award.

Limitation of Liability and Indemnification

We will adopt provisions in our amended articles of incorporation that eliminate the liability of our directors for monetary damages to the fullest extent permissible under California law. California law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

•	acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;
•	acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;
•	any transaction from which a director derived an improper personal benefit;
•	acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders;
•	acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; and
•	interested party transactions that violate Section 310 of the CGCL, loan guaranties contrary to Section 315 of the CGCL, or unlawful payments of dividends, distributions or distributions of assets to shareholders after institution of dissolution proceedings of the Bank that violate Section 316 of the CGCL.

In addition, our amended articles of incorporation authorize us to provide indemnification to directors, officers, employees or other agents through bylaw provisions, agreements with agent, vote of shareholders or disinterested directors or otherwise to the fullest extent permitted by law.

Our amended bylaws provide that we will indemnify directors and officers.

Our amended bylaws further provide that we may advance expenses incurred by or on behalf of a director or officer in defending any proceeding for which indemnification is required or permitted before the final disposition of the proceeding, subject to limited exceptions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers or for persons controlling us under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, section 18(k) of the FDI Act and implementing regulations of the FDIC.

Rule 10b5-1 Sales Plans

Our directors and officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades under parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they do not possess material nonpublic information, subject to compliance with the terms of our insider trading policy.

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Director Compensation

The following table sets forth information regarding compensation paid, earned or awarded to each of our non-employee directors of the Company during the year ended December 31, 2020 for service as members of our boards of directors and committees. The table also includes compensation attributable to the director’s service with the Bank.

	Fees Earned
Name	Cash	Stock Awards(1)(2)	Total
David J. Lucchetti	$66,000	$36,000	$102,000
David F. Nickum	45,000	36,000	81,000
Larry Allbaugh	45,000	36,000	81,000
Michael Campbell	54,000	36,000	90,000
Shannon Deary-Bell	12,500	—	12,500
Philip M. Joffe	75,000	36,000	111,000
Robert T. Perry-Smith	15,000	—	15,000
Kevin Ramos	30,000	36,000	66,000
Judson Riggs	30,000	36,000	66,000

(1)	The amounts reported here do not reflect the actual economic value realized by each director. In accordance with SEC rules, stock awards represent the grant date fair value of the awards, calculated in accordance with Accounting Standards Update 2018-07, “Compensation—Stock Compensation (Topic 718).” For additional information, see Note 1 in our consolidated financial statements included elsewhere in this prospectus. The assumptions used in calculating the grant date fair value of the stock awards and stock options reported in this table are set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”
(2)	Ms. Dreary-Bell and Mr. Perry-Smith joined our board of directors in 2020 and therefore did not receive any stock awards in the fiscal year ended December 31, 2020.

For the year ended December 31, 2020, each of our directors were generally entitled to a $2,500 monthly cash retainer as well as additional monthly cash payments based on the director’s chairperson and committee responsibilities in accordance with the following schedule.

•	Chairperson of the Board: $3,000
•	Audit Committee Chairperson: $2,500
•	Loan Committee Chairperson: $2,000
•	Compensation Committee Chairperson: $1,250
•	Governance and Nominating Committee Chairperson: $1,250
•	Asset Liability Committee Chairperson: $1,250

We also annually grant shares of our common stock to each director, vesting immediately, as compensation for his or her service in the previous year. We also offer reimbursements to our directors for their reasonable out-of-pocket expenses, including travel and lodging, incurred in attending meetings of our board of directors and committees.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of each transaction since January 1, 2018 in which:

•	we have been or are to be a participant;
•	the amount involved exceeds or will exceed $120,000; and
•	any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Ordinary Banking Relationships

Certain of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, the Bank, us or our affiliates in the ordinary course of business. These transactions include deposits, loans and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us.

As of December 31, 2020, we had approximately $10.4 million of loans outstanding to our directors, officers, beneficial holders and their immediate family members and their affiliates, as well as those of the Bank and we had no unfunded loan commitments to these persons. Of the loans outstanding, $8.6 million were cash secured or 100%-guaranteed by SBA. As of December 31, 2020, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our directors, executive officers and beneficial holders, as well as their immediate family members and affiliates.

Directed Share Program

At our request, the underwriters have reserved up to 5.00% of our common stock offered by this prospectus for sale, at the initial public offering price, to our directors, officers, principal shareholders, employees, business associates, and related persons who have expressed an interest in purchasing our common stock in this offering. We will offer these shares to the extent permitted under applicable regulations in the United States through a directed share program. See the section entitled “Underwriting—Directed Share Program.”

Tax Sharing Agreement

In connection with this offering, we will enter into the Tax Sharing Agreement with most or all of our existing shareholders to be effective immediately prior to completion of this offering. We have received consents from the requisite number of our shareholders to terminate our S Corporation election shortly before the completion of this offering. Immediately prior to the completion of this offering and as authorized by the Tax Sharing Agreement, we expect to file such consents to the revocation of our S Corporation election with the IRS, and commence C Corporation status effective as of the date of termination, which is expected to be           , 2021. Thereafter, we will be subject to U.S. federal income taxes, and increased state income taxes. The Tax Sharing Agreement also provides for the cash distribution to be made to our existing shareholders described in this prospectus, which is subject to adjustment as provided therein.

In the event of an adjustment to our reported taxable income for periods prior to termination of our S Corporation status, it is possible that our existing shareholders would be liable for additional income taxes for those prior periods. Pursuant to the Tax Sharing Agreement, upon our filing any tax return (amended or otherwise), in the event of any restatement of our taxable income or pursuant to a determination by, or a settlement with, a taxing authority, for any period during which we were an S Corporation, depending on the nature of the adjustment, we may be required to make a payment to our existing shareholders, who accept distribution of the estimated

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balance of our federal accumulated adjustments account under the Tax Sharing Agreement, in an amount equal to such shareholders’ incremental tax liability (including interest and penalties), which amount may be material. In addition, the Tax Sharing Agreement provides that we will indemnify such shareholders with respect to unpaid income tax liabilities (including interest and penalties) to the extent that such unpaid income tax liabilities are attributable to an adjustment to our taxable income for any period after our S Corporation status terminates. In both cases the amount of the payment will be based on the assumption that our existing shareholders are taxed at the highest federal and state income tax rates applicable to married individuals filing jointly and residing in California for the relevant periods. Our existing shareholders who accept distribution of the estimated balance of our federal accumulated adjustments account under the Tax Sharing Agreement will, severally and not jointly, indemnify us with respect to our unpaid income tax liabilities (including interest and penalties) to the extent that such unpaid income tax liabilities are attributable to a decrease in any such shareholder’s taxable income for any tax period and a corresponding increase in our taxable income for any period (but only to the extent of the amount by which the shareholder’s tax liability is reduced).

Stockholders Agreements

Certain of our existing shareholders purchased shares of our common stock in three separate private placements, which took place on September 17, 2020, September 27, 2019, and March 29, 2019. In connection with these private placements, we and the subscribing shareholders entered into stockholders agreements, dated September 15, 2020, September 13, 2019, and March 15, 2019, respectively, which, among other things, restricts the transfer of the shares of our common stock issued in the private placement, obligates us to elect to be treated as an S Corporation for U.S. federal income tax purposes and, obligates us to make annual distributions, subject to the approval of the Federal Reserve or the DFPI, as applicable, to offset the tax liability of the shareholders arising due to our S Corporation status. The aforementioned stockholders agreements will terminate automatically upon the termination of our S Corporation status, which will occur following the completion of this offering.

With respect to the September 17, 2020 private placement, certain of our existing shareholders purchased an aggregate of 1,250,000 shares of our common stock for an aggregate price of approximately $12,500,000. The following table summarizes purchases by certain of our related parties in connection with this September 2020 private placement.

Shareholder:	Total Purchase Price
James Beckwith and affiliated entities(1)	$468,870
David Lucchetti and affiliated entities(2)	$424,800
David Nickum and affiliated entities(3)	$364,420
Larry Allbaugh and affiliated entities(4)	$3,496,700
Michael D. and Rosemary A. Campbell(5)	$412,490
Shannon Deary-Bell and affiliated entities(6)	$248,540
Philip Joffe and Margaret Carrera(7)	$412,490
Robert T. Perry-Smith(8)	$261,360
Kevin Ramos and affiliated entities(9)	$339,640
Judson Riggs and affiliated entities(10)	$270,990
Philip Oates and affiliated entities(11)	$1,198,140
Kathy Oates-Fairrington and affiliated entities(12)	$1,308,370
Frank Ramos and affiliated entities(13)	$847,000
(1)	Consists of 46,887 shares purchased by the Beckwith Family Trust, dated April 10, 1998, for which Mr. Beckwith, who serves as our President and Chief Executive Officer and on our board of directors, and his wife serve as trustees.
(2)	Consists of 42,480 shares purchased by the Lucchetti Family Trust, dated May 23, 2001, for which Mr. Lucchetti, who serves on our board of directors, and his wife serve as trustees.
(3)	Consists of 36,442 shares purchased by the Nickum Family Trust, dated March 14, 2008, for which Mr. Nickum, who serves on our board of directors, and his wife serve as trustees.
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(4)	Consists of (i) 100,661 shares purchased by the Oates Administrative Trust, for which Mr. Allbaugh, who serves on our board of directors, along with Ms. Oates-Fairrington and Mr. Oates, who are two of our shareholders, serve as trustees; (ii) 62,333 shares by the Larry and Laura Allbaugh Living Trust, dated November 5, 1997, for which Mr. Allbaugh serves as a trustee; (iii) 46,669 shares purchased by the QSST Subtrust of the Marvilyn E. Applegate Irrevocable Trust, dated December 16, 2009, for which Mr. Allbaugh serves as a trustee; (iv) 46,669 shares purchased by the QSST Subtrust of the Judy Oates-Holt Irrevocable Trust, dated December 16, 2009, for which Mr. Allbaugh serves as a trustee; (v) 46,669 shares purchased by the QSST Subtrust of the Kathryn Oates-Fairrington Irrevocable Trust, dated December 16, 2009, for which Mr. Allbaugh serves as a trustee; and (vi) 46,669 shares purchased by the QSST Subtrust of the Philip D. Oates Irrevocable Trust, dated December 16, 2009, for which Mr. Allbaugh serves as a trustee.
(5)	Mr. Campbell serves on our board of directors.
(6)	Consists of 24,854 shares purchased by The Bell Family Revocable Trust, dated December 14, 1994, for which Ms. Deary-Bell, who serves on our board of directors, and her husband serve as trustees.
(7)	Mr. Joffe serves on our board of directors.
(8)	Mr. Perry-Smith serves on our board of directors.
(9)	Consists of 33,964 shares purchased by the Kevin and Kathleen Ramos Living Trust, dated 10-26-99, for which Mr. Ramos, who serves on our board of directors, and his wife serve as trustees.
(10)	Consists of 27,099 shares purchased by The Riggs Family Trust, dated May 11, 2006, for which Mr. Riggs, who serves on our board of directors, and his wife serve as trustees.
(11)	Consists of (i) 100,661 shares purchased by the Oates Administrative Trust, for which Mr. Oates, who is a shareholder, along with Mr. Allbaugh, who serves on our board of directors, and Ms. Oates-Fairrington, who is a shareholder, serve as trustees; and (ii) 19,153 shares purchased by The Philip and Jana Oates Family Trust, dated October 11, 2002, for which Mr. Oates and his wife serve as trustees.
(12)	Consists of (i) 100,661 shares purchased by the Oates Administrative Trust, for which Ms. Oates-Fairrington, who is a shareholder, along with Mr. Allbaugh, who serves on our board of directors, and Mr. Oates, who is a shareholder, serve as trustees; and (ii) 30,176 shares purchased by The Gregory Fairrington & Kathy Oates-Fairrington Living Trust, dated September 15, 2011, for which Ms. Oates-Fairrington serves as a trustee.
(13)	Consists of 84,700 shares purchased by The Frank C. and Joanne M. Ramos Trust, dated September 22, 2005, for which Mr. Ramos, serves on our board of directors, and his wife serve as trustees.

With respect to the September 27, 2019 private placement, certain of our existing shareholders purchased an aggregate of 1,000,000 shares of our common stock for an aggregate price of approximately $10,000,000. The following table summarizes purchases by certain of our related parties in connection with this September 2019 private placement.

Shareholder:	Total Purchase Price
James Beckwith and affiliated entities(1)	$371,740
David Lucchetti and affiliated entities(2)	$350,100
David Nickum and affiliated entities(3)	$220,790
Larry Allbaugh and affiliated entities(4)	$2,826,760
Michael D. and Rosemary A. Campbell(5)	$340,170
Crystal Coleman and affiliated entities(6)	$191,530
Philip Joffe and Margaret Carrera(7)	$340,170
Kevin Ramos and affiliated entities(8)	$200,810
Judson Riggs and affiliated entities(9)	$235,130
Michael R. and Joann M. Stodden(10)	$393,250
Philip Oates and affiliated entities(11)	$965,980
Kathy Oates-Fairrington and affiliated entities(12)	$1,054,850
Frank Ramos and affiliated entities(13)	$682,880
(1)	Consists of 37,174 shares purchased by the Beckwith Family Trust, dated April 10, 1998, for which Mr. Beckwith, who serves as our President and CEO and on our board of directors, and his wife serve as trustees.
(2)	Consists of 35,010 shares purchased by the Lucchetti Family Trust, dated May 23, 2001, for which Mr. Lucchetti, who and serves on our board of directors, and his wife serve as trustees.
(3)	Consists of 22,079 shares purchased by the Nickum Family Trust, dated March 14, 2008, for which Mr. Nickum, who serves on our board of directors, and his wife serve as trustees.
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(4)	Consists of (i) 81,156 shares purchased by the Oates Administrative Trust, for which Mr. Allbaugh, who serves on our board of directors, along with Ms. Oates-Fairrington and Mr. Oates, who are two of our shareholders, serve as trustees; (ii) 51,016 shares by the Larry and Laura Allbaugh Living Trust, dated November 5, 1997, for which Mr. Allbaugh serves as a trustee; (iii) 37,626 shares purchased by the QSST Subtrust of the Marvilyn E. Applegate Irrevocable Trust, dated December 16, 2009, for which Mr. Allbaugh serves as a trustee; (iv) 37,626 shares purchased by the QSST Subtrust of the Judy Oates-Holt Irrevocable Trust, dated December 16, 2009, for which Mr. Allbaugh serves as a trustee; (v) 37,626 shares purchased by the QSST Subtrust of the Kathryn Oates-Fairrington Irrevocable Trust, dated December 16, 2009, for which Mr. Allbaugh serves as a trustee; and (vi) 37,626 shares purchased by the QSST Subtrust of the Philip D. Oates Irrevocable Trust, dated December 16, 2009, for which Mr. Allbaugh serves as a trustee.
(5)	Mr. Campbell serves on our board of directors.
(6)	Consists of 19,153 shares purchased by the Crystal Anne Coleman Trust Dated January 25, 2019, for which Ms. Coleman serves as a trustee. Ms. Coleman is a former member of our board of directors.
(7)	Mr. Joffe serves on our board of directors.
(8)	Consists of 20,081 shares purchased by the Kevin and Kathleen Ramos Living Trust, dated 10-26-99, for which Mr. Ramos, who serves on our board of directors, and his wife serve as trustees.
(9)	Consists of 23,513 shares purchased by The Riggs Family Trust, dated May 11, 2006, for which Mr. Riggs, who serves on our board of directors, and his wife serve as trustees.
(10)	Mr. Stodden is a former member of our board of directors .
(11)	Consists of (i) 81,156 shares purchased by the Oates Administrative Trust, for which Mr. Oates, who is a shareholder, along with Mr. Allbaugh, serves on our board of directors, and Ms. Oates-Fairrington, who is a shareholder, serve as trustees; and (ii) 15,442 shares purchased by The Philip and Jana Oates Family Trust, dated October 11, 2002, for which Mr. Oates and his wife serve as trustees.
(12)	Consists of (i) 81,156 shares purchased by the Oates Administrative Trust, for which Ms. Oates-Fairrington, who is a shareholder, along with Mr. Allbaugh, who serves on our board of directors, and Mr. Oates, who is a shareholder, serve as trustees; and (ii) 24,329 shares purchased by The Gregory Fairrington & Kathy Oates-Fairrington Living Trust, dated September 15, 2011, for which Ms. Oates-Fairrington serves as a trustee.
(13)	Consists of 68,288 shares purchased by The Frank C. and Joanne M. Ramos Trust, dated September 22, 2005, for which Mr. Ramos and his wife serve as trustees. Mr. Ramos is a former member of our board of directors and a current shareholder.

With respect to the March 29, 2019, certain of our existing shareholders purchased an aggregate of 1,250,000 shares of our common stock in a private placement for an aggregate purchase price of approximately $12,500,000. The following table summarizes purchases by certain of our related parties in connection with this March 2019 private placement.

Shareholder:	Total Purchase Price
James Beckwith and affiliated entities(1)	$536,250
David Lucchetti and affiliated entities(2)	$349,685
David Nickum and affiliated entities(3)	$272,965
Larry Allbaugh and affiliated entities(4)	$3,457,445
Michael D. and Rosemary A. Campbell(5)	$337,235
Crystal Coleman(6)	$236,255
Philip Joffe and Margaret Carrera(7)	$337,235
Michael R. and Joann M. Stodden(8)	$556,045
Philip and Jana Oates(9)	$1,212,110
Kathy Oates-Fairrington and affiliated entities(10)	$1,323,630
Frank Ramos and affiliated entities(11)	$919,485
(1)	Consists of 53,625 shares purchased by the Beckwith Family Trust, dated April 10, 1998, for which Mr. Beckwith, who serves as our President and Chief Executive Officer and on our board of directors, and his wife serve as trustees.
(2)	Consists of 34,968.5 shares purchased by the Lucchetti Family Trust, dated May 23, 2001, for which Mr. Lucchetti, who serves on our board of directors, and his wife serve as trustees.
(3)	Consists of 27,296.5 shares purchased by the Nickum Family Trust, dated March 14, 2008, for which Mr. Nickum, who serves on our board of directors, and his wife serve as trustees.
(4)	Consists of (i) 101,835 shares purchased by the Oates Administrative Trust, for which Mr. Allbaugh, who serves on our board of directors, along with Ms. Oates-Fairrington and Mr. Oates, who are two of our shareholders, serve as trustees; (ii) 55,053.5 shares by the Larry
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and Laura Allbaugh Living Trust, dated November 5, 1997, for which Mr. Allbaugh serves as a trustee; (iii) 47,214 shares purchased by the QSST Subtrust of the Marvilyn E. Applegate Irrevocable Trust, dated December 16, 2009, for which Mr. Allbaugh serves as a trustee; (iv) 47,214 shares purchased by the QSST Subtrust of the Judy Oates-Holt Irrevocable Trust, dated December 16, 2009, for which Mr. Allbaugh serves as a trustee; (v) 47,214 shares purchased by the QSST Subtrust of the Kathryn Oates-Fairrington Irrevocable Trust, dated December 16, 2009, for which Mr. Allbaugh serves as a trustee; and (vi) 47,214 shares purchased by the QSST Subtrust of the Philip D. Oates Irrevocable Trust, dated December 16, 2009, for which Mr. Allbaugh serves as a trustee.
(5)	Mr. Campbell serves on our board of directors.
(6)	Ms. Coleman is a former member of our board of directors.
(7)	Mr. Joffe serves on our board of directors.
(8)	Mr. Stodden is a former member of our board of directors.
(9)	Consists of (i) 101,835 shares purchased by the Oates Administrative Trust, for which Mr. Oates, who is one of our shareholders, along with Mr. Allbaugh, who serves on our board of directors, and Ms. Oates-Fairrington, who is one of our shareholders, serve as trustees; and (ii) 19,376 shares purchased by Mr. Oates and his wife.
(10)	Consists of (i) 101,835 shares purchased by the Oates Administrative Trust, for which Ms. Oates-Fairrington, who is one of our shareholders, along with Mr. Allbaugh, who serves on our board of directors, and Mr. Oates, who is one of our shareholders, serve as trustees; and (ii) 30,528 shares purchased by The Gregory Fairrington & Kathy Oates-Fairrington Living Trust, dated September 15, 2011, for which Ms. Oates-Fairrington serves as a trustee.
(11)	Consists of 91,948.5 shares purchased by The Frank C. and Joanne M. Ramos Trust, dated September 22, 2005, for which Mr. Ramos and his wife serve as trustees. Mr. Ramos is a former member of our board of directors and a current shareholder.

Subordinated Notes

On November 8, 2019, we completed a private placement of $3,750,000 in aggregate principal amount of 5.5% fixed-to-floating rate subordinated notes due September 15, 2027, or the 2019 Subordinated Notes, to certain qualified investors. The 2019 Subordinated notes bear interest at a fixed rate of 5.5% per annum until September 15, 2022, at which point the rate will be adjusted to float at a rate equal to the three-month LIBOR rate plus 354.4 basis points (3.78% as of December 31, 2020) until maturity.

The following table summarizes purchases of the 2019 Subordinated Notes by certain of our related parties.

Noteholder:	Total Purchase Price
David Lucchetti and affiliated entities(1)	$1,500,000
Larry Allbaugh and affiliated entities(2)	$1,000,000
Kevin Ramos and affiliated entities(3)	$1,000,000
Michael D. and Rosemary A. Campbell(4)	$250,000
(1)	Consists of (i) $500,000 in aggregate principal amount of 2019 Subordinated Notes purchased by the Lucchetti Family Trust, dated May 23, 2001, in which Mr. Lucchetti, who serves on our board of directors, and his wife serve as trustees and (ii) $1,000,000 in aggregate principal amount of 2019 Subordinated Notes purchased by Pacific Coast Financial, LLC, an entity controlled by Mr. Lucchetti.
(2)	Consists of $1,000,000 in aggregate principal amount of 2019 Subordinated Notes purchased by the Marvin L. Oates Administrative Trust, for which Mr. Allbaugh, who serves on our board of directors, serves as a trustee. Kathy Oates-Fairrington and Philip Oates, who are two of our shareholders, also serve as trustees of the Marvin L. Oates Administrative Trust.
(3)	Consists of $1,000,000 in aggregate principal amount of 2019 Subordinated Notes purchased by BOGC Insurance Company, Inc., an entity controlled by Kevin Ramos and Larry Allbaugh, who serve on our board of directors, and Philip Oates, who is one of our shareholders.
(4)	Mr. Campbell serves on our board of directors.

On September 28, 2017, we completed a private placement of $25,000,000 in aggregate principal amount of 6.0% fixed-to-floating rate subordinated debts due September 15, 2027, or the 2017 Subordinated Notes, to certain qualified investors. The 2017 Subordinated notes bear interest, payable semi-annually, at the rate of 6.0% per annum until September 15, 2022, at which point the rate will be adjusted to float at a rate equal to the three-month LIBOR rate plus 404.4 basis points (4.28% as of December 31, 2020) until maturity. OK&B LLC, which is an entity controlled by two of our shareholders, Kathy Oates-Fairrington and Philip Oates, purchased an aggregate of $8,000,000 of 2017 Subordinated Notes.

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For the year ended December 31, 2020, the net value of the 2017 and 2019 Subordinated Notes was $28,320,000, and our interest expense on the notes for the year ended December 31, 2020, was $1,773,000.

Other Transactions

We lease our branch located in Sacramento, California (Natomas) from Pac West Office Equities, a partnership in which our directors, Larry Allbaugh and Kevin Ramos, and shareholders, Kathy Oates-Fairrington, Philip Oates and Frank Ramos, are partners. Under this lease, rent expense was approximately $225,000 in 2020, $200,000 in 2019 and $200,000 in 2018, which we believe to be consistent with prevailing market terms.

On July 13, 2020 and August 12, 2020, we issued and sold 30,000 shares and 20,000 shares of common stock at a purchase price of $18.00 per share to Robert Perry-Smith and Shannon Deary-Bell, both of whom are our directors, for an aggregate consideration of $540,000 and $360,000, respectively. On June 28, 2019, we issued and sold 10,000 shares of common stock at a purchase price of $21.75 per share to Judson Riggs, who serves on our board of directors, for an aggregate consideration of $217,500.

Certain of our executive officers and our directors were granted shares of the Company’s common stock for the payment of director fees in addition to their standard cash compensation during 2020. For more information, see the section entitled “Executive Compensation.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers or for persons controlling us under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, section 18(k) of the FDI Act and implementing regulations of the FDIC. For more information, see the section entitled “Executive Compensation—Limitation of Liability and Indemnification.”

Policies and Procedures Regarding Related Party Transactions

Transactions by us or the Bank with related parties are subject to formal written policies that are designed to ensure compliance with regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act, which govern certain transactions between the Bank and its affiliates, and Regulation O, which governs certain extensions of credit by the Bank to directors, executive officers, principal shareholders and their related interests. Any related party transactions, other than loans, must be approved by our Audit Committee.

In addition, prior to this offering, we did not have a written policy governing the approval of related party transactions other than the Bank’s policy governing loans to directors, officers and principal shareholders for compliance with Regulation O and the Bank’s policy governing intercompany transactions for compliance with Sections 23A and 23B of the Federal Reserve Act. In connection with this offering, our board of directors intends to adopt such written policy so that it will comply with all applicable requirements concerning related party transactions, including those of the SEC and Nasdaq. Our Chief Regulatory Officer, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If the policy does apply, the transaction will be referred to the board of directors for approval. In determining whether to approve a related party transaction, the board of directors will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the consistency of the transaction with regulatory expectations and the potential violations of other corporate policies.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of April 22, 2021 and as adjusted to reflect the completion of the offering, for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors and named executive officers individually; and
•	all of directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days of April 22, 2021. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to equity awards that are exercisable within 60 days of April 22, 2021 are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all our common stock shown as beneficially owned by the beneficial owner.

The percentage of beneficial ownership is based on 11,007,003 shares of common stock outstanding as of April 22, 2021, which includes unvested portions of stock awards granted to certain of our executive officers, and 16,272,003 shares of common stock outstanding after the completion of this offering, assuming no exercise of the underwriters’ option to purchase additional shares of our common stock, and 17,061,753 shares of common stock to be outstanding after the completion of this offering, assuming exercise in full of the underwriters’ option to purchase additional shares of our common stock. The following table does not reflect any shares of our common stock that our directors, officers or principal shareholders may purchase in this offering through the directed share program described in the section entitled “Underwriting.”

Unless otherwise indicated in the table below, the address for each beneficial owner is c/o Five Star Bancorp, 3100 Zinfandel Drive, Ste. 100, Rancho Cordova, CA 95670.

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	Prior to the Offering		Immediately Following the Offering
			No Exercise		Full Exercise
	Number of Shares	Percentage	Number of Shares	Percentage	Number of Shares	Percentage
Directors
David J. Lucchetti(1)	277,134	2.52%	277,134	1.70%	277,134	1.62%
David F. Nickum(2)	146,828	1.33%	146,828	*	146,828	*
Larry Allbaugh(3)	2,981,295	27.09%	2,981,295	18.32%	2,981,295	17.47%
James E. Beckwith(4)	412,886	3.75%	412,886	2.54%	412,886	2.42%
Michael Campbell	267,135	2.43%	267,135	1.64%	267,135	1.57%
Shannon Deary-Bell(5)	44,854	*	44,854	*	44,854	*
Philip M. Joffe	267,135	2.43%	267,135	1.64%	267,135	1.57%
Robert T. Perry-Smith	56,136	*	56,136	*	56,136	*
Kevin Ramos(6)	125,023	1.14%	125,023	*	125,023	*
Judson Riggs(7)	64,612	*	64,612	*	64,612	*

Named Executive Officers who are not Directors
John W. Dalton(8)	13,802	*	13,802	*	13,802	*
Krista Snelling(9)	53,499	*	53,499	*	53,499	*

All directors and executive officers of the Company as a group (18 persons)(10)	4,702,197	42.72%	4,702,197	28.90%	4,702,197	27.56%

Other 5% Shareholders
Philip Oates(11)	1,054,386	9.58%	1,054,386	6.48%	1,054,386	6.18%
Kathy Oates-Fairrington(12)	1,151,387	10.46%	1,151,387	7.08%	1,151,387	6.75%
Frank Ramos(13)	745,382	6.77%	745,382	4.58%	745,382	4.37%

*         Less than 1%

(1)	Reported shares held in a revocable trust for the benefit of Mr. Lucchetti, as to which trust he serves as trustee. The address for Mr. Lucchetti and the trust is 10600 White Rock Road, Suite 100, Rancho Cordova, CA 95670.
(2)	Reported shares held in a revocable trust for the benefit of Mr. Nickum, as to which trust he serves as trustee. The address for Mr. Nickum and the trust is 8656 Sparling Lane, Dixon, CA 95620.
(3)	Reported shares are held in six trusts: (i) 452,680 shares in a revocable trust for the benefit of Mr. Allbaugh, as to which trust he serves as trustee; (ii) 885,835 shares in an irrevocable trust for the benefit of Mr. Oates, Ms. Oates-Fairrington, Marvilyn Applegate and Judy Oates-Holt, as to which Mr. Allbaugh serves as co-trustee along with Mr. Oates and Ms. Oates-Fairrington; (iii) 410,695 shares in an irrevocable trust for the benefit of Ms. Oates-Fairrington, as to which Mr. Allbaugh serves as trustee; (iv) 410,695 shares in an irrevocable trust for the benefit of Mr. Oates, as to which Mr. Allbaugh serves as trustee; (v) 410,695 shares in an irrevocable trust for the benefit of Ms. Applegate, as to which Mr. Allbaugh serves as trustee; and (vi) 410,695 shares in an irrevocable trust for the benefit of Ms. Oates-Holt, as to which Mr. Allbaugh serves as trustee. The address for Mr. Allbaugh and all six trusts is 555 Capitol Mall, Suite 900, Sacramento, CA 95814.
(4)	Reported shares held in a revocable trust for the benefit of Mr. Beckwith, as to which trust he serves as trustee. The address for Mr. Beckwith and the trust is 3100 Zinfandel Drive, Suite 650, Rancho Cordova, CA 95670. Reported shares exclude unvested portions of stock awards in the amount of 4,619 shares.
(5)	Reported shares are held in three trusts: (i) 39,854 shares in a revocable trust for the benefit of Ms. Deary-Bell, as to which trust she serves as trustee, (ii) 5,000 shares held in equal amounts in two irrevocable trusts for the benefit of Ms. Deary-Bell’s minor children. The address for Ms. Deary-Bell and all three trusts is 2286 Stone Blvd, West Sacramento, CA 95691.
(6)	Reported shares held in a revocable trust for the benefit of Mr. Ramos, as to which trust he serves as trustee. The address for Mr. Ramos and the trust is 555 Capitol Mall, Suite 900, Sacramento, CA 95814.
(7)	Reported shares held in a revocable trust for the benefit of Mr. Riggs, as to which trust he serves as trustee. The address for Mr. Riggs and the trust is 3500 American River Drive, Sacramento, CA 95864.
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(8)	Reported shares exclude unvested portions of stock awards in the amount of 516 shares.
(9)	Reported shares held in a revocable trust for the benefit of Ms. Snelling, as to which trust she serves as trustee. Ms. Snelling resigned from the office of Chief Financial Officer effective as of February 9, 2021 and from the office of Chief Operating Officer effective as of February 28, 2021. The reported shares exclude portions of stock awards that remain unvested as of February 28, 2021.
(10)	Reported shares exclude those held by Ms. Snelling who resigned from the office of Chief Financial Officer effective as of February 9, 2021 and from the office of Chief Operating Officer effective as of February 28, 2021. Reported shares also exclude unvested portions of stock awards to executive officers.
(11)	Reported shares are held in two trusts: (i) 168,551 shares in a revocable trust for the benefit of Mr. Oates, as to which trust he serves as trustee; and (ii) 885,835 shares in an irrevocable trust for the benefit of Mr. Oates, Ms. Oates-Fairrington, Ms. Applegate and Ms. Oates-Holt, as to which Mr. Oates serves as co-trustee along with Mr. Allbaugh and Ms. Oates-Fairrington. The address for Mr. Oates and both trusts is 555 Capitol Mall, Suite 900, Sacramento, CA 95814.
(12)	Reported shares are held in two trusts: (i) 265,552 shares in a revocable trust for the benefit of Ms. Oates-Fairrington, as to which trust she serves as trustee; and (ii) 885,835 shares in an irrevocable trust for the benefit of Mr. Oates, Ms. Oates-Fairrington, Ms. Applegate and Ms. Oates-Holt, as to which Ms. Oates-Fairrington serves as co-trustee along with Mr. Oates and Mr. Allbaugh. The address for Ms. Oates-Fairrington and both trusts is 555 Capitol Mall, Suite 900, Sacramento, CA 95814.
(13)	Reported shares held in a revocable trust for the benefit of Mr. F. Ramos, as to which trust he serves as trustee. The address for Mr. F. Ramos and the trust is 1450 Harbor Blvd, Suite B, West Sacramento, CA 95691.
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DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material rights of our capital stock and related provisions of our amended articles of incorporation and our amended bylaws, as they each will be in effect upon the completion of this offering. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended articles of incorporation and amended bylaws, which we have included as exhibits to the registration statement of which this prospectus is a part. We urge you to read these documents for a more complete understanding of shareholder rights.

General

Our authorized capital stock consists of 100,000,000 shares of common stock with no par or stated value, and 10,000,000 shares of undesignated preferred stock, the terms of which may be established by board of directors by resolution. As of December 31, 2020, 11,000,273 shares of our common stock were outstanding, and no shares of preferred stock were designated or outstanding.

An aggregate of 1,700,000 shares of common stock are expected to be reserved for issuance under the Equity Plan.

If all 5,265,000 shares are sold in this offering, we anticipate that there will be 16,265,273 shares of our common stock and no shares of preferred stock outstanding upon the completion of this offering.

All of our outstanding shares of common stock are, and the shares of our common stock issued in this offering will be, fully paid and nonassessable.

Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of our common stock.

Voting Rights; Majority Written Consent

Following the completion of the offering, it is expected that holders of our common stock will be entitled to one vote per share on all matters requiring shareholder action, including the election of directors. Our amended bylaws will provide that a majority of the shares entitled to vote at a shareholders’ meeting, represented in person or by proxy, shall constitute a quorum. When a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote, such affirmatively voting shares constituting at least a majority of the required quorum, will be required to take action, unless otherwise specified by law or our amended articles of incorporation and except for the election of directors, which will be determined by a majority vote. There will not be cumulative voting rights.

Any action that, under any provision of the CGCL, may be taken at a meeting of the shareholders, may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares are entitled to vote thereon were present and voted; provided, that unless the consents of all shareholders entitled to vote have been solicited in writing, notice of any shareholder approval without a meeting by less than unanimous consent must be given as required under the CGCL, to such shareholders who are required to receive such notice under the CGCL; and provided, further, that directors may be elected by written consent only if signed by the holders of all outstanding shares entitled to vote for the election of directors, except that action taken by shareholders to fill one or more vacancies on the board of directors (other than any vacancy created by removal) that has not been filled by the board of directors may be taken by written consent of a majority of the outstanding shares entitled to vote.

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Liquidation Rights

In the event of the liquidation, dissolution or winding up of the Company, subject to the rights of the holders of any then outstanding shares of preferred stock, the holders of our common stock will be entitled to receive all of our assets remaining after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to our common stock.

Dividends

The payment of dividends is subject to the restrictions set forth in the CGCL. The CGCL provides that neither a company nor any of its subsidiaries shall make any distribution to its shareholders unless: (i) the amount of retained earnings of the company immediately prior to the distribution equals or exceeds the sum of (a) the amount of the proposed distribution plus (b) the preferential dividends arrears amount (as calculated pursuant to Section 500(b) of the CGCL), or (ii) following the distribution, the value of the company’s assets would equal or exceed the sum of its total liabilities plus the preferential rights amount (as calculated pursuant to Section 500(b) of the CGCL).

Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends, subject to any restrictions imposed by regulatory authorities and the payment of any preferential amounts to which any class of preferred stock may be entitled. Our future dividend policy will be subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, liquidity, and general business conditions. Our ability to pay dividends is subject to statutory and regulatory limitations applicable to us and the Bank.

Restrictions on Ownership of Company Common Stock

The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, and regulatory approval for the acquisition of our stock may be required under certain circumstances. The BHC Act requires any bank holding company to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our outstanding common stock. Any corporation or other company that becomes a holder of 25% or more of our outstanding common stock, or otherwise is deemed to control us under the BHC Act, would be subject to regulation as a bank holding company under the BHC Act. In addition, any person other than a bank holding company may be required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act, or CBCA. See the section entitled “Supervision and Regulation of the Company—Federal Oversight Over Mergers and Acquisitions, Investments and Activities” for additional description of these federal law restrictions on ownership of our common stock. Further, prior approval of the DFPI is required for any person to acquire control of us, and control for these purposes is presumed to exist when a person owns 10% or more of our outstanding common stock.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

Our amended bylaws will provide that shareholders must provide advance notice of any proposal or nomination for election as a director which a shareholder desires to bring before a meeting of shareholders. Such requirements will be in addition to any requirements under SEC Rule 14a-8 for shareholder proposals sought to be included in the Company’s proxy materials.

Preferred Stock

Our amended articles of incorporation will authorize the issuance of up to 10,000,000 shares of preferred stock with such designations, powers, preferences and rights as our board of directors may from time to time determine.

The existence of shares of authorized undesignated preferred stock enables us to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance gives us flexibility in that it would allow us to avoid the expense and delay of calling a meeting of shareholders at the time the

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contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock. Furthermore, the issuance of preferred stock could adversely affect the likelihood that such holders will receive dividend payments and payments upon liquidation. The shares of preferred stock that may be issued in the future may have other rights, including economic rights senior to our common stock, and, as a result, could have an adverse effect on the market value of our common stock.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their shares over our then-market price.

Anti-Takeover Provisions

Provisions of our amended articles of incorporation and amended bylaws, and the CGCL and federal banking regulations applicable to us, may be deemed to have anti-takeover effects and may delay, defer or prevent a change of control of the Company and/or limit the price that certain investors may be willing to pay in the future for shares of our common stock. See the sections entitled “Supervision and Regulation of the Company―Federal Oversight Over Mergers and Acquisitions, Investments and Activities” and “Restrictions on Ownership of Company Common Stock” for a description of the federal banking regulations applicable to us that may be deemed to have anti-takeover effects.

Authorized but Unissued Shares. The corporate laws and regulations applicable to us enable our board of directors to issue, from time to time and at its discretion, but subject to the rules of any applicable securities exchange, any authorized but unissued shares of our common or preferred stock. Any such issuance of shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability of our board of directors to issue authorized but unissued shares of our common or preferred stock at its sole discretion may enable our board of directors to sell shares to individuals or groups who the board of directors perceives as friendly with management, which may make more difficult unsolicited attempts to obtain control of our organization. In addition, the ability of our board of directors to issue authorized but unissued shares of our capital stock at its sole discretion could deprive the shareholders of opportunities to sell their shares of common stock or preferred stock for prices higher than prevailing market prices.

Preferred Stock. Our amended articles of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Board Size and Vacancies. Our amended bylaws enable our board of directors to increase the size of the board of directors between annual meetings and fill the vacancies created by the increase by a majority of the remaining directors.

No Cumulative Voting. Our amended bylaws do not permit cumulative voting in the election of directors. In the absence of cumulative voting, the holders of a majority of the shares of our common stock may elect all of the directors standing for election, if they should so choose.

Special Meetings of Shareholders. For a special shareholders’ meeting to be called by one or more shareholder(s), our amended bylaws require the request of holders of at least 10% of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders’ meeting.

Advance Notice Procedures for Director Nominations and Shareholder Proposals. Our amended bylaws establish an advance notice procedure with regard to business to be brought before an annual or special meeting

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of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although this procedure does not give our board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, it may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedure is not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to our shareholders and us.

Amending Certain Provisions of our Amended Articles of Incorporation. Our amended articles of incorporation require a two-thirds vote of the directors then in office and two-thirds vote of our shareholders to modify the sections of our amended articles of incorporation addressing limitation of liability and indemnification of our officers and directors, which provide limitation of liability and indemnification to the maximum extent permitted by law, and addressing the amendment of the articles of incorporation.

Amending our Amended Bylaws. Our board of directors may amend our amended bylaws, other than a bylaw specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa, without shareholder approval.

Approval of Merger. Under the CGCL, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a California corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of such corporation. The articles of incorporation or bylaws of a California corporation may, but are not required to, set a higher standard for approval of such transactions. Our amended articles of incorporation and amended bylaws will not set higher limits.

California Law and Federal Banking Laws. We are subject to the provisions of Section 1203 of the CGCL, which contains provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control in which our shareholders could receive a premium for their shares or other changes in our management. First, if an “interested party” makes an offer to purchase the shares of some or all of our existing shareholders, we must obtain an affirmative opinion in writing as to the fairness of the offering price prior to completing the transaction. California law considers a person to be an “interested party” if the person directly or indirectly controls our company, if the person is directly or indirectly controlled by one of our officers or directors, or if the person is an entity in which one of our executive officers or directors holds a material financial interest. If, after receiving an offer from such an “interested person”, we receive a subsequent offer from a neutral third party at least 10 days prior to the date for acceptance of the tendered shares or the vote or notice of shareholder approval of the offer from such an “interested person”, then we must notify our shareholders of such third party offer and afford each of them the opportunity to withdraw their vote, consent or proxy previously given to the “interested party” offer before such vote, consent or proxy becomes effective.

We are also subject to other provisions of the CGCL, which include voting requirements that may also have the effect of deterring hostile takeovers, disposing of our assets or delaying or preventing changes in control of our management. Under Section 1101 of the CGCL, except in (i) a short-form merger or (ii) a merger of a corporation into a subsidiary in which it owns at least 90% of the outstanding shares of each class, if a single entity or constituent corporation owns more than 50% of any class of our capital stock and attempts to merge our Company into itself or other constituent corporation, the Company’s non-redeemable securities may only be exchanged for non-redeemable securities of the surviving entity, unless all of the shareholders of the applicable class of non-redeemable securities consent to the transaction or the terms of the transaction are approved and determined to be fair by the DFPI. Section 1001(d) of the CGCL provides that any proposed sale or disposition of all or substantially all of our assets to any other corporation that we are controlled by or under common control with must be consented to by our shareholders holding at least 90% of the of the voting power of our capital stock or approved and determined fair by the DFPI, provided, however that this restriction does not apply if the disposition is to a domestic or foreign corporation or other business entity in consideration of the nonredeemable common shares or nonredeemable equity securities of the acquiring party or its parent. Sections 1101 and 1001

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of the CGCL could make it significantly more difficult for a third party to acquire control of our Company by preventing a possible acquirer from cashing out minority shareholders or selling substantially all of our assets to a related party and therefore could discourage a hostile bid, or delay, prevent or deter entirely a merger, acquisition or tender offer in which our shareholders could receive a premium for their shares, or effect a proxy contest for control of us or other changes in our management.

Furthermore, the BHC Act, and CBCA, and California Financial Code impose notice, application and approvals and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect control of bank holding companies or banks, as applicable. These laws could delay or prevent an acquisition.

Limitation of Liability and Indemnification

For a description of the limitation of liability and indemnification arrangements applicable to our directors and officers, see the section entitled “Executive Compensation—Limitation of Liability and Indemnification.”

Other Matters

Under our amended articles of incorporation and amended bylaws, the holders of our common stock will have no preemptive or other subscription rights and there are no redemption, sinking fund or conversion privileges applicable to our common stock.

Exclusive Forum Selection

Our amended bylaws will provide that, subject to limited exceptions, the United States District Court for the Northern District of California (or, in the event that the United States District Court for the Northern District of California does not have jurisdiction, any other federal or state court of California) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders, (iii) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the CGCL, our amended articles of incorporation or our amended bylaws or (iv) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of California law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Section 27 of the Exchange Act vests exclusive federal jurisdiction for all claims brought to enforce any duty or liability created under the Exchange Act. Therefore, our forum selection clause will not apply to any such claim.

In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, there is uncertainty as to whether a court would enforce a forum selection clause in connection with claims arising under the Securities Act and the rules and regulations thereunder, and in any event, shareholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Listing

We have applied to list our common stock on the Nasdaq Global Select Market under the symbol “FSBC.”

Transfer Agent

Upon completion of this offering, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no established public market for our common stock. Although we have applied to list our common stock on the Nasdaq Global Select Market, we cannot assure you that a significant public market for our common stock will develop or be sustained. Future sales of substantial amounts of our common stock (including shares issued on the exercise of options) in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices as well as our ability to raise equity capital in the future.

Upon completion of this offering, we will have 16,265,273 shares of common stock issued and outstanding (or 17,055,023 shares if the underwriters exercise their option to purchase additional shares in full).

Of these shares, the 5,265,000 shares sold in this offering (or 6,054,750 shares if the underwriters exercise their option to purchase additional shares in full) will be freely tradable without further restriction or registration under the Securities Act, except for any shares held by our “affiliates” as that term is defined in Rule 144 under the Securities Act, including those shares purchased by certain of our directors, officers and principal shareholders through the directed share program described in the section entitled “Underwriting.” The remaining outstanding shares will be deemed “restricted securities” or “control securities” under the Securities Act. Subject to certain contractual restrictions, including the lock-up agreements described below, restricted securities and control securities may be sold in the public market only if (i) they have been registered or (ii) they qualify for an exemption from registration under Rule 144 or any other applicable exemption.

Lock-Up Agreements

We, our executive officers, directors and certain holders of our common stock holding, in the aggregate, 6,627,601 shares of our common stock as of April 22, 2021 (representing approximately 60.2% of our outstanding common stock as of such date), are entering into lock-up agreements under which we and they will generally agree not to sell or otherwise transfer our or their shares for a period of 180 days after the date of this prospectus. These lock-up agreements are subject to certain exceptions. For additional information, see the section entitled “Underwriting—Lock-Up Agreements.” As a result of these contractual restrictions, shares of our common stock subject to lock-up agreements will not be eligible for sale until these agreements expire or the restrictions are waived by the underwriters.

Following the lock-up period, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market only if (i) they are registered under the Securities Act or (ii) an exemption from registration, such as Rule 144, is available.

Rule 144

All shares of our common stock held by our “affiliates,” as that term is defined in Rule 144, generally may be sold in the public market only in compliance with Rule 144. Rule 144 defines an “affiliate” as any person who directly or indirectly controls, or is controlled by, or is under common control with, the Company. Upon completion of this offering, we expect that approximately 28.9% of our outstanding common stock (or 27.6% of our outstanding common stock if the underwriters exercise their option to purchase additional shares in full), will be held by “affiliates,” and subject to the lock-up agreements described above, assuming such affiliates do not purchase any shares in this offering.

Under Rule 144, a person (or persons whose shares are aggregated) who is, or was at any time during the three months preceding a sale, deemed to be our “affiliate” would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of our common stock, which would be approximately 162,653 shares of common stock following this offering (assuming the underwriters do not elect to exercise their option to purchase additional shares), or the average weekly trading volume of our common stock on the Nasdaq Global Select Market during the four calendar weeks preceding the

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filing of a notice on Form 144 with respect to such sale, or if a notice on Form 144 is not required, the date of such sale. Such sales under Rule 144 are also subject to a six-month holding period and requirements relating to manner of sale and notice requirements and the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to be, or have been, at any time during the three months preceding a sale, our affiliate, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to be, or have been, at any time during the three months preceding a sale, our affiliate, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Rule 701

Rule 701 under the Securities Act generally applies to stock options and restricted common stock granted by an issuer to its employees, directors, officers, consultants or advisors in connection with a compensatory stock or option plan or other written agreement before the issuer becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than our “affiliates,” as defined in Rule 144, without compliance with its current public information and minimum holding period requirement of Rule 144 and by “affiliates” under Rule 144 without compliance with its minimum holding period requirement.

Registration Statement on Form S-8

As soon as practicable after the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act registering the offer and sale of shares of common stock reserved for issuance pursuant to awards under the Equity Plan, as well as our non-plan share awards, to the extent that Form S-8 is available. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any such registration statements will be available for sale in the open market, beginning 90 days after the date of this prospectus, except to the extent that the shares are subject to vesting restrictions or the contractual restrictions described above.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that acquire our common stock in this offering and hold it as a capital asset. This discussion does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations at any time. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the statements made and the conclusions reached in the discussion below. There can be no assurance the IRS or a court will agree with our position discussed below regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock. We cannot assure you that a change in law will not significantly alter the tax considerations described in this discussion.

This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the alternative minimum tax and the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons who have elected to mark securities to market or who hold our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	brokers, dealers or traders in securities;
•	corporations that accumulate earnings to avoid U.S. federal income tax;
•	tax-exempt organizations, pension plans, tax-qualified retirement plans, or governmental organizations; and
•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a non-resident alien;
•	a foreign corporation (or any other entity treated as a corporation for U.S. federal income tax purposes);
•	an estate, the income of which is not subject to U.S. federal income taxation regardless of its source; or
•	a trust that does not have in effect a valid election under the U.S. Treasury Regulations, to be treated as a United States person and either (i) no court within the United States is able to exercise primary supervision over the trust’s administration or (ii) no United States person has the authority to control all substantial decisions of that trust.
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Distributions

Distributions of cash or property (other than certain stock distributions) on our common stock will generally constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will first constitute a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in its common stock and thereafter capital gain, which is subject to the tax treatment described below in the section entitled “—Sale or Other Taxable Disposition.”

Subject to the discussion below in the sections entitled “–Information Reporting and Backup Withholding” and “–FATCA Withholding” and the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive a reduced withholding rate, a Non-U.S. Holder must furnish a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate. A Non-U.S. Holder that holds our common stock through a financial institution or other agent will be required to provide appropriate documentation to the financial institution or other agent, which then will be required to provide certification to us or our paying agent either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced income tax treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, as provided by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates that also apply to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below under “–Information Reporting and Backup Withholding” and “–FATCA Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, as provided by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States);
•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	we are or have been a U.S. real property holding corporation, or USRPHC for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period for our common stock (the “relevant period”) and the Non-U.S. Holder (i) disposes of our common stock during a calendar year when our common stock is no longer regularly traded on an established securities market or (ii) owned (directly, indirectly and constructively) more than 5% of our common stock at any time during the relevant period.
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Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates in the same manner as if such holder were a resident of the United States. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder for the year, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our United States real property interests as defined in the Code relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Gain from a disposition of our common stock described in the third bullet point above will be subject to tax generally as if the gain were effectively connected with the conduct of a trade or business in the United States, except that the “branch profits tax” will not apply.

Information Reporting and Backup Withholding

Payments of dividends on our common stock and the payment of the proceeds from the sale of our common stock effected at a U.S. office of a broker generally will not be subject to backup withholding and the payment of proceeds from the sale of our common stock effected at a U.S. office of a broker will generally not be subject to information reporting, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN or W-8BEN-E or other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury Regulations or otherwise establishes an exemption.

However, we are required to file information returns with the IRS in connection with any distribution on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Payment of the proceeds from the sale of our common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our common stock by a Non-U.S. Holder that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if (i) the proceeds are transferred to an account maintained by the Non-U.S. Holder in the United States, (ii) the payment of proceeds or the confirmation of the sale is mailed to the Non-U.S. Holder at a U.S. address or (iii) the sale has some other specified connection with the United States as provided in the Treasury Regulations, unless, in each case, the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above are met or the Non-U.S. Holder otherwise establishes an exemption.

In addition, a sale of our common stock will be subject to information reporting if it is effected at a foreign office of a broker that is (i) a United States person, (ii) a “controlled foreign corporation” for U.S. federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period or (iv) a foreign partnership, if at any time during its tax year (a) one or more of its partners are “U.S. persons,” as defined in the Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or (b) such foreign partnership is engaged in the conduct of a trade or business in the United States, in each case unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above are met or an exemption is otherwise established. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the holder is a United States person.

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Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations issued thereunder (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) impose a 30% withholding tax on dividends paid on our shares to, and (subject to the proposed Treasury Regulations discussed below) the gross proceeds derived from the sale or other disposition of our shares by, a foreign entity if the foreign entity is:

•	a “foreign financial institution” (as defined under FATCA) that does not furnish proper documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA withholding or (ii) its compliance (or deemed compliance) with specified due diligence, reporting, withholding and certification obligations under FATCA or (iii) residence in a jurisdiction that has entered into an intergovernmental agreement with the United States relating to FATCA and compliance with the diligence and reporting requirements of the intergovernmental agreement and local implementing rules; or
•	a “non-financial foreign entity” (as defined under FATCA) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA or (ii) adequate information regarding substantial United States beneficial owners of such entity (if any).

Withholding under FATCA generally applies to payments of dividends on our shares and to payments of gross proceeds from a sale or other disposition of our shares. Withholding agents may, however, rely on proposed U.S. Treasury Regulations that would no longer require FATCA withholding on payments of gross proceeds. A withholding agent such as a broker, and not the Bank, will determine whether or not to implement gross proceeds FATCA withholding.

If a dividend payment is subject to withholding both under FATCA and the withholding tax rules discussed above in the section entitled “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Holders of shares should consult their own tax advisors regarding these requirements and whether they may be relevant to their ownership and disposition of the shares.

Under certain circumstances, a Non-U.S. Holder will be eligible for refunds or credits of withholding taxes imposed under FATCA by filing a United States federal income tax return. Prospective investors should consult their tax advisors regarding the effect of FATCA on their ownership and disposition of our shares.

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UNDERWRITING

We are offering the shares of our common stock described in this prospectus in an underwritten offering in which we and Keefe, Bruyette & Woods, Inc., as representative for the underwriters named below, are entering into an underwriting agreement with respect to the shares of our common stock being offered hereby. Subject to certain conditions, we will agree to sell, and each underwriter will severally and not jointly agree to purchase the number of shares of our common stock indicated in the following table:

Number of Shares
Keefe, Bruyette & Woods, Inc.
Stephens Inc.
D.A. Davidson & Co.
Total	5,265,000

The underwriters are offering the shares of our common stock subject to a number of conditions, including receipt and acceptance of our common stock by the underwriters. The obligations of the underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to these conditions. The underwriting agreement between us and the underwriters provides that if any underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or this offering may be terminated.

In connection with this offering, the underwriters or securities dealers may distribute offering documents to investors electronically. See the section entitled “—Electronic Distribution.”

Underwriting Discount

Shares of our common stock sold by the underwriters to the public will be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of our common stock sold by the underwriters to securities dealers may be sold at a discount of up to $          per share from the initial public offering price. Any of these securities dealers may resell any shares of our common stock purchased from the underwriters to other brokers or dealers at a discount of up to $         per share from the initial public offering price. If all of the shares of our common stock are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. Sales of shares of our common stock made outside of the United States may be made by affiliates of the underwriters. The underwriters reserve the right to reject an order for the purchase of shares, in whole or in part.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $         per share. The following table shows the per share and total underwriting discounts to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Full Exercise of option to purchase additional shares	No Exercise of option to purchase additional shares
Per share	$	$
Total	$	$

We estimate the expenses of this offering, not including the underwriting discount, to be approximately $3.1 million, and such expenses are payable by us. We also have agreed to reimburse the underwriters for their expenses incurred in connection with the offering in an amount up to $400,000.

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Option to Purchase Additional Shares

We have granted the underwriters an option to purchase up to 789,750 additional shares of our common stock, at the initial public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option, in whole or in part, from time to time for a period of 30 days from the date of this prospectus. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to the number of shares reflected next to such underwriter’s name in the table above relative to the total number of shares reflected in such table.

Lock-Up Agreements

We, our executive officers, directors and certain of our holders of our currently outstanding shares of common stock, holding, in the aggregate, 6,627,601 shares of our common stock as of April 22, 2021 (representing approximately 60.2% of our outstanding common stock as of such date), are entering into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representative and subject to certain exceptions:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or exercise any right with respect to the registration thereof, or file or cause to be filed any registration statement under the Securities Act, with respect to any of the foregoing;
•	enter into any swap, hedge, or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares of our common stock or such other securities, whether any such swap or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise; or
•	publicly disclose the intention to make any such offer, pledge, sale or disposition, or to enter into any such swap, hedge, transaction or other arrangement.

These restrictions are subject to customary exceptions and will be in effect for a period of 180 days after the date of this prospectus. At any time and without public notice, the representative may, in their sole discretion, waive or release all or some of the securities from these lock-up agreements. However, as to any of our executive officers or directors, the representative has agreed to notify us at least three business days before the effective date of any release or waiver, and we have agreed to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.

These restrictions also apply to securities convertible into or exchangeable or exercisable for or repayable with our common stock to the same extent as they apply to our common stock. They also apply to common stock owned now or later acquired by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representative of the underwriters. In addition to prevailing market conditions, among the factors to be considered in determining the initial public offering price of our common stock will be our historical performance, estimates of our business potential and our earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses. The initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. An active trading market for the shares of our common stock may not develop. It is also possible that the shares of our common stock will not trade in the public market at or above the initial public offering price following the completion of this offering.

153

Exchange Listing

We have applied to list our common stock for listing on the Nasdaq Global Select Market under the symbol ’‘FSBC.’’

Indemnification and Contribution

We have agreed to indemnify the underwriters and their affiliates, selling agents, and controlling persons against certain liabilities, including under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriters and their affiliates, selling agents, and controlling persons may be required to make in respect of those liabilities.

Price Stabilization, Short Positions, and Penalty Bids

To facilitate this offering and in accordance with Regulation M under the Exchange Act, or Regulation M, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock, including:

•	stabilizing transactions;
•	short sales; and
•	purchase to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ purchase option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their purchase option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the purchase option described above. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchased in this offering.

As an additional means of facilitating our initial public offering, the underwriters may bid for, and purchase, shares of our common stock in the open market. The underwriting syndicate also may reclaim selling concessions allowed to an underwriter or a dealer for distributing shares of our common stock in this offering, if the syndicate repurchases previously distributed shares of our common stock to cover syndicate short positions or to stabilize the price of our common stock.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our common stock and extending through the completion of the distribution of this offering. A passive market maker must generally display its bid at a price not in excess of the

154

highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, the passive market maker may continue to bid and effect purchases at a price exceeding the then highest independent bid until specified purchase limits are exceeded, at which time such bid must be lowered to an amount no higher than the then highest independent bid. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters engaged in passive market making are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained on any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by the underwriters or us, and should not be relied upon by investors.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5.00% of the shares of our common stock offered by this prospectus for sale to our directors, officers, principal shareholders, employees, business associates, and related persons. Our directed share program will be administered by Keefe Bruyette & Woods or its affiliate. Reserved shares purchased by our directors and executive officers will be subject to the lock-up provisions described above. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares of our common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of common stock offered by this prospectus.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation, and brokerage activities. From time to time, the underwriters and/or their respective affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking loan referrals, and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees, and expense reimbursement. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

155

Selling Restrictions

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area, each of which we refer to as a Relevant State, no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or
(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors (as defined in the UK Prospectus Regulation) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the “Order,” and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated or caused to be communicated. Each such person is referred to herein as a “Relevant Person.”

156

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents. Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) may only be communicated or caused to be communicated in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply. All applicable provisions of the FSMA must be complied with in respect of anything done by any person in relation to the shares in, from or otherwise involving the United Kingdom.

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or
(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of our shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, form or otherwise in involving the United Kingdom.
157

LEGAL MATTERS

The validity of the shares of common stock offered hereby and selected other legal matters in connection with the offering will be passed upon for us by Covington & Burling LLP, Washington, D.C. Latham & Watkins LLP, Los Angeles, California, will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements of Five Star Bancorp as of December 31, 2020 and 2019, and for the years then ended included in this prospectus have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report included herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of a registration statement on Form S-1 we have filed with the SEC in connection with this offering, does not contain all of the information set forth in the registration statement and the related exhibits. Some items are omitted in accordance with the rules and regulations of the SEC. Accordingly, we refer you to the complete registration statement of which this prospectus forms a part, including its exhibits, for further information about us and the shares of our common stock to be sold in this offering. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement of which this prospectus forms a part, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates. You may read and copy the registration statement of which this prospectus forms a part, including the exhibits and schedules to such registration statement, for free on the SEC’s website at www.sec.gov.

Upon completion of the offering, we will become subject to the informational and reporting requirements of the Exchange Act and, in accordance with those requirements, will file reports, proxy statements and other information with the SEC. You will be able to inspect and obtain copies of these reports, proxy statements and other information at the SEC’s Internet address set forth above. We intend to furnish to our shareholders our annual reports containing our audited consolidated financial statements certified by an independent public accounting firm.

We also maintain a website at www.fivestarbank.com. On our website we will make available our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. This reference to our website is included for the convenience of investors only and our website and the information contained therein or limited thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

158

F-1

Report of Independent Registered Public Accounting Firm

The Shareholders and the Board of Directors of

Five Star Bancorp and Subsidiary

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Five Star Bancorp and Subsidiary (the “Company”), as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in shareholder’s equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The Company’s management is responsible for these consolidated financial statements Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP

San Francisco, California

January 29, 2021

We have served as the Company’s auditor since 2010.

F-2

FIVE STAR BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019

(Dollar amounts in thousands, except share data)

	2020	2019
ASSETS

Cash and due from financial institutions	$46,028	$28,863
Interest-bearing deposits in banks	244,465	148,503
Cash and cash equivalents	290,493	177,366
Time deposits in banks	23,705	19,944
Securities – available-for-sale, at fair value	114,949	77,198
Securities – held-to-maturity, at amortized cost	7,979	8,962
Loans held for sale	4,820	6,527
Loans, net of allowance for loan losses of $22,189 and $14,915 at December 31, 2020 and 2019, respectively	1,480,970	1,165,398
Federal Home Loan Bank stock	6,232	5,080
Premises and equipment, net	1,663	1,291
Bank owned life insurance	8,662	7,442
Interest receivable and other assets	14,292	10,651
	$1,953,765	$1,479,859

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Noninterest-bearing	$695,687	$386,802
Interest-bearing	1,088,314	924,948
Total deposits	1,784,001	1,311,750
Subordinated notes, net	28,320	28,253
Borrowings	—	25,000
Interest payable and other liabilities	7,669	5,979
Total liabilities	1,819,990	1,370,982
Commitments and contingencies (Note 4 and Note 14)
Shareholders’ equity
Common stock, no par value; 50,000,000 shares authorized; 11,000,273 shares issued and outstanding in 2020; 9,674,875 shares issued and outstanding in 2019	110,082	96,114
Retained earnings	22,348	12,789
Accumulated other comprehensive income (loss), net	1,345	(26)
Total shareholders’ equity	133,775	108,877
	$1,953,765	$1,479,859

Please refer to the accompanying notes to these consolidated financial statements.

F-3

FIVE STAR BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2020 and 2019

(Dollar amounts in thousands except per share data)

	2020	2019
Interest and dividend income
Loans, including fees	$71,405	$58,349
Taxable securities	1,287	1,728
Nontaxable securities	500	395
Interest-bearing deposits in other banks	1,198	4,206
	74,390	64,678
Interest expense
Deposits	7,407	10,034
Subordinated notes	1,773	1,601
	9,180	11,635
Net interest income	65,210	53,043
Provision for loan losses	9,000	5,500
Net interest income after provision for loan losses	56,210	47,543
Noninterest income
Service charges on deposit accounts	367	453
Net gains (losses) on sales of securities available-for-sale	1,438	(66)
Gain on sale of loans	4,145	3,818
Loan-related fees	2,309	287
FHLB stock dividends	321	327
Earnings on bank-owned life insurance	220	227
Other	502	347
	9,302	5,393
Noninterest expense
Salaries and employee benefits	16,084	12,723
Occupancy and equipment	1,715	1,575
Data processing and software	1,982	1,323
Federal deposit insurance	1,137	370
Professional services	1,960	1,414
Advertising and promotional	1,102	1,306
Loan-related expenses	732	439
Other operating expenses	3,545	3,425
	28,257	22,575
Income before provision for income taxes	37,255	30,361
Provision for income taxes	1,327	1,061
Net income	$35,928	$29,300
Basic earnings per share	$3.57	$3.40
Diluted earnings per share	$3.57	$3.40

Please refer to the accompanying notes to these consolidated financial statements.

F-4

FIVE STAR BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, 2020 and 2019

(Dollar amounts in thousands except per share data)

	2020	2019

Net income	$35,928	$29,300

Net unrealized holding gains on securities available-for-sale during the year	2,860	2,097
Reclassification adjustment for net realized (gains) losses included in net income	(1,438)	66

Income tax expense related to other comprehensive income	51	75

Other comprehensive income	1,371	2,088

Total comprehensive income	$37,299	$31,388

Please refer to the accompanying notes to these consolidated financial statements.

F-5

FIVE STAR BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2020 and 2019

(Dollar amounts in thousands except share and per share data)

				Accumulated
				Other	Total
		Common	Retained	Comprehensive	Shareholders’
	Shares	Stock	Earnings	Income (Loss)	Equity

Balance at January 1, 2019	7,383,801	$72,663	$9,767	$(2,114)	$80,316

Net income			29,300		29,300
Other comprehensive income				2,088	2,088
Executive stock compensation expense		298			298
Director stock compensation expense	20,000	435			435
Stock issued under stock award plans	11,074				—
Stock offering	2,250,000	22,500			22,500
Common stock issued	10,000	218			218
Cash dividends paid ($3.05 per share)			(26,278)		(26,278)
Balance at December 31, 2019	9,674,875	96,114	12,789	(26)	108,877

Net income			35,928		35,928
Other comprehensive income				1,371	1,371
Executive stock compensation expense		316			316
Director stock compensation expense	16,000	252			252
Stock issued under stock award plans	9,398				—
Stock offering	1,250,000	12,500			12,500
Common stock issued	50,000	900			900
Cash dividends paid ($2.63 per share)			(26,369)		(26,369)

Balance at December 31, 2020	11,000,273	$110,082	$22,348	$1,345	$133,775

Please refer to the accompanying notes to these consolidated financial statements.

F-6

FIVE STAR BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2020 and 2019

(Dollar amounts in thousands)

	2020	2019
Cash flows from operating activities
Net income	$35,928	$29,300
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	9,000	5,500
Loans originated for sale	(98,399)	(80,649)
Gain on sale of loans	(4,145)	(3,818)
Proceeds from sales of loans	108,149	77,940
Net (gains) losses on sales of securities available-for-sale	(1,438)	66
Earnings on bank owned life insurance	(220)	(227)
Stock compensation expense	568	733
Change in deferred loan fees	2,367	236
Amortization and accretion of security premiums and discounts	1,138	1,284
Amortization of subordinated note issuance costs	67	66
Depreciation and amortization	461	433
Net change in:
Interest receivable and other assets	(3,691)	(2,004)
Interest payable and other liabilities	1,690	45
Net cash from operating activities	51,475	28,905

Cash flows from investing activities
Proceeds on sales of securities available-for-sale	46,406	15,042
Maturities, prepayments and calls of securities available-for-sale	16,118	14,155
Purchases of securities available-for-sale	(97,571)	(34,868)
Increase in time deposits in banks	(3,761)	(2,247)
Loan originations, net of repayments	(330,837)	(216,227)
Purchases of premises and equipment	(833)	(508)
Purchase of Federal Home Loan Bank stock	(1,152)	(715)
Purchase of bank owned life insurance	(1,000)	(5,000)
Net cash used in investing activities	(372,630)	(230,368)

Cash flows from financing activities
Net increase in deposits	472,251	150,356
Federal Home Loan Bank (repayment) advance	(25,000)	25,000
Cash dividends paid	(26,369)	(26,278)
Proceeds from stock issuance	13,400	22,718
Proceeds from subordinated note issuance	—	3,750
Subordinated note issuance costs	—	(9)
Net cash from financing activities	434,282	175,537

Net change in cash and cash equivalents	113,127	(25,926)

Beginning cash and cash equivalents	177,366	203,292
Ending cash and cash equivalents	$290,493	$177,366

Supplemental cash flow information:
Interest paid	$9,713	$11,444
Income taxes paid	$1,655	$1,233
Noncash investing and financing activities
Transfer to loans held for sale	$6,527	$6,315
Unrealized gains on securities	$1,422	$2,163

Please refer to the accompanying notes to these consolidated financial statements.

F-7

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: Five Star Bank (the “Bank”) was chartered on October 26, 1999, and began operations on December 20, 1999. The Bank was created by a group of Sacramento-based business professionals to provide financial services supporting commercial real estate investors and owner-users. Five Star Bancorp (the “Company” or “Bancorp”) was incorporated on September 16, 2002 and subsequently obtained approval from the Board of Governors of the Federal Reserve System to be a bank holding company in connection with its acquisition of the Bank. The Company became the sole shareholder of the Bank on June 2, 2003 in a statutory merger, pursuant to which each outstanding share of the Bank’s common stock was exchanged for one share of common stock of the Company.

The Company, through its subsidiary bank, provides financial services to customers who are predominately small and middle-market businesses, professionals, and individuals residing in the northern California region. Its primary loan products are commercial real estate, land development, construction and operating lines of credit; and its primary deposit products are checking, savings, and term certificate accounts. The Bank currently has seven branch offices in Roseville, Natomas, Rancho Cordova, Redding, Elk Grove, Chico, and Yuba City; and two loan production offices in Santa Rosa and Sacramento.

Basis of financial statement presentation and consolidation: The consolidated financial statements for 2020 and 2019 include Five Star Bancorp and its wholly-owned subsidiary, Five Star Bank. All significant intercompany transactions and balances are eliminated in consolidation. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) as contained within the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) and rules and regulations of the Securities and Exchange Commission (“SEC”), including the instructions to Regulation S-X.

Presentation of Notes 2 to 19: All dollar amounts presented in the tables in Notes 2 to 19 are in thousands, unless otherwise indicated, except share and per share information. Dollar amounts in paragraphs are in whole dollars, unless otherwise indicated.

Business Segments: While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed, and financial performance is evaluated on a Company-wide basis. Discrete financial information is not available other than on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Use of Estimates: To prepare consolidated financial statements in conformity with GAAP, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses is the most significant accounting estimate reflected in the Company’s consolidated financial statements.

Cash and Cash Equivalents: The Company has defined cash and cash equivalents to include cash, due from banks, interest bearing deposits in banks with short term original maturities, and federal funds sold. Generally, federal funds are, if any, sold for one-day periods. At times throughout the year, balances can exceed FDIC insurance limits. The Company has not experienced any historical losses associated with balances maintained with financial institutions in excess of FDIC insurance limits and management continues to monitor the financial condition of the major financial institutions where these funds are held.

F-8

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities Available-for-Sale: Available-for-sale securities consist of bonds, notes, and debentures not classified as trading securities or held-to-maturity securities. Securities are classified as available-for-sale if the Company intends and has the ability to hold those securities for a period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available-for-sale are carried at fair value. Unrealized holding gains or losses are included in other comprehensive income as a separate component of shareholders’ equity, net of tax. Realized gains or losses, determined based on the cost of specific securities sold, are included in earnings. Premiums and discounts are amortized or accreted over the life of the related investment security as an adjustment to interest income using the effective interest method. Interest income is recognized when earned.

Investments with fair values that are less than amortized cost are considered impaired. Impairment may result from either a decline in the financial condition of the issuing entity or, in the case of fixed interest rate investments, from rising interest rates, or both. At each consolidated financial statement date, management assesses each investment to determine if impaired investments are temporarily impaired or if the impairment is other-than-temporary. Various factors are considered in the assessment, including the nature of the investment, the cause of the impairment, the severity and duration of the impairment, credit ratings and other credit related factors such as third party guarantees and volatility of the security’s fair value. This assessment also includes a determination as to whether the Company intends to sell the security, or if it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis less any current-period credit losses. If the Company intends to sell a security or if it is more likely than not that the Company will be required to sell the security before recovery, an other-than-temporary impairment (“OTTI”) write-down is recognized in earnings equal to the entire difference between the security’s amortized cost basis and its fair value. For debt securities that are considered to be OTTI and that the Company does not intend to sell and will not be required to sell prior to recovery of the amortized cost basis, the amount of impairment is separated into the amount that is credit related (credit loss component) and the amount due to all other factors. The credit loss component is recognized in earnings and is calculated as the difference between the security’s amortized cost basis and the present value of its expected future cash flows. The remaining difference between the security’s fair value and the present value of the future expected cash flows is deemed to be due to factors that are not credit related and is recognized in other comprehensive income.

Held-to-Maturity Securities: Securities are classified as held-to-maturity if the Company has both the positive intent and ability to hold those securities to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium to the earliest callable call date and accretion of discount, computed by the effective interest method over the life of the related investment.

Loans and Allowance for Loan Losses: Loans are reported at the principal amount outstanding, net of unearned income, deferred loan fees and costs, and the allowance for loan losses. Interest on loans is accrued daily based on the principal outstanding.

Loan fees, net of certain direct costs of origination, are deferred and recognized in interest income using the level-yield method without anticipating prepayments. During the years ended December 31, 2020 and 2019, salaries and employee benefits totaling $3,194,000 and $2,337,000, respectively, were deferred as loan origination costs.

F-9

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full and timely collection of interest or principal or when a loan becomes contractually past due by 90 days or more with respect to interest or principal. When a loan is placed on non-accrual status, all interest previously accrued, but not collected, is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

The allowance for loan losses represents the estimated probable incurred loan losses in the Company’s loan portfolio. The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries of previously charged off amounts, if any, are credited to the allowance for loan losses.

The allowance for loan losses is evaluated on a regular basis by management and is based on management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The Audit Committee of the Board of Directors reviews the adequacy of the allowance at least quarterly.

The allowance consists of: 1) specific allowances for individually identified impaired loans (“ASC 310-10”), 2) general allowances for pools of loans (“ASC 450-20”), which incorporate quantitative (e.g., historical loan loss rates) and qualitative risk factors (e.g., portfolio growth and trends, credit concentrations, economic and regulatory factors, etc.), and 3) unallocated allowances.

The first component, specific allowances, results from the analysis of identified problem credits and the evaluation of sources of repayment including collateral, as applicable. Through management’s ongoing credit monitoring process, individual loans are identified that have conditions indicating the borrower may be unable to pay all amounts due in accordance with contractual terms. These loans are evaluated for impairment individually by management. Management considers an originated loan to be impaired when it is probable that collection of all amounts due according to the contractual terms of the loan agreement is unlikely. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the facts and circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Interest income is recognized on impaired loans in the same manner as non-accrual loans.

When the fair value of the impaired loan is less than the recorded investment in the loan, the difference is recorded as an impairment through the establishment of a specific allowance. For loans determined to be impaired, the extent of the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate at origination, based on the loan’s observable market price, or based on the fair value of the collateral if the loan is collateral dependent or if foreclosure is imminent. Generally, with problem

F-10

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

credits that are collateral dependent, management obtains appraisals of the collateral at least annually. Appraisals may be obtained more frequently if management believes the collateral value is subject to market volatility, if a specific event has occurred to the collateral, or if the Company believes foreclosure is imminent.

The second component, general allowances, is an estimate of the probable inherent losses in each loan pool with similar characteristics. This analysis encompasses the entire loan portfolio, excluding individually identified impaired loans. The model determines general allowances by loan segment based on quantitative (loss history) and qualitative risk factors.

The third component, unallocated allowances, is maintained to cover other uncertainties that could affect management’s estimate of probable losses. The unallocated allowances reflect the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. While management believes the best information available is used to determine the allowance for loan losses, the results of operations could be significantly affected if circumstances differ substantially from the assumptions used in determining the allowance. A decline in local and national economic conditions, or significant changes in other assumptions, could result in a material increase in the allowance for loan losses and may adversely affect the Company’s financial condition and results of operations. While the Company believes the estimates and assumptions used in the determination of the adequacy of the allowance for loan losses are reasonable, there can be no assurance that such estimates and assumptions will not be proved incorrect in the future, or that the actual amount of future provisions will not exceed the amount of past provisions or that any increased provisions that may be required will not adversely impact the financial condition and results of operations of the Company.

The Company considers a loan to be a troubled debt restructure (“TDR”) when the Company has granted a concession and the borrower is experiencing financial difficulty. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy. A TDR loan generally is kept on non-accrual status until, among other criteria, the borrower has paid for six consecutive months with no payment defaults, at which time the TDR may be placed back on accrual status.

In conjunction with the passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), as well as the revised interagency guidance issued in April 2020, “Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working With Customers Affected by the Coronavirus (Revised)”, banks have been provided the option, for loans meeting specific criteria, to temporarily suspend certain requirements under GAAP related to TDRs for a limited time to account for the effects of COVID-19. As a result, the Company has not recognized eligible COVID-19 loan modifications as TDRs. Additionally, loans qualifying for these modifications are not required to be reported as delinquent, nonaccrual, impaired or criticized solely as a result of a COVID-19 loan modification. Management has evaluated events related to COVID-19 that have occurred subsequent to December 31, 2020 and has concluded there are no matters that would require recognition in the accompanying consolidated financial statements.

Federal Home Loan Bank Stock: Federal Home Loan Bank stock represents the Company’s investment in the stock of the Federal Home Loan Bank of San Francisco (“FHLB”) and is carried at par value. While technically these are considered equity securities, there is no market for the FHLB stock. Therefore, the shares are considered as other investment securities.

F-11

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management periodically evaluates FHLB stock for other-than-temporary impairment. Management’s determination of whether these investments are impaired is based on its assessment of the ultimate recoverability of cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of cost is influenced by criteria such as (1) the significance of any decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, (3) the impact of legislative and regulatory changes on institutions and, accordingly, the customer base of the FHLB, and (4) the liquidity position of the FHLB. Both cash and stock dividends are reported as noninterest income.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line basis. The normal estimated lives used in determining depreciation are:

Equipment	3–12	years
Furniture & Fixtures	5–10	years
Leasehold Improvements	5–15	years
Automobiles	3–5	years

Leasehold improvements are amortized over the lesser of the useful life of the asset or the remaining term of the lease. The straight-line method of depreciation is followed for all assets for financial reporting purposes, but accelerated methods are used for tax purposes.

When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

Other Real Estate: Real estate properties acquired through, or in lieu of, loan foreclosure (“OREO”) are to be sold and are initially recorded at fair value of the property at the date of foreclosure less estimated selling costs. Any write-downs in value are recorded against the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed and any revisions in the estimate of fair value are reported as adjustment to the carrying value of the real estate, provided the adjusted carrying amount does not exceed the original amount at foreclosure. Subsequent valuation adjustments are recognized as OREO write-downs. Revenues and expenses incurred from OREO property management are recorded in noninterest income and expense, respectively. During 2020 and 2019, the Bank did not foreclose on any loans.

Bank Owned Life Insurance: Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the consolidated balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Increases in contract value are recorded as noninterest income and insurance proceeds received are recorded as a reduction of the contract value.

Long-Term Assets: Premises, equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are adjusted to reflect their fair value.

F-12

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Equity investments: Equity investments with readily determinable fair values are carried at fair value, with changes in fair value reported in net income. Equity investments without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and an amount or range of loss can be reasonably estimated.

Transfers of Financial Assets: Transfers of an entire financial asset, a group of financial assets, or a participating interest in an entire financial asset, are accounted for as sales when control has been relinquished. Control is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of more than trivial conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Included in the loan portfolio are loans guaranteed by the Small Business Administration (“SBA”), the Farm Service Agency (“FSA”), the Federal Agriculture Mortgage Corporation (“Farmer Mac”) and the United States Department of Agriculture (“USDA”), of which the guaranteed portion is expected to be sold in the secondary market in exchange for a one-time premium. At the time the guaranteed portion of the loan is sold, the unguaranteed portion and related right to service the entire loan is retained with the Company, to earn future servicing income. The loans held for sale are accounted for at the lower of cost or fair value, using the aggregate method. Government guaranteed loans held for sale totaled $4,820,000 at December 31, 2020, and $6,527,000 at December 31, 2019.

During 2020, the Company sold 373 SBA loans with government guaranteed portions totaling $71,255,000. Of the loans sold in 2020, the Company received gross proceeds of $79,677,000 resulting in a net gain on sale of $3,994,000. Additionally, the company sold 157 Paycheck Protection Program (“PPP”) loans with balances of $10,603,000 resulting in a gain of $151,000.

During 2019, the Company sold 394 SBA loans with government guaranteed portions totaling $70,580,000. Of the loans sold in 2019, the Company received gross proceeds of $77,940,000 resulting in a net gain on sale of $3,818,000.

Servicing rights acquired through the origination of loans, which are subsequently sold with servicing rights retained, are recognized as separate assets or liabilities. Servicing assets or liabilities are initially recorded at fair value and are subsequently amortized in proportion to, and over the period of, the related net servicing income or expense.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and financial standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

F-13

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The method for calculating the reserve for unfunded loan commitments is based on an allowance percentage which is less than other outstanding loan types because they are at a lower risk level. This allowance percentage is evaluated by management periodically and is applied to the total undisbursed loan commitment balance to calculate the allowance for off-balance-sheet commitments. Reserves for unfunded commitments are included as a component of “Interest payable and other liabilities” on the consolidated balance sheets.

Stock-Based Compensation: Compensation cost is recognized for stock options and restricted stock awards issued to executives and directors, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the grant date fair value of stock options, while the estimated fair value of the Company’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Supplemental Executive Retirement Plan: The Bank has entered into non-qualified retirement plans for the Chief Executive Officer and Chief Operating Officer based on a continuation of employment. The present value of annual post-retirement payments is allocated to expense over the years of required service.

Income Taxes: The Company has elected to be taxed as an S Corporation for federal and state income tax purposes. As such, shareholders are taxed on their pro rata share of earnings and deductions of the Company, regardless of the amount of distributions received. Generally, the Company is not subject to Federal income tax but is subject to California tax at the rate of 3.5% of taxable income. The Company files its income taxes on a consolidated basis with its subsidiary. The allocation of income tax expense represents each entity’s proportionate share of the consolidated provision for income taxes.

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

The Company accounts for uncertain tax positions in accordance with FASB ASC Topic No. 740, Accounting for Uncertainty in Income Taxes. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Derivatives: All derivative instruments are recorded at fair value. If derivative instruments are designated as hedges of fair values, both the change in the fair value of the hedge and the hedged item are included in current earnings. Fair value adjustments related to cash flow hedges, if any, are recorded in other comprehensive income or loss and reclassified to earnings when the hedged transaction is reflected in earnings. Ineffective portions of hedges are reflected in earnings as they occur.

Comprehensive Income or Loss: Comprehensive income or loss consists of net income and other comprehensive income or loss. Other comprehensive income or loss includes unrealized gains and losses on securities available-for-sale, net of tax, which are also recognized as separate components of shareholders’ equity.

F-14

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share: Basic earnings per common share (“EPS”) is net income divided by the weighted average number of common shares outstanding during the period less average unvested restricted stock awards. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and unvested restricted stock awards using the treasury stock method. We have two forms of our outstanding common stock: common stock and unvested restricted stock awards. Holders of unvested restricted stock awards receive non-forfeitable dividends at the same rate as common shareholders and they both share equally in undistributed earnings, and therefore are considered participating securities. However, under the two-class method, the difference in EPS is not significant for these participating securities.

	2020	2019

Net income (in thousands)	$35,928	$29,300

Weighted average common shares outstanding – basic and dilutive	10,063,183	8,607,565

Basic earnings per share	$3.57	$3.40
Diluted earnings per share	$3.57	$3.40

During 2020 and 2019, there were no outstanding stock options. Anti-dilutive shares, which are excluded from the dilutive EPS calculation, were deemed to be immaterial.

Subordinated Notes: The subordinated notes are recorded at par with related debt issuance costs reported as a direct reduction from the carrying amount. Issuance costs are amortized over the remaining maturity of the notes and reflected in interest expense.

Fair Value of Financial Instruments: The consolidated financial statements include various estimated fair value information as of December 31, 2020 and 2019. Such information, which pertains to the Company’s financial instruments, does not purport to represent the aggregate net fair value of the Company. Further, the fair value estimates are based on various assumptions, methodologies, and subjective considerations, which vary widely among different financial institutions and which are subject to change.

Fair Value Measurements: The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The Company bases the fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Securities available-for-sale, and derivatives, if any, are recorded at fair value on a recurring basis.

Additionally, from time to time, the Company may be required to record certain assets at fair value on a non-recurring basis, such as loans held for sale, certain collateral dependent impaired loans held for investment and securities that are other-than-temporarily impaired. These non-recurring fair value adjustments typically involve write-downs of individual assets due to application of lower-of-cost or fair value accounting.

The Company has established and documented a process for determining fair value. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when developing fair value measurements. Whenever there is no readily available market data, management uses its best estimate and assumptions in determining fair value, but these estimates involve inherent uncertainties and the application of management’s judgment.

F-15

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

As a result, if other assumptions had been used, our recorded earnings or disclosures could have been materially different from those reflected in these financial consolidated statements.

Subsequent Events: The Company has evaluated subsequent events for recognition or disclosure through January 29, 2021, which is the date the consolidated financial statements were available to be issued.

Recently Adopted Accounting Standards: During 2020, the Company adopted ASU No. 2017-08, Receivables - Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities, which shorten the amortization period for certain callable debt securities purchased at a premium and require the premium to be amortized to the earliest call date. There was no significant impact to the consolidated financial statements with the adoption of ASU 2017-08 and no adjustments were required.

During 2019, the Company adopted ASU No. 2014-09, Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as OREO. The majority of the Company’s revenues come from interest income and other sources, including loans, leases and securities, which are outside the scope of ASC 606. The Company’s services that fall within the scope of ASC 606 are presented within noninterest income on the consolidated statements of income and are recognized as revenue as the Company satisfies its obligation to the customer. Services within the scope of ASC 606 include service charges on deposit accounts and other miscellaneous income. There was no significant impact to the consolidated financial statements with the adoption of ASC 606 and no cumulative adjustments were required.

During 2019, the Company adopted ASU No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). In January 2016, the FASB amended existing guidance that requires equity investments (except those accounted for under the equity method of accounting or FHLB stock, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. It requires entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. It requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables). It eliminates the requirement for entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. There was no significant impact to the consolidated financial statements with the adoption of ASU 2016-01 and no adjustments were required.

Recently Issued Accounting Standards Not Yet Adopted: In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The amendments in this ASU intend to increase transparency and comparability among organizations by recognizing an asset, which represents the right to use the asset for the lease term, and a lease liability, which is a lessee’s obligation to make lease payments measured on a discounted basis. This ASU generally applies to leasing arrangements exceeding a twelve-month term. ASU 2016-02 is effective for annual periods, including interim periods within those annual periods beginning after December 15, 2020 and requires a modified retrospective method of adoption. In July 2018, the FASB issued two amendments to ASU 2016-02: ASU No. 2018-10, Codification Improvements to Topic 842, Leases, which provides various corrections and clarifications to ASU 2016-02; and ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provides a new optional transition method and provides a lessor with practical expedients for separating lease and non-lease

F-16

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

components of a lease. Entities will apply a modified retrospective approach at either the beginning of the earliest period presented or at the beginning of the period of adoption through a cumulative-effect adjustment to retained earnings. The Company is currently evaluating the effect that the ASU will have on its financial condition or results of operations.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The standard will replace the “incurred loss” model with a “current expected credit loss” (“CECL”) model. The CECL model will apply to estimated credit losses on loans receivable, held-to-maturity debt securities, unfunded loan commitments, and certain other financial assets measured at amortized cost. The CECL model is based on lifetime expected losses, rather than incurred losses, and requires the recognition of credit loss expense in the consolidated statement of income and a related allowance for credit losses on the consolidated statement of condition at the time of origination or purchase of a loan receivable or held-to-maturity debt security. Likewise, subsequent changes in this estimate are recorded through credit loss expense and related allowance. The CECL model requires the use of not only relevant historical experience and current conditions, but reasonable and supportable forecasts of future events and circumstances, incorporating a broad range of information in developing credit loss estimates, which could result in significant changes to both the timing and amount of credit loss expense and allowance. Under ASU 2016-13, available-for-sale debt securities are evaluated for impairment if fair value is less than amortized cost. Estimated credit losses are recorded through a credit loss expense and an allowance, rather than a write-down of the investment. Changes in fair value that are not credit-related will continue to be recorded in other comprehensive income. The ASU also expands the disclosure requirements regarding assumptions, models, and methods for estimating the allowance for loan losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Entities will apply a modified retrospective approach through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. While the Company believes the change from an incurred loss model to a CECL model has the potential to increase the allowance for loan losses at the adoption date, the Company cannot reasonably quantify the impact of the adoption of the amendments to its financial condition or results of operations at this time due to the complexity and extensive changes from these amendments. The Company is working with its third-party vendor to identify data gaps and determine the appropriate methodologies and resources to utilize in preparation for transition to the new accounting standard, including but not limited to the use of certain tools to forecast future economic conditions that affect the cash flows of loans over their lifetime.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted improvements to Accounting for Hedging Activities. The primary objective of the amendments in this update is to simplify the application of hedge accounting. More specifically, the amendments in this update better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. Furthermore, the amendments expand and refine hedge accounting for both nonfinancial and financial risk components and align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. Additionally, amendments in this update require an entity to present the earnings effect of the hedging instrument in the same income statement line item in which the earnings effect of the hedged

F-17

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

item is reported. Hedge ineffectiveness is no longer separately measured and reported. The amendments in this update will be effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted in any interim period. The Company is currently evaluating the effect that the ASU will have on its financial condition or results of operations.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848). The amendments in this ASU are elective and provide optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform. The amendments in this ASU provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The amendments in this ASU may be elected as of March 12, 2020 through December 31, 2022. An entity may choose to elect the amendments in this update at an interim period subsequent to March 12, 2020 with adoption methods varying based on transaction type. The Company has not elected to apply these amendments, however, the Company is assessing the applicability of the ASU and continues to monitor guidance for reference rate reform from FASB and its impact on the Company’s financial condition and results of operations.

F-18

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 2 – SECURITIES

The amortized cost and estimated fair values of debt securities, with gross unrealized gains and losses, follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
2020	Cost	Gains	Losses	Value
Available-for-sale:
Mortgage-backed securities	$23,601	$338	$(7)	$23,932
U.S. Government agencies	32,069	111	(352)	31,828
Obligations of states and political subdivisions	57,137	1,291	(8)	58,420
Collateralized mortgage obligations	748	21	—	769

Total	$113,555	$1,761	$(367)	$114,949

Held-to-maturity:
Obligations of states and political subdivisions	$7,979	$776	$—	$8,755

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
2019	Cost	Gains	Losses	Value
Available-for-sale:
Mortgage-backed securities	$29,485	$225	$(66)	$29,644
U.S. Government agencies	30,046	10	(415)	29,641
Obligations of states and political subdivisions	16,740	240	(3)	16,977
Collateralized mortgage obligations	954	—	(18)	936

Total	$77,225	$475	$(502)	$77,198

Held-to-maturity:
Obligations of states and political subdivisions	$8,962	$256	$—	$9,218

F-19

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 2 – SECURITIES (Continued)

The following table details the gross unrealized losses and fair values aggregated by investment category and length of time that individual available-for-sale debt securities have been in a continuous unrealized loss position at December 31, 2020:

	< 12 Continuous Months		≥ 12 Continuous Months		Total Debt Securities in Loss Position
2020	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Mortgage-backed securities	$1,786	$(7)	$—	$—	$1,786	$(7)
U.S. Government agencies	10,800	(56)	15,195	(296)	25,995	(352)
Obligations of states and political subdivisions	3,922	(8)	—	—	3,922	(8)

Total	$16,508	$(71)	$15,195	$(296)	$31,703	$(367)

There were no held-to-maturity securities in a continuous loss position at December 31, 2020.

At December 31, 2020, ten obligations of states and political subdivisions, six U.S. government agencies, and one mortgage-backed security make up the total amount of available-for-sale securities in an unrealized loss position for less than 12 months. At December 31, 2020, fourteen U.S. Government agencies make up the total amount of available-for-sale securities in an unrealized loss position for 12 months or longer. Management periodically evaluates each available-for-sale investment security in an unrealized loss position to determine if the impairment is temporary or other than temporary and has determined that no investment security is other than temporarily impaired. The unrealized losses are due primarily to interest rate changes and the Company does not intend to sell the securities and it is more likely than not that the Company will not be required to sell the securities before the earlier of the forecasted recovery or the maturity of the underlying debt security.

F-20

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 2 – SECURITIES (Continued)

The following table details the gross unrealized losses and fair values aggregated by investment category and length of time that individual available-for-sale securities have been in a continuous unrealized loss position at December 31, 2019:

	< 12 Continuous Months		≥ 12 Continuous Months		Total Debt Securities in Loss Position
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2019

Mortgage-backed securities	$9,721	$(38)	$2,428	$(28)	$12,149	$(66)
U.S. Government agencies	5,084	(50)	19,368	(365)	24,452	(415)
Obligations of states and political subdivisions	744	(3)	—	—	744	(3)
Collateralized mortgage obligations	—	—	936	(18)	936	(18)

Total	$15,549	$(91)	$22,732	$(411)	$38,281	$(502)

There were no held-to-maturity securities in a continuous loss position at December 31, 2019.

At December 31, 2019, two obligations of states and political subdivisions, six mortgage-backed securities, and three U.S. Government agencies make up the total amount of available-for-sale securities in an unrealized loss position for less than 12 months. At December 31, 2019, three mortgage-backed securities, 15 U.S. Government agencies, and one collateralized mortgage obligation make up the total amount of available-for-sale securities in an unrealized loss position for 12 months or longer. Management has determined that no investment security is other than temporarily impaired. The unrealized losses are due primarily to interest rate changes and the Company does not intend to sell the securities and it is more likely than not that the Company will not be required to sell the securities before the earlier of the forecasted recovery or the maturity of the underlying debt security.

F-21

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 2 – SECURITIES (Continued)

The amortized cost and estimated fair value of debt securities at December 31, 2020, by contractual maturity, are shown in the following table. Expected maturities may differ from contractual maturities if the issuers of the securities have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within one year	$—	$—	$494	$543
After one year through five years	1,141	1,206	2,143	2,351
After five years through ten years	8,340	8,599	2,755	3,023
After ten years	47,656	48,615	2,587	2,838

Debt securities not due at a single maturity date:
Mortgage-backed securities	23,601	23,932	—	—
Collateralized mortgage obligations	748	769	—	—
U.S. Government agencies	32,069	31,828	—	—
	$113,555	$114,949	$7,979	$8,755

Proceeds from sales of securities available-for-sale during the years ended December 31, 2020 and 2019 were approximately $46,406,000 and $15,042,000, respectively. Gross realized gains on the sale of available-for-sale securities in 2020 and 2019 were $1,438,000 and $10,000, respectively. Gross realized losses on the sale of available-for-sale securities during 2020 and 2019 were $0 and $76,000, respectively.

Securities carried at $52,897,000 and $61,179,000 at December 31, 2020 and 2019, respectively, were pledged to the State of California to secure deposits of public funds and borrowings.

Equity Securities: As a member of the FHLB, the Company is required to maintain a minimum investment in FHLB capital stock determined by the Board of Directors of the FHLB. The minimum investment requirements can increase in the event of an increase in total asset size or borrowings with the FHLB. Shares cannot be purchased or sold except between the FHLB and its members at the $100 per share par value. The Company held $6,177,000 and $5,024,000 of FHLB stock at December 31, 2020 and 2019, respectively. The carrying amounts of these investments are reasonable estimates of fair value because the securities are restricted to member banks and they do not have a readily determinable market value. Based on the Company’s analysis of FHLB’s financial condition and certain qualitative factors, it was determined that the FHLB stock was not impaired at December 31, 2020 and 2019. Cash dividends paid on FHLB capital stock are recorded as non-interest income.

F-22

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 3 – LOANS

Major segments of loans are as follows:

	2020	2019

Real estate
Commercial	$1,002,497	$817,365
Commercial land and development	10,600	16,328
Commercial construction	91,760	98,989
Residential construction	11,914	17,423
Residential	30,431	33,572
Farmland	50,164	72,090
Commercial
Secured	138,676	106,981
Unsecured	17,526	9,549
Paycheck Protection Program (PPP)	147,965	—
Consumer and other	4,921	8,945
Subtotal	1,506,454	1,181,242
Less: Net deferred loan fees	(3,295)	(929)
Allowance for loan losses	(22,189)	(14,915)
Net loans	$1,480,970	$1,165,398

Certain loans were pledged to secure short-term borrowing arrangements (see Note 8). Loans to related parties, included in the table above, are detailed under Note 11.

Allowance for Loan Losses: Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses, the Bank has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: commercial, real estate and consumer. The Company also sub-divides these segments into classes based on the associated risks within those segments. Commercial loans are divided into the following two classes: unsecured and secured loans. Real estate loans are divided into the following six classes: commercial real estate, commercial land and development, commercial construction, residential construction, residential real estate, and farmland. For each class of loan management exercises significant judgment to determine the estimation method that fits the credit risk characteristics of its portfolio segment.

The Company uses an internally developed model in this process. Management must use judgment in establishing additional input metrics for the modeling processes. The models and assumptions used to determine the allowance are independently validated and reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices, and end-user controls are appropriate and properly documented.

CARES Act and PPP Loans: Pursuant to the CARES Act passed in March 2020, the Company funded over 1,200 loans to eligible small businesses and non-profit organizations who participated in the PPP administered by the SBA. PPP loans have terms of two or five years and earn interest at 1%. In addition, the Bank received a fee of 1%-5% from the SBA depending on the loan amount, which was netted with loan origination costs and

F-23

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 3 – LOANS (Continued)

amortized into interest income under the effective yield method over the contractual life of the loan. The recognition of fees and costs is accelerated when the loan is forgiven by the SBA and/or paid off prior to maturity. PPP loans are fully guaranteed by the SBA and are expected to be forgiven by the SBA if they meet the requirements of the program. The balance of PPP loans at December 31, 2020 was $147,965,000. On June 5, 2020, the PPP Flexibility Act was signed into law that modified, among other things, rules governing the PPP payment deferral period. In October 2020, due to updated guidance from the SBA that PPP loan payments were to be deferred until SBA had remitted forgiveness funds to the lender if the Borrower applied for forgiveness within ten months after the end of their covered period, the Bank modified the first payment due dates for PPP loans that originated prior to June 5, 2020 and extended the payment deferral period from six to sixteen months.

Section 1112 of the CARES Act required the SBA to make payments on new and existing 7(a) loans for a period of six months. These were not deferments but rather full payments of principal and interest to which the borrower will not be responsible for in the future. During the year ended December 31, 2020, the SBA made payments under this program on 1,060 of the Company’s SBA 7(a) loans, totaling $4,290,000 consisting of $2,434,000 of principal and $1,856,000 of interest. As of December 31, 2020, the principal outstanding on loans receiving one or more of these payments under the CARES Act was $51,237,000.

Underwriting: Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and prudently expand its business. Underwriting standards are designed to promote relationship banking rather than transactional banking. Once it is determined that the borrower’s management possesses sound ethics and solid business acumen, the Bank’s management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Real estate loans are subject to underwriting standards and processes similar to commercial loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type and geographic location. This diversity helps reduce the Bank’s exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography, and risk grade criteria.

With respect to construction loans that the Company may originate from time to time, the Bank generally requires the borrower to have had an existing relationship with the Bank and have a proven record of success. Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates, and financial analysis of the developers and property owners. Construction loans are

F-24

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 3 – LOANS (Continued)

generally based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the ultimate success of the project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property, or an interim loan commitment from the Bank until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions, and the availability of long-term financing.

Residential real estate loans are underwritten based upon income, credit history, and collateral. To monitor and manage residential loan risk, policies and procedures are developed and modified, as needed. This activity coupled with relatively small loan amounts that are spread across many individual borrowers minimizes risk. Underwriting standards for home loans are heavily influenced by statutory requirements, which include, but are not limited to, a maximum loan-to-value percentage, collection remedies, the number of such loans a borrower can have at one time, and documentation requirements.

Farmland loans are generally made to producers and processors of crops and livestock. Repayment is primarily from the sale of an agricultural product or service.  Farmland loans are secured by real property and are susceptible to changes in market demand for specific commodities.  This may be exacerbated by, among other things, industry changes, changes in the individual financial capacity of the business owner, general economic conditions and changes in business cycles, as well as adverse weather conditions.

The Company purchased consumer loans underwritten utilizing credit scoring analysis to supplement the underwriting process. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as needed. This activity coupled with relatively small loan amounts that are spread across many individual borrowers minimizes risk. Underwriting standards for home equity loans are heavily influenced by statutory requirements, which include, but are not limited to, a maximum loan-to-value percentage, collection remedies, the number of such loans a borrower can have at one time, and documentation requirements.

Concentrations: The Company’s customers are primarily located in the Greater Sacramento and North Valley regions of California. As of December 31, 2020, approximately 79% of the Company’s loans were real estate related, 20% were commercial, and less than 1% were consumer.

F-25

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 3 – LOANS (Continued)

The following disclosures present the allowance for loan losses and the quality of the loan portfolio, by segment and class, as of December 31, 2020 and 2019:

2020	Real Estate						Commercial
	Comml	Comml Land and Devel	Comml Const	Resid Const	Resid	Farm- land	Secured	Unsec	PPP	Cons	Unal	Total
Allowance for Loan Losses:

Beginning balance	$6,331	$109	$661	$116	$224	$1,382	$4,976	$88	$—	$601	$427	$14,915
Charge-offs	—	—	—	—	—	—	(1,604)	—	—	(559)	—	(2,163)
Recoveries	—	—	—	—	90	—	176	—	—	171	—	437
Provision/(reversal)	3,027	(32)	160	(29)	(94)	(767)	5,928	91	—	419	297	9,000
Ending balance	$9,358	$77	$821	$87	$220	$615	$9,476	$179	$—	$632	$724	$22,189

Ending balance
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

Collectively evaluated for impairment	$9,358	$77	$821	$87	$220	$615	$9,476	$179	$—	$632	$724	$22,189

Loans Receivable:
Ending balance
Individually evaluated for impairment	$137	$—	$—	$—	$183	$—	$132	$—	$—	$—	$—	$452

Collectively evaluated for impairment	$1,002,360	$10,600	$91,760	$11,914	$30,248	$50,164	$138,544	$17,526	$147,965	$4,921	$—	$1,506,002

F-26

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 3 – LOANS (Continued)

2019	Real Estate						Commercial
	Comml	Comml Land and Devel	Comml Const	Resid Const	Resid	Farm- land	Secured	Unsec	PPP	Cons	Unal	Total
Allowance for Loan Losses:

Beginning balance	$5,514	$74	$255	$25	$250	$1,056	$3,270	$80	$—	$891	$224	$11,639
Charge-offs	—	—	—	—	—	—	(1,578)	—	—	(776)	—	(2,354)
Recoveries	—	—	—	—	—	—	51	—	—	79	—	130
Provision/(reversal)	817	35	406	91	(26)	326	3,233	8	—	407	203	5,500
Ending balance	$6,331	$109	$661	$116	$224	$1,382	$4,976	$88	$—	$601	$427	$14,915

Ending balance
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$619	$—	$—	$50	$—	$669

Collectively evaluated for impairment	$6,331	$109	$661	$116	$224	$1,382	$4,357	$88	$—	$551	$427	$14,246

Loans Receivable:
Ending balance
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$772	$—	$—	$50	$—	$822

Collectively evaluated for impairment	$817,365	$16,328	$98,989	$17,423	$33,572	$72,090	$106,209	$9,549	$—	$8,895	$—	$1,180,420

The Company has established a loan risk rating system to measure and monitor the quality of the loan portfolio. All loans are assigned a risk rating from the inception of the loan until the loan is paid off. The primary loan grades are as follows:

Loans Rated Pass: These are loans to borrowers with satisfactory financial support, repayment capacity, and credit strength. Borrowers in this category demonstrate fundamentally sound financial positions, repayment capacity, credit history, and management expertise. Loans in this category must have an identifiable and stable source of repayment and meet the Bank’s policy regarding debt service coverage ratios. These borrowers are capable of sustaining normal economic, market, or operational setbacks without significant financial impacts. Financial ratios and trends are acceptable. Negative external industry factors are generally not present. The loan may be secured, unsecured, or supported by non-real estate collateral for which the value is more difficult to determine and/or marketability is more uncertain.

F-27

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 3 – LOANS (Continued)

Loans Rated Watch: These are loans which have deficient loan quality and potentially significant issues, but losses do not appear to be imminent, and temporary in nature. The significant issues are typically: (a) a history of losses or events that threaten the borrower’s viability, (b) a property with significant depreciation and/or marketability concerns, or (c) poor or deteriorating credit, occasional late payments, limited reserves but loan is generally kept current. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Company’s credit position at some future date.

Loans Rated Substandard: These are loans which are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged (if any). Loans so classified exhibit a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Loans are characterized by the distinct possibility that the Bank may sustain some loss if the deficiencies are not corrected. The substandard loan category includes loans that management has determined not to be impaired, as well as loans that are impaired.

Loans Rated Doubtful: These are loans in which the collection or liquidation of the entire debt is highly questionable or improbable. Typically, the possibility of loss is extremely high. The losses on these loans are deferred until all pending factors have been addressed.

The following table summarizes the credit quality indicators related to the Company’s loans by class as of December 31, 2020:

	Pass	Watch	Substandard	Doubtful	Total

Real estate loans:
Commercial	$950,118	$16,836	$35,543	$—	$1,002,497
Commercial land and development	10,600	—	—	—	10,600
Commercial construction	85,860	5,900	—	—	91,760
Residential construction	11,914	—	—	—	11,914
Residential	30,248	—	183	—	30,431
Farmland	50,164	—	—	—	50,164
Commercial:
Secured	136,992	1,552	132	—	138,676
Unsecured	17,526	—	—	—	17,526
PPP	147,965	—	—	—	147,965

Consumer	4,921	—	—	—	4,921
	$1,446,308	$24,288	$35,858	$—	$1,506,454

F-28

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 3 – LOANS (Continued)

The following table summarizes the credit quality indicators related to the Company’s loans by class as of December 31, 2019:

	Pass	Watch	Substandard	Doubtful	Total

Real estate loans:
Commercial	$807,473	$9,033	$859	$—	$817,365
Commercial land and development	16,328	—	—	—	16,328
Commercial construction	98,989	—	—	—	98,989
Residential construction	17,423	—	—	—	17,423
Residential	33,572	—	—	—	33,572
Farmland	72,090	—	—	—	72,090

Commercial:
Secured	104,317	1,892	772	—	106,981
Unsecured	9,549	—	—	—	9,549

Consumer	8,895	—	50	—	8,945
	$1,168,636	$10,925	$1,681	$—	$1,181,242

The Company’s loan portfolio includes certain loans that have been modified in a troubled debt restructuring (“TDR”), which are loans where concessions in terms have been granted because of the borrowers’ financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance, or other actions. Certain TDRs are placed on non-accrual status at the time of restructure and may only be returned to accruing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

When a loan is modified, it is measured based upon the present value of future cash flows discounted at the contractual interest rate of the original loan agreement, or the fair value of collateral less selling costs if the loan is collateral dependent. If the value of the modified loan is less than the recorded investment in the loan, impairment is recognized through a specific allowance or a charge-off of the loan.

Section 4013 of the CARES Act and Section 541 of the Coronavirus Response and Relief Supplemental Appropriations Act of 2021 (the “Coronavirus Relief Act”) provided optional, temporary relief from evaluating loans that may have been considered TDRs under GAAP. This relief applies to loan modifications executed between March 1, 2020 and the earlier of 60 days after the national emergency is terminated or January 1, 2022. The Company elected to apply these temporary accounting provisions to payment relief loans beginning in March 2020. As of December 31, 2020, 35 loans totaling $41,439,000 were in a COVID-19 deferral period and 304 loans totaling $107,999,000 had been in a COVID-19 deferment at some point during 2020 but were not in such deferment as of December 31, 2020. The Company accrues and recognizes interest income on loans under payment relief based on the original contractual interest rates. When payments resume at the end of the relief period, the payments will generally be applied to accrued interest due until accrued interest is fully paid.

The Company had no loans classified as TDRs as of December 31, 2020 and two loans classified as TDRs totaling $144,000 as of December 31, 2019. There were no specific reserves set aside for any TDR loans as of December 31, 2020 or 2019.

F-29

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 3 – LOANS (Continued)

There was one commercial secured loan modified as a troubled debt restructuring during the year ended December 31, 2019. The loan was an existing asset-based line of credit that had been extended to allow the borrower to submit financial information. When 2018 financial information was reviewed, it became apparent that borrower had significantly increased financial difficulties. The loan was renewed for six months, downgraded to substandard, and put on non-accrual at the time of restructure, which resulted in $1,800 in foregone interest. There were no payment defaults on troubled debt restructurings within 12 months following the modification during the years ended December 31, 2020 and December 31, 2019.

The age analysis of past due loans by class as of December 31, 2020 consisted of the following:

	Past Due
	30-89 Days	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable

Real estate loans:
Commercial	$—	$—	$—	$1,002,497	$1,002,497
Commercial land and development	—	—	—	10,600	10,600
Commercial construction	—	—	—	91,760	91,760
Residential construction	—	—	—	11,914	11,914
Residential	—	—	—	30,431	30,431
Farmland	—	—	—	50,164	50,164

Commercial loans:
Secured	—	—	—	138,676	138,676
Unsecured	—	—	—	17,526	17,526
PPP	—	—	—	147,965	147,965

Consumer	137	—	137	4,784	4,921
	$137	$—	$137	$1,506,317	$1,506,454

There were no loans between 60-89 days past due nor any loans greater than 90 days past due and still accruing as of December 31, 2020.

F-30

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 3 – LOANS (Continued)

The age analysis of past due loans by class as of December 31, 2019 consisted of the following:

	Past Due
	30-89 Days	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable

Real estate loans:
Commercial	$—	$—	$—	$817,365	$817,365
Commercial land and development	—	—	—	16,328	16,328
Commercial construction	—	—	—	98,989	98,989
Residential construction	—	—	—	17,423	17,423
Residential	—	—	—	33,572	33,572
Farmland	—	—	—	72,090	72,090

Commercial loans:
Secured	—	—	—	106,981	106,981
Unsecured	—	—	—	9,549	9,549

Consumer	178	—	178	8,767	8,945
	$178	$—	$178	$1,181,064	$1,181,242

There were no loans between 60-89 days past due nor any loans greater than 90 days past due and still accruing as of December 31, 2019.

F-31

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 3 – LOANS (Continued)

Information related to impaired loans as of December 31, 2020 and for the year then ended consisted of the following:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With No Related Allowance Recorded
Real estate loans:
Commercial	$—	$—	$—	$—	$—
Commercial land and development	—	—	—	—	—
Commercial construction	—	—	—	—	—
Residential construction	—	—	—	—	—
Residential	—	—	—	—	—
Farmland	—	—	—	—	—
Commercial:
Secured	—	—	—	—	—
Unsecured	—	—	—	—	—
PPP	—	—	—	—	—
Consumer	—	—	—	—	—
Subtotal	—	—	—	—	—

With An Allowance Recorded
Real estate loans:
Commercial	137	137	—	69	—
Commercial land and development	—	—	—	—	—
Commercial construction	—	—	—	—	—
Residential construction	—	—	—	—	—
Residential	183	183	—	92	—
Farmland	—	—	—	—	—
Commercial:
Secured	132	132	—	65	—
Unsecured	—	—	—	—	—
PPP	—	—	—	—	—
Consumer	—	—	—	—	—
Subtotal	452	452	—	226	—
	$452	$452	$—	$226	$—

F-32

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 3 – LOANS (Continued)

Information related to impaired loans as of December 31, 2019 and for the year then ended consisted of the following:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With No Related Allowance Recorded
Real estate loans:
Commercial	$—	$—	$—	$—	$—
Commercial land and development	—	—	—	—	—
Commercial construction	—	—	—	—	—
Residential construction	—	—	—	—	—
Residential	—	—	—	—	—
Farmland	—	—	—	—	—

Commercial:
Secured	153	153	—	77	—
Unsecured	—	—	—	—	—

Consumer	—	—	—	—	—
Subtotal	153	153	—	77	—

With An Allowance Recorded
Real estate loans:
Commercial	—	—	—	—	—
Commercial land and development	—	—	—	—	—
Commercial construction	—	—	—	—	—
Residential construction	—	—	—	—	—
Residential	—	—	—	—	—
Farmland	—	—	—	—	—

Commercial:
Secured	619	619	619	310	—
Unsecured	—	—	—	—	—

Consumer	50	50	50	24	—
Subtotal	669	669	669	334	—
	$822	$822	$669	$411	$—

F-33

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 3 – LOANS (Continued)

Nonaccrual loans, segregated by class, are as follows as of December 31, 2020 and 2019:

	2020	2019

Real estate loans:
Commercial	$137	$—
Commercial land and development	—	—
Commercial construction	—	—
Residential construction	—	—
Residential	183	—
Farmland	—	—
Commercial loans:
Secured	132	772
Unsecured	—	—
PPP	—	—
Consumer	—	—
	$452	$772

The amount of foregone interest income related to nonaccrual loans was $35,000 and $109,000 during 2020 and 2019, respectively.

NOTE 4 – PREMISES AND EQUIPMENT, NET

Premises and equipment, net, were as follows as of December 31, 2020 and 2019:

	2020	2019

Furniture, fixtures and equipment	$3,057	$2,495
Tenant improvements	2,027	1,757
	5,084	4,252
Less: Accumulated depreciation and amortization	(3,421)	(2,961)
	$1,663	$1,291

Depreciation expense for occupancy, furniture, fixtures and equipment was $461,000 and $433,000 for 2020 and 2019, respectively.

Leases: The Company leases office space for its banking operations under non-cancelable operating leases of various terms. The leases expire at dates through 2030 and provide for renewal options from zero to five years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties. One of the leases provides for increases in future minimum annual rental payments based on defined increases in the Consumer Price Index while the remaining leases include pre-defined rental increases over the term of the lease.

The Company has a sublease agreement for space adjacent to the Redding location. The sublease has renewal terms extended to December 31, 2021.

F-34

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 4 – PREMISES AND EQUIPMENT, NET (Continued)

The Company leases its Natomas branch and Sacramento loan production office from a partnership comprised of some of the Company’s shareholders and certain members of the Board of Directors. The Natomas branch lease extends through February 2025 and the Sacramento loan production office lease extends through April 2023. Rent expense was $247,000 in 2020 and $200,000 in 2019, under these leases.

Rent Expense and Future Lease Payments: The total annual rent expense included in occupancy and equipment expense was $1,018,000 and $923,000 for 2020 and 2019, respectively, net of sublease income. At December 31, 2020, the approximate minimum future lease payments under noncancelable lease agreements were:

2021	$1,000
2022	968
2023	888
2024	860
2025 and thereafter	1,708
$5,424

NOTE 5 – BANK OWNED LIFE INSURANCE

The Company owns life insurance policies on the lives of certain current and former officers designated by the Board of Directors to fund our employee benefit programs. Death benefits provided under the specific terms of these insurance policies are estimated to be $22,203,000 at December 31, 2020. The benefits to employees’ beneficiaries are limited to each employee’s active service period. The investment in bank owned life insurance policies are reported at their cash surrender value, net of surrender charges, of $8,662,000 and $7,442,000 at December 31, 2020 and 2019, respectively. The cash surrender value includes both the original premiums paid for the life insurance policies and the accumulated accretion of policy income since inception of the policies, net of mortality costs and other fees. Income of $220,000 and $227,000 was recognized on these life insurance policies in 2020 and 2019, respectively. The Company regularly monitors the financial information and credit ratings of the insurance carriers to ensure that they are credit worthy and comply with the Company’s policy.

NOTE 6 – INTEREST RECEIVABLE AND OTHER ASSETS

Interest receivable and other assets consisted of the following as of December 31, 2020 and 2019:

	2020	2019

Interest receivable	$5,422	$3,479
Equity investments	3,757	2,981
Servicing assets	2,083	1,515
Other assets	3,030	2,676
	$14,292	$10,651

F-35

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 6 – INTEREST RECEIVABLE AND OTHER ASSETS (Continued)

Servicing loans for others generally consists of collecting payments, maintaining escrow accounts, disbursing payments to investors and conducting foreclosure proceedings. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers. Servicing assets are periodically evaluated for impairment. SBA, FSA, Farmer Mac and USDA loans with unpaid principal balances of $187,834,000 and $136,413,000 were being serviced for others as of December 31, 2020 and 2019, respectively.

NOTE 7 – INTEREST BEARING DEPOSITS

Interest bearing deposits consisted of the following as of December 31, 2020 and 2019:

	2020	2019

Savings	$49,714	$41,581
Money market	844,445	668,213
Interest checking accounts	146,553	118,644
Time, $250,000 or more	7,568	79,729
Other time	40,034	16,781
	$1,088,314	$924,948

Time deposits totaled $47,602,000 and $96,510,000 at year-end 2020 and 2019, respectively. As of December 31, 2020, scheduled maturities of time deposits for the next five years were as follows:

2021	$46,003
2022	1,107
2023	482
2024	10
2025	—
$47,602

Total deposits include deposits offered through the IntraFi Network (formerly Promontory Interfinancial Network) that are comprised of Certificate of Deposit Account Registry Service® (“CDARS”) balances included in time deposits and Insured Cash Sweep® (“ICS”) balances included in money market deposits. Through this network the Company is able to offer customers access to FDIC-insured deposit products in aggregate amounts exceeding current insurance limits. When funds are through CDARS and ICS on behalf of a customer, the Company has the option of receiving matching deposits through the network’s reciprocal deposit program, or placing deposits “one-way” for which the Company receives no matching deposits. The Company considers the reciprocal deposits to be in-market deposits as distinguished from traditional out-of-market brokered deposits. The following table shows the composition of network deposits for 2020 and 2019. There were no one-way deposits as of December 31, 2020 or 2019.

	2020	2019

CDARS	$35,534	$11,126
ICS	266,519	244,554
	$302,053	$255,680

F-36

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 7 – INTEREST BEARING DEPOSITS (Continued)

Interest expense recognized on interest bearing deposits for the years ended December 31, 2020 and 2019 consisted of the following:

	2020	2019

Savings	$94	$269
Money market	5,750	7,069
Interest checking accounts	374	476
Time, $250,000 or more	797	1,949
Other time	392	271
	$7,407	$10,034

NOTE 8 – LONG TERM DEBT AND OTHER BORROWINGS

Subordinated Notes: On November 8, 2019, the Company completed a private placement of $3,750,000 in principal amount of fixed-to-floating rate subordinated notes to certain qualified investors. All of the debt was purchased by four existing members of the Board of Directors or their affiliates. The notes were to be used for general corporate purposes, capital management, and to support future growth. The subordinated notes have a maturity date of September 15, 2027 and bear interest, payable semi-annually, at the rate of 5.5% per annum until September 15, 2022. On that date, the interest rate will be adjusted to float at a rate equal to the three-month LIBOR rate plus 354.4 basis points (3.78% as of December 31, 2020) until maturity. The notes include a right of prepayment, on or after September 30, 2022 and, in certain limited circumstances, before that date. The indebtedness evidenced by the subordinated notes, including principal and interest, is unsecured and subordinate and junior in right to payment to general and secured creditors and depositors of the Company.

The Company has $25,000,000 in principal of fixed-to-floating rate subordinated notes to certain qualified investors. Of which $8,000,000 is owned by an entity that is controlled by a member of the Board of Directors and three shareholders. The notes were to be used for general corporate purposes, capital management, and to support future growth. The subordinated notes have a maturity date of September 15, 2027 and bear interest, payable semi-annually, at the rate of 6.0% per annum until September 15, 2022. On that date, the interest rate will be adjusted to float at a rate equal to the three-month LIBOR rate plus 404.4 basis points (4.28% as of December 31, 2020) until maturity. The notes include a right of prepayment, on or after September 15, 2022 and, in certain limited circumstances, before that date. The indebtedness evidenced by the subordinated notes, including principal and interest, is unsecured and subordinate and junior in right to payment to general and secured creditors and depositors of the Company.

The subordinated notes have been structured to qualify as Tier 2 capital for regulatory purposes. Debt issuance costs incurred in conjunction with the notes was $642,000, of which $213,000 has been amortized through December 31, 2020. The Company reflects debt issuance costs as a direct deduction from the face of the note. The debt issuance costs are amortized into interest expense through the maturity period. At December 31, 2020 and 2019, the Company’s subordinated debt outstanding was $28,750,000.

F-37

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 8 – LONG TERM DEBT AND OTHER BORROWINGS (Continued)

Other Borrowings: In 2005, the Company granted the FHLB a blanket lien on all loans receivable (except for construction and agricultural loans) as collateral for a borrowing line. Based on the dollar volume of qualifying loan collateral, the Company had a total financing availability of $519,274,000 at December 31, 2020 and of $355,857,000 at December 31, 2019. At December 31, 2020 the Company had no outstanding borrowings and at December 31, 2019 the Company had $25,000,000 in outstanding borrowings. As of December 31, 2020 and 2019, the Company had letters of credit (“LC”) issued on its behalf totaling $293,500,000 and $287,500,000, respectively, as discussed below.

As of December 31, 2020, LCs totaling $13,500,000 were pledged to secure State of California deposits and $280,000,000 were pledged to secure local agency deposits. The outstanding borrowings and the LCs issued reduced the Company’s available borrowing capacity to $284,810,000 and $43,357,000 as of December 31, 2020 and 2019, respectively.

At December 31, 2020 and 2019 the Company also had three unsecured Federal funds lines of credit totaling $75,000,000 and $43,000,000 with three of its correspondent banks, respectively. There were no amounts outstanding at December 31, 2020 and 2019.

At December 31, 2020, the Company had the ability to borrow from the Federal Reserve Discount Window. The borrowing capacity under this arrangement was $25,881,000 and there were no amounts outstanding. The borrowing line is secured by liens on the Bank’s construction and agricultural loan portfolios.

NOTE 9 – 401(K) BENEFIT PLAN

A 401(k) benefit plan covers substantially all employees, and allows voluntary employee contributions up to the lesser of 80% of compensation or the annually adjusted IRS dollar limit. These voluntary contributions are matched equal to 100% of the first 3% of the employee’s compensation contributed and 50% of contributions exceeding 3% of eligible compensation, not to exceed 5% of the total eligible compensation. The employees’ voluntary contributions and the Company’s matching contributions are 100% vested immediately. The expense related to matching employees’ contributions for 2020 and 2019 was $465,000 and $346,000, respectively.

NOTE 10 – INCOME TAXES

As discussed in Note 1, the Company has elected to be taxed as an S-Corporation and, as such, is generally not subject to Federal income tax. Based on the subchapter S election, the Company is only required to pay state income taxes based on a rate of 3.5%. The Company recognizes deferred tax assets and liabilities related to such state income taxes based on this rate. State income taxes for the years ended December 31, 2020 and 2019 consisted of the following:

	2020	2019

Current state tax expense	$1,468	$1,168

Deferred state tax benefit	(141)	(107)
Total income tax expense	$1,327	$1,061

F-38

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 10 – INCOME TAXES (Continued)

The effective tax rate differs from the statutory state income tax rate due to the following:

	2020	2019

Statutory state income tax rate	3.5%	3.5%
Income taxes computed on pretax income using the statutory tax rate	$1,309	$1,063
Other tax effects	18	(2)
Total income tax expense	$1,327	$1,061

Deferred tax assets and liabilities were due to the following as of December 31, 2020 and 2019:

	2020	2019
Deferred tax assets:
Allowance for credit losses	$777	$522
Net unrealized loss on securities available-for-sale	—	1
Supplemental employee retirement plan	52	44
Gain on available-for-sale assets	5	7
Accrual to cash adjustment	13	127
Depreciation	43	40
	890	741
Deferred tax liabilities:
Deferred loan fees	(177)	(178)
Net unrealized gain on securities available-for-sale	(49)	—
Other	(31)	(21)
	(257)	(199)

Net deferred tax asset	$633	$542

No deferred tax asset valuation allowance was established during 2020 or 2019 as management believes it is more likely than not the Company will realize the benefits of these deductible differences as of December 31, 2020 and 2019.

No unrecognized tax benefits were outstanding as of December 31, 2020 or 2019.

There was no interest or penalties in 2020 and 2019. It is the Company’s policy to record such accruals in its income taxes accounts.

As of December 31, 2020, the balance of the Company’s Accumulated Adjustments Account (“AAA”) was estimated to be approximately $35,000,000 and is subject to material adjustment upon completion of the 2020 tax return. As of December 31, 2019, the balance of the AAA account was $22,136,000. The balance in the AAA account represents the amount of previously taxed but undistributed earnings of the Company.

F-39

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 11 – RELATED PARTY TRANSACTIONS

During the normal course of business, the Company may enter into transactions with related parties, including directors and executive officers. The following is a summary of loans to principal shareholders, directors, officers and their affiliates in 2020 and 2019:

	2020	2019

Beginning balance	$1,348	$1,391
New loans or advances	280	—
Loans issued in prior years to new related parties	695	—
Repayments	(275)	(43)

Ending balance	$2,048	$1,348

At December 31, 2020 and 2019, deposits from related parties (directors, shareholders and officers) totaled $42,466,000 and $44,385,000, respectively. Property management services totaling $27,000 and $6,000 in 2020 and 2019, respectively, were provided by an entity owned by some of the Company’s directors.

During 2020, eight of the Company’s directors were each granted 2,000 fully vested shares of the Company’s stock for the payment of director fees in addition to their standard cash compensation, totaling 16,000 shares with a combined fair value of $252,000. Additionally, during 2020, two new directors purchased 50,000 shares for $900,000. During 2019, ten of the Company’s directors, including two recently retired directors, were each granted 2,000 fully vested shares of the Company’s stock for the payment of director fees in addition to their standard cash compensation, totaling 20,000 shares with a combined fair value of $435,000. Additionally, during 2019, one new director purchased 10,000 shares for $217,500. The Company obtains a third party valuation each year which is used to determine the fair value of stock issued and purchased.

During 2019, four existing members of the Company’s Board of Directors or their affiliates purchased the entirety of the $3,750,000 in subordinated notes offered by the Company.

Additional transactions with related parties are described in Note 4 – Premises and Equipment, Net.

NOTE 12 – STOCK OPTIONS

Options to buy stock under the Company’s Stock Option Plan are granted to certain employees under incentive and nonstatutory agreements. Under this plan, 99,000 shares of common stock were reserved for such awards and 48,710 shares remained available for future grants upon termination of the plan as of December 31, 2019. There were no stock options outstanding at December 31, 2020 or 2019, respectively.

F-40

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 13 – STOCK-BASED INCENTIVE ARRANGEMENT

The Company has a stock-based incentive arrangement for certain executive officers of the Company including the Chief Executive Officer, Chief Operating Officer, Chief Credit Officer, Chief Regulatory Officer and Chief Banking Officer. The arrangement, which may be renewed annually at the sole discretion of the Board of Directors, provides that these executive officers will receive shares of restricted common stock of the Company, with the number of shares granted based upon achieving certain objectives, and vest over three years. These objectives include, but are not limited to, net income adjusted for the provision for loan losses, deposit growth, efficiency ratio, net interest margin and asset quality. Compensation expense is recognized over the service period, which is equal to the vesting period of the shares based on the fair value of the shares at issue date.

During 2020 and 2019, the Company granted 2,000 fully vested shares to the Chief Executive Officer for service as a member of the Board of Directors and 1,250 fully vested shares to another officer as a discretionary grant.

Shares issued in 2020 and 2019 were as follows:

	2020			2019
	Vested at Grant	Vested over Three Years	Total	Vested at Grant	Vested over Three Years	Total
Chief Executive Officer	2,000	4,071	6,071	2,000	3,931	5,931
Chief Operating Officer	—	2,400	2,400	—	2,216	2,216
All other officers	1,250	1,677	2,927	1,250	1,677	2,927

	3,250	8,148	11,398	3,250	7,824	11,074

Total nonvested awards as of December 31, 2020 and 2019 totaled 11,568 shares and 15,794 shares, respectively, representing $246,000 and $332,000 of unrecognized compensation, respectively, for which $189,000, and $57,000 are expected to be expensed in 2021 and 2022, respectively. The compensation expense for stock awards was $316,000 for 2020 and $298,000 for 2019. A summary of changes in the Company’s nonvested shares for the 2020 year follows:

		Weighted Average
Nonvested Shares	Shares	Grant Date Fair Value

Nonvested at January 1, 2020	15,794	$21.03
Granted	11,398	20.14
Vested	(15,624)	20.23
Nonvested at December 31, 2020	11,568	$21.25

F-41

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 14 – LOAN COMMITMENTS AND CONTINGENCIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Substantially all of these commitments are at variable interest rates, based on an index, and have fixed expiration dates.

Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies used to make such commitments are used for loans, including obtaining collateral at exercise of the commitment. The contractual amount of financial instruments with off-balance sheet risk was $216,037,000 and $236,352,000 as of December 31, 2020 and 2019, respectively.

Concentrations of Credit Risk: The Company grants real estate mortgage, real estate construction, commercial and consumer loans to customers primarily in Sacramento, and to a lesser extent, Placer, Shasta and Yolo counties. Although the Bank has a diversified loan portfolio, a substantial portion is secured by commercial and residential real estate.

In management’s judgment, a concentration of loans exists in real estate related loans which represented approximately 79% of the Company’s loan portfolio at December 31, 2020 and 89% at December 31, 2019. Although management believes such concentrations have no more than the normal risk of collectability, a substantial decline in the economy in general, or a decline in real estate values in the Company’s primary market areas in particular, could have an adverse impact on the collectability of these loans. Personal and business incomes represent the primary source of repayment for the majority of these loans.

Deposits Concentrations: At December 31, 2020, the Company had 57 deposit relationships that exceeded $5,000,000 each, totaling $903,866,000 and representing 51% of total deposits. The Company’s largest single deposit relationship at December 31, 2020 totaled $133,256,000 or approximately 7% of total deposits. Management maintains the Company’s liquidity position and lines of credit with correspondent banks to mitigate the risk of large withdrawals by this group of large depositors.

Contingencies: The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the consolidated financial position or results of operations of the Company.

Correspondent Banking Agreements: The Company maintains funds on deposit with other Federally-insured financial institutions under correspondent banking agreements. Uninsured deposits totaled $118,003,000 and $138,703,000 at December 31, 2020 and 2019, respectively.

F-42

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 15 – CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

The Company (Holding Company) and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that if undertaken, could have a direct material effect on the Company’s consolidated financial statements.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.

The capital amounts and the Bank’s prompt corrective action classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies. Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total capital, Tier 1 capital, and common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets. Management believes as of December 31, 2020 that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2020, the most recent regulatory notification categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The principal sources of cash for the Holding Company are dividends from the Bank. Dividends from the Bank to the Holding Company are restricted under California law to the lesser of a) the Bank’s retained earnings or b) the Bank’s net income for the latest three fiscal years, less dividends previously declared during that period. As of December 31, 2020, the maximum amount available for dividend distribution under this restriction was approximately $15,624,000. As of December 31, 2019, the maximum amount available for dividend distribution under this restriction was approximately $7,964,000. If a proposed dividend exceeds the limit, the Bank still may pay a dividend to the Holding Company if it obtains approval from the California Department of Financial Protection and Innovation and the dividend does not exceed the greater of a) the retained earnings of the Bank, b) the net income of the Bank for its last fiscal year, or c) the net income of the Bank for its current fiscal year.

F-43

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 15 – CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2020 and 2019 are presented in the following table:

2020	Actual		Required for Capital Adequacy Purposes		Required to be Well Capitalized Under PCA
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Company
Total capital to RWA*	$176,861	12.18%	$116,138	8.0%		N/A
Tier 1 capital to RWA*	$130,347	8.98%	$87,103	6.0%		N/A
Common Equity Tier 1 to RWA*	$130,347	8.98%	$65,327	4.5%		N/A
Tier 1 capital to average assets	$130,347	6.58%	$79,204	4.0%		N/A

Bank
Total capital to RWA*	$174,002	11.99%	$116,114	8.0%	$145,143	10.0%
Tier 1 capital to RWA*	$155,808	10.73%	$87,086	6.0%	$116,114	8.0%
Common Equity Tier 1 to RWA*	$155,808	10.73%	$65,314	4.5%	$94,343	6.5%
Tier 1 capital to average assets	$155,808	7.87%	$79,199	4.0%	$98,998	5.0%

2019

Company
Total capital to RWA*	$150,658	11.52%	$104,647	8.0%		N/A
Tier 1 capital to RWA*	$107,388	8.21%	$78,485	6.0%		N/A
Common Equity Tier 1 to RWA*	$107,388	8.21%	$58,864	4.5%		N/A
Tier 1 capital to average assets	$107,388	7.51%	$57,176	4.0%		N/A

Bank
Total capital to RWA*	$147,257	11.26%	$104,640	8.0%	$130,800	10.0%
Tier 1 capital to RWA*	$132,240	10.11%	$78,480	6.0%	$104,640	8.0%
Common Equity Tier 1 to RWA*	$132,240	10.11%	$58,860	4.5%	$85,020	6.5%
Tier 1 capital to average assets	$132,240	9.25%	$57,172	4.0%	$71,465	5.0%

* RWA = risk weighted assets

F-44

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 16 – DERIVATIVES

The Company has a lending arrangement with one of its borrowers that contains a structured prepayment provision and interest rate swap, which for accounting purposes is considered a derivative. The transaction between the Company and the borrower in effect is a floating rate loan combined with a pay floating/receive fixed interest rate swap. To offset the interest rate risk of this lending arrangement, management entered into a separate interest rate swap with a separate counterparty that mirrors the interest rate swap with the borrower. The net economic effect of the arrangement for the borrower is a fixed rate loan of 7.81%, and for the Company is a floating rate loan of LIBOR plus 2.35%, adjusting monthly. The loan balance as of December 31, 2020 and 2019 was $839,000 and $931,000, respectively, with monthly amortization through its maturity in April 2027. The notional amounts of the two interest rate swaps are the same as the loan balance and they amortize and mature similarly. The notional amount of the interest rate swap transactions do not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements. The two derivatives are carried at fair value and $149,000 and $140,000 were reported in other assets at December 31, 2020 and 2019, respectively, and $149,000 and $140,000 was reported in other liabilities at December 31, 2020 and 2019, respectively.

NOTE 17 – FAIR VALUE

Accounting standards require an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair values of securities are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

The Company’s investment portfolio service bureau has developed a model for pricing available-for-sale debt securities. Information such as historical and current performance of the underlying collateral, deferral/default rates, collateral coverage ratios, break in yield calculations, cash flow projections, liquidity and credit premiums required by a market participant, and financial trend analysis with respect to the individual issuing financial institutions and insurance companies, are utilized in determining individual security valuations. Due to current market conditions as well as the limited trading activity of the securities, the market value of the securities is highly sensitive to assumption changes and market volatility.

F-45

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 17 – FAIR VALUE (Continued)

The Company’s derivative is comprised of an interest rate swap for a structured lending arrangement, as discussed in Note 16, and is reported at fair value utilizing Level 2 inputs. The Company obtains fair values from financial institutions that utilize internal models with observable market data inputs to estimate the values of these instruments (Level 2 inputs).

The fair value of collateral dependent impaired loans and other real estate is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Management also incorporates assumptions regarding market trends or other relevant factors and selling and commission costs ranging from 5% to 7%. Such adjustments and assumptions are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value at year-end on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2020 Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets:
Securities Available-for-sale	$—	$114,949	$—
Derivatives - interest rate swap	—	149	—

Liabilities:
Derivatives - interest rate swap	$—	$(149)	$—

	Fair Value Measurements at December 31, 2019 Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets:
Securities Available-for-sale	$—	$77,198	$—
Derivatives - interest rate swap	—	140	—

Liabilities:
Derivatives - interest rate swap	$—	$(140)	$—

In 2020 and 2019, changes in fair value for available-for-sale securities were recorded in other comprehensive income and changes in fair value for interest rate swap derivatives were recorded in net income.

F-46

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 17 – FAIR VALUE (Continued)

In 2020 and 2019, there were no transfers between Level 1 and Level 2 classifications for assets or liabilities measured at fair value on a recurring basis.

Assets Measured on a Non-Recurring Basis

Assets measured at fair value on a non-recurring basis are summarized below:

Fair Value Measurements at December 31, 2020 Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets:
Collateral dependent impaired loans	$—	$—	$—

Fair Value Measurements at December 31, 2019 Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets:
Collateral dependent impaired loans	$—	$—	$153

Fair Value of Financial Instruments

Disclosures include estimated fair values for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company’s entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

The following methods and assumptions were used by the Company to estimate the fair value of its financial instruments at December 31, 2020 and 2019:

Cash and cash equivalents and time deposits in banks: The carrying amount is estimated to be fair value due to the liquid nature of the assets and their short-term maturities.

F-47

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 17 – FAIR VALUE (Continued)

Investment securities: See discussion above for the methods and assumptions used by the Company to estimate the fair value of investment securities.

Loans held for sale: For loans held for sale, the fair value is based on what secondary markets are currently offering for portfolios with similar characteristics.

Loans held for investment: For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates being offered at each reporting date for loans with similar terms to borrowers of comparable creditworthiness without considering widening credit spreads due to market illiquidity, which approximates the exit price notion. The allowance for loan losses is considered to be a reasonable estimate of loan discount for credit quality concerns.

Federal Home Loan Bank stock: FHLB stock is not publicly traded, as such, it is not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability.

Interest receivable and payable: For interest receivable and payable, the carrying amount is estimated to be fair value.

Derivatives - interest rate swap: See discussion above for a discussion of the methods and assumptions used by the Company to estimate the fair value of derivatives.

Deposits: The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow analysis using interest rates being offered at each reporting date by the Bank for certificates with similar remaining maturities. For variable rate time deposits, cost approximates fair value.

Commitments to extend credit: Commitments to extend credit are primarily for adjustable rate loans. For these commitments, there are no differences between the committed amounts and their fair values. Commitments to fund fixed rate loans are at rates which approximate fair value at each reporting date, and thus the fair value is not material.

The estimated fair values of the Company’s financial instruments are as follows:

	2020		2019
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and cash equivalents	$290,493	$290,493	$177,366	$177,366
Time deposits in banks	23,705	23,705	19,944	19,944
Securities - available-for-sale	114,949	114,949	77,198	77,198
Securities - held-to-maturity	7,979	8,755	8,962	9,218
Loans - held for sale	4,820	5,012	6,527	6,796
Loans - held for investment	1,480,970	1,464,794	1,165,398	1,140,352
Federal Home Loan Bank stock	6,232	N/A	5,080	N/A
Interest receivable	5,422	5,422	3,479	3,479
Interest rate swap	149	149	140	140

F-48

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 17 – FAIR VALUE (Continued)

	December 31, 2020		December 31, 2019
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial liabilities:
Deposits	$(1,784,001)	$(1,785,944)	$(1,311,750)	$(1,279,062)
Interest payable	(75)	(75)	(608)	(608)
Interest rate swap	(149)	(149)	(140)	(140)
Subordinated note	(28,320)	(28,320)	(28,253)	(28,268)
Borrowings	—	—	(25,000)	(25,000)

NOTE 18 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS

December 31, 2020 and 2019

	2020	2019
ASSETS
Cash and cash equivalents	$3,555	$3,787
Investment in banking subsidiary	159,236	133,728
Other assets	291	88
Total assets	$163,082	$137,603

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated note and other liabilities	$29,307	$28,726
Shareholders’ equity	133,775	108,877
Total liabilities and shareholders’ equity	$163,082	$137,603

CONDENSED STATEMENTS OF INCOME

Years ended December 31, 2020 and 2019

	2020	2019
Dividends from banking subsidiary	$28,077	$27,887
Interest expense	1,773	1,601
Other expense	1,023	896
Income before income tax and undistributed banking subsidiary income	25,281	25,390
Income tax benefit	10	10
Equity in undistributed banking subsidiary income	10,637	3,900
Net income	$35,928	$29,300

F-49

FIVE STAR BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 18 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31, 2020 and 2019

	2020	2019
Cash flows from operating activities
Net income	$35,928	$29,300
Adjustments to reconcile net income to net cash from operating activities:
Stock compensation expense	568	733
Equity in undistributed banking subsidiary income	(10,637)	(3,900)
Amortization of subordinated note issuance costs	67	66
Change in other assets	(203)	(10)
Change in accrued expenses and other liabilities	514	34
Net cash from operating activities	26,237	26,223

Cash flows from investing activities
Investment in subsidiary	(13,500)	(25,837)
Net cash used in investing activities	(13,500)	(25,837)

Cash flows from financing activities
Proceeds from subordinated note issuance	—	3,750
Subordinated note issuance costs	—	(9)
Proceeds from sale of stock	13,400	22,718
Cash dividends paid	(26,369)	(26,278)
Net cash from (used in) financing activities	(12,969)	181

Net change in cash and cash equivalents	(232)	567

Beginning cash and cash equivalents	3,787	3,220

Ending cash and cash equivalents	$3,555	$3,787

NOTE 19 – SUBSEQUENT EVENTS

On January 5, 2021, the Board of Directors declared a $0.75 per share dividend, totaling $8,250,000.

On January 21, 2021, the Board of Directors declared a $0.25 per share dividend, totaling $2,752,000.

F-50

Until           , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

5,265,000 Shares

Common Stock

PRELIMINARY PROSPECTUS

            , 2021

Keefe, Bruyette & Woods
A Stifel Company

Stephens Inc.

D.A. Davidson & Co.

Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the Nasdaq listing fee and the FINRA filing fee.

SEC Registration Fee	$13,212
Nasdaq Listing Fee	175,000
FINRA Filing Fee	18,665
Legal Fees and Expenses	2,450,000
Accountant’s Fees and Expenses	350,000
Transfer Agent Fees and Expenses	15,500
Printing, Edgar and Miscellaneous Expenses	98,000
Total	$3,120,377

Item 14. Indemnification of Directors and Officers

Section 317 of the CGCL provides that a California corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Section 317 of the CGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under the CGCL.

Section 204(a)(10) of the CGCL provides that a corporation’s articles of incorporation may include provisions eliminating or limiting the personal liability of a director for monetary damages for breach of fiduciary duties as a director, except for liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) for interested party transactions that violate Section 310 of the CGCL, (vii) loan guaranties contrary to Section 315 of the CGCL or (viii) for unlawful payment of dividends, distributions or distributions of assets to shareholders after institution of dissolution proceedings that violate Section 316 of the CGCL.

Our amended articles of incorporation will provide for the elimination of liability for our directors for monetary damages to the fullest extent permissible under the CGCL and authorize us to indemnify our directors and officers in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the corporation and its shareholders.

II-1

Our amended bylaws will provide that we must indemnify any person who is or was our director or officer, or was serving at our request as a director or officer of another corporation or enterprise to the fullest extent authorized by law. Our amended bylaws will further provide that we must pay expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if required by CGCL, such payment of expenses will only be made upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, the Exchange Act and otherwise.

The foregoing is only a general summary of certain aspects of California law and our governing documents and agreements dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to our amended articles of incorporation and amended bylaws, which are filed as an exhibit to this registration statement, and to the relevant provisions of the CGCL.

The form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement obligates the underwriters to indemnify our directors, officers and controlling persons under limited circumstances against certain liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers or for persons controlling us under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, section 18(k) of the FDI Act and implementing regulations of the FDIC. These laws and regulations prohibit, among other things, indemnification payments with respect to an administrative proceeding or civil action if the director or officer is assessed a civil money penalty or removed from his or her position at the Company or the Bank.

Item 15. Recent Sale of Unregistered Securities

In the past three years, we have engaged in the following transactions which were not registered under the Securities Act.

Stock Awards

From December 31, 2017 through December 31, 2020, we granted to certain of our directors and executive officers an aggregate of 92,852 shares of our common stock at fair market values ranging from $18.00 to $21.75. The shares of common stock were offered and sold under the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, in that the transactions were by an issuer not involving any public offering. These transactions did not involve any underwriters, underwriting discounts or commissions, appropriate legends were placed upon the share certificates issued in these transactions and were made without any general solicitation or advertising.

Common Stock

On January 2, 2018, we issued 9,411 shares of common stock at a purchase price of $21.25 per share to Krista Snelling, our former Executive Vice President, Chief Operating Officer and Chief Financial Officer, for aggregate consideration of approximately $199,984. The shares of common stock were offered and sold under the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, in that the transaction was by an issuer not involving any public offering.

II-2

On March 29, 2019, we issued 1,250,000 shares of common stock at a purchase price of $10.00 per share, to our existing shareholders who were accredited investors for aggregate consideration of $12.5 million. The shares of common stock were offered and sold under the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, in that the transactions were by an issuer not involving any public offering.

On June 28, 2019, we issued 10,000 shares of common stock at a purchase price of $21.75 per share to Judson Riggs, our director and shareholder, for aggregate consideration of $217,500. The shares of common stock were offered and sold under the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, in that the transactions were by an issuer not involving any public offering.

On September 27, 2019, we issued 1,000,000 shares of common stock at a purchase price of $10.00 per share, to our existing shareholders who were accredited investors for aggregate consideration of $10,000,000. The shares of common stock were offered and sold under the exemption provided by Section 4(a)(2) of the Securities Act, and Regulation D promulgated thereunder, in that the transactions were by an issuer not involving any public offering.

On July 13, 2020, we issued 30,000 shares of common stock at a purchase price of $18.00 per share to Robert Perry-Smith, our director and shareholder, for aggregate consideration of $540,000. The shares of common stock were offered and sold under the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, in that the transactions were by an issuer not involving any public offering.

On August 12, 2020, we issued 20,000 shares of common stock at a purchase price of $18.00 per share to Shannon Deary-Bell, our director and shareholder, for aggregate consideration of $360,000. The shares of common stock were offered and sold under the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, in that the transactions were by an issuer not involving any public offering.

On September 17, 2020, we issued 1,250,000 shares of common stock at a purchase price of $10.00 per share, to our existing shareholders who were accredited investors for aggregate consideration of $12.5 million. The shares of common stock were offered and sold under the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, in that the transactions were by an issuer not involving any public offering.

Our issuances of common stock at $10.00 per share on each of March 29, 2019, September 27, 2019 and September 17, 2020 involved exclusively our existing shareholders, on whom we have relied historically for capital to maintain required regulatory capital ratios, and whose subscriptions were limited to their pro rata ownership of our outstanding shares at such time. The purchase price of $10.00 per share was determined after careful consideration of a number of factors, and such purchase price was intended to approximate the per share book value of our common stock at the time of each private placement. As an S Corporation, we have historically been required to pay distributions to our existing shareholders to assist such shareholders in paying U.S. federal income taxes, which limited our ability to increase our book value.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering, appropriate legends were placed upon the share certificates issued in these transactions. The sales of these securities were made without any general solicitation or advertising.

Subordinated Notes

On November 8, 2019, we completed a private placement of the 2019 Subordinated Notes to certain accredited investors, including certain of our directors and shareholders. The 2019 Subordinated Notes were offered and sold under the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, in that the transactions were by an issuer not involving any public offering. The transaction did not involve any underwriters, underwriting discounts or commissions, appropriate legends were placed upon the share certificates issued in these transactions and were made without any general solicitation or advertising.

II-3

Item 16. Exhibits

The exhibits filed as part of this registration statement are as follows:

(a)      List of Exhibits

Number Description

1.1†	Form of Underwriting Agreement
3.1*	Articles of Incorporation as presently in effect
3.2*	Bylaws, as amended, as presently in effect
3.3	Form of Amended and Restated Articles of Incorporation to be in effect upon the completion of the offering
3.4	Form of Amended and Restated Bylaws to be in effect upon the completion of the offering
4.1	Form of Common Stock Certificate of Five Star Bancorp
4.2*	Form of 6.0% Fixed-to-Floating Rate Subordinated Note Due 2027 (included as Exhibit A to the Form of Subordinated Note Purchase Agreement for 6.0% Fixed-to-Floating Rate Subordinated Note due 2027, filed herewith as Exhibit 10.9)
4.3*	Form of 5.5% Fixed-to-Floating Rate Subordinated Note Due 2027 (included as Exhibit A to the Form of Subordinated Note Purchase Agreement for 5.5% Fixed-to-Floating Rate Subordinated Note due 2027, filed herewith as Exhibit 10.10)
5.1	Opinion of Covington & Burling LLP
10.1†*	Form of S Corporation Termination and Tax Sharing Agreement
10.2†*	Form of Stockholders Agreement between Five Star Bancorp and certain holders party thereto
10.3*	Form of Stockholders Agreement between Five Star Bancorp and Named Executive Officers
10.4	Five Star Bancorp 2021 Equity Incentive Plan
10.5*	Form of Restricted Stock Vesting Agreement
10.6*	Form of Subscription Agreement for February 2019 Offering between Five Star Bancorp and certain holders party thereto
10.7*	Form of Subscription Agreement for August 2019 Offering between Five Star Bancorp and certain holders party thereto
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10.8*	Form of Subscription Agreement for August 2020 Offering between Five Star Bancorp and certain holders party thereto
10.9†*	Form of Subordinated Note Purchase Agreement for 6.0% Fixed-to-Floating Rate Subordinated Note Due 2027
10.10*	Form of Subordinated Note Purchase Agreement for 5.5% Fixed-to-Floating Rate Subordinated Note Due 2027
10.11*	Executive Employment Agreement, dated January 3, 2019, between Five Star Bank and James Beckwith
10.12*	Five Star Bank Salary Continuation Agreement, dated September 1, 2007, as amended, between Five Star Bank and James Beckwith (included as Exhibit A to the Executive Employment Agreement filed herewith as Exhibit 10.11)
10.13*	Executive Employment Agreement, dated January 2, 2019, between Five Star Bank and Krista Snelling
10.14*	Executive Supplemental Compensation Agreement, dated October 1, 2020, between Five Star Bank and Krista Snelling
10.15*	Split Dollar Agreement, dated October 1, 2020, between Five Star Bank and Krista Snelling
21.1*	Subsidiaries of the Registrant
23.1	Consent of Moss Adams LLP
23.2	Consent of Covington & Burling LLP (included in Exhibit 5.1)
24.1*	Power of Attorney
*	Previously filed.

† Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

(b) Financial Statement Schedules: None

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered,
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the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rancho Cordova, California, on April 26, 2021.

FIVE STAR BANCORP

By:	/s/ James Beckwith
James Beckwith
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

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Name	Position	Date

/s/ James Beckwith	President and Chief Executive Officer and Director	April 26, 2021
James Beckwith	(Principal Executive Officer)

/s/ Heather Luck	Senior Vice President and Chief Financial Officer	April 26, 2021
Heather Luck	(Principal Financial and Accounting Officer)

*	Director	April 26, 2021
David J. Lucchetti

*	Director	April 26, 2021
David F. Nickum

*	Director	April 26, 2021
Larry Allbaugh

*	Director	April 26, 2021
Michael Campbell

*	Director	April 26, 2021
Shannon Deary-Bell

*	Director	April 26, 2021
Philip M. Joffe

*	Director	April 26, 2021
Robert T. Perry-Smith

*	Director	April 26, 2021
Kevin Ramos

*	Director	April 26, 2021
Judson Riggs

*By:	/s/ James Beckwith
James Beckwith
Attorney-in-Fact

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